Form 10-K, Exhibit 13
period 1993-12-31
NATIONAL CITY BANCSHARES INC
filed 1994-03-30
CIK 764241

                                                                      EXHIBIT 13

1993


                                                                    NATIONAL

                                                                      CITY

                                                                BANCSHARES, INC.




ANNUAL
REPORT

                                FINANCIAL REVIEW
              (Dollar Amounts Other Than Share Data in Thousands)

                                                                     As of and for the year ended December 31,
                                                 ------------------------------------------------------------------------------
                                                    1993             1992             1991             1990             1989
                                                 -----------      ----------       ----------       ----------       ----------
FOR THE YEAR
  Net interest income                             $  28,974        $  28,773        $  27,724        $  27,097       $   24,919
  Provision for loan losses                             654            1,234            2,324            1,515            1,896
  Noninterest income                                  5,532            5,229            4,728            4,164            4,136
  Noninterest expense                                21,522           20,841           20,439           19,721           19,700
                                                  ---------        ---------        ---------        ---------       ----------
    Income before income taxes                       12,330           11,927            9,689           10,025            7,459
  Income taxes                                        3,956            3,727            2,659            3,003            1,289
                                                  ---------        ---------        ---------        ---------       ----------
      Net income                                  $   8,374        $   8,200        $   7,030        $   7,022       $    6,170
                                                  ----------       ---------        ---------        ---------       ----------
                                                  ----------       ---------        ---------        ---------       ----------
PER COMMON SHARE
  Net income                                      $    2.24       $     2.19       $     1.88       $     1.87       $     1.63
  Book value                                          22.96            21.33            19.82            18.49            17.27
  Cash dividends declared by
    National City Bancshares, Inc.                     0.88             0.84             0.78             0.73             0.72

TOTALS AT YEAR END
  Loans                                           $ 435,021       $  416,503       $  405,674       $  411,066       $  403,517
  Allowance for loan losses                           3,791            4,186            4,639            4,431            4,412
  Investments                                       175,762          183,398          203,531          224,616          213,221
  Total assets                                      717,139          731,080          765,451          789,595          771,086
  Deposits                                          606,648          624,843          649,959          675,173          663,402
  Shareholders' equity                               85,901           79,772           74,139           69,175           65,141

SELECTED FINANCIAL RATIOS
  Net income to average assets                         1.18%            1.12%            0.93%            0.90%            0.80%
  Net income to average equity                        10.15            10.67             9.86            10.46             9.68
  Cash dividend payout                                34.57            32.12            32.52            27.36            30.87
  Average equity to average assets                    11.60            10.53             9.41             8.61             8.22
  Tangible equity to total assets                     11.78            10.68             9.42             8.46             8.09
  Total capital to risk-weighted assets               19.37            18.61            16.68            15.86                -

OTHER DATA
  Number of shares                                3,741,257        3,740,678        3,740,476        3,741,342        3,771,482
  Number of shareholders                              1,556            1,541            1,462            1,476            1,442
  Number of full-time equivalent employees              388              401              419              424              419
  Weighted average number of common
    shares outstanding                            3,742,427        3,741,124        3,743,865        3,746,249        3,792,678



                                                        CONTENTS                                      PAGE
FINANCIAL REVIEW                                                                                        1
MESSAGE TO SHAREHOLDERS                                                                                 2
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                   3
REPORT ON MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS                                         14
INDEPENDENT AUDITOR'S REPORT                                                                           15
FINANCIAL STATEMENTS                                                                                   16
NOTES TO FINANCIAL STATEMENTS                                                                          20
OFFICIAL ORGANIZATION                                                                                  31
SHAREHOLDER INFORMATION                                                                                33

Message to Shareholders

March 14, 1994

Once again, your Corporation achieved record earnings and profits increased for the eighth consecutive year. In 1993, per-share earnings were $2.24, compared to $2.19 in 1992 on a restated basis. Additionally, the Corporation had $372,000 of non-recurring merger expense during 1993. This gain continues to reflect our strategy of sustained profit increases.

The most significant accomplishment for the Corporation during 1993 was the acquisition of two area bank holding companies. These acquisitions have increased our total assets by more than 43 percent. The geographic area we now serve opens new markets previously unavailable to us. From inception, we realized this task was ambitious; however, it was well planned and has proven to be a prudent investment for shareholder enhancement. All accounting schedules in this report reflect restated figures as a result of these mergers. We began 1993 as a five-bank holding company and ended the year with ten banks at locations in twenty cities and towns with thirty banking offices.

Equity capital, the ratio of shareholder equity to total corporate assets, was an impressive 11.98 percent at year end. This ratio, accompanied with the quality of our banks' loan and investment portfolios, makes apparent the ability and strength of our officers and employees who are responsible for the safety of corporate assets.

                                   [PHOTO]

The marketplace continues to accept our common stock in a very positive manner. Our stock began 1993 selling at $29.52 per share (restated to reflect the 5 percent stock dividend paid during January 1993) and ended the year at $37.00 per share, a very respectable 25 percent increase. Also, 240,000 shares of our Corporate stock were traded on the Nasdaq exchange. Our multiple of market value to book value at year end was 161 percent, compared to 138 percent at year end 1992. All senior officers of the Corporation and subsidiary banks consider stock price enhancement to be an important part of their duties and will endeavor to increase the value of your stock again this year.

At the June Board of Directors' meeting, Robert A. Keil was named the Corporation's President and Benjamin W. Bloodworth was promoted to Executive Vice President. After completion of the acquisition of Sure Financial Corporation, Michael F. Elliott was also elected Executive Vice President by the Board of Directors. The Corporation's lead bank, The National City Bank of Evansville, elevated Chris D. Melton to the position of President last June.

W. O. (Gus) Doerner retired from the Board of Directors in February 1994, having reached the mandatory retirement age. Numerous other well- earned promotions and retirements took place among our family of banks throughout the year. We also experienced untimely deaths of fellow workers during the past year, who are sorely missed.

                                   [PHOTO]

As a management group, we are cognizant of the challenges we encounter. Equally important, we are aware of the changes in our industry and realize we must alter our method of operation from time to time in order to exploit these changes. We believe you will see a host of new and perhaps better banking products prior to the end of this century. We further believe we are poised and ready to offer those products.

Strategic planning has continued to be a very important function of the Corporation and its subsidiary banks; and we have accomplished our goals as documented in two previous plans. Early this spring, we will once again begin the process of preparing, and subsequently presenting to the Board of Directors, Strategic Plan III. This will chart and direct the course the Corporation will be taking for the near- term and long-term horizons.

To summarize this past year, earnings were good, growth by merger was exceptional, quality of assets was well above average, shareholder equity remains very strong and shareholder value has increased dramatically. All together, 1993 was a good year. We remain optimistic about 1994 and believe, with continued hard work, we will have a profitable, fulfilling year. We encourage your comments and ask that you support your investment by taking advantage of the many services your Corporation offers through its subsidiaries.


John D. Lippert
Chairman of the Board and
Chief Executive Officer


Robert A. Keil
President, Chief Financial Officer
and Chief Administrative Officer

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
              (Dollar Amounts Other Than Share Data in Thousands)

INTRODUCTION

The discussion and analysis which follows is presented to assist in the understanding and evaluation of the financial condition and results of operations of National City Bancshares, Inc. and its subsidiaries as presented in the following consolidated financial statements and related notes. The text of this review is supplemented with various financial data and statistics. All information has been retroactively restated to include bank acquisitions accounted for using the pooling of interests method and to give effect to stock dividends.

BUSINESS DESCRIPTION

National City Bancshares, Inc. (NCBE) is an Indiana corporation established in 1985 to engage in the business of a bank holding company. Based in Evansville, Indiana, NCBE has eleven wholly owned subsidiaries, ten commercial banks serving twenty towns and cities with a total of thirty banking centers and an insurance agency. Each subsidiary, its locations, number of offices, year founded, date of merger and size in assets and equity is shown below. Acquisitions completed during 1993 are described in Note 2 to the financial statements in this report. In addition to these mergers, Chandler State Bank was acquired by the Corporation in April 1986 and merged into The National City Bank of Evansville in June 1987.

                                                                                                    12/31/93 (millions)
   SUBSIDIARY                                   Number of     Year                                  -------------------
   Principal and Other Cities                    Offices     Founded         Date of Merger         Assets       Equity
   --------------------------                    -------     -------         --------------         ------       ------
   THE NATIONAL CITY BANK OF EVANSVILLE             11          1850       May 5, 1985                $320           $36
   Evansville, Chandler and Newburgh, Indiana
   POOLE DEPOSIT BANK                                1          1902       November 30, 1986            30             4
   Poole, Kentucky
   THE PEOPLES NATIONAL BANK OF GRAYVILLE            1          1937       May 16, 1988                 45             5
   Grayville, Illinois
   THE FARMERS AND MERCHANTS BANK                    1          1896       January 30, 1989             41             5
   Fort Branch, Indiana
   FARMERS STATE BANK                                2          1916       November 30, 1990            62             8
   Sturgis, Kentucky
   LINCOLNLAND BANK                                  6          1904       December 17, 1993           105            14
   Dale, Chrisney, Grandview,
   Hatfield, Reo and Rockport, Indiana
   THE BANK OF MITCHELL                              3          1882       December 17, 1993            37             3
   Mitchell and Bedford, Indiana
   PIKE COUNTY BANK                                  1          1900       December 17, 1993            29             3
   Petersburg, Indiana
   THE SPURGEON STATE BANK                           2          1921       December 17, 1993            20             2
   Spurgeon and Arthur, Indiana
   THE STATE BANK OF WASHINGTON                      2          1910       December 17, 1993            40             4
   Washington and Odon, Indiana
   AYER-WAGONER-DEAL INSURANCE AGENCY, INC.          1          1989       December 17, 1993             -             -
   Rockport, Indiana

The Corporation's subsidiary banks provide a wide range of financial services to the communities they serve in southwestern Indiana, western Kentucky and southeastern Illinois. These services include various types of deposit accounts; safe deposit boxes; safekeeping of securities; automated teller machines; consumer, mortgage and commercial loans; mortgage loan sales and servicing; letters of credit; accounts receivable management (financing, accounting, billing and collecting); and complete personal and corporate trust services. All banks are members of the Federal Deposit Insurance Corporation.

The Corporation's nonbank subsidiary, Ayer-Wagoner-Deal Insurance Agency, Inc., operates as an insurance agency offering various insurance products through several insurance companies or underwriters and sells the following types of insurance: life, casualty, property, homeowners, business, disability and automobile.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED
             (Dollar Amounts Other Than Share Data in Thousands)

FINANCIAL CONDITION

Highlights for 1989 through 1993 are presented in the financial review on page
1. An average balance sheet and analysis of net interest income is provided on page 13. Earnings per share have increased every year since the Corporation was formed in 1985. A higher net interest margin and continued cost controls contributed to the 1993 earnings per share of $2.24, an increase of $.05, or 2 percent. Sixty-five percent of 1993 earnings were retained, increasing the book value per share $1.63 to $22.96 and resulting in a very strong ratio of equity capital to assets of 11.6 percent. We are not aware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on our operations, capital resources or liquidity.

Average earning assets and average assets decreased 2.8 percent and 2.6 percent, respectively, in 1993, compared to 3.9 percent and 3.7 percent decreases in 1992. During 1993, average federal funds sold decreased $10,305, or 25.3 percent, and interest-bearing deposits in banks decreased $11,541, or
34.3 percent. Average investment securities decreased $8,733, or 4.6 percent. All types of investment securities decreased except state and municipal securities. The largest decrease in average investment securities was in U. S. Governments and agencies, which decreased $6,122, or 4.7 percent. Average loans increased $11,706, or 2.8 percent. Commercial, consumer and mortgage loans had significant increases, with the largest being $6,472, or 3.9 percent, in mortgage loans. A strong loan demand and lower interest rates contributed to the growth of the loan portfolio. The change in earning asset mix was intended and resulted in improved earnings in 1993 and a continued strong condition to begin 1994.

The decrease in average earning assets was offset primarily by a decrease of $15,200, or 2.8 percent, in average interest-bearing deposits. An increase of $15,050, or 9.1 percent, in savings and interest-bearing checking accounts was more than offset by a decrease of $33,241, or 10.2 percent, in certificates of deposit and other time deposits, caused by declining interest rates. Federal funds purchased and securities sold under agreements to repurchase decreased $9,300, also due to declining interest rates. Average noninterest-bearing deposits increased $3,641, or 5 percent. It is the Corporation's philosophy to only increase deposits if they are needed to fund loan growth.

INVESTMENT PORTFOLIO

Average investment securities comprised 27.4 percent of the 1993 average earning assets compared to 27.9 percent and 29.7 percent in 1992 and 1991, respectively. They represent the second largest component after loans. The Corporation holds various types of investments, including mortgage-backed securities, the components of which are shown in Note 5 of the financial statements. Inherent in mortgage-backed securities is prepayment risk, which occurs when borrowers prepay their obligations due to market fluctuations and rates. In an effort to reduce this risk, management closely monitors the amount of mortgage-backed securities contained in the portfolio. The Corporation has no securities by any issuer, with the exception of the U. S. Government, exceeding 10 percent of shareholders' equity.

As of December 31, 1993, the Corporation adopted Financial Accounting Standards Board Statement No. 115 as disclosed in Note 4 and discussed in Note 1 of the financial statements. For 1993, securities classified as held to maturity are carried at amortized cost and those classified as available for sale are carried at estimated fair market value. For 1992 and 1991, debt securities were carried at amortized cost and equity securities were carried at the lower of cost or market. During 1993, 1992 and 1991, as disclosed in Note 4 to the financial statements, securities were sold to fund an increase in loan demand and a decrease in deposits. The following is a three-year analysis of the year-end balances in the investment portfolio, and an analysis of the maturities and weighted average yields as of December 31, 1993. The weighted average yields on obligations of state and political subdivisions that are tax-exempt have been computed on a federal-tax-equivalent basis using a 34 percent tax rate.

                              INVESTMENT PORTFOLIO

                                                            Outstanding Balances at December 31,
                                 --------------------------------------------------------------------------------------------------
                                                     1993
                                 ----------------------------------------------
                                       HELD TO                  AVAILABLE
                                      MATURITY                   FOR SALE                1992                        1991
                                     -----------                 ----------            ----------                 ----------
Debt Securities:
  U. S. Treasury securities            $   9,101                $  19,071                $   36,110                $  37,808
  U. S. Government corporations
    and agencies                           9,099                   63,500                    82,020                   93,688
  Taxable municipals                       1,646                        -                       696                      797
  Tax-exempt municipals                   38,148                        -                    38,390                   35,523
  Corporate securities                    10,769                    1,122                     6,144                   11,317
  Mortgage-backed securities               5,277                   15,457                    18,349                   22,665
                                       ---------                ---------                ----------                ---------
      Total debt securities               74,040                   99,150                   181,709                  201,798
Equity securities                              -                    2,572                     1,689                    1,733
                                       ---------                ---------                ----------                ---------
      Total securities                 $  74,040                $ 101,722                $  183,398                $ 203,531
                                       ---------                ---------                ----------                ---------
                                       ---------                ---------                ----------                ---------



MATURITY ANALYSIS                                      After 1 Year      After 5 Years
DECEMBER 31, 1993                                          but                but
                                 Within 1 Year       Within 5 Years     Within 10 Years    After 10 years         Total
                              ------------------   -----------------  -----------------  ------------------  ------------------
                               Amount    Yield     Amount    Yield     Amount    Yield    Amount    Yield     Amount    Yield
                              --------  --------  --------  --------  --------  -------- --------  --------  --------  --------
SECURITIES CLASSIFIED AS
  HELD TO MATURITY:
U. S. Treasury securities      $ 5,599     5.66%  $  3,502     4.12%  $      -      -     $     -      -     $  9,101     5.07%
U. S. Government corporations
  and agencies                   5,999     5.73%     3,083     4.35%        12     6.50%        5     7.82%     9,099     5.26%
Taxable municipals                   -      -          966     6.23%       680     7.19%        -      -        1,646     6.63%
Tax-exempt municipals            3,312     7.46%    10,396     7.70%    15,472     8.46%    8,968     7.90%    38,148     8.03%
Corporate securities             1,678     5.83%     9,084     4.45%         7     9.49%        -      -       10,769     4.67%
                               -------            --------            --------            -------            --------
    Total maturing securities  $16,588     6.06%  $ 27,031     5.71%  $ 16,171     8.40%  $ 8,973     7.90%    68,763     6.71%
                               -------            --------            --------            -------
                               -------            --------            --------            -------
Mortgage-backed securities                                                                                      5,277     7.72%
                                                                                                             --------
    Total securities                                                                                         $ 74,040     6.78%
                                                                                                             --------
                                                                                                             --------


SECURITIES CLASSIFIED AS
  AVAILABLE FOR SALE:
U. S. Treasury securities      $12,631     4.94%  $  5,309     6.49%  $  1,131     7.72%  $     -       -    $ 19,071     5.50%
U. S. Government corporations
  and agencies                  23,655     5.41%    39,845     4.67%         -      -           -       -      63,500     4.94%
Corporate securities                 -      -        1,122     8.09%         -      -           -       -       1,122     8.09%
                               -------            --------            --------                               --------
    Total maturing securities  $36,286     5.25%  $ 46,276     4.96%  $  1,131     7.72%  $     -       -      83,693     5.12%
                               -------            --------            --------            -------
                               -------            --------            --------            -------
Mortgage-backed securities                                                                                     15,457     5.47%
Equity securities                                                                                               2,572     6.66%
                                                                                                             --------
    Total securities                                                                                         $101,722     5.21%
                                                                                                             --------
                                                                                                             --------

LOANS

Each subsidiary bank has competent lending officers who follow loan policies approved by their boards of directors. These policies are compatible with the Corporation's loan policy approved by its Board of Directors. The lending policies address risks associated with each type of lending, collateralization, loan-to-value ratios, loan concentrations, insider lending and other pertinent matters. These functions are monitored by subsidiary and corporate loan review personnel and by the loan committees of the boards of directors for compliance and loan quality. Close loan administration and high credit standards minimize credit risk, as evidenced by the ratio of underperforming loans to total loans. Highly speculative loans are prohibited and the normal loan-to-value ratio is a minimum of 80 percent for real estate loans. The loan portfolio contains no foreign loans. All real estate loans and in excess of 95 percent of commercial and consumer loans are secured.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED
             (Dollar Amounts Other Than Share Data in Thousands)

LOANS CONTINUED

The Corporation's loan portfolio is well diversified by type of loan, industry and geographic location, which minimizes economic risk. The loan portfolio contained 29 percent commercial loans, 54 percent real estate loans (primarily residential) and 17 percent consumer loans at December 31, 1993. The Corporation's affiliate banks lend to customers in various industries including manufacturing, agricultural, health and other services, transportation, mining, wholesale and retail. The only concentration to borrowers engaged in the same or similar industries exceeding 10 percent of total loans is in loans directly related to the agricultural sector, including loans secured by real estate. These loans amounted to $45,395, or 10.4 percent of total loans as of December 31, 1993. This is in compliance with the Corporation's lending policy and does not present undue risk. Geographic diversification is provided by the Corporation's policy to extend credit only to customers in its geographic market areas in and around its subsidiary banks' twenty cities located in southwestern Indiana, southeastern Illinois and western Kentucky.

The following is a five-year summary of the loan portfolio and an analysis of the loan maturities and rate sensitivities at December 31, 1993.

                 LOAN PORTFOLIO AT YEAR END, FIVE-YEAR SUMMARY

                                                   1993             1992             1991             1990             1989
                                                ----------       ----------       ----------       ----------       ----------
Real estate loans                               $  236,037       $  222,606       $  212,453       $  204,873       $  203,967
Loans to financial institutions                         50               50              500            1,227              777
Loans for purchasing/carrying securities                 -              350              350              350              500
Agricultural loans                                  22,188           20,167           21,386           20,402           19,253
Commercial and industrial loans                     95,254           92,313           78,819           80,252           72,174
Economic development loans and
  other obligations of state
  and political subdivisions                         9,649            9,400           11,443           13,161           14,187
Consumer loans                                      72,822           74,808           81,351           94,438           95,401
All other loans                                      1,156            1,638            5,708            5,096            6,319
                                                ----------       ----------       ----------       ----------       ----------
    Total loans - gross                            437,156          421,332          412,010          419,799          412,578
Less:  unearned income                               2,135            4,829            6,336            8,733            9,061
                                                ----------       ----------       ----------       ----------       ----------
    Total loans - net of unearned income           435,021          416,503          405,674          411,066          403,517
Less:  allowance for loan losses                     3,791            4,186            4,639            4,431            4,412
                                                ----------       ----------       ----------       ----------       ----------
    Total loans - net                           $  431,230       $  412,317       $  401,035       $  406,635       $  399,105
                                                ----------       ----------       ----------       ----------       ----------
                                                ----------       ----------       ----------       ----------       ----------


          LOAN MATURITIES AND RATE SENSITIVITIES AT DECEMBER 31, 1993

                                                                       After 1
                                                                       Year But
                                                       Within           Within           Over 5
                                                       1 Year          5 Years            Years         Total
                                                     ----------      -----------       -----------      -----------
Rate sensitivities:
  Fixed rate loans                                   $   57,092       $  101,346       $   88,931       $  247,369
  Variable rate loans                                   172,369           12,838              487          185,694
                                                     ----------       ----------       ----------       ----------
    Subtotal                                         $  229,461       $  114,184       $   89,418          433,063
                                                     ----------       ----------       ----------
                                                     ----------       ----------       ----------

    Percent of subtotal                                   52.98 %          26.37 %          20.65 %
Nonaccrual loans                                                                                             1,958
                                                                                                             -----
    Total loans net of unearned discount                                                                  $435,021
                                                                                                          --------
                                                                                                          --------

UNDERPERFORMING ASSETS

Underperforming assets consist of nonaccrual investment securities and loans, restructured loans, 90 days past due loans, and other real estate held. Nonaccrual investment securities are those which have defaulted on interest payments. Nonaccrual loans are loans on which interest recognition has been suspended because of doubts as to the borrower's ability to repay principal or interest. Loans are generally placed on nonaccrual status after becoming 90 days past due if the ultimate collectibility of the loan is in question. Loans which are current, but for which serious doubt exists about repayment ability, may also be placed on nonaccrual status. Restructured loans are loans where the terms have been changed to provide a reduction or deferral of principal or interest because of the borrower's financial position. Past-due loans are accruing loans that are contractually past due ninety days or more as to interest or principal payments. Other real estate held represents properties obtained for debts previously contracted. Management is not aware of any loans which have not been disclosed that represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or represent material credits about which management is aware of any information which causes management to have serious doubt as to the ability of such borrower to comply with loan repayment terms. The following summarizes the underperforming assets as of December 31:

             UNDERPERFORMING ASSETS AT YEAR END, FIVE-YEAR SUMMARY


                                                   1993             1992             1991             1990             1989
                                                ----------       ----------       ----------       ----------       ----------
Underperforming loans:
  Nonaccrual                                     $   1,958        $   2,758        $   3,832        $   3,073        $   3,742
  Restructured                                          76            1,902            1,860            2,119            2,150
  90 days past due                                     274            1,524            3,552            2,248            1,466
                                                 ---------        ---------        ---------        ---------        ---------
    Total underperforming loans                      2,308            6,184            9,244            7,440            7,358
Nonaccrual municipal securities                         81              182              104                -                -
Other real estate held                                 688            3,300            3,195            3,182            1,884
                                                 ---------        ---------        ---------        ---------        ---------
      Total                                      $   3,077        $   9,666        $  12,543        $  10,622        $   9,242
                                                 ---------        ---------        ---------        ---------        ---------
                                                 ---------        ---------        ---------        ---------        ---------

Past due 90 days or more, nonaccrual and restructured loans were 0.5 percent of total loans at the end of 1993, compared to 1.5 percent at the end of 1992. Of the loans in these categories, $1,460, or 63.3 percent, were secured by real estate at the end of 1993, compared to $3,806, or 61.5 percent at the end of 1992. Additional interest income that would have been recorded, if nonaccrual and restructured loans had been current and in accordance with their original terms, was $145, $307 and $360 in 1993, 1992 and 1991, respectively. The interest recognized on nonaccrual loans was approximately $13, $89 and $204 in 1993, 1992 and 1991, respectively. Included in other real estate held are properties which were sold by The National City Bank of Evansville (valued at approximately $2,011 in 1992) with The National City Bank of Evansville holding the mortgages. No such loans existed at the end of 1993, 1991, 1990 or 1989.

In addition to those loans classified as underperforming, Management was closely monitoring loans of approximately $15,923 and $15,984 as of the end of 1993 and 1992, respectively, for the borrowers' abilities to comply with present loan repayment terms.

RISK MANAGEMENT

As of December 31, 1993, management considered the allowance for loan losses adequate to provide for potential losses. Management reviews delinquent and problem loans weekly. Loans which are judged uncollectible are charged off on a timely basis. The allowance for loan losses is reviewed quarterly in order to evaluate and maintain its adequacy based on a thorough analysis of the entire loan portfolio. Some of the factors used in this review include current economic conditions and forecasts, risk by type of loan, previous loan loss experience, and evaluation of specific borrowers and collateral. The Corporation and its banks closely monitor loan portfolios using models designed in part by regulatory agencies.

The provision and allowance for loan losses were decreased for 1993 and 1992 as a result of improved loan quality as evidenced by the significant reduction in underperforming loans in both periods and in charge-offs in 1993. The ratio of allowance for loan losses as a percent of underperforming loans increased significantly in 1993 and 1992. The year-end allowance balance as a percent of year-end and of average loans also decreased in both periods due to improved loan portfolio quality.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED
             (Dollar Amounts Other Than Share Data in Thousands)

RISK MANAGEMENT CONTINUED

The following is a five-year analysis of loan loss experience and allocation of allowance for loan losses:

                        SUMMARY OF LOAN LOSS EXPERIENCE
                   Analysis of the Allowance for Loan Losses

                                                   1993             1992             1991             1990            1989
                                                ----------       ----------       ----------       ----------      ----------
Allowance for loans losses, January 1           $    4,186       $    4,639       $    4,431       $    4,412       $   3,820
Loans charged off:
  Commercial                                         1,099            1,495            1,573            1,125             532
  Real estate                                           27              551              343              188             189
  Installment                                          275              367              498              490             940
                                                ----------       ----------       ----------       ----------      ----------
    Total                                            1,401            2,413            2,414            1,803           1,661
                                                ----------       ----------       ----------       ----------      ----------
Recoveries on charged-off loans:
  Commercial                                           210              428              181               93             251
  Real estate                                           27               75               53              147              28
  Installment                                          115              223               64               67              78
                                                ----------       ----------       ----------       ----------      ----------
    Total                                              352              726              298              307             357
                                                ----------       ----------       ----------       ----------      ----------
      Net charge-offs                                1,049            1,687            2,116            1,496           1,304
Provision for loan losses                              654            1,234            2,324            1,515           1,896
                                                ----------       ----------       ----------       ----------      ----------
Allowance for loans losses, December 31         $    3,791       $    4,186       $    4,639       $    4,431      $    4,412
                                                ----------       ----------       ----------       ----------      ----------
                                                ----------       ----------       ----------       ----------      ----------

Total loans at year end                         $  435,021       $  416,503       $  405,674       $  411,066      $  403,517
Average loans                                   $  426,888       $  415,182       $  407,489       $  408,385      $  395,562

As a percent of year-end loans:
  Net charge-offs                                     0.24%            0.41%            0.52%            0.36%           0.32%
  Provision for loans losses                          0.15%            0.30%            0.57%            0.37%           0.47%
  Year-end allowance balance                          0.87%            1.01%            1.14%            1.08%           1.09%

As a percent of average loans:
  Net charge-offs                                     0.25%            0.41%            0.52%            0.37%           0.33%
  Provision for loan losses                           0.15%            0.30%            0.57%            0.37%           0.48%
  Year-end allowance balance                          0.89%            1.01%            1.14%            1.09%           1.12%

Allowance for loan losses as a percent
  of underperforming loans                          164.25%           67.69%           50.18%           59.56%          59.96%


                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                               As of December 31,

Loan Type                                Allowance Applicable to                     Percent of Loans to Total Gross Loans
- ---------                 -------------------------------------------------        -----------------------------------------
                            1993      1992       1991      1990      1989            1993    1992     1991    1990    1989
                          --------  --------   --------  --------  --------          ----    ----     ----    ----    ----
Commercial               $   1,379  $  1,754   $  2,131  $  1,727  $  1,823          29%      29%     29%      29%     27%
Real estate                    508       799        769       296       319          54       53      51       49      50
Consumer                       502       452        416       505       547          17       18      20       22      23
                         ---------  --------   --------  --------  --------         ---      ---     ---      ---     ---
  Allocated                  2,389     3,005      3,316     2,528     2,689         100%     100%    100%     100%    100%
                                                                                    ---      ---     ---      ---     ---
                                                                                    ---      ---     ---      ---     ---
Unallocated                  1,402     1,181      1,323     1,903     1,723
                         ---------  --------   --------  --------  --------
  Total                  $   3,791  $  4,186   $  4,639  $  4,431  $  4,412
                         ---------  --------   --------  --------  --------
                         ---------  --------   --------  --------  --------

DEPOSITS

The Corporation's Asset/Liability Committee manages the deposits of its banks to best utilize short-term and long-term benefits of deposit growth. Average deposits decreased $11,599, or 1.9 percent, during 1993. The only decrease was in other time deposits of $36,436, or 13.4 percent. All other types of deposits increased, with the largest increases being $7,950, or 7.5 percent, in average interest-bearing demand deposits and $7,100, or 12.2 percent, in average savings deposits. Average time deposits of $100,000 or more increased $3,195, or 5.9 percent. Time deposits of $100,000 or more are from local depositors and are not brokered deposits. They are not considered to present an undue risk and their averages have remained at less than 10 percent of average total assets during the past two years.

The following is a three-year summary of average deposit balances and rates. Also presented is a comparative analysis of time deposits of $100,000 or more.

                                AVERAGE DEPOSITS

                                                        1993                        1992                         1991
                                               -------------------------   --------------------------   ---------------------------
                                                AMOUNT        RATE          Amount         Rate          Amount          Rate
                                               --------     -------        --------      -------        --------       -------
Noninterest-bearing demand                    $  76,419        -          $  72,778         -          $  71,665          -
Money market accounts                            56,983       2.75%          53,992        3.41%          51,390         4.71%
Interest-bearing demand                         114,654       2.48%         106,704        3.16%          92,000         4.36%
Savings                                          65,298       2.80%          58,198        3.43%          51,785         4.72%
Time deposits of $100,000 or more                57,239       3.43%          54,044        4.71%          79,064         6.23%
Other time deposits                             234,742       4.60%         271,178        5.38%         300,710         6.87%
                                              ---------                   ---------                    ---------
  Total                                       $ 605,335                   $ 616,894                    $ 646,614
                                              ---------                   ---------                    ---------
                                              ---------                   ---------                    ---------


                TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31

                                                   1993        1992        1991
                                                ----------  ----------  ----------
Maturing:
  3 months or less                               $  20,662  $   24,219  $   49,579
  Over 3 to 12 months                               21,191      15,115      24,227
  Over 12 months                                    11,639       7,943       7,190
                                                 ---------  ----------  ----------
    Total                                        $  53,492  $   47,277  $   80,996
                                                 ---------  ----------  ----------
                                                 ---------  ----------  ----------


CAPITAL RESOURCES

At the end of 1993, shareholders' equity totaled $85,901, an increase of $6,129, or 7.7 percent, over 1992, after declared cash dividends of $2,895.
The equity to asset ratio on an average basis was 11.6 percent and 10.5 percent for 1993 and 1992, respectively. The dividend payout ratio for 1993 was 34.6 percent. There are no material commitments for capital expenditures.

Guidelines for minimum capital levels have been established by the Federal Reserve Board. Tier 1 (core) capital consists of shareholders' equity less goodwill; and total capital includes allowance for loan loss. Regulatory minimum capital levels are 3 percent for Tier 1 capital to average tangible assets (leverage ratio); 4 percent for Tier 1 capital to risk-weighted assets; and 8 percent for total capital to risk- weighted assets. The Corporation has, by far, exceeded each of these levels. Its leverage ratio was 11.88 percent and 10.77 percent; Tier 1 capital to risk-weighted assets was 18.53 percent and
17.66 percent; and total capital to risk-weighted assets was 19.37 percent and
18.61 percent at the end of 1993 and 1992, respectively. In addition, each of its subsidiary banks has exceeded the capital guidelines established by bank regulators.

SHORT-TERM BORROWINGS

Federal funds purchased are borrowings from other financial institutions maturing daily. Repurchase agreements are secured transactions with customers. Repurchase agreements generally mature within six months. Notes payable U.S. Treasury are demand notes created by treasury tax and loan account funds transfers. Short-term borrowings decreased $1,163, or 5.9 percent, during 1993. All types of short-term borrowings decreased during 1993, except notes payable U.S. Treasury, with the largest decrease being in federal funds purchased, which decreased $1,275, or 100 percent. A detailed analysis of these three types of borrowings follows:

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED
             (Dollar Amounts Other Than Share Data in Thousands)

                      SHORT-TERM BORROWINGS AT DECEMBER 31

                                                               1993          1992           1991
                                                            ----------    ----------     ----------
Federal funds purchased                                     $        -     $   1,275     $      255
Securities sold under agreements to repurchase                  13,173        14,179         22,373
Notes payable U. S. Treasury                                     5,393         4,275          9,033
                                                            ----------     ---------     ----------
  Total                                                     $   18,566     $  19,729     $   31,661
                                                            ----------     ---------     ----------
                                                            ----------     ---------     ----------


                                                                       Securities
                                                  Federal              Sold Under
                                                   Funds               Agreements              Notes Payable
                                                 Purchased            to Repurchase           U. S. Treasury
                                                 ---------            -------------           --------------
1993
AVERAGE AMOUNT OUTSTANDING                      $      427              $   12,497             $     3,567
MAXIMUM AMOUNT AT ANY MONTH END                      2,233                  15,532                   8,568
WEIGHTED AVERAGE INTEREST RATE:
  DURING YEAR                                         3.48%                   3.06%                   2.82%
  END OF YEAR                                            -                    2.93%                   2.76%

1992
Average amount outstanding                      $    1,141              $   21,083             $     3,755
Maximum amount at any month end                      3,645                  24,537                   9,000
Weighted average interest rate:
  During year                                         3.29%                   3.86%                   3.40%
  End of year                                         3.02%                   4.00%                   2.81%

1991
Average amount outstanding                      $      157              $   22,520             $     5,013
Maximum amount at any month end                        700                  26,243                   8,997
Weighted average interest rate:
  During year                                         5.65%                   5.92%                   5.51%
  End of year                                         4.35%                   7.18%                   4.00%

LIQUIDITY

The liquidity of a banking institution reflects the ability to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of interest rate market opportunities. Funding of loan requests, providing for liability outflows, and management of interest rate fluctuations require continuous analysis in order to match maturities of specific categories of short-term and long-term loans and investments with specific types of deposits and borrowings. Bank liquidity is thus normally considered in terms of the nature of mix of the banking institution's sources and uses of funds.

For National City Bancshares, Inc., the primary sources of short-term liquidity have been federal funds sold, interest-bearing deposits in banks, and U.S. Government securities. In addition to these sources, short-term liquidity is provided by maturing loans and securities. The balance between these sources and needs to fund loan demand and deposit withdrawals is closely monitored by the Corporation's asset/liability management program and by each subsidiary bank to provide liquidity without penalizing earnings. At December 31, 1993 and 1992, respectively, federal funds sold were $42,224 and $44,651, interest-bearing deposits in banks were $13,578 and $29,529, and U.S. Government securities were $100,771 and $118,130.

These sources and other liquid assets also provide long-term liquidity needs. Long-term liquidity is managed in the same way, only with longer maturities, to provide for future needs while maintaining interest margins. In excess of $7,750 was available to the Corporation at December 31, 1993, from dividends by subsidiaries without prior regulatory approval. Note 13 to the financial statements in this report provides more detail about restrictions on dividends from subsidiaries. These dividends provide liquidity for the Corporation. The Corporation has no material long-term commitments.

INTEREST RATE SENSITIVITY

The following "Interest Rate Sensitivity Analysis" schedule shows (as of December 31, 1993) assets and liabilities which are maturing at various periods in time and which will be subject to repricing. All savings and checking accounts are shown in the earliest period presented. Variable rate interest-earning assets and interest-bearing liabilities are distributed based on repricing opportunities while fixed rate interest-earning assets and interest-bearing liabilities are distributed based on contractual maturity. No adjustments were made for projected prepayment assumptions or for projected response to changes in market interest rates. Liabilities to be repriced in three months or less and on a cumulative basis through five years exceed assets to be repriced in the same time periods. In times of rising interest rates, this will reduce net interest margin and thus the earnings of the banks, as liabilities will be repriced at higher rates while matching assets remain at their old lower rates until maturity. In times of falling interest rates, this will increase net interest margin and thus the earnings of the banks. Interest rate levels cannot be predicted at any future point in time; therefore, it is in our best interest to match maturities of assets and liabilities so that the gap will be as close to zero as possible. This can be accomplished by shortening maturities of investment purchases and/or purchasing investments where the rates adjust every thirty to ninety days. While more liabilities than assets are subject to repricing within three months, we believe our asset/liability management program allows adequate reaction time for changes in rates as they occur, maximizing the potential positive effect of an increase in interest rates.

                       INTEREST RATE SENSITIVITY ANALYSIS
                            As of December 31, 1993

                                                                  Over         Over
                                                                3 Months       1 Year
                                                 3 Months       through       through          Over
                                                  or Less        1 Year        5 Years        5 Years           Total
                                                -----------    -----------     --------      ------------     -----------
EARNINGS ASSETS:
  Loans - net of unearned income
    (excluding nonaccrual)                      $   142,314     $   87,146     $  114,185     $   89,418       $   433,063
  Investment securities
    (excluding nonaccrual)                           24,725         40,947         72,832         37,177           175,681
  Interest-bearing
    deposits in banks                                 3,362          5,790          4,426             -             13,578
  Federal funds sold                                 42,224             -              -              -             42,224
                                                ------------    -----------    ----------     ----------       -----------
      Total earning assets                          212,625        133,883        191,443        126,595           664,546
                                                ------------    -----------    ----------     ----------       -----------

RATE-SENSITIVE LIABILITIES:
  Interest-bearing liabilities:
    Savings, time and interest-bearing demand       308,252         82,904         72,361          8,254           471,771
    Time deposits $100,000 or more                   20,662         21,191         10,774            865            53,492
    Borrowed funds                                   16,497          2,069            -               -             18,566
                                                ------------    -----------    ----------     ----------       -----------
      Total interest-bearing liabilities            345,411        106,164         83,135          9,119           543,829
  Noninterest-bearing demand                         81,385             -              -               -            81,385
                                                ------------    -----------    ----------     ----------       -----------
      Total rate-sensitive liabilities              426,796        106,164         83,135          9,119           625,214
                                                ------------    -----------    ----------     ----------       -----------

INTEREST SENSITIVITY GAP                           (214,171)        27,719        108,308        117,476
CUMULATIVE GAP                                     (214,171)      (186,452)       (78,144)        39,332


                         CHANGES IN NET INTEREST INCOME
                  (Interest on a Federal-Tax-Equivalent Basis)

                                                       1993 COMPARED TO 1992                       1992 Compared to 1991
                                              -------------------------------------       ------------------------------------
                                              CHANGE DUE TO A                             Change Due to a
                                                 CHANGE IN                                   Change in
                                              ---------------------                       ---------------------
                                               VOLUME       RATE       TOTAL CHANGE        Volume       Rate       Total Change
                                              --------   ----------    ------------       --------   ----------    ------------
Interest income increase (decrease)
  Loans                                      $   1,004    $  (2,649)    $   (1,645)      $     709   $   (4,727)    $  (4,018)
  Investment securities                           (550 )     (2,193)        (2,743)         (1,485)      (1,999)       (3,484)
  Other short-term investments                    (797 )       (623)        (1,420)           (696)      (1,656)       (2,352)
                                             -----------  ----------    -----------      ----------  -----------    ----------
      Total interest income                       (343 )     (5,465)        (5,808)         (1,472)      (8,382)       (9,854)
                                             -----------  ----------    -----------      ----------  -----------    ----------
Interest expense increase (decrease)
  Deposits                                        (546 )     (4,800)        (5,346)         (1,380)      (8,729)      (10,109)
  Borrowings                                      (361 )       (259)          (620)            (98)        (709)         (807)
                                             -----------  ----------    -----------      ----------  -----------    ----------
      Total interest expense                      (907 )     (5,059)        (5,966)         (1,478)      (9,438)      (10,916)
                                             -----------  ----------    -----------      ----------  -----------    ----------

NET INTEREST INCOME
  INCREASE (DECREASE)                        $     564    $    (406)    $      158       $       6   $    1,056     $   1,062
                                             -----------  ----------    -----------      ----------  -----------    ----------
                                             -----------  ----------    -----------      ----------  -----------    ----------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED
             (Dollar Amounts Other Than Share Data in Thousands)

RESULTS OF OPERATIONS

Net income increased $174, or 2.1 percent, in 1993 and increased $1,170, or
16.6 percent, in 1992. Income also increased during both years on a per-share basis. Due to increased net interest margins, net interest income increased $201, or 0.7 percent, in 1993 and increased $1,049, or 3.8 percent in 1992. The provision for loan losses has decreased during both years due to high loan quality.

Changes in net interest income for the last two years are presented in the preceding schedule with dollar changes allocated to rate and volume variances. The combined rate-volume variances are included in the total volume variances. In addition to this schedule, on page 13 is a three-year balance sheet analysis on an average basis and an analysis of net interest income, setting forth (i) average assets, liabilities and shareholders' equity; (ii) interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities; (iii) average yields earned on interest-earning assets and average rates incurred on interest-bearing liabilities; (iv) the net interest margin (i.e. the average yield earned on interest-earning assets less the average rate incurred on interest-bearing liabilities); and (v) the net yield on interest-earning assets (i.e. net interest income divided by average interest-earning assets). Nonaccrual loans are included in the average balances shown on the three-year balance sheet analysis and in the average balances used to compute the volume variances in the changes in net interest income.

A summary analysis of operations and return on equity and assets is provided in a five-year financial review on page 1. The following discussion of results of operations is on a federal-tax-equivalent basis. Average loans increased 2.8 percent during 1993, compared to an increase of 1.9 percent during 1992. The average yield on these loans decreased slightly from 10.38 percent in 1991 to
9.21 percent in 1992 and 8.58 percent in 1993, a direct result of lower interest rates. Investment securities income decreased during 1993 and 1992, with the decrease due to rate being larger than the decrease due to volume. Income from average total earning assets decreased due to volume and rate during 1993 and 1992. The average yield on total earning assets decreased due to falling interest rates from 9.30 percent in 1991 to 8.20 percent in 1992 and
7.56 percent in 1993.

Average total interest-bearing deposits decreased during both 1993 and 1992. The average cost of interest-bearing deposits decreased from 5.99 percent in 1991 to 4.48 percent in 1992 and 3.59 percent in 1993. Rate was the stronger factor during 1993 and 1992, and the larger changes were recorded in 1992.

In 1993, the increase in net interest income due to volume was stronger than the decrease due to rate, resulting in a $158 increase in net interest income from 1992. While net interest income increased during 1992 due to both volume and rate, the increase due to rate was the stronger factor. This resulted in an increase in net interest income of $1,062 from 1991.

As reported in the financial statements, noninterest income increased during both 1993 and 1992. Noninterest expenses also increased during both years. These changes are discussed in detail in the next two sections.

NONINTEREST INCOME

Noninterest income for 1993 increased $303, or 5.8 percent, from 1992, compared to an increase of $501, or 10.6 percent, for 1992 over 1991. Service charges on deposit accounts, the largest item in this category, increased $14, or 0.7 percent, during 1993, and increased $184, or 10.3 percent, during 1992. Trust income decreased $74, or 5.4 percent, during 1993, compared to a $174, or 14.6 percent, increase during 1992. These changes are due to fluctuations in the number of estates each year. Other service charges and fees increased $167, or
17.9 percent, during 1993 and decreased $67, or 6.7 percent, during 1992. Included in security gains and losses were write-downs of $54, $100 and $340 during 1993, 1992 and 1991, respectively, to reflect a decline in value of certain municipal securities deemed to be other than temporary under regulatory guidelines. During 1993, some of these securities were sold for a $303 recovery. Gains were realized through the sale of securities to fund increased loan demand and decreased deposits. The other types of noninterest income increased $80 during 1993 and decreased $347 during 1992. Included in other noninterest income in 1991 was $158 in tax refunds.

NONINTEREST EXPENSE

Noninterest expense increased $681, or 3.3 percent, during 1993, compared to an increase of $402, or 2.0 percent, during 1992. The expense of salaries and other employee benefits increased $410, or 3.8 percent, in 1993 and increased $138, or 1.3 percent, in 1992. Occupancy expense of bank premises increased $58, or 3.7 percent, during 1993 compared to an increase of $77, or 5.2 percent, during 1992. Furniture and equipment expense increased $83, and $7 during 1993 and 1992, respectively. The FDIC assessment decreased $59, or 4.1 percent, during 1993 due to a decrease in deposits and increased $45, or 3.3 percent, during 1992 due to an increase in the FDIC assessment rate. Other types of noninterest expenses increased $189 and $135 during 1993 and 1992, respectively. Included in 1993 was $372 in merger and acquisition expense, which was offset by a decrease in write-downs in other real estate owned.

           AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME

                                               1993                             1992                            1991
                                    -----------------------------   ---------------------------    -----------------------------
                                    AVERAGE    INTEREST    YIELD/   Average    Interest  Yield/    Average    Interest   Yield/
                                    BALANCES    & FEES     COST     Balances   & Fees    Cost      Balances    & Fees     Cost
                                    --------   -------     ------   --------   ------    -----     ---------   ------    -------
EARNING ASSETS:
Interest-bearing deposits in banks  $  22,078  $  1,003    4.54%  $ 33,619     $  1,915   5.70%    $ 38,782   $  2,793      7.20%
Federal funds sold                     30,488       915    3.00%    40,793        1,423   3.49%      51,135      2,897      5.66%
Investments securities:
  U. S. Government and
    federal agency                    124,797     6,763    5.42%   130,919        9,017   6.89%     151,299     12,323      8.14%
  State and municipal - taxable         1,095        79    7.23%       752           46   6.16%       1,230         78      6.31%
  State and municipal - nontaxable     38,500     3,604    9.36%    37,492        3,622   9.66%      33,077      3,316     10.38%
  Other                                16,758       962    5.74%    20,720        1,466   7.08%      24,207      1,918      7.92%
                                    ---------  --------           --------     --------            --------      -----
    Total investment securities       181,150    11,408    6.30%   189,883       14,151   7.45%     209,813     17,635      8.46%
Loans:
  Commercial                          170,187    13,207    7.76%   166,850       14,181   8.50%     159,775     15,824      9.90%
  Consumer                             72,485     7,433   10.25%    69,544        7,940  11.42%      76,879      9,289     12.08%
  Real estate mortgage                174,567    15,076    8.64%   168,095       15,090   8.98%     157,606     15,734      9.98%
  Economic development and
    other municipal loans               9,649       889    9.23%    10,553        1,029   9.75%      12,112      1,338     11.45%
  Bankers' acceptances and
    term federal funds sold                 -         -        -       140           10   6.91%       1,117         83      7.47%
                                    ---------  --------           --------     --------            --------   --------
      Total loans                     426,888    36,605    8.58%   415,182       38,250   9.21%     407,489     42,268     10.38%
                                    ---------  --------           --------     --------            --------   --------
      Total earning assets            660,604  $ 49,931    7.56%   679,477     $ 55,739   8.20%     707,219   $ 65,593      9.30%
                                               --------                        --------                        --------
                                               --------                        --------                        --------
NON-EARNING ASSETS:
Allowance for possible loan losses     (4,194)                      (4,403)                          (4,488)
Cash and due from banks                28,895                       26,568                           26,587
Premises and equipment                 10,166                       10,207                           10,438
Other assets                           15,557                       18,034                           18,021
                                    ---------                     --------                         --------
TOTAL ASSETS                        $ 711,028                     $729,883                         $757,777
                                    ---------                     --------                         --------
                                    ---------                     --------                         --------

INTEREST-BEARING LIABILITIES:
Savings and
  interest-bearing demand           $ 179,952  $  4,672    2.60%  $164,902     $  5,362   3.25%    $143,785$     6,463      4.49%
Money market accounts                  56,983     1,568    2.75%    53,992        1,840   3.41%      51,390      2,418      4.71%
Certificates of deposit and
  other time                          291,981    12,769    4.37%   325,222       17,153   5.27%     379,774     25,583      6.74%
                                    ---------  --------           --------     --------  -------    --------    ------
  Total interest-bearing deposits     528,916    19,009    3.59%   544,116       24,355   4.48%     574,949     34,464      5.99%
Federal funds purchased and
  securities sold under
  agreements to repurchase             12,924       397    3.07%    22,224          851   3.83%      22,677      1,343      5.92%
Other borrowings                        3,701       108    2.91%     6,270          274   4.38%       8,302        589      7.09%
                                    ---------  --------           --------     --------            --------    -------
  Total interest-bearing
    liabilities                       545,541  $ 19,514    3.58%   572,610     $ 25,480   4.45%     605,928    $36,396      6.01%
                                               --------                        --------                        -------
                                               --------                        --------                        -------
NONINTEREST-BEARING
  LIABILITIES AND CAPITAL:
Noninterest-bearing demand deposits    76,419                       72,778                           71,665
Other liabilities                       6,606                        7,622                            8,867
Shareholders' equity                   82,462                       76,873                           71,317
                                    ---------                     --------                         ---------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY              $ 711,028                     $729,883                         $757,777
                                    ---------                     --------                         ---------
                                    ---------                     --------                         ---------

Interest income/earning assets                 $ 49,931    7.56%               $ 55,739   8.20%                $  65,593    9.30%
Interest expense/earning assets                  19,514    2.95%                 25,480   3.75%                   36,396    5.15%
                                               --------                        --------                        ---------
 Net interest income/earning assets            $ 30,417    4.60%               $ 30,259   4.45%                $  29,197    4.13%
                                               --------                        --------                        ----------
                                               --------                        --------                        ----------


Note:  Average volume includes nonaccrual loans.
       Income is on a federal-tax-equivalent basis using a 34% tax rate. Loans are classified by department.

Report on Management's Responsibility for
Financial Statements



March 14, 1994



The Management of National City Bancshares, Inc. is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information presented in this Annual Report. The financial reports have been prepared in accordance with generally accepted accounting principles and properly reflect the effects of amounts that are based on the best judgments and estimates made by Management.

The Corporation maintains a system of internal controls which, in the opinion of Management, provides reasonable assurance that its financial records can be relied on in the preparation of financial statements and that its assets are safeguarded against loss or unauthorized use. The careful selection and training of qualified personnel, the use of written policies and procedures and an audit program carried out by a professional staff of internal auditors contribute to the effectiveness of this system.

The 1993 consolidated financial statements of the Corporation have been audited by McGladrey & Pullen, independent certified public accountants. Prior years were audited by other independent certified public accountants. These audits were conducted in accordance with generally accepted auditing standards and included a review of the financial controls and such other procedures and tests of the accounting records as they considered necessary under the circumstances.

The Audit Committee of the Board of Directors, composed solely of directors who are not officers or employees of the Corporation, meets regularly with the internal auditor and with the independent certified public accountants and Management, when appropriate, to review auditing, accounting, reporting and internal control matters. Both the internal and external auditors have direct and private access to the Audit Committee.



/S/ JOHN D. LIPPERT                               /S/ ROBERT A. KEIL


John D. Lippert                                   Robert A. Keil
Chairman of the Board and                         President, Chief Financial Officer
Chief Executive Officer                           and Chief Administrative Officer

                          INDEPENDENT AUDITOR'S REPORT


To the Shareholders and Board of Directors
National City Bancshares, Inc.
Evansville, Indiana


We have audited the accompanying consolidated statements of financial position of National City Bancshares, Inc. and subsidiaries as of December 31, 1993, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National City Bancshares, Inc. and subsidiaries as of December 31, 1993, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

The consolidated financial statements of National City Bancshares, Inc., for the years ended December 31, 1991 and 1992, prior to the restatement for the 1993 pooling of interests, and the separate financial statements of the other companies included in the 1991 and 1992 restated consolidated financial statements were audited by other auditors whose reports expressed unqualified opinions on those statements. We audited the combination of the accompanying consolidated statements of financial position as of December 31, 1992, and the consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1991 and 1992, after restatement for the 1993 pooling of interests; in our opinion, such consolidated financial statements have been properly combined on the basis described in Note 2 to the financial statements.



/S/ MCGLADREY & PULLEN

Champaign, Illinois
January 14, 1994

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
              (Dollar Amounts Other Than Share Data in Thousands)

                                                                                           December 31
                                                                                   ----------------------------
ASSETS                                                                                1993              1992
                                                                                   ----------        ----------
Cash and due from banks                                                             $  29,885         $  33,546
Interest-bearing deposits in banks                                                     13,578            29,529
Securities held to maturity (market value:  1993 - $76,945; 1992 - $185,446)           74,040           181,709
Securities available for sale                                                         101,722             1,689
Federal funds sold                                                                     42,224            44,651
Loans - net of allowance for loan losses of $3,791 in 1993 and $4,186 in 1992         431,230           412,317
Premises and equipment                                                                 10,439            10,472
Other real estate owned                                                                   688             3,300
Income earned but not collected                                                         7,242             7,967
Income taxes receivable                                                                    80                 -
Other assets                                                                            6,011             5,900
                                                                                    ---------         ---------
   TOTAL ASSETS                                                                     $ 717,139         $ 731,080
                                                                                    ---------         ---------
                                                                                    ---------         ---------


LIABILITIES
Deposits:
  Noninterest-bearing demand                                                        $  81,385         $  85,295
  Interest-bearing:
    Savings, daily interest checking and money market accounts                        244,292           237,494
    Time deposits of $100,000 or more                                                  53,492            47,277
    Other time                                                                        227,479           254,777
                                                                                    ---------         ---------
      Total deposits                                                                  606,648           624,843
Federal funds purchased and securities sold under agreements to repurchase             13,173            15,454
Notes issued to the U.S. Treasury                                                       5,393             4,275
Note payable                                                                                -               512
Guaranteed bank loan of Employee Stock Ownership Plan                                     541               649
Dividends payable                                                                         823               557
Accrued interest payable                                                                2,324             2,806
Income taxes payable                                                                       95               696
Deferred income taxes                                                                   1,379               621
Other liabilities                                                                         862               895
                                                                                    ---------         ---------
  Total liabilities                                                                   631,238           651,308
                                                                                    ---------         ---------

Commitments, contingencies and credit risk

SHAREHOLDERS' EQUITY
Common stock - $3.33 1/3 par value:
                                                1993            1992
                                             ----------      ----------
Shares authorized                             5,000,000       5,000,000
Shares outstanding                            3,741,257       3,740,678                12,471            12,469
Capital surplus                                                                        36,128            36,139
Retained earnings                                                                      37,375            31,896
Unrealized gain (loss) on
  securities available for sale                                                           468               (83)
Employee Stock Ownership Plan
  obligation guaranty                                                                    (541)             (649)
                                                                                    ---------         ---------
  Total shareholders' equity                                                           85,901            79,772
                                                                                    ---------         ---------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                        $ 717,139         $ 731,080
                                                                                    ---------         ---------
                                                                                    ---------         ---------


See Accompanying Notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME
              (Dollar Amounts Other Than Share Data in Thousands)

                                                                     For the Years Ended December 31
                                                                 ---------------------------------------------
INTEREST INCOME                                                     1993             1992              1991
                                                                 ----------       ----------        ----------
Interest and fees on loans:
  Taxable                                                         $  35,715        $  37,221        $   40,930
  Nontaxable                                                            605              701               915
Interest on federal funds sold                                          915            1,423             2,897
Interest and dividends on securities:
  Taxable                                                             7,803           10,529            14,318
  Nontaxable                                                          2,447            2,464             2,267
Interest on deposits in banks                                         1,003            1,915             2,793
                                                                  ---------        ---------        ----------
    Total interest income                                            48,488           54,253            64,120
                                                                  ---------        ---------        ----------

INTEREST EXPENSE
Interest on time deposits of $100,000 or more                         1,965            2,513             4,926
Interest on other deposits                                           17,044           21,842            29,538
Interest on federal funds purchased and
  securities sold under agreements to repurchase                        397              851             1,343
Interest on funds borrowed                                              108              274               589
                                                                  ---------        ---------        ----------
    Total interest expense                                           19,514           25,480            36,396
                                                                  ---------        ---------        ----------

NET INTEREST INCOME                                                  28,974           28,773            27,724
Provision for loan losses                                               654            1,234             2,324
                                                                  ---------        ---------        ----------
    Net interest income after provision for loan losses              28,320           27,539            25,400
                                                                  ---------        ---------        ----------

NONINTEREST INCOME
Trust income                                                          1,292            1,366             1,192
Service charges on deposit accounts                                   1,988            1,974             1,790
Other service charges and fees                                        1,099              932               999
Security gains (losses)                                                 657              541               (16)
Other income                                                            496              416               763
                                                                  ---------        ---------        ----------
    Total noninterest income                                          5,532            5,229             4,728
                                                                  ---------        ---------        ----------

NONINTEREST EXPENSE
Salaries, wages and other employee benefits                          11,282           10,872            10,734
Occupancy expense of bank premises                                    1,613            1,555             1,478
Furniture and equipment expense                                       1,587            1,504             1,497
Assessments of the Federal Deposit Insurance Corporation              1,363            1,422             1,377
Other expenses                                                        5,677            5,488             5,353
                                                                  ---------        ---------        ----------
    Total noninterest expense                                        21,522           20,841            20,439
                                                                  ---------        ---------        ----------

    Income before income taxes                                       12,330           11,927             9,689
Income taxes                                                          3,956            3,727             2,659
                                                                  ---------        ---------        ----------
NET INCOME                                                        $   8,374        $   8,200        $    7,030
                                                                  ---------        ---------        ----------
                                                                  ---------        ---------        ----------

EARNINGS PER SHARE                                                $    2.24        $    2.19        $     1.88
                                                                  ---------        ---------        ----------
                                                                  ---------        ---------        ----------


See Accompanying Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              (Dollar Amounts Other Than Share Data in Thousands)

For the Years Ended
December 31, 1993, 1992 and 1991

                                                                                                                        Employee
                                                                                                        Unrealized        Stock
                                                                                                        Gain (Loss)     Ownership
                                                                                                       on Securities       Plan
                                               Common        Common      Capital        Retained         Available      Obligation
                                               Shares        Stock       Surplus        Earnings         For Sale        Guaranty
                                             ----------    ----------   ----------     ----------      ------------     ----------
BALANCES AT DECEMBER 31, 1990,
  AS PREVIOUSLY REPORTED                     2,530,213      $   8,434    $  24,343      $  17,695         $  (34)       $       -

Adjusted for pooling of interests            1,084,618          3,615        8,292          7,815           (119)            (866)
                                             ---------      ---------    ---------      ---------      ---------        ---------
BALANCES AT DECEMBER 31, 1990,
  AS RESTATED                                3,614,831         12,049       32,635         25,510           (153)            (866)

Net income                                           -              -            -          7,030              -                -
Cash dividends declared                              -              -            -         (2,286)             -                -
Repurchase of outstanding shares               (20,177)           (67)        (397)             -              -                -
Shares issued in Dividend
  Reinvestment Program                          19,353             65          397              -              -                -
Change in unrealized gain (loss) on
  securities                                         -              -            -              -            114                -
Employee Stock Ownership Plan note payment           -              -            -              -              -              108
                                             ---------      ---------    ---------      ---------      ---------        ---------
BALANCES AT DECEMBER 31, 1991                3,614,007         12,047       32,635         30,254            (39)            (758)
Net income                                           -              -            -          8,200              -                -
Cash dividends declared                              -              -            -         (2,634)             -                -
Stock dividend of 5% declared                  126,587            422        3,502         (3,924)             -                -
Repurchase of outstanding shares               (20,050)           (67)        (499)             -              -                -
Shares issued in Dividend
  Reinvestment Program                          20,134             67          501              -              -                -
Change in unrealized gain (loss) on
  securities                                         -              -            -              -            (44)               -
Employee Stock Ownership Plan note payment           -              -            -              -              -              109
                                             ---------      ---------    ---------      ---------      ---------        ---------
BALANCES AT DECEMBER 31, 1992                3,740,678         12,469       36,139         31,896            (83)            (649)

Net income                                           -              -            -          8,374              -                -
Cash dividends declared                              -              -            -         (2,895)             -                -
Payment for fractional shares for merger
  and stock dividends                             (355)            (1)         (14)             -              -                -
Repurchase of outstanding shares               (18,333)           (61)        (589)             -              -                -
Shares issued in Dividend
  Reinvestment Program                          19,267             64          592              -              -                -
Change in unrealized gain (loss) on
  securities                                         -              -            -              -            551                -
Employee Stock Ownership Plan note payment           -              -            -              -              -              108
                                             ---------      ---------    ---------      ---------      ---------        ---------
BALANCES AT DECEMBER 31, 1993                3,741,257      $  12,471    $  36,128      $  37,375         $  468        $    (541)
                                             ---------      ---------    ---------      ---------      ---------        ---------
                                             ---------      ---------    ---------      ---------      ---------        ---------


See Accompanying Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              (Dollar Amounts Other Than Share Data in Thousands)

                                                                     For the Years Ended December 31
                                                               ---------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES                               1993              1992            1991
                                                               -----------        ----------      ----------
Net income                                                      $   8,374         $    8,200      $    7,030
Adjustments to reconcile net income to net
    cash provided by operating activities:
  Depreciation                                                      1,378              1,261           1,212
  Amortization                                                      2,411              1,803             744
  Provision for loan losses                                           654              1,234           2,324
  Write-down of securities and other assets                           147                535             637
  Securities losses (gains)                                          (711)              (641)           (324)
  (Gain) on sale of premises and equipment                            (30)               (74)            (27)
  Loss on sale of other real estate owned                              48                184               9
  Increase (decrease) in deferred taxes                               218               (126)           (481)
Changes in assets and liabilities:
  (Increase) decrease in income earned but not collected              725              1,431              83
  (Increase) decrease in other assets                                (241)              (388)            (25)
  Increase (decrease) in accrued interest payable                    (482)            (1,630)         (1,108)
  Increase (decrease) in other liabilities                           (634)               579            (126)
                                                                ---------         ----------      ----------
    Net cash flows provided by operating activities                11,857             12,368           9,948
                                                                ---------         ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits in banks      15,899             12,551         (11,456)
Proceeds from maturities of securities                             66,761             90,066          68,330
Proceeds from sales of securities                                  14,087             28,021          25,559
Purchases of securities                                           (73,790)           (98,849)        (72,578)
(Increase) decrease in federal funds sold                           2,427              9,725           3,820
(Increase) decrease in loans made to customers                    (18,039)           (14,174)          2,011
Capital expenditures                                               (1,344)            (1,361)           (553)
Proceeds from sale of other real estate owned                         960                933             943
Proceeds from sale of premises and equipment                           29                 84              35
Purchase of subsidiary, net of cash acquired                            -                  -            (299)
                                                                ---------         ----------      ----------
  Net cash flows provided by investing activities                   6,990             26,996          15,812
                                                                ---------         ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits                               (18,195)           (25,116)        (25,214)
Net increase (decrease) in federal funds purchased and
  securities sold under agreements to repurchase                   (2,281)            (7,174)           (912)
Net proceeds (payments) on notes issued to the U.S. Treasury        1,118             (4,758)          1,993
Payments on other borrowings                                         (512)            (1,618)         (3,142)
Dividends paid                                                     (2,629)            (2,634)         (2,235)
Repurchase of common stock                                           (650)              (566)           (464)
Sale of common stock                                                  641                568             462
                                                                ---------         ----------      ----------
   Net cash flows (used in) financing activities                  (22,508)           (41,298)        (29,512)
                                                                ---------         ----------      ----------
Net (increase) decrease in cash and due from banks                 (3,661)            (1,934)         (3,752)
Cash and due from banks at beginning of year                       33,546             35,480          39,232
                                                                ---------         ----------      ----------
Cash and due from banks at end of year                          $  29,885         $   33,546      $   35,480
                                                                ---------         ----------      ----------
                                                                ---------         ----------      ----------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest                                                      $  19,996         $   27,107      $   37,526
  Income taxes                                                      4,108                424           3,466

SUPPLEMENTAL DISCLOSURE OF NONCASH
  INVESTING & FINANCING ACTIVITIES
Change in allowance for unrealized gain (loss)
  on securities available for sale                              $     551         $      (44)     $      114
Employee Stock Ownership Plan obligation guaranty
  note payment                                                        108                109             108
Increase in deferred taxes attributable to
  securities available for sale                                       312                  -               -
Other real estate acquired in settlement of loans                     484              1,693             701

Transfer to loans from other real estate owned                      2,011                  -               -

See Accompanying Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Dollar Amounts Other Than Share Data in Thousands)


Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

National City Bancshares, Inc. (Corporation) is a holding company whose subsidiaries operate in the commercial banking industry. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. The following is a description of the more significant of these policies.

BASIS OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries: The National City Bank of Evansville (NCB), Poole Deposit Bank (PDB), The Peoples National Bank of Grayville (PNB), The Farmers and Merchants Bank (FMB), Farmers State Bank (FSB), Lincolnland Bank (LLB), The State Bank of Washington (SBW), The Bank of Mitchell (BOM), Pike County Bank (PCB), The Spurgeon State Bank
(SSB) and Ayer-Wagoner-Deal Insurance Agency, Inc. (AWD). All significant intercompany transactions and balances have been eliminated.

CASH FLOWS - For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks. Interest-bearing deposits in banks, regardless of maturity, are considered short-term investments.

TRUST ASSETS - Property held for customers in fiduciary or agency capacities, other than trust cash on deposit at the bank, is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation or its subsidiaries.

SECURITIES - Securities classified as held to maturity are those debt securities the banks have both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

Securities classified as available for sale are those debt or equity securities that the banks intend to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at estimated fair market value. Unrealized gains or losses are reported as increases or decreases in shareholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included as a component of net income.

LOANS - Loans are stated at the principal amount outstanding, less unearned interest income and an allowance for loan losses. Unearned income on installment loans is recognized as income based on the sum-of-the-months digits method which approximates the interest method. Interest income on substantially all other loans is credited to income based on the principal balances of loans outstanding.

The Corporation's policy is to discontinue the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collectibility of interest and principal.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level believed adequate by management to provide for known and inherent risks in the loan portfolio. The allowance is based upon a continuing evaluation of the risk characteristics of the loan portfolios, past loan loss experience and current economic conditions. The continuing review considers such factors as the financial condition of the borrower, fair market value of the collateral, and other considerations which, in management's opinion, deserve current recognition in estimating loan losses. Loans which are deemed to be uncollectible are charged to the allowance. The provision for loan losses and recoveries are credited to the allowance.

PREMISES AND EQUIPMENT - Premises and equipment are carried at cost less accumulated depreciation. Provisions for depreciation are charged to operating expense over the useful lives of the assets, computed principally by the straight-line method.

OTHER REAL ESTATE OWNED - Property acquired in settlement of loans is recorded at the lower of the current estimated fair value less estimated costs to sell or the fair value at the time of foreclosure. Management periodically reviews each property for changes in market conditions or other developments which may result in a reduction of the carrying value of the property. Reductions of the carrying values and costs associated with holding the properties are charged to operating expenses.

INCOME TAXES - The Corporation and its subsidiaries file a consolidated Federal income tax return with each organization computing its taxes on a separate company basis. The provision for income taxes is based on income as reported in the financial statements, with deferred income taxes provided on the differences between the basis of assets and liabilities for financial and income tax purposes.

EARNINGS PER SHARE - Earnings per share is computed by dividing net income by the weighted average number of shares outstanding giving effect to stock dividends. The weighted average number of shares used in computing earnings per share are as follows:

         1993            1992            1991
      ----------      ----------      ----------
      3,742,427       3,741,124       3,743,865

ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSION - Effective January 1, 1993, the Corporation adopted Financial Accounting Standards Board Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," to account for the costs of providing these benefits. This statement states that the amount to be accrued periodically shall result in an accrued amount at the full eligibility date equal to the then present value of all of the future benefits expected to be paid.

The Corporation has chosen to recognize the transition obligation under Statement 106 using the straight line method over the plan participants' average future service period of 20 years. The effect on 1993 income is a decrease of $85. As of December 31, 1993, the remaining transition obligation to be recognized is $536.

PENSION BENEFITS - The Corporation maintains a noncontributory pension plan in which substantially all employees are eligible to participate upon the completion of one year of service.

ACCOUNTING BY CREDITORS FOR THE IMPAIRMENT OF A LOAN -
Financial Accounting Standards Board Statement No. 114, Accounting by Creditors for the Impairment of a Loan, defines a loan as impaired if, based on current information and events, it is probable that the bank will not be able to collect all amounts (principal and interest) due in accordance with the terms of the agreement. The statement requires financial institutions to take into account the expected loss of interest income when valuing nonperforming loans. When a loan is considered impaired, this rule involves the discounting of a loan's future cash flows by using the loan's contractual interest rate adjusted for any deferred loan fees or costs, premiums or discounts. The bank will be required to adopt Statement 114 for the year ending December 31, 1995, with earlier application encouraged.

The Corporation believes the adoption of FAS 114 will not have a material impact on the consolidated financial statements.

AUTHORIZED SHARES - Data for 1992 has been restated to reflect the increase from 3,500,000 to 5,000,000 in authorized shares approved at the Corporation's 1993 annual meeting of shareholders.

Note 2.  BUSINESS COMBINATIONS

On December 17, 1993, the Corporation issued 645,285 shares of its common stock in exchange for all of the outstanding common stock of Lincolnland Bancorp, Inc., the parent company of Lincolnland Bank, Dale, Indiana and Ayer-Wagoner-Deal Insurance Agency, Inc., Rockport, Indiana. At consummation of the merger, Lincolnland Bancorp, Inc. was merged with the Corporation.

On December 17, 1993, the Corporation also issued 439,333 shares of its common stock in exchange for all of the outstanding common stock of Sure Financial Corporation, the parent company of The State Bank of Washington, Washington, Indiana; The Bank of Mitchell, Mitchell, Indiana; Pike County Bank, Petersburg, Indiana; and The Spurgeon State Bank, Spurgeon, Indiana. At consummation of the merger, Sure Financial Corporation was merged with the Corporation.

These acquisitions were accounted for using the pooling of interests method. Accordingly, the Corporation's financial statements and financial data have been retroactively restated to include the accounts and operations of Lincolnland Bancorp, Inc. and Sure Financial Corporation for all periods presented. Certain reclassifications have been made to Lincolnland Bancorp, Inc.'s and Sure Financial Corporation's historical financial statements to conform to the Corporation's presentation.

Assets, loans, deposits, interest income, net interest income and net income of the Corporation (NCBE), Lincolnland Bancorp, Inc. (LBI) and Sure Financial Corporation (SFC) for the periods prior to the acquisition are shown in the following table. Due to the elimination of intercompany transactions, the historical data may not aggregate to the combined amounts.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
             (Dollar Amounts Other Than Share Data in Thousands)

NOTE 2.  BUSINESS COMBINATIONS CONTINUED

                                                                                        NCBE
                                                   NCBE         LBI         SFC        Combined
                                                   ----         ---         ---        --------
DECEMBER 31, 1993:
  LOANS, NET OF
    UNEARNED INCOME                           $   290,837   $  70,911    $  73,274   $  435,021
  DEPOSITS                                        404,986      90,908      112,563      606,648
  ASSETS                                          489,719     106,407      125,446      717,139

December 31, 1992:
  Loans, net of
    unearned income                           $   273,920   $  68,511    $  76,075   $  416,503
  Deposits                                        413,765      92,647      119,764      624,843
  Assets                                          497,757     107,628      132,323      731,080
 YEAR ENDED DECEMBER 31, 1993:
  INTEREST INCOME                             $    31,765   $   7,491    $   9,463   $   48,488
  INTEREST EXPENSE                                 13,199       3,007        3,513       19,514
  NET INTEREST INCOME                              18,566       4,484        5,950       28,974
  PROVISION FOR LOAN
    LOSSES                                            274          90          290          654
  NET INCOME                                        5,508       1,215        1,652        8,374
  EARNINGS PER SHARE                                 2.07        4.81        57.68         2.24

Year ended December 31, 1992:
  Interest income                             $    35,246   $   8,209    $  10,992   $   54,253
  Interest expense                                 16,949       3,801        4,920       25,480
  Net interest income                              18,297       4,408        6,072       28,773
  Provision for loan
    losses                                            403         271          560        1,234
  Net income                                        5,575       1,067        1,558        8,200
  Earnings per share                                 2.10        4.22        54.41         2.19

Year ended December 31, 1991:
  Interest income                             $    42,609   $   9,472    $  12,384   $   64,120
  Interest expense                                 24,267       5,486        6,988       36,396
  Net interest income                              18,342       3,986        5,396       27,724
  Provision for loan
    losses                                            855         221        1,248        2,324
  Net income                                        5,518         805          707        7,030
  Earnings per share                                 2.08        3.19        24.69         1.88

Note 3.  CASH AND DUE FROM BANKS

Aggregate cash and due from bank balances of $9,279 and $10,075 as of December 31, 1993 and 1992, respectively, were maintained in satisfaction of statutory reserve requirements of the Federal Reserve Bank.

Note 4.  SECURITIES

Effective December 31, 1993, the Company adopted Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The adoption and cumulative effect of adopting FAS 115 had the net effect of an increase of $565 on shareholders' equity.

Amortized cost and estimated market values of debt securities classified as held to maturity are as follows:

                                                      As of December 31, 1993
                                       ------------------------------------------------
                                                     Gross        Gross       Estimated
                                       Amortized   Unrealized   Unrealized     Market
                                         Cost        Gains        Losses       Value
                                       --------    ---------    ----------    ---------
Debt securities:
 U.S. Treasury
  securities and
  U.S. Government
  corporations and
  agency obligations                    $  18,200  $      49    $     84      $ 18,165
 Obligations of
  states and political
  subdivisions
   Taxable                                  1,646         68           -         1,714
   Nontaxable                              38,148      2,702          30        40,820
 Corporate securities                      10,769         47          37        10,779
 Mortgage-backed
  securities                                5,277        243          53         5,467
                                         --------   --------    --------      --------
    Total debt
     securities                          $ 74,040   $  3,109    $    204      $ 76,945
                                         --------   --------    --------      --------
                                         --------   --------    --------      --------

The amortized cost and estimated market value of securities classified as available for sale are as follows:

                                                             As of December 31, 1993
                                         ---------------------------------------------------------------
                                                             Gross           Gross             Estimated
                                         Amortized        Unrealized       Unrealized            Market
                                           Cost              Gains           Losses              Value
                                         --------         ---------         ---------          ---------
Debt securities:
 U.S. Treasury
  securities and
  U.S. Government
  corporations and
  agency obligations                     $ 81,495         $ 1,152             $     76          $ 82,571
 Corporate securities                       1,115               7                    -             1,122
 Mortgage-backed
  securities                               15,663              73                  279            15,457
                                         --------        --------             --------          --------
    Total debt
     securities                            98,273           1,232                  355            99,150
 Equity securities                          2,668               -                   96             2,572
                                         --------        --------             --------          --------
    Total securities                     $100,941         $ 1,232             $    451          $101,722
                                         --------        --------             --------          --------
                                         --------        --------             --------          --------



                                           December 31, 1992
                               --------------------------------------
                                             Unrealized        Market
                                 Cost          Losses          Value
                               --------       --------        -------
Equity securities               $  1,772      $     83        $ 1,689
                                --------      --------        -------
                                --------      --------        -------

Investment securities carried at amortized cost are as follows:

                                          As of December 31, 1992
                              ------------------------------------------------
                                              Gross        Gross       Estimated
                              Amortized    Unrealized    Unrealized     Market
                                  Cost        Gains        Losses       Value
                              ---------    ----------    ----------    ---------
U.S. Treasury
 securities and
 U.S. Government
 corporations and
 agency obligations           $118,130     $  1,596        $ 207       $119,519
Obligations of
 states and political
 subdivisions
  Taxable                          696          154            -            850
  Nontaxable                    38,390        1,814           44         40,160
Corporate securities             6,144           56           52          6,148
Mortgage-backed
 securities                     18,349          454           34         18,769
                              --------     --------     --------       --------
  Total debt
   securities                 $181,709       $4,074        $ 337       $185,446
                              --------     --------     --------       --------
                              --------     --------     --------       --------


The amortized cost and estimated market value of the investment securities as of December 31, 1993, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain securities may be called or prepaid without penalties.

MATURITY SCHEDULE OF DEBT SECURITIES HELD TO MATURITY:

                                                     Estimated
December 31, 1993                 Amortized Cost    Market Value
- -----------------                 --------------    ------------
Less than 1 year                  $        16,588    $      16,668
1 year to 5 years                          27,031           27,542
5 years to 10 years                        16,171           17,648
Over 10 years                               8,973            9,620
Mortgage-backed
  securities                                5,277            5,467
                                  ---------------    -------------
    Total                         $        74,040    $      76,945
                                  ---------------    -------------
                                  ---------------    -------------

MATURITY SCHEDULE OF DEBT SECURITIES AVAILABLE FOR SALE:

                                                Estimated
December 31, 1993        Amortized Cost        Market Value
- -----------------        --------------        ------------
Less than 1 year         $        35,918      $      36,286
1 year to 5 years                 45,687             46,276
5 years to 10 years                1,005              1,131
Mortgage-backed
  securities                      15,663             15,457
                         ---------------      -------------
    Total                $        98,273      $      99,150
                         ---------------      -------------
                         ---------------      -------------

Proceeds from sales of investments in debt securities were $14,087, $28,021 and $25,559 in 1993, 1992 and 1991, respectively.

Securities gains and losses can be summarized as follows:

                                  1993       1992      1991
                                  ----       ----      ----
Gross realized gains             $ 865     $  683    $  359
Gross realized losses             (154)       (42)      (35)
Recognized losses
  not yet realized                 (54)      (100)     (340)
                                 -----     ------    ------
    Total                        $ 657     $  541    $  (16)
                                 -----     ------    ------
                                 -----     ------    ------


Investment securities pledged as collateral for public deposits and for other purposes as required or permitted by law are as follows:

                                 As of December 31,
                              --------------------------
                                1993              1992
                              --------          --------
Estimated market value        $ 50,901         $ 60,239
Amortized cost                  50,300           59,567

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
             (Dollar Amounts Other Than Share Data in Thousands)

Note 5.  MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market values of mortgage-backed securities are as follows:

                                                                                                           Estimated
                                              Principal      Unamortized     Unearned       Amortized        Market
                                               Balance         Premium      Discount           Cost          Value
                                               -------         -------      --------        ----------     ---------
SECURITIES CLASSIFIED AS HELD TO MATURITY
AS OF DECEMBER 31, 1993:
  GNMA certificates                           $     897       $       -     $       26      $     871      $      955
  FNMA certificates                                 562               2              4            560             600
  Collateralized
    mortgage obligations                            357               -              1            356             358
  REMIC                                             250               -              -            250             250
  SBA's                                             612              51              -            663             612
  FHLMC certificates                              2,593              15             31          2,577           2,692
                                              ---------       ---------     ----------      ----------     ----------
      Total                                   $   5,271       $      68     $       62      $   5,277      $    5,467
                                              ---------       ---------     ----------      ----------     ----------
                                              ---------       ---------     ----------      ----------     ----------
SECURITIES CLASSIFIED AS AVAILABLE FOR SALE
AS OF DECEMBER 31, 1993:
  GNMA certificates                           $   3,375       $     118     $        5      $    3,488     $    3,484
  FNMA certificates                               2,042              56              1           2,097          2,105
  Collateralized
    mortgage obligations                          1,318              10              1           1,327          1,328
  Interest only
    securities                                      239               -              -             239             81
  FHLMC certificates                              8,426              96             10           8,512          8,459
                                              ---------       ---------     ----------      ----------     ----------
      Total                                   $  15,400       $     280     $       17      $   15,663    $    15,457
                                              ----------      ---------     ----------      -----------    -----------
                                              ----------      ---------     ----------      -----------    -----------
SECURITIES CARRIED AT AMORTIZED COST
AS OF DECEMBER 31, 1992:
  GNMA certificates                           $   1,196       $       -     $       29      $    1,167     $    1,260
  FNMA certificates                               3,770              80              8           3,842          3,925
  Collateralized
    mortgage obligations                          7,286              64              1           7,349          7,438
  SBA's                                             691              54              -             745            753
  Interest only
    securities                                      314               -              -             314            315
  FHLMC certificates                              4,922              55             45           4,932          5,078
                                              ---------       ---------     ----------      ----------     ----------
      Total                                  $   18,179      $     253     $       83      $    18,349    $    18,769
                                              ----------      ---------     ----------      -----------    -----------
                                              ----------      ---------     ----------      -----------    -----------

Note 6.  LOANS

A summary of loans follows:

                                        December 31
                                 -----------------------
                                    1993        1992
                                 ----------  ----------
Real estate loans                $  236,037  $  222,606
Agricultural loans                   22,188      20,167
Commercial and industrial loans      95,254      92,313
Economic development loans and
  other obligations of state and
  political subdivisions              9,649       9,400
Consumer loans                       72,822      74,808
All other loans                       1,206       2,038
                                 ----------  ----------
  Total loans - gross               437,156     421,332
Unearned income on loans             (2,135)     (4,829)
                                 ----------  ----------
  Total loans - net of
    unearned income                 435,021     416,503
Allowance for loan losses            (3,791)     (4,186)
                                 ----------  ----------
  Total loans - net              $  431,230  $  412,317
                                 ----------  ----------
                                 ----------  ----------

As of December 31, 1993 and 1992, the accrual of interest was discontinued or renegotiated on loans in the amount of $2,034 and $4,660, respectively. If these loans had been current according to original loan terms, additional gross income in the amount of $145, $307 and $360 would have been recorded in 1993, 1992 and 1991, respectively.

In the normal course of business, the banks make loans to their executive officers and directors, and to companies and individuals affiliated with officers and directors of the banks and the Corporation. In the opinion of management, these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The activity in these loans during 1993 is as follows:


Balance as of January 1, 1993                               $ 9,221
New loans                                                    11,981
Repayments                                                  (10,069)
                                                             -------
  Balance as of December 31, 1993                           $11,133
                                                             -------
                                                             -------

Note 7.  ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows during the three years ended December 31:

                                                 1993               1992        1991
                                               --------           --------    --------
Balance at beginning
  of year                                 $       4,186          $   4,639    $  4,431
Provision charged
  to operations                                     654              1,234       2,324
Recoveries credited
  to allowance                                      352                726         298
Loans charged to allowance                       (1,401)            (2,413)     (2,414)
                                           ------------          ---------     --------
  Balance at end of year                  $       3,791          $   4,186    $  4,639
                                          -------------          ---------     --------
                                          -------------          ---------     --------

Note 8.  PREMISES AND EQUIPMENT

Premises and equipment consist of:

                                                    December 31,
                                          -------------------------------
                                                1993               1992
                                             ----------        ----------
Land                                      $       1,052     $      1,349
Buildings                                        11,698           11,081
Equipment                                         9,169            8,681
Leasehold improvements                            1,342            1,332
                                           ------------      -----------
  Total cost                                     23,261           22,443
Less accumulated depreciation                    12,822           11,971
                                           ------------      ------------
  Net premises and equipment              $      10,439     $     10,472
                                          -------------     -------------
                                          -------------     -------------

Note 9.  INCOME TAXES

Effective January 1, 1993, the Corporation adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. The deferred assets and liabilities are computed based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred assets to an amount expected to be realized.
Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. For years prior to 1993, deferred income taxes were recognized for timing differences between financial statement and taxable income.

The adoption of FAS 109 did not have a material effect on the 1993 financial statements.

The components of income tax expense follows:

                                           Years Ended December 31,
                                     -----------------------------------
                                          1993           1992     1991
                                        --------       -------- --------
Federal:
  Current                            $      2,830     $3,000     $2,529
  Deferred                                     60        (90)      (396)
                                      -----------      ------     ------
    Total                                   2,890      2,910      2,133
                                      -----------      ------     ------
State:
  Current                                      908        853       611
  Deferred                                     158        (36)      (85)
                                       -----------      -------   ------
    Total                                    1,066        817       526
                                       -----------      ------    ------
      Total income
        tax expense                   $      3,956      $3,727   $2,659
                                      ------------      ------   ------
                                      ------------      ------   ------

A reconciliation of income tax in the statement of income, with the amount computed by applying the statutory rate to income before income tax, is as follows:

                           1993        1992       1991
                         --------    --------   --------
Federal income tax
  computed at
  the statutory rates     $ 4,192     $ 4,055   $  3,294
Adjusted for effect of:
  Nontaxable
   municipal interest      (1,043)       (981)      (969)
  Nondeductible
   expenses                   233          66         69
  Investment tax
   credit                       -         (11)       (31)
  State income taxes, net
   of federal benefit         704         539        347
  Other differences          (130)         59        (51)
                          -------      -------   --------
     Total income
       tax provision      $ 3,956     $ 3,727   $  2,659
                          -------      -------   --------
                          -------      -------   --------

The portion of the tax provision relating to security gains and losses amounted to $245, $212 and $6 for 1993, 1992 and 1991, respectively.

The net deferred tax liability in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities:

                                     1993
                                   --------
Deferred tax liability               $(2,254)
Deferred tax asset                       946
Valuation allowance for
  deferred tax assets                    (71)
                                     -------
    Net deferred tax liability       $(1,379)
                                     -------
                                     -------

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
             (Dollar Amounts Other Than Share Data in Thousands)

NOTE 9.  INCOME TAXES CONTINUED

The tax effects of principal temporary differences are shown in the following table:

                                            1993
                                          --------
Allowance for loan losses               $     778
Property acquired in settlement of loans       50
Direct financing and leveraged leases         (90)
Prepaid pension cost                       (1,253)
Fixed assets                                 (586)
Securities                                   (312)
State net operating loss carryforwards         71
Other                                          34
                                        ---------
  Net temporary differences                (1,308)
Valuation allowance                           (71)
                                        ---------
  Net deferred tax liability            $  (1,379)
                                        ---------
                                        ---------







Note 10.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table reflects a comparison of the carrying amounts and fair values of financial instruments of the Corporation and its subsidiary banks:

                                1993                        1992
                                -----------------------     ----------------------
                                 CARRYING        FAIR          Carrying      Fair
                                  AMOUNT         VALUE         Amount       Value
                                  -----         ------         --------      -------
Assets:
  Cash and
   short-term
   investments               $   85,687         $   85,687     $  107,726   $   107,726
  Securities                    175,762            178,667        183,398       187,135
  Loans - net of
    allowance                   430,727            449,364        411,342       425,533
Liabilities:
  Deposits                      606,648            607,935        624,843       626,627
  Short-term debt                18,566             18,566         19,729        19,729
  Long-term debt                    -                  -              512           512

The above fair value information was derived using the information described below for the groups of instruments listed. It should be noted the fair values disclosed in this table do not represent market values of all assets and liabilities of the Corporation and, thus, should not be interpreted to represent a market or liquidation value for the Corporation. In addition, the carrying value for loans above differs from that reported elsewhere due to the exclusion of capital leases receivable of $503 and $975 in 1993 and 1992, respectively.

CASH AND SHORT-TERM INVESTMENTS - Cash and short-term investments include cash and due from banks, interest-bearing deposits in banks and federal funds sold. For cash and short-term investments, the carrying amount is a reasonable estimate of fair value.

SECURITIES - For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS - For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS - The fair value of demand deposits, savings accounts, money market deposits and variable rate certificates of deposit is the amount payable on demand at the reporting date. The fair value of other time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

SHORT-TERM AND LONG-TERM DEBT - Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. These instruments adjust on a periodic basis, and thus, the carrying amount represents fair value.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. Because all commitments and standby letters of credit reflect current fees and interest rates, no unrealized gains or losses are reflected in the summary of fair values.

Note 11.  COMMITMENTS, CONTINGENCIES AND CREDIT RISK

Most of the business activity of the Corporation and its subsidiaries (Corporation) is conducted with customers located in the immediate geographical area of their offices. These areas, comprised of Southwestern Indiana, Western Kentucky and Southeastern Illinois, are dependent on the agribusiness, and to a lesser degree, energy economic sectors. While the Corporation maintains a diversified loan portfolio, approximately $45,395 and $43,362 of the Corporation's loans were directly related to the agricultural sector as of December 31, 1993 and 1992, respectively.

The Corporation and its subsidiaries evaluate each credit request of their customers in accordance with established lending policies. Based on these evaluations and the underlying policies, the amount of required collateral (if any) is established. Collateral held varies but may include negotiable instruments, accounts receivable, inventory, property, plant and equipment, income producing properties, residential real estate and vehicles. The lenders' access to these collateral items is generally established through the maintenance of recorded liens or, in the case of negotiable instruments, possession.

The Corporation and its subsidiaries are parties to legal action which arise in the normal course of their business activities. In the opinion of management, the ultimate resolution of these matters is not expected to have a material effect on the financial position on the results of operations of the Corporation and its subsidiaries.

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.

These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

The Corporation's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for other on-balance sheet instruments.


                                   Contract Amount
                              --------------------------
                                1993             1992
                              --------         ---------
Financial instruments
  whose contract
  amounts represent
  credit risk:
    Commitments to
     extend credit            $ 73,031         $  81,143
    Standby letters
     of credit                   2,511             3,403


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit written are conditional commitments issued by the banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The extent of collateral held for these commitments as of December 31, 1993, varies from zero to 100 percent with the average amount collateralized being 12 percent in 1993 and 18 percent in 1992.


Note 12.  DIVIDEND REINVESTMENT PLAN

The Corporation established a Dividend Reinvestment Plan for its shareholders in 1989. The Plan permits the issuance of previously authorized and unissued shares or the repurchase of outstanding shares for reissuance. As of December 31, 1993, 139,719 shares of authorized but unissued common stock were reserved for Plan requirements.

Note 13.  RESTRICTIONS ON DIVIDENDS FROM SUBSIDIARIES

The principal source of income for the Corporation is dividends from its subsidiary banks. Banking regulations impose restrictions on the ability of subsidiaries to pay dividends to the Corporation. The limitation is generally based on net income less dividends paid for the three years in the period ended December 31, 1993. At December 31, 1993, regulatory approval would have been required for aggregate dividends in excess of approximately $7,792. The amount of dividends that could be paid is further restricted by the limitations of sound and prudent banking principles.


Note 14.  EMPLOYEE RETIREMENT PLANS

The Corporation maintains a noncontributory pension plan in which substantially all employees are eligible to participate upon the completion of one year of service. No company contribution or funding was required in any of the years reported here. The assets of the pension plan primarily consist of corporate obligations and equity securities. The plan does not hold any equity securities of the Corporation.


In establishing the amounts reflected in the financial statements, a discount rate of 7.5 percent and a 5 percent average rate of increase in future compensation were assumed. In addition, an expected long-term rate of return on plan assets of 9 percent was utilized. The following summary reflects the plan's funded status and the amounts reflected on the Corporation's financial statements.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
             (Dollar Amounts Other Than Share Data in Thousands)

NOTE 14. EMPLOYEE RETIREMENT PLANS CONTINUED

Actuarial present value of benefit obligations:

                                                                            December 31
                                                                  -------------------------------
                                                                   1993        1992        1991
                                                                  --------   --------    --------
Accumulated benefit obligation
  including vested benefits
  of $4,214, $5,063 and $4,681
  in 1993, 1992 and 1991                                          $ (4,466)  $(5,259)   $(4,854)
Effects of projected future
  compensation levels                                               (2,433)   (2,026)    (1,994)
                                                                  --------   --------   --------
Projected benefit obligation
  for service rendered to date                                      (6,899)   (7,285)    (6,848)
Plan assets at fair value                                           12,182    11,699     12,692
                                                                  --------   --------   --------
Plan assets in excess of
  projected benefit obligation                                       5,283     4,414      5,844
Unrecognized net loss (gain)
  from past experience
  different from that assumed
  and effects of changes in
  assumptions                                                       (1,189)     (512)    (2,280)
Prior service cost not yet
  recognized in net periodic
  pension cost                                                          22        25         28
Unrecognized net asset at
  January 1, 1987, being
  recognized over 11.11
  years from that date                                                (962)   (1,195)    (1,429)
                                                                  --------   --------   --------
    Prepaid pension cost
      included in other assets                                    $  3,154    $2,732   $  2,163
                                                                  --------   --------   --------
                                                                  --------   --------   --------

Net periodic pension cost (credit) included the following components:

                                                                      1993       1992      1991
                                                                     ------     ------    ------
Service cost - benefits earned during the period                     $  425     $  407    $  357
Interest cost on projected
  benefit obligation                                                    483        513       485
Return on assets                                                       (693)      (681)   (2,652)
Net amortization and deferral                                          (637)      (808)    1,427
                                                                      ------   -------   -------
  Net periodic pension
    cost (credit)                                                    $ (422)    $ (569)   $ (383)
                                                                     ------     -------   -------
                                                                     ------     -------   -------

The Corporation also maintains a savings and profit-sharing plan for substantially all employees who have completed one year of service. Employees may voluntarily contribute to the plan. The company's contribution to the plan is an amount equal to 7 percent of the net income before income taxes at the discretion of the Board of Directors. Company contributions were $628, $617 and $510 during 1993, 1992 and 1991, respectively.

As the result of previous mergers and subsequent amendment of the Corporation's pension and profit-sharing plans to include employees of the other subsidiary banks, retirement plans previously maintained by those banks have been terminated or frozen.

The plans have been amended to comply with requirements of the Employee Retirement Income Security Act of 1974 and the Tax Reform Act of 1986.

Sure Financial Corporation maintained a profit-sharing 401(k) plan for substantially all employees of its subsidiaries. Contributions to the plan were $116, $123 and $117 during 1993, 1992 and 1991, respectively. This plan will be merged into the Corporation's savings and profit- sharing plan during 1994.

Lincolnland Bancorp, Inc. maintained an Employee Stock Ownership Plan in which substantially all employees were eligible to participate. Contributions to the plan were made at the discretion of the Board of Directors and amounted to $88, $175 and $196 for 1993, 1992 and 1991, respectively. This plan will be terminated during 1994. The Employee Stock Ownership Trust obligation, which is guaranteed by the Corporation, has been reflected as a liability and shareholders' equity has been reduced by the same amount. The obligation was reduced by $108, $109 and $108 in principal repayments in 1993, 1992 and 1991, respectively. In addition, the plan paid interest amounting to $31, $38 and $58 during 1993, 1992 and 1991, respectively.

Note 15.  GUARANTEED BANK LOAN OF EMPLOYEE STOCK OWNERSHIP PLAN

In accordance with the consensus reached on issue number 89-10 of the Financial Accounting Standards Board's Emerging Issues Task Force, the Corporation has recorded the debt of the Employee Stock Ownership Plan as an increase in liabilities and a reduction of shareholders' equity. This debt, with Citizens National Bank, Evansville, Indiana, is guaranteed by the Corporation and matures December 1998. The interest rate is 80 percent of prime. The balance was $541 and $649 at the end of 1993 and 1992, respectively.

Note 16.  UNAUDITED INTERIM FINANCIAL DATA

The following table reflects summarized quarterly data for the periods described (unaudited):

                                                      1993
                                -------------------------------------------------
                                   December  September     June     March
                                      31        30          30        31
                                ------------  ---------    --------  ---------
Interest income                  $    11,998  $  12,010    $ 12,328 $   12,152
Interest expense                       4,670      4,784       4,899      5,161
                                  ----------  ---------    --------  ---------
  Net interest income                  7,328      7,226       7,429      6,991
Provision for
  loan losses                             88        128         243        195
Noninterest income                     1,551      1,266       1,262      1,453
Noninterest expense                    5,639      5,168       5,412      5,303
                                  ----------  ---------    --------  ---------
Income before
  income taxes                         3,152      3,196       3,036      2,946
Provision for
  income tax                           1,078      1,064         936        878
                                  ----------  ---------    --------   --------
    Net income                    $    2,074  $   2,132    $  2,100  $   2,068
                                  ----------  ---------    --------  ---------
                                  ----------  ---------    --------  ---------
Earnings per share                $      .56  $     .57    $    .56  $     .55

                                                      1992
                                --------------------------------------------------
                                   December   September       June      March
                                      31         30            30         31
                                   ---------- ----------    ---------  ----------
Interest income                    $   12,784  $  13,318     $ 13,732   $  14,419
Interest expense                        5,588      6,094        6,587       7,211
                                   ----------  ---------     --------   ---------
  Net interest income                   7,196      7,224        7,145       7,208
Provision for
  loan losses                             369        402          190         273
Noninterest income                      1,570      1,184        1,111       1,364
Noninterest expense                     5,333      5,111        5,017       5,380
                                   ----------  ---------     --------   ---------
Income before
  income taxes                          3,064      2,895        3,049       2,919
Provision for
  income tax                              995        897          951         884
                                     --------   --------     --------    --------
    Net income                     $    2,069  $   1,998     $  2,098   $   2,035
                                   ----------  ---------     --------   ---------
                                   ----------  ---------     --------   ---------
Earnings per share                 $      .55  $     .54     $    .56   $     .54

Note 17.  FINANCIAL INFORMATION OF PARENT COMPANY

Condensed financial data for National City Bancshares, Inc. (parent company only) are as follows:

                            CONDENSED STATEMENTS OF
                               FINANCIAL POSITION

                                             December 31,
                                        ---------------------
                                        1993            1992
                                     ----------      ----------
ASSETS
Cash on hand and in banks             $   1,157       $      776
Investment in bank subsidiaries          83,542           80,294
Property and equipment                      694              566
Income taxes receivable                      83               54
Other assets                              1,873            1,915
                                      ---------        ---------
    TOTAL ASSETS                      $  87,349          $83,605
                                      ---------        ---------
                                      ---------        ---------
LIABILITIES

Notes payable                         $     541       $    3,164
Dividends payable                           823              557
Deferred income taxes                        81               79
Other liabilities                             3               33
                                      ---------               --
    Total liabilities                     1,448            3,833
                                      ---------            -----
SHAREHOLDERS' EQUITY
Common stock                             12,471           12,469
Capital surplus                          36,128           36,139
Retained earnings                        37,375           31,896
Unrealized gain (loss) on securities
  available for sale                        468              (83)
Employee Stock Ownership
  Plan obligation guaranty                 (541)            (649)
                                      ---------        ---------
    Total shareholders' equity           85,901           79,772
                                      ---------        ---------
    TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY              $  87,349        $  83,605
                                      ---------        ---------
                                      ---------        ---------

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
             (Dollar Amounts Other Than Share Data in Thousands)

NOTE 17.  FINANCIAL INFORMATION OF PARENT COMPANY CONTINUED

                         CONDENSED STATEMENTS OF INCOME

                                                              For the Years
                                                            Ended December 31,
                                                         --------------------------

- -
                                                     1993                  1992         1991
                                                   --------              --------     --------
Dividends from subsidiaries                    $      6,530              $    4,882    $   6,146
Other income                                            474                     371          349
                                                -----------              -----------  -----------
  Total income                                        7,004                   5,253        6,495
                                                -----------              -----------  -----------
Interest expense                                        152                     289          558
Other expenses                                        1,451                     911          923
                                                -----------              -----------  -----------
  Total expenses                                      1,603                   1,200        1,481
                                                -----------              -----------  -----------
Income before income taxes
  and equity in undistributed
  earnings of subsidiaries                            5,401                   4,053        5,014
Income tax benefit                                     (230)                   (181)        (349)
                                                -----------              -----------  -----------
Income before equity in
  undistributed earnings of
  subsidiaries                                        5,631                   4,234        5,363
Equity in undistributed
  earnings of subsidiaries                            2,743                   3,966        1,667
                                                -----------              -----------  -----------
    Net income                                 $      8,374              $    8,200    $   7,030
                                               ------------              -----------  -----------
                                               ------------              -----------  -----------

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                For the Years
                                              Ended December 31,
                                           --------------------------
                                           1993         1992       1991
                                          ------       ------     ------
CASH FLOWS FROM
OPERATING ACTIVITIES
  Net income                             $   8,374     $ 8,200      $ 7,030
  Adjustments to
    reconcile net income
    to net cash provided by
    operating activities:
      Depreciation and amortization            525         493          516
      Undistributed earnings of
        subsidiaries                        (2,743)     (3,966)      (1,667)
      Increase (decrease) in
        deferred taxes                           2          (9)          18
  Changes in assets and liabilities:
    (Increase) decrease in
      other assets                            (291)        100         (106)
    Increase (decrease) in
      other liabilities                         16         (33)         (64)
                                           -------         ----        -----
       Net cash flows provided
          by operating activities            5,883       4,785        5,727
                                         ----------      ------      ------

CASH FLOWS FROM
INVESTING ACTIVITIES
  Purchase of premises
    and equipment                             (349)       (134)         (19)
  Proceeds from sale of premises
    and equipment                                -           -           36
  Purchase of subsidiary,
    net of cash acquired                         -           -         (299)
                                             ------        ----        -----
      Net cash flows provided by
        (used in) investing activities        (349)       (134)        (282)
                                             -------      ------      ------

CASH FLOWS FROM
FINANCING ACTIVITIES
  Dividends paid                            (2,629)     (2,634)      (2,235)
  Payments on notes payable                 (2,515)     (2,001)      (3,345)
  Repurchase of common stock                  (650)       (566)        (464)
  Sale of common stock                         641         568          462
                                           -------       ------       ------
    Net cash flows (used in)
      financing activities                  (5,153)     (4,633)      (5,582)
                                          ----------    ------        ------
    Net increase (decrease) in
      cash and due from banks                  381          18         (137)
    Cash and due from banks
     at beginning of year                      776         758          895
                                             ------        ----       ------
  Cash and due from banks
    at end of year                        $  1,157       $ 776        $ 758
                                           -------       ------      --------
                                           -------       ------      --------


OFFICIAL ORGANIZATION
NATIONAL CITY BANCSHARES, INC. AND SUBSIDIARIES

NATIONAL CITY
BANCSHARES, INC.

BOARD OF DIRECTORS
Donald B. Cox
Mrs. N. Keith Emge
Michael D. Gallagher
Donald G. Harris
Robert H. Hartmann
C. Mark Hubbard
Edgar P. Hughes
R. Eugene Johnson, Esq.
Edwin F. Karges, Jr.
Robert A. Keil
John D. Lippert
John Lee Newman
Ronald G. Reherman
Laurence R. Steenberg
C. Wayne Worthington
George A. Wright

SENIOR OFFICERS
John D. Lippert
Robert A. Keil
Benjamin W. Bloodworth
Michael F. Elliott
Harold A. Mann


THE BANK OF MITCHELL
MITCHELL, INDIANA

BOARD OF DIRECTORS
Robert J. Burton
Dana J. Dunbar
Michael F. Elliott
C. Wayne Hatfield
Dr. James F. King
E. Joseph Kremp
Stephen A. Ralston
John A. Yager, Jr.

SENIOR OFFICER
Stephen A. Ralston

THE FARMERS AND
MERCHANTS BANK
FORT BRANCH, INDIANA

BOARD OF DIRECTORS
Thomas L. Austerman
Robert H. Elpers
Harvey J. Hirsch
Barbara A. Massey
Marlene A. Obert
Cletus M. Oing
James A. Pfister

SENIOR OFFICERS
James A. Pfister
Barbara A. Massey

FARMERS STATE BANK
STURGIS, KENTUCKY

BOARD OF DIRECTORS
Garland Certain
Chris D. Melton
Charles L. Pryor
Joseph Sprague
Slaton Sprague
William R. Sprague
James D. Syers
I. Dix Winston, Jr.
Joe Woodring

SENIOR OFFICER
Garland Certain

LINCOLNLAND BANK
DALE, INDIANA

BOARD OF DIRECTORS
Eric Ayer, Esq.
Kenneth Ayer
Benjamin W. Bloodworth
Narl Conner
Joe Dan Elliott
Donald Kirkland
Edgar Mulzer
Joe C. Neff
Albert Raven
Wm. Stephen Schroer
C. W. Wedeking
Lon Youngblood

SENIOR OFFICERS
Edgar Mulzer
Joe C. Neff
Kenneth Ayer
Wm. Stephen Schroer
Don Kirkland
Al Raven
Scott K. Neff
Joan L. Trinkel

THE NATIONAL CITY
BANK OF EVANSVILLE
EVANSVILLE, INDIANA

BOARD OF DIRECTORS
Donald B. Cox
Mrs. N. Keith Emge
Michael D. Gallagher
Donald G. Harris
Robert H. Hartmann
C. Mark Hubbard
Edgar P. Hughes
R. Eugene Johnson, Esq.
Edwin F. Karges, Jr.
John D. Lippert
Chris D. Melton
John Lee Newman
Ronald G. Reherman
Laurence R. Steenberg
C. Wayne Worthington
George A. Wright

SENIOR OFFICERS
John D. Lippert
Chris D. Melton
Thomas L. Austerman
Benjamin W. Bloodworth
Paul N. Hocking
Thomas R. Lampkins
Harold A. Mann


 [PHOTO]

OFFICIAL ORGANIZATION CONTINUED
NATIONAL CITY BANCSHARES, INC. AND SUBSIDIARIES

THE PEOPLES NATIONAL
BANK OF GRAYVILLE
GRAYVILLE, ILLINOIS

BOARD OF DIRECTORS
Lyndle Barnes, Jr.
John C. Blood, Jr.
Sam Broster
Richard L. Elliott
Victor R. Gallagher, Jr.
William H. Mitchell
James A. Pfister
Joseph M. Siegert
Herbert W. Sutter

SENIOR OFFICER
Lyndle Barnes, Jr.


PIKE COUNTY BANK
PETERSBURG, INDIANA

BOARD OF DIRECTORS
Max D. Elliott
Michael F. Elliott
Denver Gladish
John L. Hayes
Karl O. Schafer
John E. Yager, Jr.

SENIOR OFFICER
Max D. Elliott

POOLE DEPOSIT BANK
POOLE, KENTUCKY

BOARD OF DIRECTORS
Eugene R. Bradley
Harold A. Mann
William B. Norment, Jr., Esq.
James B. Vaughn
Wayne Willson

SENIOR OFFICER
James B. Vaughn

THE SPURGEON
STATE BANK
SPURGEON, INDIANA

BOARD OF DIRECTORS
Roger M. Duncan
Max D. Elliott
Michael F. Elliott
Anthony P. Uebelhor
John E. Yager, Jr.

SENIOR OFFICER
Roger M. Duncan

THE STATE BANK OF WASHINGTON
WASHINGTON, INDIANA

BOARD OF DIRECTORS
Benjamin W. Bloodworth
John P. Cavanaugh
Max D. Elliott
Michael F. Elliott
Harry W. Hanson, Esq.
John L. Hayes
E. Joseph Kremp
Dr. Jerry D. McClarren
Harvey W. Pinney

SENIOR OFFICERS
Michael F. Elliott
Harvey W. Pinney
Patricia A. Paul


AYER-WAGONER-DEAL
INSURANCE AGENCY, INC.
ROCKPORT, INDIANA

BOARD OF DIRECTORS
Kenneth Ayer
Edgar Mulzer
Joe C. Neff

AGENT
William Deal



 [PHOTO]

                            SHAREHOLDER INFORMATION


                         STOCK AND DIVIDEND INFORMATION

The common stock of the corporation is traded in the over-the-counter market on the NASDAQ national market system under the symbol NCBE.

The following table lists the stock price for the past two years and dividend information for the corporation's common stock. Stock prices and dividends have been retroactively adjusted to reflect the 5% stock dividend declared in November 1992.

                                   RANGE OF STOCK PRICE
                                ------------------------            DIVIDEND
           QUARTER               LOW              HIGH              DECLARED
           -------              -----            ------             --------
            1992
             1ST               $22.875           $29.500              $0.21
             2ND                26.625            30.000               0.21
             3RD                27.625            30.500               0.21
             4TH                27.625            30.500               0.21


            1993
             1ST               $29.000           $34.000              $0.22
             2ND                32.500            37.250               0.22
             3RD                35.000            37.500               0.22
             4TH                35.000            37.500               0.22


                                 MARKET MAKERS

THE FOLLOWING FIRMS MAKE A MARKET IN THE STOCK OF NATIONAL CITY BANCSHARES,
INC.:

                                The Ohio Company
                           Smith Barney Shearson Inc.
                      J. J. B. Hilliard, W. L. Lyons, Inc.
                          Raffensperger, Hughes & Co.
                          Herzog, Heine, Geduld, Inc.


                            FOR FURTHER INFORMATION

 For further information, contact Jaylene Kiefer, Administrative Assistant, At:
                                 (812) 464-9606
                         National City Bancshares, Inc.
                                  P.O. Box 868
                        Evansville, Indiana  47705-0868

                              Nasdaq Symbol:  NCBE

             All subsidiary banks of National City Bancshares, Inc. are members of the Federal Deposit Insurance Corporation.


               This report is printed entirely on recycled paper.

[LOGO]