Form 10-K, Exhibit 13
period 1995-12-31
NATIONAL CITY BANCSHARES INC
filed 1996-03-22
CIK 764241

                                                                EXHIBIT 13

                                NATIONAL CITY
                               BANCSHARES, INC.




                                   1 9 9 5

                                Annual Report

Contents

Financial Review                                     1
Message to Shareholders                              2
Management's Discussion                              4
Management's Report                                  15
Independent Auditor's Report                         15
Statements of Financial Position                     16
Statements of Income                                 17
Statements of Cash Flows                             18
Statements of Shareholders' Equity                   20
Notes to Financial Statements                        21
Official Organization
        Subsidiaries                                 30
        National City Bancshares, Inc.               32
Shareholder Information                              33

FINANCIAL REVIEW

(Dollar Amounts Other Than Share Data in Thousands)                                    As Of And For The Year Ended December 31



                                                    1995                1994             1993            1992             1991
--------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income                              $ 40,167            $ 36,008         $ 34,427       $  34,513         $ 32,907
Provision for loan losses                             294                  18              581           1,327            2,910
Noninterest income                                  6,724               4,945            6,453           6,000            5,355
Noninterest expense                                26,343              26,101           25,853          25,025           24,554
--------------------------------------------------------------------------------------------------------------------------------
     Income before income taxes                    20,254              14,834           14,446          14,161           10,798
Income taxes                                        7,139               5,155            4,519           4,395            3,101
--------------------------------------------------------------------------------------------------------------------------------
     Net income                                  $ 13,115            $  9,679         $  9,927       $   9,766         $  7,697
================================================================================================================================

PER COMMON SHARE*
Net income                                       $   2.81            $   2.08         $   2.11       $    2.07         $   1.63
Book value                                          25.40               22.70            22.26           20.66            18.30
Cash dividends declared by
  National City Bancshares, Inc.                     0.88                0.89             0.84            0.80             0.74

TOTALS AT YEAR-END
Loans                                            $664,285            $575,018         $515,848       $ 500,084         $504,232
Allowance for loan losses                           5,323               4,899            4,757           5,243            5,511
Securities                                        241,287             248,660          245,793         256,195          259,656
Total assets                                      979,440             906,506          897,831         913,964          946,368
Deposits                                          774,720             764,451          760,729         784,529          813,112
Shareholders' equity                              119,311             104,635          104,458          97,503           86,345

SELECTED FINANCIAL RATIOS
Net income to average assets                         1.41%               1.08%            1.11%           0.99%            0.82%
Net income to average equity                        11.70                9.24             9.84            9.90             9.23
Cash dividend payout                                31.32               42.79            39.81           38.65            45.40
Average equity to average assets                    12.06               11.74            11.30           10.01             8.85
Tangible equity to tangible assets                  11.94               11.42            11.49           10.51             8.94
Total capital to risk-weighted assets               18.02               18.71            20.21           19.43            16.50

OTHER DATA
Number of shares*                               4,697,198           4,610,163        4,693,291       4,718,355        4,718,143
Number of shareholders                              2,106               2,104            2,040           2,025            1,946
Number of full-time equivalent employees              445                 446              466             473              492
Weighted average number of common
     shares outstanding*                        4,671,257           4,646,672        4,694,461       4,718,802        4,721,533

*Restated to reflect stock dividends.

                              [THREE BAR GRAPHS]

1991  $7,697                 1991 $504,232               1991  $86,345
1992  $9,766                 1992 $500,084               1992  $97,503
1993  $9,927                 1993 $515,848               1993 $104,458
1994  $9,679                 1994 $575,018               1994 $104,635
1995 $13,115                 1995 $664,285               1995 $119,311

NET INCOME                       LOANS                SHAREHOLDERS' EQUITY

MESSAGE TO SHAREHOLDERS

March 12,1996

Corporate and subsidiary management remains focused on its responsibility to enhance shareholder value for you, the Corporation's 2,100 owners.

The forthcoming proxy statement will indicate in graph form that a $100 investment in National City Bancshares, Inc. stock five years ago (1990) would have had a value of $236 at the end of 1995. This represents a compounded annual return of 18.8%.

National City Bancshares, Inc. completed its most profitable year in its eleven-year history. Net income for 1995 was $13,115,000, or $2.81 per share, compared to $9,679,000, or $2.08 per share, for 1994. This is an increase of $3,436,000, or 35.5%.

Return on average equity was 11.70%, compared to 9.24% in 1994. Return on average assets during 1995 increased to 1.41%, up from 1.08% last year.

The significant increase in earnings was a direct result of strong loan growth in most of our subsidiary banks. Equally important, the increase in loans was not at the expense of quality. Our ratio of underperforming loans as a percentage of total loans is at a historic low and is well below the industry average. The allowance for loan losses was 255.18% of underperforming loans at the end of 1995.

During the year, we completed the acquisitions of United Financial Bancorp, Inc., White County Bank, and the First National Bank of Paoli, bringing approximately $190,000,000 in additional assets to our family of banks. These acquisitions give our company a presence in geographic areas that we consider essential for the Corporation's future growth. Except for Paoli, the acquisitions were accounted for on a pooling of interests basis. Purchase accounting rules were used for the Paoli acquisition. Also, the Boards of Directors of The Spurgeon State Bank and Pike County Bank determined that in order to better serve their respective customers they would merge the bank in Spurgeon, Indiana, and its branch in Arthur, Indiana, into the Pike County Bank. This merger also allowed Roger M. Duncan, former president of The Spurgeon State Bank, the opportunity to assume a larger role with the Corporation's lead bank, The National City Bank of Evansville.





                [Photo of Newspaper article on new building]

Nearly 500 new shareholders were added during the past year as the result of the three acquisitions completed in 1995. The Corporation's Dividend Reinvestment Plan continues to be very well received, with more than 49% of our shareholders participating and with many of them also taking advantage of the optional cash contribution feature of the plan to purchase additional shares.

Early this year, management was realigned to allow greater emphasis on corporate development; John D. Lippert and Benjamin W. Bloodworth relinquished their duties with National City Bank to devote their efforts full time to corporate matters. Michael F. Elliott became Chairman and Chief Executive Officer of National City Bank, and Thomas L. Austerman replaced Mr. Elliott as the Bank's President. Mr. Elliott will continue to have holding company responsibilities as well. Many other promotions and retirements occurred throughout our network of banks, and we express our congratulations and best wishes to all who were affected.

One of many major announcements in 1995 was the construction of a new main office for National City Bank. The Bank has outgrown its offices; and after much planning, the decision was made to build a new, efficient facility adjacent to its historic office. The new nine-story complex will be occupied by the Bank on the first three floors. The corporate offices of National
City Bancshares, Inc. will also be located in the new structure. Other floors have been or will be sold as condominiums.

In conclusion, we continue to follow our corporate strategy of inviting willing area banks to join our family of banks, if mutually beneficial. Again, we solicit your banking business and your support, and look forward to serving you in 1996.

/s/ John D. Lippert
John D. Lippert
Chairman of the Board and
Chief Executive Officer

/s/ Robert A. Keil
Robert A. Keil
President, Chief Financial Officer
and Chief Administrative Officer

[PHOTO]
NATIONAL CITY BANCSHARES, INC.
EXECUTIVE OFFICERS
Robert A. Keil, President; Benjamin W. Bloodworth, Executive Vice President; Michael F. Elliott, Executive Vice President; and John D. Lippert, Chairman and Chief Executive Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollar Amounts Other Than Share Data in Thousands)
--------------------------------------------------------------------------------
INTRODUCTION

The discussion and analysis which follows is presented to assist in the understanding and evaluation of the financial condition and results of operations of National City Bancshares, Inc. and its subsidiaries as presented in the following consolidated financial statements and related notes. The text of this review is supplemented with various financial data and statistics. All information has been retroactively restated to include bank acquisitions accounted for using the pooling of interests method and to give effect to stock dividends.
--------------------------------------------------------------------------------
BUSINESS DESCRIPTION

National City Bancshares, Inc. (Corporation) is an Indiana corporation established in 1985 to engage in the business of a bank holding company. Based in Evansville, Indiana, the Corporation has eleven wholly owned subsidiaries, including nine commercial banks and one savings bank serving twenty-three communities with a total of thirty-two banking centers, one leasing corporation, and one insurance agency (which is a subsidiary of a subsidiary bank). Each subsidiary, its location, number of offices, year founded, date of merger, and size in assets and equity is shown below.

The Corporation's subsidiary banks provide a wide range of financial services to the communities they serve in Southwestern Indiana, Western Kentucky, and Southeastern Illinois. These services include various types of deposit accounts; safe deposit boxes; safekeeping of securities; automated teller machines; consumer, mortgage, and commercial loans; mortgage loan sales and servicing; letters of credit; accounts receivable management (financing, accounting, billing, and collecting); and complete personal and corporate trust services. All banks are members of the Federal Deposit Insurance Corporation.



SUBSIDIARY
                                           Number of     Year
Principal and Other Cities                  Offices     Founded  Date of Merger
-------------------------------------------------------------------------------------
THE NATIONAL CITY BANK OF EVANSVILLE
Evansville and Newburgh, Indiana                 9     1850     May 6, 1985
THE PEOPLES NATIONAL BANK OF GRAYVILLE
Grayville, Illinois                              1     1937     May 16, 1988
THE FARMERS AND MERCHANTS BANK
Fort Branch, Indiana                             1     1896     January 30, 1989
FIRST KENTUCKY BANK
Sturgis, Morganfield, and Poole, Kentucky        4     1916     November 30, 1990
LINCOLNLAND BANK
Dale, Chrisney, Grandview, Hatfield,             5     1904     December 17, 1993
and Rockport, Indiana
THE BANK OF MITCHELL
Mitchell, Bedford, and Paoli, Indiana            4     1882     December 17, 1993
PIKE COUNTY BANK
Petersburg, Arthur, and Spurgeon, Indiana        3     1900     December 17, 1993
THE STATE BANK OF WASHINGTON
Washington and Odon, Indiana                     2     1910     December 17, 1993
WHITE COUNTY BANK
Carmi, Illinois                                  1     1904     June 30, 1995
UNITED FEDERAL SAVINGS BANK
Vincennes and Princeton, Indiana                 2     1890     August 31, 1995
NCBE LEASING CORP.
Evansville, Indiana                              1     1994     November 1, 1994
UNIFED, INC.
Petersburg, Princeton, and Vincennes, Indiana    3     1980     August 31, 1995


SUBSIDIARY
                                        12/31/95 (millions)
                                        -------------------
Principal and Other Cities               Assets   Equity
--------------------------------------------------------------
THE NATIONAL CITY BANK OF EVANSVILLE
Evansville and Newburgh, Indiana          $411    $38
THE PEOPLES NATIONAL BANK OF GRAYVILLE
Grayville, Illinois                         39      5
THE FARMERS AND MERCHANTS BANK
Fort Branch, Indiana                        39      4
FIRST KENTUCKY BANK
Sturgis, Morganfield, and Poole, Kentucky   87     11
LINCOLNLAND BANK
Dale, Chrisney, Grandview, Hatfield,       115     13
and Rockport, Indiana
THE BANK OF MITCHELL
Mitchell, Bedford, and Paoli, Indiana       60      8
PIKE COUNTY BANK
Petersburg, Arthur, and Spurgeon, Indiana   47      5
THE STATE BANK OF WASHINGTON
Washington and Odon, Indiana                44      4
WHITE COUNTY BANK
Carmi, Illinois                             63      7
UNITED FEDERAL SAVINGS BANK
Vincennes and Princeton, Indiana           106     11
NCBE LEASING CORP.
Evansville, Indiana                          5      -
UNIFED, INC.
Petersburg, Princeton, and Vincennes, Ind    -      -

--------------------------------------------------------------------------------
FINANCIAL CONDITION

Highlights for 1991 through 1995 are presented in the financial review on page
1. An average balance sheet and analysis of net interest income is provided on page 14. A higher net interest margin and continued cost controls contributed to the 1995 earnings per share of $2.81, an increase of $.73, or 35.1%. Seventy percent of 1995 earnings were retained, increasing the book value per share $2.70 to $25.40 and resulting in a very strong ratio of average equity capital to average assets of 12.06%. Current proposed legislation could result in a special assessment of up to $775 on Savings Association Insurance Fund (SAIF) insured deposits to recapitalize the SAIF. We are not aware of any other current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on our operations, capital resources, or liquidity.

Average earning assets and average assets increased $37,578, or 4.5% and $37,591, or 4.2%, respectively, in 1995, compared to 1994, when both categories remained approximately the same. During 1995, average interest-bearing deposits in banks decreased $13,232, or 61.5%; average short-term money market investments decreased $1,284, or 49.4%; and average federal funds sold decreased $2,101, or 15.0%. Average securities decreased $24,584, or 9.5% with the largest decrease being in U.S. Government and agencies which decreased $25,163, or 13.4%. Nontaxable state and municipals decreased $198, or 0.5%, while taxable municipals increased $380, or 15.7%. All other types of securities increased $899, or 3.3%. The average market value adjustment on securities available for sale decreased $502, or 44.7%. Average loans increased $78,779, or 14.6%. Commercial, consumer, and mortgage loans had significant increases, with the largest being $32,069, or 16.9%, in average commercial loans. A strong loan demand contributed to the growth of the loan portfolio. The change in earning asset mix was intended and resulted in improved earnings in 1995 and a continued strong condition to begin 1996.

A decrease of $14,989, or 6.8%, in average savings and interest-bearing checking accounts was more than offset by an increase of $29,463, or 7.8%, in average certificates of deposit and other time deposits. Money market accounts also increased $1,681 or 2.5%. Average federal funds purchased and securities sold under agreements to repurchase increased $1,743, or 8.8%. Average other borrowings increased $9,806, or 192.2%, to fund loans. Average noninterest-bearing deposits increased $155, or .2%. It is the Corporation's philosophy to only increase deposits if they are needed to fund loan growth.
--------------------------------------------------------------------------------
SECURITY PORTFOLIO

Average securities comprised 26.8% of the 1995 average earning assets compared to 30.9% and 30.2% in 1994 and 1993, respectively. They represent the second largest component after loans. The Corporation holds various types of securities, including mortgage-backed securities. Inherent in mortgage-backed securities is prepayment risk, which occurs when borrowers prepay their obligations due to market fluctuations and rates. In an effort to reduce this risk, management closely monitors the amount of mortgage-backed securities contained in the portfolio. The Corporation has no securities by any issuer, with the exception of the U. S. Government, exceeding 10% of shareholders' equity. The Corporation manages the quality and risk of securities through its Asset/Liability Committee, which recommends and monitors the overall security portfolio approved by the Corporation's Board of Directors. Among other things, the investment policy establishes guidelines for the level, type, quality, and mix of securities appropriate for the portfolio. The security portfolio at December 31, 1995, included $6,662 in structured notes, which were comprised of $2,560 in multi-coupon step-up notes that have a price volatility comparable to a callable U.S. Government agency of like maturity; $3,202 in capped floating rate notes; $300 in a ratchet capped floating rate note; and $600 in delevered floating notes. These securities have risk characteristics which are well within the constraints of the non-structured securities held in the security portfolio.

As of December 31, 1993, the Corporation adopted Financial Accounting Standards Board Statement No. 115. For 1995, 1994 and 1993, securities classified as held to maturity are carried at amortized cost, and those classified as available for sale are carried at fair value.

The available-for-sale securities included unrealized losses of approximately $650 and unrealized gains of $1,146 at December 31, 1995. The fair value of held-to-maturity securities was $92,236, reflecting unrealized losses of $243 and unrealized gains of $2,561. At December 31, 1995, the Corporation's available-for-sale securities included $56,096 in mortgage-backed securities, or 37.1% of the available-for-sale portfolio. The held-to-maturity portfolio contained $6,071 in mortgage-backed securities or 6.8% of the held-to-maturity portfolio. The weighted average maturity of the available-for-sale and held-to-maturity portfolios at December 31, 1995, was 5.9 years and 6.3 years, respectively. The weighted average maturity of the available-for-sale and the held-to-maturity portfolios at December 31, 1994, was 3.6 years and 4.2 years, respectively.

The following is a three-year analysis of the year-end balances in the security portfolio and an analysis of the maturities and weighted average yields as of December 31, 1995. The weighted average yields on municipal securities that are tax-exempt have been computed on a federal-tax-equivalent basis using a 35.0% tax rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

(Dollar Amounts Other Than Share Data in Thousands)

SECURITY PORTFOLIO

                                                              Carrying Value at December 31
                                    ---------------------------------------------------------------------------
                                             1995                        1994                     1993
                                    ----------------------      ----------------------    ---------------------
                                     HELD TO     AVAILABLE       Held to     Available     Held to    Available
                                    MATURITY      FOR SALE      Maturity      For Sale    Maturity     For Sale
---------------------------------------------------------------------------------------------------------------
Debt Securities:
     U.S. Treasury securities      $     500     $  33,880    $    7,577     $  38,392   $  33,396    $  19,071
     U.S. Government agencies          5,448        51,300        23,829        55,640      18,693       63,500
     Taxable municipals                3,120             -         2,530             -       1,646            -
     Tax-exempt municipals            57,897             -        42,308             -      39,435            -
     Corporate securities             16,882         4,638        18,544         6,721      11,369        1,122
     Mortgage-backed securities        6,071        56,096        17,512        32,144      38,685       15,457
---------------------------------------------------------------------------------------------------------------
       Total debt securities          89,918       145,914       112,300       132,897     143,224       99,150
Equity securities                          -         5,455             -         3,463           -        3,419
---------------------------------------------------------------------------------------------------------------
       Total securities              $89,918      $151,369      $112,300      $136,360    $143,224     $102,569
===============================================================================================================



MATURITY ANALYSIS                                   After 1 Year      After 5 Year
DECEMBER 31, 1995                                        but               but
                                  Within 1 Year    Within 5 Years    Within 10 Years   After 10 Years          Total
                                 ---------------   --------------    --------------    ---------------     --------------
                                 Amount    Yield   Amount   Yield    Amount   Yield    Amount    Yield     Amount   Yield
--------------------------------------------------------------------------------------------------------------------------
SECURITIES CLASSIFIED AS
     HELD TO MATURITY:
U.S. Treasury securities        $    500   4.27%  $      -     -    $      -      -    $      -       -   $     500  4.27%
U.S. Government agencies           1,989   7.71%     2,995   7.51%        59   7.33%        405    6.56%      5,448  7.51%
Taxable municipals                   346   8.75%     1,559   6.18%     1,215   7.17%          -       -       3,120  6.85%
Tax-exempt municipals              2,940   5.26%    18,621   6.63%    19,504   7.00%     16,832    6.59%     57,897  6.67%
Corporate securities               4,991   4.93%    11,891   6.52%         -      -           -       -      16,882  6.05%
--------------------------------------------------------------------------------------------------------------------------
     Total maturing securities  $ 10,766   5.63%  $ 35,066   6.65%  $ 20,778   7.01%   $ 17,237    6.59%     83,847  6.59%
========================================================================================================
Mortgage-backed securities                                                                                    6,071  7.92%
                                                                                                          ----------------
     Total securities                                                                                     $  89,918  6.68%
                                                                                                          ================

SECURITIES CLASSIFIED AS
     AVAILABLE FOR SALE:
U.S. Treasury securities        $ 22,923   5.21%  $ 10,408   6.77%       549   7.76%   $      -       -   $  33,880  5.73%
U.S. Government agencies          18,426   5.73%    29,867   6.23%     3,007   5.94%          -       -      51,300  6.03%
Corporate securities               1,215   5.64%     3,423   6.38%         -      -           -       -       4,638  6.19%
--------------------------------------------------------------------------------------------------------------------------
     Total maturing securities  $ 42,564   5.45%  $ 43,698   6.37%  $  3,556   6.22%   $      -       -      89,818  5.93%
========================================================================================================
Mortgage-backed securities                                                                                   56,096  6.14%
Equity securities                                                                                             5,455  5.15%
                                                                                                          ----------------
     Total securities                                                                                     $ 151,369  5.98%
                                                                                                          ================


--------------------------------------------------------------------------------
LOANS

Each subsidiary bank has competent lending officers who follow loan policies approved by their boards of directors. These policies are compatible with the Corporation's loan policy approved by its Board of Directors. The lending policies address risks associated with each type of lending, collateralization, loan-to-value ratios, loan concentrations, insider lending, and other pertinent matters. These functions are monitored by subsidiary and corporate loan review personnel and by the loan committees of the boards of directors for compliance and loan quality. Close loan administration and high credit standards minimize credit risk, as evidenced by the ratio of underperforming loans to total loans. Highly speculative loans are prohibited, and the normal loan-to-value ratio is a maximum of 80% for real estate loans. The loan portfolio contains no foreign loans. All real estate loans, and more than 85% of commercial and consumer loans, are secured.

The Corporation's loan portfolio is well diversified by type of loan, industry, and geographic location, which minimizes economic risk. The loan portfolio contained 30% commercial loans, 51% real estate loans (primarily residential), and 19% consumer loans at December 31, 1995. The Corporation's affiliate banks lend to customers in various industries including manufacturing, agricultural, health and other services, transportation, mining, wholesale, and retail.

Commercial loans increased dramatically in 1995 and 1994 due to a general increase in business among the communities the Corporation's banks serve. Management feels little risk is associated with this growth because most of the borrowers are long-standing customers who increased their lines of credit for expansion and inventory purposes. Consumer loans also grew appreciably as a direct result of increased automobile sales. Strict underwriting standards, as evidenced by negligible loan losses, should minimize future losses on these loans.

Agriculture in our trade area was profitable for the third straight year, allowing credit "clean up" and pay down on agriculture-related credit while also increasing outstandings. The Corporation's banks do not make loans for land speculation or other high credit risk farm ventures. The increase in real estate lending was a direct result of strong loan demand during most of 1995. This portfolio is mostly comprised of single-family, owner-occupied housing. Guidelines for residential mortgage lending were followed, advances normally did not exceed 80% of appraised value, and the customer's ability to repay was closely scrutinized.

At December 31, 1995, there was no concentration of credit risk from borrowers engaged in the same or similar industries exceeding 10% of total loans. Geographic diversification is provided by the Corporation's policy to extend credit to customers in its geographic market areas in and around its subsidiary banks' twenty-three cities located in Southwestern Indiana, Southeastern Illinois, and Western Kentucky.

The following is a five-year summary of the loan portfolio and an analysis of the loan maturities and rate sensitivities at December 31, 1995.

LOAN PORTFOLIO AT YEAR END, FIVE-YEAR SUMMARY


                                                   1995       1994     1993       1992      1991
-------------------------------------------------------------------------------------------------
Real estate loans                                $339,880  $316,742  $296,869  $289,651  $295,701
Loans to financial institutions                         -         -        50        50       500
Loans for purchasing/carrying securities                -         -         -       350       350
Agricultural loans                                 29,152    28,299    26,757    24,067    25,345
Commercial and industrial loans                   152,648   116,162    99,491    96,067    83,224
Economic development loans and
     other obligations of state and
     political subdivisions                         9,887    12,833     9,916     9,478    11,622
Consumer loans                                    124,864    99,683    83,609    83,585    88,099
Direct lease financing                              7,873     1,293       503     1,678     2,192
All other loans                                       291       275       845       145     3,798
-------------------------------------------------------------------------------------------------
     Total loans - gross                          664,595   575,287   518,040   505,071   510,831
Less: unearned income                                 310       269     2,192     4,987     6,599
-------------------------------------------------------------------------------------------------
     Total loans - net of unearned income         664,285   575,018   515,848   500,084   504,232
Less: allowance for loan losses                     5,323     4,899     4,757     5,243     5,511
-------------------------------------------------------------------------------------------------
     Total loans - net                           $658,962  $570,119  $511,091  $494,841  $498,721
=================================================================================================


LOAN MATURITIES AND RATE SENSITIVITIES AT DECEMBER 31, 1995 ON AGRICULTURAL, COMMERCIAL, AND TAX-EXEMPT LOANS

                                                              After
                                                            1 Year But
                                                 Within      Within        Over
Rate sensitivities:                              1 Year      5 Years      5 Years        Total
-------------------------------------------------------------------------------------------------
Fixed rate loans                                 $ 21,707     $38,200      $ 9,719      $ 69,626
Variable rate loans                               119,524         743        1,517       121,784
--------------------------------------------     ----------------------------------------------
     Subtotal                                    $141,231     $38,943      $11,236       191,410
============================================     =================================
     Percent of subtotal                           73.78%      20.35%        5.87%
Nonaccrual loans                                                                             277
                                                                                        --------
     Total loans net of unearned income                                                 $191,687
                                                                                        ========


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED
(Dollar Amounts Other Than Share Data in Thousands)

-------------------------------------------------------------------------------
UNDERPERFORMING ASSETS

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

The following is a five-year summary of the underperforming assets as of December 31:


UNDERPERFORMING ASSETS AT YEAR END, FIVE-YEAR SUMMARY

                                    1995     1994      1993       1992       1991
-----------------------------------------------------------------------------------
Underperforming loans:
 Nonaccrual                       $1,037   $1,025    $2,187    $ 3,356    $ 4,853
 Restructured                        143      223       222      2,147      2,842
 90 days past due                    906      594       279      1,735      3,695
-----------------------------------------------------------------------------------
    Total underperforming loans    2,086    1,842     2,688      7,238     11,390
Nonaccrual municipal securities        -        -        81        182        104
Other real estate held               383      636     1,059      3,512      3,905
-----------------------------------------------------------------------------------
    Total                         $2,469   $2,478    $3,828    $10,932    $15,399
===================================================================================


Past due 90 days or more, nonaccrual, and restructured loans were 0.3% of total loans at the end of 1995 and 1994. Of the loans in these categories, $929, or 44.5%, were secured by real estate at the end of 1995, compared to $1,049, or 56.9%, at the end of 1994. Additional interest income that would have been recorded, if nonaccrual and restructured loans had been current and in accordance with their original terms, was $133, $107, and $157 in 1995, 1994, and 1993, respectively. The interest recognized on nonaccrual loans was approximately $58, $84, and $29 in 1995, 1994, and 1993, respectively. Other real estate held at the end of 1992 included properties valued at $2,011 which were sold with The National City Bank of Evansville holding the mortgages.

In addition to those loans classified as underperforming, management was closely monitoring loans of approximately $26,560 and $19,383 as of the end of 1995 and 1994, respectively, for the borrowers' abilities to comply with present loan repayment terms. All impaired loans discussed in Note 5 to the financial statements in this report are included in the above mentioned underperforming or closely monitored loans.

-------------------------------------------------------------------------------
RISK MANAGEMENT

As of December 31, 1995, management considered the allowance for loan losses adequate to provide for potential losses. Management reviews delinquent and problem loans weekly. Loans which are judged uncollectible are charged off on a timely basis. The allowance for loan losses is reviewed quarterly in order to evaluate and maintain its adequacy based on a thorough analysis of the entire loan portfolio. Some of the factors used in this review include current economic conditions and forecasts, risk by type of loan, previous loan loss experience, and evaluation of specific borrowers and collateral. The Corporation and its banks closely monitor loan portfolios using models designed in part by regulatory agencies.

Total loans charged off during 1995 decreased $97, or 13.8%, and recoveries were $231, or 27.9%, lower than in 1994. The provision for loan losses was decreased for 1994 and 1993 as a result of receiving payments on loans which had been allocated for in previous quarterly evaluations or previously charged off and improved loan quality as evidenced by the significant reductions in underperforming loans and in charge-offs in both periods. The provision was increased for 1995 due to increased loan volume.

The following is a five-year analysis of loan loss experience and allocation of allowance for loan losses:


SUMMARY OF LOAN LOSS EXPERIENCE  (ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES)

                                               1995          1994          1993          1992          1991
-------------------------------------------------------------------------------------------------------------
Allowance for loan losses, January 1       $  4,899      $  4,757      $  5,243      $  5,511      $  5,127
Changes due to purchase acquisition             140             -             -             -             -
Loans charged off:
     Commercial                                 182           237         1,251         1,628         1,975
     Real estate                                 65           267           204           687           433
     Consumer                                   361           201           296           427           512
-------------------------------------------------------------------------------------------------------------
       Total                                    608           705         1,751         2,742         2,920
-------------------------------------------------------------------------------------------------------------
Recoveries on charged-off loans:
     Commercial                                 319           211           383           650           273
     Real estate                                173           189           186           239           249
     Consumer                                   106           429           115           230            71
-------------------------------------------------------------------------------------------------------------
       Total                                    598           829           684         1,119           593
-------------------------------------------------------------------------------------------------------------
         Net charge-offs                         10          (124)        1,067         1,623         2,327
Provision for loan losses                       294            18           581         1,355         2,711
-------------------------------------------------------------------------------------------------------------
Allowance for loan losses, December 31     $  5,323      $  4,899      $  4,757      $  5,243      $  5,511
=============================================================================================================

Total loans at year end                    $664,285      $575,018      $515,848      $500,084      $504,232
Average loans                              $618,529      $539,750      $509,031      $506,261      $508,645

As a percent of year-end loans:
     Net charge-offs                           0.00%        -0.02%         0.21%         0.32%         0.46%
     Provision for loan losses                 0.04%         0.00%         0.11%         0.27%         0.54%
     Year-end allowance balance                0.80%         0.85%         0.92%         1.05%         1.09%

As a percent of average loans:
     Net charge-offs                           0.00%        -0.02%         0.21%         0.32%         0.46%
     Provision for loan losses                 0.05%         0.00%         0.11%         0.27%         0.53%
     Year-end allowance balance                0.86%         0.91%         0.93%         1.04%         1.08%

Allowance for loan losses as a percent
     of underperforming loans                255.18%       265.96%       176.97%        72.44%        48.38%


ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31

                                Allowance Applicable to
---------------------------------------------------------------------
Loan Type           1995       1994       1993       1992        1991
---------------------------------------------------------------------
Commercial        $2,244     $1,862     $1,521     $1,901      $2,252
Real estate          947        946        957      1,320       1,212
Consumer             908        561        600        571         509
---------------------------------------------------------------------
  Allocated        4,099      3,369      3,078      3,792       3,973
Unallocated        1,224      1,530      1,679      1,451       1,538
---------------------------------------------------------------------
     Total        $5,323     $4,899     $4,757     $5,243      $5,511
=====================================================================


              Percent of Loans to Total Gross Loans
----------------------------------------------------------------
     1995        1994        1993         1992         1991
----------------------------------------------------------------
      30%          28%         27%          26%          25%
      51%          55%         57%          57%          58%
      19%          17%         16%          17%          17%
----------------------------------------------------------------
     100%         100%        100%         100%         100%
================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED
(Dollar Amounts Other Than Share Data in Thousands)
-------------------------------------------------------------------------------
DEPOSITS

The Corporation's Asset/Liability Committee manages the deposits of its banks to best utilize short-term and long-term benefits of deposit growth. Average deposits increased $16,310, or 2.2%, during 1995. Average time deposits of $100,000 or more increased $28,159, or 43.5%. Time deposits of $100,000 or more increased $6,853, or 8.0%, during 1995, compared to an increase of $19,836, or 30.1%, during 1994. Of the 1994 increase, $8,250 was deposited to collateralize a standby letter of credit. Time deposits of $100,000 or more are from local depositors and are not brokered deposits. They are not considered to present an undue risk, and their averages have remained at less than 10% of average total assets during the past three years.

The following is a three-year summary of average deposit balances and rates. Also presented is a comparative analysis of time deposits of $100,000 or more.

AVERAGE DEPOSITS

                                            1995                  1994                   1993
                                      ---------------     ------------------     ------------------
                                      AMOUNT     RATE      Amount       Rate       Amount     Rate
---------------------------------------------------------------------------------------------------
Noninterest-bearing demand           $ 88,011      -       $ 87,856       -       $ 83,432      -
Money market accounts                  69,358    3.72%       67,677     2.66%       71,217    2.80%
Interest-bearing demand               131,987    2.26%      138,018     2.40%      131,780    2.49%
Savings                                73,281    2.67%       82,239     2.55%       77,132    2.80%
Time deposits of $100,000 or more      92,927    5.68%       64,768     4.92%       65,195    3.54%
Other time deposits                   315,329    5.14%      314,025     4.22%      332,097    4.67%
---------------------------------------------------------------------------------------------------
  Total                              $770,893              $754,583               $760,853
===================================================================================================


TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31

                                   1995       1994       1993
-------------------------------------------------------------
Maturing:
 3 months or less               $31,735    $37,075    $23,489
 Over 3 to 6 months              44,317     23,723     20,569
 Over 6 to 12 months             13,915     10,826      6,499
 Over 12 months                   2,622     14,112     15,343
-------------------------------------------------------------
   Total                        $92,589    $85,736    $65,900
=============================================================

--------------------------------------------------------------------------------
CAPITAL RESOURCES


At the end of 1995, shareholders' equity totaled $119,311, an increase of $14,676, or 14.0%, over 1994. The equity to asset ratio on an average basis was 12.06% and 11.74% for 1995 and 1994, respectively. The dividend payout ratio for 1995 was 31.32% compared to 42.79% in 1994. The National City Bank of Evansville committed in 1995 to build an addition to its main office to be completed in 1997 with an approximate cost of $6,000. It is anticipated that the project will be financed internally. There are no other material commitments for capital expenditures.


Guidelines for minimum capital levels have been established by the Federal Reserve Board. Tier I (core) capital consists of shareholders' equity less goodwill, other identifiable intangible assets, and unrealized losses on marketable equity securities. Total capital consists of Tier I capital plus allowance for loan losses. Regulatory minimum capital levels are 3% for the leverage ratio which is defined as Tier I capital as a percentage of total assets less goodwill and other identifiable intangible assets; 4% for Tier I capital to risk-weighted assets; and 8% for total capital to risk-weighted assets. The Corporation has, by far, exceeded each of these levels. Its leverage ratio was 12.3% and 12.1%; Tier I capital to risk-weighted assets was 17.2% and 17.9%; and total capital to risk-weighted assets was 18.0% and 18.7% at the end of 1995 and 1994, respectively. In addition, each of its subsidiary banks has exceeded the capital guidelines established by bank regulators.

--------------------------------------------------------------------------------
SHORT-TERM BORROWINGS

Federal funds purchased are borrowings from other financial institutions maturing daily. Repurchase agreements are secured transactions with customers. Repurchase agreements generally mature within six months. Notes payable U.S. Treasury are demand notes created by treasury tax and loan account funds transfers. Short-term borrowings increased $27,795, or 100.0%, during 1995. All types of short-term borrowings increased during 1995, with the largest increase being in federal funds purchased, which increased $23,925, or 226.2%. A detailed analysis of these three types of borrowings follows:


SHORT-TERM BORROWINGS AT DECEMBER 31


                                   1995         1994         1993
------------------------------------------------------------------
Federal funds purchased          $34,500      $10,575      $     -
Securities sold under
     agreements to repurchase     18,329       14,553       16,778
Notes payable U.S. Treasury        2,769        2,675        5,393
------------------------------------------------------------------
     Total                       $55,598      $27,803      $22,171
==================================================================


                                            Securities     Notes
                                 Federal    Sold Under    Payable
                                  Funds     Agreements      U.S.
                                Purchased  to Repurchase  Treasury
------------------------------------------------------------------
1995
AVERAGE AMOUNT OUTSTANDING          $ 4,536     $17,064     $2,655
MAXIMUM AMOUNT AT ANY MONTH END      34,500      20,649      6,647
WEIGHTED AVERAGE INTEREST RATE:
     DURING YEAR                       5.89%       4.64%      5.67%
     END OF YEAR                       5.90%       4.10%      5.15%

1994
Average amount outstanding          $ 5,300     $14,557     $2,096
Maximum amount at any month end      19,450      18,235      4,783
Weighted average interest rate:
     During year                       4.81%       3.69%      3.81%
     End of year                       5.64%       4.62%      5.20%

1993
Average amount outstanding          $   427     $15,737     $3,567
Maximum amount at any month end       2,233      19,169      8,568
Weighted average interest rate:
     During year                       3.48%       3.37%      2.82%
     End of year                          -        3.28%      2.76%



-------------------------------------------------------------------------------
LIQUIDITY

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

For National City Bancshares, Inc., the primary sources of short-term liquidity have been federal funds sold, interest-bearing deposits in banks, and U.S. Government and agency securities available for sale. In addition to these sources, short-term liquidity is provided by maturing loans and securities. The balance between these sources and needs to fund loan demand and deposit withdrawals is closely monitored by the Corporation's asset/liability management program and by each subsidiary bank to provide liquidity without penalizing earnings. The increased loan demand throughout the year was funded by primary assets, federal funds sold, and U.S. Government and agency securities available for sale. However, management remains comfortable with the shift in earning assets, mainly because of the deposits following from loans and a continued shortening of loan maturities. Additionally, the Corporation's underwriting standards for its mortgage loan portfolio is in accordance with standards established by government housing agencies; and thereby, a portion of the mortgage loan portfolio could be sold to provide additional liquidity. At December 31, 1995 and 1994, respectively, federal funds sold were $1,420 and $3,050, interest-bearing deposits in banks were $5,739 and $13,008, and U.S. Government and agency securities available for sale were $85,180 and $94,032.

These sources and other liquid assets also provide long-term liquidity needs. Long-term liquidity is managed in the same way, only with longer maturities, to provide for future needs while maintaining interest margins. In excess of $5,002 was available to the Corporation at December 31, 1995, from dividends by subsidiaries without prior regulatory approval. Note 13 to the financial statements in this report provides more detail about restrictions on dividends from subsidiaries. These dividends provide liquidity for the Corporation. The Corporation has no material long-term commitments.

-------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY

Management of liquidity must be coordinated with interest rate management. The following "Interest Rate Sensitivity Analysis" schedule shows assets and liabilities which are maturing at various periods in time and which will be subject to repricing.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED
(Dollar Amounts Other Than Share Data in Thousands)

INTEREST  RATE SENSITIVITY, CONTINUED

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

Corporate asset liability gap positions are targeted at plus or minus 10% at the six-month and one-year horizons. At December 31, 1995, all subsidiary banks were within, or close to, their targeted spreads. The cumulative gap position through one year of negative $39,491 at the end of 1995 was 4.0% of total assets, a relatively balanced position in the opinion of management. Management believes interest-bearing liabilities are driven by changes in the Corporation's assets.


INTEREST RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 1995


                                                        Over         Over
                                                      3 Months      1 Year
                                          3 Months     through      through       Over
EARNING ASSETS:                            or Less     1 Year       5 Years      5 Years      Total
-----------------------------------------------------------------------------------------------------
     Loans - net of unearned income
     (excluding nonaccrual)               $196,907    $129,130     $198,538     $138,673     $663,248
     Securities (excluding nonaccrual)      29,007      44,983       89,337       77,960      241,287
     Interest-bearing deposit in banks       2,583       2,167          989            -        5,739
     Federal Funds sold                      1,420           -            -            -        1,420
-----------------------------------------------------------------------------------------------------
         Total earning assets              229,917     176,280      288,864      216,633      911,694
-----------------------------------------------------------------------------------------------------
RATE-SENSITIVE LIABILITIES:
     Interest-bearing liabilities:
       Interest-bearing demand              47,311           -            -       84,661      131,972
       Money market and other savings       68,180           -            -       69,026      137,206
       Time deposits of $100,000 or more    31,735      44,317       13,915        2,622       92,589
       Other time                           84,048     113,492      101,765       12,239      311,544
       Borrowed funds                       51,753       4,852       15,902        3,500       76,007
-----------------------------------------------------------------------------------------------------
         Total interest-bearing
            liabilities                    283,027     162,661      131,582      172,048      749,318
     Noninterest-bearing demand                  -           -            -      101,409      101,409
-----------------------------------------------------------------------------------------------------
         Total rate-sensitive liabilities  283,027     162,661      131,582      273,457      850,727
-----------------------------------------------------------------------------------------------------
Interest sensitivity gap                   (53,110)     13,619      157,282      (56,824)
Cumulative gap                             (53,110)    (39,491)     117,791       60,967



CHANGES IN NET INTEREST INCOME
(INTEREST ON A FEDERAL-TAX-EQUIVALENT BASIS)

                                             1995 COMPARED TO 1994           1994 Compared to 1993
                                        ------------------------------ ---------------------------------
                                         CHANGE DUE TO                   Change Due to
                                          A CHANGE IN                     a Change in
                                        ----------------               -----------------
                                         VOLUME    RATE   TOTAL CHANGE  Volume     Rate    Total Change
                                        ------------------------------ ---------------------------------
Interest income increase (decrease)
     Loans                               $7,171   $3,741   $10,912      $2,584    $  (984)    $1,600
     Securities                          (1,552)   1,397      (155)        411       (610)      (199)
     Other short-term investments          (938)     634      (304)     (1,462)       281     (1,181)
-----------------------------------------------------------------------------------------------------
         Total interest income            4,681    5,772    10,453       1,533     (1,313)       220
-----------------------------------------------------------------------------------------------------
Interest expense increase (decrease)
     Deposits                               686    4,669     5,355        (379)    (1,206)    (1,585)
     Borrowings                             646      287       933          93        104        197
-----------------------------------------------------------------------------------------------------
         Total interest expense           1,332    4,956     6,288        (286)    (1,102)    (1,388)
-----------------------------------------------------------------------------------------------------
Net interest income increase (decrease)  $3,349   $  816   $ 4,165      $1,819    $  (211)    $1,608
=====================================================================================================

-------------------------------------------------------------------------------
RESULTS OF OPERATIONS

Net income increased $3,436, or 35.5%, in 1995 and decreased $248, or 2.5%, in 1994. Income also increased on a per-share basis in 1995 and decreased slightly in 1994. Due to increased net interest margins, net interest income increased $4,159, or 11.6%, in 1995 and increased $1,581, or 4.6%, in 1994. The provision for loan losses decreased in 1994 due to high loan quality and increased in 1995 due to increased loan volume.

Changes in net interest income for the last two years are presented in the preceding schedule with dollar changes allocated to rate and volume variances. The combined rate-volume variances are included in the total volume variances. In addition to this schedule, on page 14 is a three-year balance sheet analysis on an average basis and an analysis of net interest income, setting forth (i) average assets, liabilities, and shareholders' equity; (ii) interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities; (iii) average yields earned on interest-earning assets and average rates incurred on interest-bearing liabilities; (iv) the net interest margin (i.e. the average yield earned on interest-earning assets less the average rate incurred on interest-bearing liabilities); and (v) the net yield on interest-earning assets (i.e. net interest income divided by average interest-earning assets). Nonaccrual loans are included in the average balances shown on the three-year balance sheet analysis and in the average balances used to compute the volume variances in the changes in net interest income.

A summary analysis of operations and return on equity and assets is provided in a five-year financial review on page 1. The following discussion of results of operations is on a federal-tax-equivalent basis. Average loans increased 14.6% during 1995, compared to an increase of 6.0% during 1994. Loan income increased 24.0% in 1995 and 3.7% in 1994. The average yield on loans increased from 8.41% in 1994 to 9.10% in 1995, a direct result of higher interest rates. Average securities before market value adjustments decreased 9.3% in 1995 and increased 2.7% in 1994. Securities income decreased 1.0% during 1995 and 1.3% during 1994. The yield on securities increased from 5.91% in 1994 to 6.45% in 1995. Average earning assets were approximately the same for 1993 and 1994 and increased 4.5% in 1995 while income increased 16.8% during 1995 and 0.4% during 1994. The average yield on total earning assets increased from 7.44% in 1994 to 8.32% in 1995. Interest income in 1995 increased mainly due to an increase in rates and in 1994 due to an increase in volume of earning assets.

Average total interest-bearing deposits decreased 1.6% during 1994 and increased 2.4% during 1995. The average cost of interest-bearing deposits decreased from 3.73% in 1993 to 3.55% in 1994 and increased to 4.25% in 1995. Rate was the stronger factor during 1995 and 1994, and the larger changes were recorded in 1995.

In 1995 and 1994 the increase in net interest income due to volume was stronger than the changes due to rate, resulting in a $4,165 and $1,608 increase in net interest income in 1995 and 1994, respectively.

-------------------------------------------------------------------------------
NONINTEREST INCOME

Noninterest income for 1995 increased $1,779, or 36.0%, over 1994, compared to a decrease of $1,508, or 23.4%, for 1994 from 1993. Service charges on deposit accounts, the largest item in this category, increased $578, or 26.3%, during 1995 and $28, or 1.3%, during 1994. Trust income increased $241, or 19.2%, during 1995, compared to a $42, or 3.2%, decrease during 1994. These changes are due to fluctuations in the number of estates each year. Other service charges and fees increased $353, or 25.1%, during 1995 and decreased $19, or 1.3%, during 1994. Included in security gains and losses were write-downs of $164 and $54 during 1994 and 1993, respectively, to reflect a decline in value of certain securities deemed to be other than temporary under regulatory guidelines. During 1993 some securities previously written down were sold for a $303 recovery. The other types of noninterest income increased $111 during 1995 and decreased $323 during 1994.

-------------------------------------------------------------------------------
NONINTEREST EXPENSE

Noninterest expense increased $242, or 0.9%, during 1995, and $248, or 1.0%, during 1994. The expense of salaries and other employee benefits increased $967, or 6.9%, in 1995 and increased $527, or 3.9%, in 1994. Occupancy expense of bank premises decreased $246, or 12.0%, during 1995 compared to an increase of $41, or 2.0%, during 1994. Furniture and equipment expense increased $92, or 5.1%, and $120, or 7.2%, during 1995 and 1994, respectively. The FDIC assessment decreased $738, or 42.7%, during 1995 due to lower premiums and increased $42, or 2.5%, during 1994 due to a increase in deposits. Other types of noninterest expenses increased $167, or 2.6%, and decreased $482, or 6.9%, during 1995 and 1994, respectively. Included in 1995 and 1994, respectively, were $146 and $461 in merger and acquisition expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF
OPERATIONS, CONTINUED
(Dollar Amounts Other Than Share Data in Thousands)


AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME

                                                       1995                               1994
                                         ------------------------------    ----------------------------------
                                          AVERAGE     INTEREST   YIELD/     Average     Interest      Yield/
                                          BALANCES     & FEES     COST      Balances     & Fees        Cost
EARNING ASSETS:                          ------------------------------    ----------------------------------
Interest-bearing deposits in banks        $  8,297    $   437     5.27%     $ 21,529      $   897      4.17%
Short-term money market investments          1,317         87     6.61%        2,601           96      3.69%
Federal funds sold                          11,863        688     5.80%       13,964          523      3.75%
Securities:
     U.S. Government and agency            163,156      9,714     5.95%      188,319       10,081      5.35%
     State and municipal - taxable           2,806        182     6.49%        2,426          150      6.18%
     State and municipal - nontaxable       41,652      3,639     8.74%       41,850        3,706      8.86%
     Other                                  28,373      1,678     5.91%       27,474        1,431      5.21%
-------------------------------------------------------------------------------------------------------------
     Securities before market value
       adjustment                          235,987     15,213     6.45%      260,069       15,368      5.91%
     Market value adjustment on
      securities available for sale         (1,625)                           (1,123)
-------------------------------------------------------------------------------------------------------------
      Total securities                     234,362                           258,946
Loans:
     Commercial                            221,412     20,643     9.32%      189,343       15,759      8.32%
     Consumer                              118,442     11,741     9.91%       92.834        8,542      9.20%
     Real estate mortgage                  268,520     22,896     8.53%      246,871       20,132      8.15%
     Economic development and
      other municipal loans                 10,155      1,026    10.10%       10,702          961      8.98%
-------------------------------------------------------------------------------------------------------------
      Total loans                          618,529     56,306     9.10%      539,750       45,394      8.41%
-------------------------------------------------------------------------------------------------------------
      Total earning assets                 874,368    $72,731     8.32%      836,790      $62,278      7.44%
                                                      =======                             =======
NON-EARNING ASSETS:
Allowance for loan losses                   (5,082)                           (4,887)
Cash and due from banks                     27,783                            31,173
Premises and equipment                      13,564                            12,112
Other assets                                19,051                            16,905
-------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                              $929,684                          $892,093
=============================================================================================================
INTEREST-BEARING LIABILITIES:
Savings and interest-bearing demand       $205,268    $ 4,940     2.41%     $220,257      $ 5,411      2.46%
Money market accounts                       69,358      2,582     3.72%       67,677        1,802      2.66%
Certificates of deposit and other time     408,256     21,483     5.26%      378,793       16,437      4.34%
-------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits       682,882     29,005     4.25%      666,727       23,650      3.55%
Federal funds purchased and securities
   sold under agreements to repurchase      21,600      1,059     4.90%       19,857          792      3.99%
Other borrowings                            14,908        984     6.60%        5,102          318      6.23%
-------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities    719,390    $31,048     4.32%      691,686      $24,760      3.58%
                                                      =======                             =======
NONINTEREST-BEARING LIABILITIES
     AND SHAREHOLDERS' EQUITY:
Noninterest-bearing demand deposits         88,011                            87,856
Other liabilities                           10,169                             7,789
Shareholders' equity                       112,114                           104,762
-------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                  $929,684                          $892,093
=============================================================================================================
Interest income/earning assets                        $72,731     8.32%                   $62,278      7.44%
Interest expense/earning assets                        31,048     3.55%                    24,760      2.96%
-------------------------------------------------------------------------------------------------------------
     Net interest income/earning assets               $41,683     4.77%                   $37,518      4.48%
=============================================================================================================


                                                         1993
                                         ---------------------------------
                                          Average      Interest    Yield/
                                          Balances      & Fees      Cost
EARNING ASSETS:                          ---------------------------------
Interest-bearing deposits in banks        $ 36,189    $ 1,542     4.26%
Short-term money market investments          3,401        102     3.00%
Federal funds sold                          35,250      1,053     2.99%
Securities:
     U.S. Government and agency            193,838     10,660     5.50%
     State and municipal - taxable           1,095         79     7.21%
     State and municipal - nontaxable       39,879      3,725     9.34%
     Other                                  18,308      1,103     6.03%
--------------------------------------------------------------------------
     Securities before market value
       adjustment                          253,120     15,567     6.15%
     Market value adjustment on
       securities available for sale             -
--------------------------------------------------------------------------
     Total securities                      253,120
Loans:
     Commercial                            178,902     13,995     7.82%
     Consumer                               82,072      8,240    10.04%
     Real estate mortgage                  238,228     20,658     8.67%
     Economic development and
       other municipal loans                 9,829        901     9.17%
--------------------------------------------------------------------------
     Total loans                           509,031     43,794     8.60%
--------------------------------------------------------------------------
     Total earning assets                  836,991    $62,058     7.41%
                                                      =======
NON-EARNING ASSETS:
Allowance for loan losses                   (5,296)
Cash and due from banks                     31,633
Premises and equipment                      12,145
Other assets                                17,362
--------------------------------------------------------------------------
TOTAL ASSETS                              $892,835
==========================================================================
INTEREST-BEARING LIABILITIES:
Savings and interest-bearing demand       $208,912    $ 5,439     2.60%
Money market accounts                       71,217      1,994     2.80%
Certificates of deposit and other time     397,292     17,802     4.48%
--------------------------------------------------------------------------
     Total interest-bearing deposits       677,421     25,235     3.73%
Federal funds purchased and securities
     sold under agreements to repurchase    16,164        544     3.37%
Other borrowings                             6,707        369     5.50%
--------------------------------------------------------------------------
     Total interest-bearing liabilities    700,292    $26,148     3.73%
                                                      =======
NONINTEREST-BEARING LIABILITIES
     AND SHAREHOLDERS' EQUITY:
Noninterest-bearing demand deposits         83,432
Other liabilities                            8,237
Shareholders' equity                       100,874
--------------------------------------------------------------------------
TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                   $892,835
==========================================================================
Interest income/earning assets                        $62,058     7.41%
Interest expense/earning assets                        26,148     3.12%
--------------------------------------------------------------------------
     Net interest income/earning assets                $35,910    4.29%
==========================================================================

Note: Income is on a federal-tax-equivalent basis using a 35% tax rate for 1995, 34.3% for 1994, and 34% for 1993.
     Average volume includes nonaccrual loans.
     Loans are classified by department.


REPORT ON MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

March 12, 1996

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

The consolidated financial statements of the Corporation have been audited by McGladrey & Pullen, LLP, independent certified public accountants. These audits were conducted in accordance with generally accepted auditing standards and included a review of the financial controls and such other procedures and tests of the accounting records as they considered necessary under the circumstances.

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



/s/ John D. Lippert                           /s/ Robert A. Keil

John D. Lippert                               Robert A Keil
Chairman of the Board                         President, Chief Financial Officer
and Chief Executive Officer                   and Chief Administrative Officer


-------------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT

To the Shareholders and Board of Directors
National City Bancshares, Inc.
Evansville, Indiana

We have audited the accompanying consolidated statements of financial position of National City Bancshares, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National City Bancshares, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.



/s/ McGladrey and Pullen, LLP

Champaign, Illinois
January 19, 1996

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


(Dollar Amounts Other Than Share Data in Thousands)
                                                                                            December 31,
                                                                                        1995           1994
--------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                              $  38,228       $  40,170
Short-term money market investments                                                          -             982
Interest-bearing deposits in banks                                                       5,739          13,008
Securities held to maturity (fair value: 1995 - $92,236; 1994 - $109,876)               89,918         112,300
Securities available for sale                                                          151,369         136,360
Federal funds sold                                                                       1,420           3,050
Loans - net of allowance for loan losses of $5,323 in 1995 and $4,899 in 1994          658,962         570,119
Premises and equipment                                                                  14,739          12,489
Other real estate owned                                                                    383             636
Income earned but not collected                                                         10,242           9,812
Income taxes receivable                                                                      -             118
Deferred income taxes                                                                        -             797
Other assets                                                                             8,440           6,665
--------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                          $979,440        $906,506
==============================================================================================================

LIABILITIES
Deposits:
     Noninterest-bearing demand                                                       $101,409       $  94,329
     Interest-bearing:
     Savings, daily interest checking, and money market accounts                       269,178         279,379
     Time deposits of $100,000 or more                                                  92,589          85,736
     Other time                                                                        311,544         305,007
--------------------------------------------------------------------------------------------------------------
     Total deposits                                                                    774,720         764,451
Federal funds purchased and securities sold under agreements to repurchase              52,829          25,128
Notes issued to the U.S. Treasury                                                        2,769           2,675
Other borrowings                                                                        20,409           3,000
Dividends payable                                                                        1,175             805
Accrued interest payable                                                                 3,562           2,808
Income taxes payable                                                                       611             228
Deferred income taxes                                                                    1,005               -
Other liabilities                                                                        3,049           2,776
--------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                 860,129         801,871
--------------------------------------------------------------------------------------------------------------

COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

SHAREHOLDERS' EQUITY
Common Stock:                 1995           1994
                             $1.00         $3.33 1/3
                          STATED VALUE     Par Value
                          ------------     ---------
     Shares authorized     10,000,000      5,000,000
     Shares outstanding     4,697,198      4,390,632                                     4,697          14,635
Capital surplus                                                                         59,491          36,962
Retained earnings                                                                       54,818          55,633
Unrealized gain (loss) on securities available for sale                                    305          (2,595)
--------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                        119,311         104,635
--------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                            $979,440        $906,506
==============================================================================================================



See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME




(Dollar Amounts Other Than Share Data in Thousands)               Year Ended December 31
                                                           1995           1994           1993
-----------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans:
     Taxable                                               $55,280       $44,433        $42,893
     Nontaxable                                                693           650            613
Interest and dividends on securities:
     Taxable                                                11,574        11,662         11,842
     Nontaxable                                              2,456         2,507          2,530
Interest on federal funds sold                                 688           523          1,053
Interest on deposits in banks                                  437           897          1,542
Interest on short-term money market investments                 87            96            102
-----------------------------------------------------------------------------------------------
     Total interest income                                  71,215        60,768         60,575
-----------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on time deposits of $100,000 or more                5,274         3,186          2,308
Interest on other deposits                                  23,731        20,464         22,927
Interest on federal funds purchased and
     securities sold under agreements to repurchase          1,059           792            544
Interest on funds borrowed                                     984           318            369
-----------------------------------------------------------------------------------------------
     Total interest expense                                 31,048        24,760         26,148
-----------------------------------------------------------------------------------------------

NET INTEREST INCOME                                         40,167        36,008         34,427
Provision for loan losses                                      294            18            581
-----------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses    39,873        35,990         33,846
-----------------------------------------------------------------------------------------------

NONINTEREST INCOME
Trust income                                                 1,494         1,253          1,295
Service charges on deposit accounts                          2,775         2,197          2,169
Other service charges and fees                               1,758         1,405          1,424
Securities gains (losses)                                       26          (470)           682
Other income                                                   671           560            883
-----------------------------------------------------------------------------------------------
     Total noninterest income                                6,724         4,945          6,453
-----------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                15,041        14,074         13,547
Occupancy expense of bank premises                           1,804         2,050          2,009
Furniture and equipment expense                              1,881         1,789          1,669
Assessments of the Federal Deposit Insurance Corporation       990         1,728          1,686
Other expenses                                               6,627         6,460          6,942
-----------------------------------------------------------------------------------------------
     Total noninterest expense                              26,343        26,101         25,853
-----------------------------------------------------------------------------------------------
     Income before income taxes                             20,254        14,834         14,446
Income taxes                                                 7,139         5,155          4,519
-----------------------------------------------------------------------------------------------
NET INCOME                                                 $13,115      $  9,679       $  9,927
===============================================================================================

EARNINGS PER SHARE                                         $  2.81      $   2.08       $   2.11
===============================================================================================


See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


(Dollar Amounts Other Than Share Data in Thousands)                         Year Ended December 31
                                                                     1995            1994           1993
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                          $13,115        $  9,679      $    9,927
Adjustments to reconcile net income to net
    cash provided by operating activities:
  Amortization                                                        1,316           2,657           2,668
  Depreciation                                                        1,609           1,636           1,491
  Provision for loan losses                                             294              18             581
  Write-down of securities and other assets                              69              43              78
  Securities (gains) losses                                             (26)            470            (682)
  (Gain) on sale of premises and equipment                              (15)           (148)            (30)
  (Gain) loss on sale of other real estate owned                         39             (26)             48
  (Gain) on sale of subsidiary                                         (206)             (8)              -
  Increase (decrease) in deferred taxes                                 (27)           (202)            476
Changes in assets and liabilities:
  (Increase) decrease in income earned but not collected               (284)         (1,002)            978
  (Increase) decrease in other assets                                  (199)           (605)           (922)
  Increase (decrease) in accrued interest payable                       701             128            (583)
  Increase (decrease) in other liabilities                              611           1,213            (511)
-----------------------------------------------------------------------------------------------------------
   Net cash flows provided by operating activities                   16,997          13,853          13,519
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits in banks         7,668          14,176          13,993
Proceeds from maturities of securities held to maturity              25,681          39,652          96,041
Proceeds from maturities of securities available for sale            41,381          71,193               -
Proceeds from sales of securities                                         -               -          14,589
Proceeds from sales of securities available for sale                    118           1,999               -
Purchases of securities held to maturity                            (33,607)        (40,945)       (100,941)
Purchases of securities available for sale                          (18,745)        (82,577)              -
(Increase) decrease in federal funds sold                             3,605          44,174           1,477
(Increase) decrease in loans made to customers                      (78,456)        (59,148)        (15,464)
Capital expenditures                                                 (3,655)         (1,924)         (1,398)
Proceeds from sale of other real estate owned                           543             807             960
Proceeds from sale of premises and equipment                             63             206              29
Purchase of subsidiary, net of cash and due from banks acquired        (309)              -               -
Cash transferred to buyer in sale of subsidiary                     (10,370)            (68)              -
-----------------------------------------------------------------------------------------------------------
   Net cash flows provided by (used in) investing activities        (66,083)        (12,455)          9,286
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits                                   4,383           3,722         (23,800)
Net increase (decrease) in federal funds purchased and
  securities sold under agreements to repurchase                     27,701           8,350             128
Net proceeds (payments) on notes issued to the U.S. Treasury             94          (2,718)          1,118
Proceeds from other borrowings                                       17,434               -           2,213
Payments on other borrowings                                            (25)           (210)         (2,515)
Dividends paid                                                       (3,598)         (3,772)         (2,959)
Repurchase of common stock                                             (863)         (4,075)         (1,112)
Sale of common stock                                                  1,036             820             641
-----------------------------------------------------------------------------------------------------------
   Net cash flows provided by (used in) financing activities         46,162           2,117         (26,286)
-----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                 (2,924)          3,515          (3,481)
Cash and cash equivalents at beginning of year                       41,152          37,637          41,118
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                            $38,228         $41,152       $  37,637
===========================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest                                                          $30,294         $24,632       $  26,731
  Income taxes                                                        6,640           5,379           4,873



Consolidated Statements of Cash Flows are continued on the following page.


                                                                                         Year Ended December 31
                                                                                1995            1994           1993
-----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF NON CASH
 INVESTING & FINANCING ACTIVITIES
Change in allowance for unrealized gain (loss) on securities
 available for sale                                                            $  4,704       $(4,988)        $  864
Change in deferred taxes attributable to securities available for sale           (1,804)        1,925           (313)
Employee Stock Ownership Plan obligation guaranty note payment                        -           541            108
Other real estate acquired in settlement of loans                                   363           402            644
Loans originated on sales of other real estate owned                                  -             -          2,011
Transfer from other real estate owned to other assets                                 7             -              -
Transfer from premises and equipment to other real estate owned                      41             -              -
Dividends declared not yet paid                                                   1,175           805            824
Transfer of securities held to maturity to available for sale                    34,987             -              -

Sale of subsidiary:
 Loan receivable                                                                              $   300
=======================================================================================================================
 Assets disposed of, principally intangible assets,
   premises and equipment, and cash                                                           $   333
 Liabilities assumed by buyer, principally accounts payable                                       (41)
 Gain on sale of subsidiary                                                                         8
-----------------------------------------------------------------------------------------------------------------------
                                                                                              $   300
=======================================================================================================================
Purchase of subsidiary:
 Purchase price                                                                $    896
=======================================================================================================================
 Assets acquired:
  Cash and due from banks                                                      $    587
  Interest-bearing deposits in banks                                                399
  Securities                                                                      3,753
  Federal funds sold                                                              1,975
  Loans                                                                          11,069
  Premises and equipment                                                            355
  Income earned but not collected                                                   146
  Other assets                                                                    1,962
 Liabilities assumed:
  Deposits                                                                      (16,742)
  Accrued interest payable                                                          (92)
  Deferred taxes payable                                                            (25)
  Other liabilities                                                                 (49)
 Common stock issued                                                             (2,442)
-----------------------------------------------------------------------------------------------------------------------
                                                                               $    896
=======================================================================================================================
Sale of branch:
 Cash paid                                                                     $ 10,244
=======================================================================================================================
 Assets disposed:
  Cash                                                                         $   (126)
  Loans                                                                             (25)
  Premises and equipment                                                            (33)
  Other assets                                                                     (265)
 Liabilities assumed by buyer:
  Deposits                                                                       10,856
  Accrued interest payable                                                           39
  Other liabilities                                                                   4
 Gain on sale of branch                                                            (206)
-----------------------------------------------------------------------------------------------------------------------
                                                                               $ 10,244
=======================================================================================================================



See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



(Dollar Amounts Other Than Share Data in Thousands)
For the Years Ended
December 31, 1995, 1994, and 1993
                                                                                                                          Employee
                                                                                                          Unrealized        Stock
                                                                                                          Gain(Loss)      Ownership
                                                                                                        on Securities        Plan
                                                      Common        Common        Capital    Retained     Availabile      Obligation
                                                      Shares         Stock        Surplus    Earnings      For Sale        Guaranty
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1992,
     as previously reported                          3,740,678     $ 12,469       $36,139     $31,896       $   (83)         $(649)
Adjusted for pooling of interests                      752,994        2,510         4,112      11,109             -              -
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1992
     AS RESTATED                                     4,493,672       14,979        40,251      43,005           (83)          (649)
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                   -            -             -       9,927             -              -
Cash dividends declared                                      -            -             -      (3,225)            -              -
Payment for fractional shares for merger
     and stock dividends                                  (355)          (1)          (14)          -             -              -
Repurchase of outstanding shares                       (42,783)        (143)         (969)          -             -              -
Shares issued in Dividend
     Reinvestment Program                               19,267           64           592           -             -              -
Change in unrealized gain (loss) on securities               -            -             -           -           551              -
Amortization of stock award program                          -            -            65           -             -              -
Employee Stock Ownership Plan note payment                   -            -             -           -             -            108
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                         4,469,801       14,899        39,925      49,707           468           (541)
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                   -            -             -       9,679             -              -
Cash dividends declared                                      -            -             -      (3,753)            -              -
Repurchase of outstanding shares                      (102,343)        (341)       (3,734)          -             -              -
Shares issued in Dividend
     Reinvestment Program                               19,228           64           681           -             -              -
Change in unrealized gain (loss) on securities               -            -             -           -        (3,063)             -
Issuance of stock under United Financial
     Bancorp, Inc. Stock Option Plan                     3,946           13            62           -             -              -
Amortization of stock award program                          -            -            28           -             -              -
Employee Stock Ownership Plan note payment                   -            -             -           -             -            541
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                         4,390,632       14,635        36,962      55,633        (2,595)             -
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                   -            -             -      13,115             -              -
Cash dividends declared                                      -            -             -      (3,968)            -              -
Repurchase of outstanding shares                       (19,500)         (30)         (833)          -             -              -
Shares issued in Dividend
     Reinvestment Program                               18,842           51           752           -             -              -
Change in unrealized gain (loss) on securities               -            -             -           -         2,900              -
Issuance of common stock related to
     acquisition of subsidiary                          55,509          185         2,257           -             -              -
Payment for fractional shares for merger                     -            -            (9)          -             -              -
Reflect change to $1.00 stated value                         -      (10,395)       10,395           -             -              -
Stock dividend                                         223,861          224         9,738      (9,962)            -              -
Payment for fractional shares for stock dividend          (526)          (1)          (24)          -             -              -
Issuance of stock under United Financial
     Bancorp, Inc. Stock Option Plan                    28,380           28           239           -             -              -
Amortization of stock award program                          -            -            14           -             -              -
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                         4,697,198     $  4,697       $59,491     $54,818       $   305          $   -
------------------------------------------------------------------------------------------------------------------------------------



See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts Other Than Share Data in Thousands)

-------------------------------------------------------------------------------
NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS
National City Bancshares, Inc. (Corporation) is a holding company whose subsidiaries provide a full range of banking services to individual and corporate customers through its eleven wholly owned subsidiaries located in Southwestern Indiana, Southeastern Illinois, and Western Kentucky. The Banks are subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally, the Corporation and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

The consolidated financial statements of the Corporation have been prepared in conformity with generally accepted accounting principles and conform to predominate practice within the banking industry.

Following is a description of the more significant of these policies.

BASIS OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries: The National City Bank of Evansville, The Peoples National Bank of Grayville, The Farmers and Merchants Bank, First Kentucky Bank, Lincolnland Bank, The Bank of Mitchell, Pike County Bank (and its wholly-owned subsidiary: UniFed, Inc.), The State Bank of Washington, White County Bank, United Federal Savings Bank, and NCBE Leasing Corp. All significant intercompany transactions and balances have been eliminated.

The Corporation and its subsidiaries utilize the accrual basis of accounting for major items.

In preparing the consolidated financial statements, Corporation management is required to make estimates and assumptions which significantly affect the amounts reported in the consolidated financial statements. Significant estimates which are particularly susceptible to change in a short period of time include the determination of the allowance for loan losses and valuation of real estate and other properties acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans. Actual results could differ from those estimates.

CASH FLOWS
For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks, and short-term money market investments. Interest-bearing deposits in banks, regardless of maturity, are considered short-term investments.

TRUST ASSETS
Property held for customers in fiduciary or agency capacities, other than trust cash on deposit at the bank, is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation or its subsidiaries.

SECURITIES
Securities classified as held to maturity are those securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs, or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

Securities classified as available for sale are those debt securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity, and marketable equity securities. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in shareholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included as a component of net income.

LOANS
Loans are stated at the principal amount outstanding, less unearned interest income and an allowance for loan losses. Unearned income on installment loans is recognized as income based on the sum-of-the-months digits method which approximates the interest method. Interest income on substantially all other loans is credited to income based on the principal balances of loans outstanding.

The Corporation's policy is to discontinue the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal. Interest income on these loans is recognized to the extent interest payments are received, and the principal is considered fully collectible. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collectibility of interest and principal.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level believed adequate by management to provide for known and inherent risks in the loan portfolio. The allowance is based upon a continuing evaluation of the risk characteristics of the loan portfolios, past loan loss experience, and current economic conditions. The continuing review considers such factors as the financial condition of the borrower, fair market value of the collateral, and other considerations which, in management's opinion, deserve current recognition in estimating loan losses.

(Dollar Amounts Other Than Share Data in Thousands)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Loans which are deemed to be uncollectible are charged to the allowance. The provision for loan losses and recoveries are credited to the allowance.

On January 1, 1995, the Corporation adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FAS 118, which requires loans to be considered impaired when, based on current information and events, it is probable the Corporation will not be able to collect all amounts due. The portion of the allowance for loan losses applicable to impaired loans has been computed based on the present value of the estimated future cash flows of interest and principal discounted at the loan's effective interest rate or on the fair value of the collateral for collateral dependent loans. The entire change in present value of expected cash flows of impaired loans or of collateral value is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

PREMISES AND EQUIPMENT
Premises and equipment are carried at cost less accumulated depreciation. Provisions for depreciation are charged to operating expense over the useful lives of the assets, computed principally by the straight-line method.

OTHER REAL ESTATE OWNED
Property acquired in settlement of loans is recorded at the lower of the current estimated fair value less estimated costs to sell or the fair value at the time of foreclosure. Management periodically reviews each property for changes in market conditions or other developments which may result in a reduction of the carrying value of the property. Reductions of the carrying values and costs associated with holding the properties are charged to operating expenses.

INCOME TAXES
The Corporation and its subsidiaries file a consolidated Federal income tax return with each organization computing its taxes on a separate company basis. The provision for income taxes is based on income as reported in the financial statements. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. The deferred tax assets and liabilities are computed based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to an amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

EARNINGS PER SHARE
Earnings per share is computed by dividing net income by the weighted average number of shares outstanding giving effect to stock dividends. The weighted average number of shares used in computing earnings per share are as follows:


       1995                    1994                    1993
     ---------               ---------               ---------
     4,671,257               4,646,672               4,694,461


ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSION
The Corporation is recognizing the transition obligation using the straight-line method over the plan participants' average future service period of twenty years. Management does not expect this obligation to increase.

PENSION BENEFITS
The Corporation maintains a noncontributory pension plan in which substantially all employees are eligible to participate upon the completion of one year of service.

ACCOUNTING FOR MORTGAGE SERVICING RIGHTS
In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 122 (FAS 122), "Accounting for Mortgage Servicing Rights." FAS 122 requires the Corporation to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. If the Corporation acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained, the Corporation should allocate the total cost of the mortgage loans to mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The mortgage servicing rights should be amortized in proportion to and over the period of estimated net servicing income.

FAS 122 is effective for fiscal years beginning after December 15, 1995.

The Corporation believes the adoption of FAS 122 will not have a material impact on its consolidated financial statements.

-------------------------------------------------------------------------------
NOTE 2.    BUSINESS COMBINATIONS

On June 29, 1995, the Corporation issued 55,509 shares, valued at $2,442, in exchange for all of the outstanding preferred stock and paid cash of $847 in exchange for all of the common stock of First National Bank of Paoli, Paoli, Indiana. The excess of the total acquisition cost over the fair value of the net assets acquired of $1,969 is being amortized over fifteen years using the straight-line method.

On June 29, 1995, First National Bank of Paoli was merged with and became a branch of The Bank of Mitchell. This acquisition has been accounted for as a purchase and the results of operations of First National Bank of Paoli since the acquisition have been included in the consolidated financial statements.

On June 30, 1995, the Corporation issued 263,996 shares of its common stock in exchange for all of the outstanding common stock of White County Bank, Carmi, Illinois in connection with the acquisition of White County Bank by the Corporation.

On August 31, 1995, the Corporation issued 496,874 shares of its common stock in exchange for all of the outstanding common stock of United Financial Bancorp, Inc., the parent company of United Federal Savings Bank, Vincennes and Princeton, Indiana, in connection with the merger of United Financial Bancorp, Inc. into the Corporation.

These two acquisitions were accounted for using the pooling of interests method. Accordingly, the Corporation's financial statements and financial data have been retroactively restated to include the accounts and operations of United Financial Bancorp, Inc. and White County Bank for all periods presented. Certain reclassifications have been made to United Financial Bancorp, Inc. and White County Bank's historical financial statements to conform to the Corporation's presentation.

Assets, loans, deposits, interest income, net interest income and net income of the Corporation (NCBE), United Financial Bancorp, Inc. (UFBI) and White County Bank (WCB) for the periods prior to the acquisition are shown in the table below. Due to the elimination of intercompany transactions, the historical data may not aggregate to the consolidated amounts.


                                                                                  NCBE
                                          NCBE          UFBI         WCB    Consolidated
----------------------------------------------------------------------------------------
DECEMBER 31, 1995:
  LOANS, NET OF UNEARNED INCOME         $566,932      $ 71,475     $25,878     $664,285
  DEPOSITS                               635,027        87,321      54,667      774,720
  ASSETS                                 819,128       107,152      62,948      979,440

December 31, 1994:
  Loans, net of unearned income         $483,592      $ 68,875     $22,551     $575,018
  Deposits                               615,968        90,948      57,596      764,451
  Assets                                 731,764       110,103      64,680      906,506

YEAR ENDED DECEMBER 31, 1995:
  INTEREST INCOME                       $ 59,024      $  8,029     $ 4,319     $ 71,215
  INTEREST EXPENSE                        24,466         4,720       2,019       31,048
  NET INTEREST INCOME                     34,558         3,309       2,300       40,167
  PROVISION FOR LOAN LOSSES                  270            28          (4)         294
  NET INCOME                              11,456         1,075         584       13,115
  EARNINGS PER SHARE                        2.96          2.34       60.83         2.81

Year ended December 31, 1994:
  Interest income                        $49,231      $  7,471     $ 4,066     $ 60,768
  Interest expense                        18,550         4,383       1,828       24,760
  Net interest income                     30,681         3,088       2,238       36,008
  Provision for loan losses                   (5)           22           -           18
  Net income                               9,063           402         215        9,679
  Earnings per share                        2.34           .91       22.35         2.08

Year ended December 31, 1993:
  Interest income                        $48,488      $  7,804     $ 4,284     $ 60,575
  Interest expense                        19,514         4,793       1,841       26,148
  Net interest income                     28,974         3,011       2,443       34,427
  Provision for loan losses                  654            47        (120)         581
  Net income                               8,374           890         663        9,927
  Earnings per share                        2.13          1.94       69.08         2.11


--------------------------------------------------------------------------------
NOTE 3.    CASH AND DUE FROM BANKS

Aggregate cash and due from bank balances of $8,967 and $8,538 as of December 31, 1995 and 1994, respectively, were maintained in satisfaction of statutory reserve requirements of the Federal Reserve Bank.

--------------------------------------------------------------------------------
NOTE 4.    SECURITIES

Amortized cost and fair value of securities classified as held to maturity are as follows:

                                             AS OF DECEMBER 31, 1995
----------------------------------------------------------------------------------------
                                                GROSS        GROSS
                                 AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                   COST         GAINS        LOSSES         VALUE
----------------------------------------------------------------------------------------
U.S. GOVERNMENT AND
  AGENCY SECURITIES               $ 5,948       $  147         $  5        $ 6,090
STATE AND MUNICIPAL
  SECURITIES:
   TAXABLE                          3,120          109           10          3,219
   NONTAXABLE                      57,897        1,924          185         59,636
CORPORATE SECURITIES               16,882          194           43         17,033
MORTGAGE-BACKED SECURITIES          6,071          187            -          6,258
                                  ------------------------------------------------
   TOTAL                          $89,918       $2,561         $243        $92,236
                                  ================================================

                                             As Of December 31, 1994
----------------------------------------------------------------------------------
                                                Gross        Gross
                                 Amortized    Unrealized   Unrealized       Fair
                                   Cost         Gains        Losses         Value
----------------------------------------------------------------------------------
U.S. Government and
  agency securities              $ 31,406        $ 10        $1,103       $ 30,313
State and municipal
  securities:
   Taxable                          2,530          14            97          2,447
   Nontaxable                      42,308         711           705         42,314
Corporate securities               18,544           8           583         17,969
Mortgage-backed securities         17,512          50           729         16,833
                                 -------------------------------------------------
   Total                         $112,300        $793        $3,217       $109,876
                                 =================================================


Amortized cost and fair value of securities classified as available for sale are as follows:


                                             AS OF DECEMBER 31, 1995
----------------------------------------------------------------------------------
                                                GROSS        GROSS
                                 AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                   COST         GAINS        LOSSES         VALUE
----------------------------------------------------------------------------------
U.S. GOVERNMENT AND
  AGENCY SECURITIES              $ 84,484      $  865          $169       $ 85,180
CORPORATE SECURITIES                4,624          14             -          4,638
MORTGAGE-BACKED SECURITIES         56,185         267           356         56,096
                                 -------------------------------------------------
  SUBTOTAL                        145,293       1,146           525        145,914
EQUITY SECURITIES                   5,580           -           125          5,455
                                 -------------------------------------------------
  TOTAL                          $150,873      $1,146          $650       $151,369
                                 =================================================

(Dollar Amounts Other Than Share Data in Thousands)


NOTE 4.  SECURITIES, CONTINUED

                                             As Of December 31, 1994
----------------------------------------------------------------------------------
                                                Gross        Gross
                                 Amortized    Unrealized   Unrealized       Fair
                                   Cost         Gains        Losses         Value
----------------------------------------------------------------------------------
U.S. Government and
  agency securities              $ 95,971        $45        $1,984        $ 94,032
Corporate securities                6,936          -           215           6,721
Mortgage-backed securities         33,982         22         1,860          32,144
----------------------------------------------------------------------------------
  Subtotal                        136,889         67         4,059         132,897
Equity securities                   3,679          -           216           3,463
----------------------------------------------------------------------------------
  Total                          $140,568        $67        $4,275        $136,360
==================================================================================

The amortized cost and fair value of the securities as of December 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain securities may be called or prepaid without penalties.

MATURITY SCHEDULE OF SECURITIES HELD TO MATURITY:


December 31, 1995                  Amortized Cost            Fair Value
-----------------------------------------------------------------------
Less than 1 year                     $10,766                  $10,797
1 year to 5 years                     35,066                   35,885
5 years to 10 years                   20,778                   21,836
Over 10 years                         17,237                   17,460
Mortgage-backed securities             6,071                    6,258
-----------------------------------------------------------------------
  Total                              $89,918                  $92,236
=======================================================================

MATURITY SCHEDULE OF DEBT SECURITIES AVAILABLE FOR SALE:


December 31, 1995                  Amortized Cost            Fair Value
-----------------------------------------------------------------------
Less than 1 year                    $ 42,502                $  42,564
1 year to 5 years                     43,124                   43,698
5 years to 10 years                    3,482                    3,556
Mortgage-backed securities            56,185                   56,096
-----------------------------------------------------------------------
     Total                          $145,293                 $145,914
=======================================================================

Securities gains and (losses) can be summarized as follows:

                           1995       1994       1993
-----------------------------------------------------------------------
Gross realized gains        $31      $   16      $890
Gross realized losses        (5)       (322)     (154)
Recognized losses
 not yet realized             -        (164)      (54)
-----------------------------------------------------------------------
  Total                     $26       $(470)     $682
=======================================================================



As of December 31, 1995 and 1994, the carrying value of securities pledged as collateral for public deposits and for other purposes as required or permitted by law were $64,434 and $61,869, respectively.

During 1995, the Financial Accounting Standards Board decided to allow all enterprises to make a one-time reassessment of the classification of securities made under FAS 115, "Accounting for Certain Investments in Debt and Equity Securities". The corporation transferred debt securities with an amortized cost of $34,987 from held-to-maturity classification to the available-for-sale classification and recorded, as a component of equity, an unrealized gain of $205, net of $128 of deferred taxes.

-------------------------------------------------------------------------------
NOTE 5.    LOANS

A summary of loans as of December 31 follows:

                                             1995             1994
--------------------------------------------------------------------
Real estate loans                          $339,880         $316,742
Agricultural loans                           29,152           28,299
Commercial and industrial loans             152,648          116,162
Economic development loans and
 other obligations of state and
 political subdivisions                       9,887           12,833
Consumer loans                              124,864           99,683
Direct lease financing                        7,873            1,293
All other loans                                 291              275
--------------------------------------------------------------------
  Total loans - gross                       664,595          575,287
Unearned income on loans                       (310)            (269)
--------------------------------------------------------------------
  Total loans - net of
   unearned income                          664,285          575,018
Allowance for loan losses                    (5,323)          (4,899)
--------------------------------------------------------------------
  Total loans - net                        $658,962         $570,119
====================================================================


The following table presents data on impaired loans at December 31, 1995.

Impaired loans for which there is a related allowance for
 loan losses                                                        $2,772
Impaired loans for which there is no related allowance for
 loan losses                                                            20
--------------------------------------------------------------------------
   Total impaired loans                                             $2,792
==========================================================================
Allowance for loan losses for impaired loans included in the
 allowance for loan losses                                          $  584
Average recorded investment in impaired loans                        2,634
Interest income recognized from impaired loans                         150
Cash basis interest income recognized from impaired loans                8


As of December 31, 1994, the accrual of interest was discontinued or renegotiated on loans in the amount of $1,184. If these loans had been current according to original loan terms, additional gross income in the amount of $107 would have been recorded in 1994.

In the normal course of business, the banks make loans to their executive officers and directors, and to companies and individuals affiliated with officers and directors of the banks and the Corporation. In the opinion of management, these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The activity in these loans during 1995 is as follows:

Balance as of January 1, 1995                           $16,815
New loans                                                11,819
Repayments                                              (11,786)
---------------------------------------------------------------
  Balance as of December 31, 1995                       $16,848
===============================================================


--------------------------------------------------------------------------------
NOTE 6.    ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows during the three years ended December 31:



                                       1995         1994          1993
-----------------------------------------------------------------------
Balance at beginning of year          $4,899       $4,757        $5,243
Allowance associated with
     acquisition                         140            -             -
Provision charged to operations          294           18           581
Recoveries credited to allowance         598          829           684
Loans charged to allowance              (608)        (705)       (1,751)
-----------------------------------------------------------------------
     Balance at end of year           $5,323       $4,899        $4,757
=======================================================================



--------------------------------------------------------------------------------
NOTE 7.    PREMISES AND EQUIPMENT

Premises and equipment as of December 31 consist of:

                                            1995                  1994
------------------------------------------------------------------------
Land                                      $  1,776              $  1,561
Buildings                                   16,178                14,542
Equipment                                   11,525                11,308
Leasehold improvements                       1,213                 1,281
------------------------------------------------------------------------
     Total cost                             30,692                28,692
Less accumulated depreciation               15,953                16,203
------------------------------------------------------------------------
     Net premises and equipment           $ 14,739              $ 12,489
========================================================================


The Corporation has a $6,000 commitment for construction of an office building in Evansville, Indiana. Portions of the contracts not completed at year-end are not reflected in the consolidated financial statements and total approximately $5,500. It is anticipated that the project will be financed internally, and it is scheduled for completion in 1997.

--------------------------------------------------------------------------------
NOTE 8.    INCOME TAXES

The components of income tax expense for the years ended December 31 follows:

                                 1995          1994          1993
-------------------------------------------------------------------
Federal:
     Current                  $  5,734      $  4,406      $  3,231
     Deferred                      (58)         (402)          327
-------------------------------------------------------------------
       Total                     5,676         4,004         3,558
-------------------------------------------------------------------

State:
     Current                     1,432           951           812
     Deferred                       31           200           149
-------------------------------------------------------------------
       Total                     1,463         1,151           961
-------------------------------------------------------------------
       Total income taxes     $  7,139      $  5,155      $  4,519
===================================================================



The portion of the tax provision relating to realized security gains and losses amounted to $9, ($164), and $232 for 1995, 1994, and 1993, respectively.

A reconciliation of income tax in the statement of income, with the amount computed by applying the statutory rate of 35% in 1995 and 1994 and 34% in 1993, is as follows:

                                               1995         1994        1993
------------------------------------------------------------------------------
Federal income tax computed
     at the statutory rates                   $7,088       $5,192      $4,912
Adjusted for effect of:
     Nontaxable municipal interest            (1,107)      (1,105)     (1,100)
     Nondeductible expenses                      280          343         335
State income taxes, net of
     federal tax benefit                         951          748         634
Benefit of income taxed at
     lower rates                                (100)        (100)          -
Change in deferred tax asset
     valuation allowance                         (25)          48           4
Other differences                                 52           29        (266)
------------------------------------------------------------------------------
      Total income taxes                      $7,139       $5,155      $4,519
==============================================================================



The net deferred tax asset (liability) in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities:

                                                    1995              1994
------------------------------------------------------------------------------
Deferred tax liability                            $(2,612)          $(2,076)
Deferred tax asset                                  2,083             3,374
Valuation allowance for deferred
     tax assets                                      (476)             (501)
------------------------------------------------------------------------------
      Net deferred tax asset (liability)          $(1,005)          $   797
==============================================================================



The tax effects of principal temporary differences are shown in the following table:


                                                    1995              1994
------------------------------------------------------------------------------
Allowance for loan losses                         $ 1,373           $ 1,283
Direct financing and leveraged leases                  55                 4
Prepaid pension costs                              (1,416)           (1,425)
Fixed assets                                       (1,006)             (666)
Unrealized gain (loss) on securities
     available for sale                              (191)            1,613
State net operating loss carryforwards                523               558
Other                                                 133               (69)
------------------------------------------------------------------------------
     Net temporary differences                       (529)            1,298
Valuation allowance                                  (476)             (501)
------------------------------------------------------------------------------
     Net deferred tax asset (liability)           $(1,005)          $   797
==============================================================================



--------------------------------------------------------------------------------
NOTE 9.    OTHER BORROWINGS

Other borrowings at December 31 consist of the following:

                                                    1995              1994
------------------------------------------------------------------------------
Federal Home Loan Bank advances:
     Due June 5, 1998, 6.02%                      $10,000         $        -
     Due May 25, 1997, 6.33%                        3,000                  -
     Due February 4, 2002, cost of funds
      plus .05 (an effective rate of 7.64%
      at December 31, 1995)                         2,000              2,000
     Due May 27, 1996, 8.5%                         1,000              1,000
Notes payable:
     Norlease, Inc., quarterly interest payments
      of $68 through July 27, 1997, quarterly
      principal and interest payments of $111
      through July 27, 2002, final balloon
      payment due July 27, 2002, 7.74%,
      collateralized by equipment                   3,500                  -
      Other                                           909                  -
------------------------------------------------------------------------------
                                                  $20,409             $3,000
==============================================================================



     The Federal Home Loan Bank advances are collateralized by a blanket collateral agreement on qualified mortgage loans and securities.

(Dollar Amounts Other Than Share Data in Thousands)


-------------------------------------------------------------------------------
NOTE 10.    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table reflects a comparison of the carrying amounts and fair values of financial instruments of the Corporation and its subsidiary banks at December 31:

                                          1995                                 1994
---------------------------------------------------------------------------------------------
                                CARRYING          FAIR              Carrying         Fair
                                 AMOUNT           VALUE              Amount          Value
---------------------------------------------------------------------------------------------
Assets:
     Cash and short-term
       investments             $  45,387        $  45,387          $  57,210       $  57,210
     Securities                  241,287          243,605            248,660         246,236
     Loans - net of
       allowance                 651,089          665,408            568,826         553,354
Liabilities:
     Deposits                    774,720          776,165            764,451         754,976
     Short-term debt              55,598           55,598             27,803          27,803
     Long-term debt               20,409           19,535              3,000           3,000



The above fair value information was derived using the information described below for the groups of instruments listed. It should be noted the fair values disclosed in this table do not represent market values of all assets and liabilities of the Corporation and, thus, should not be interpreted to represent a market or liquidation value for the Corporation. In addition, the carrying value for loans above differs from that reported elsewhere due to the exclusion of direct finance leases receivable of $7,873 and $1,293 in 1995 and 1994, respectively.

CASH AND SHORT-TERM INVESTMENTS
Cash and short-term investments include cash and due from banks, short-term money market investments, interest-bearing deposits in banks, and federal funds sold. For cash and short-term investments, the carrying amount is a reasonable estimate of fair value.

SECURITIES
For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS
For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS
The fair value of demand deposits, savings accounts, money market deposits, and variable rate certificates of deposit is the amount payable on demand at the reporting date. The fair value of other time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

SHORT-TERM DEBT
Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. These instruments adjust on a periodic basis and thus the carrying amount represents fair value.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. Because all commitments and standby letters of credit reflect current fees and interest rates, no unrealized gains or losses are reflected in the summary of fair values.

-------------------------------------------------------------------------------
NOTE 11.    COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

Most of the business activity of the Corporation and its subsidiaries is conducted with customers located in the immediate geographical area of their offices. These areas, comprised of Southwestern Indiana, Western Kentucky, and Southeastern Illinois, are dependent on the agribusiness, and to a lesser degree, energy economic sectors. While the Corporation maintains a diversified loan portfolio, approximately $59,029 and $55,987 of the Corporation's loans were directly related to the agricultural sector as of December 31, 1995 and 1994, respectively.

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


                                                                 Range of Rates
                        Variable Rate   Fixed Rate     Total      on Fixed Rate
1995                     Commitment     Commitment   Commitment    Commitments
-------------------------------------------------------------------------------
Commitments
     to extend credit      $68,930        $8,733      $77,663     6.3% to 18.5%
Standby letters
     of credit                   -             -       17,825                 -

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

-------------------------------------------------------------------------------
NOTE 12.    DIVIDEND REINVESTMENT PLAN

The Corporation established a Dividend Reinvestment Plan for its shareholders in 1989. The Plan permits the issuance of previously authorized and unissued shares or the repurchase of outstanding shares for reissuance. As of December 31, 1995, 143,265 shares of authorized but unissued common stock were reserved for Plan requirements.

-------------------------------------------------------------------------------
NOTE 13.    RESTRICTIONS ON DIVIDENDS FROM SUBSIDIARIES

The principal source of income for the Corporation is dividends from its subsidiary banks. Banking regulations impose restrictions on the ability of subsidiaries to pay dividends to the Corporation. The limitation is generally based on net income less dividends paid for the three years in the period ended December 31, 1995. At December 31, 1995, regulatory approval would have been required for aggregate dividends in excess of approximately $5,002. The amount of dividends that could be paid is further restricted by management to maintain prudent capital levels.

-------------------------------------------------------------------------------
NOTE 14.    GUARANTEED BANK LOAN OF EMPLOYEE STOCK OWNERSHIP PLAN

In accordance with the consensus reached on issue number 89-10 of the Financial Accounting Standards Board's Emerging Issues Task Force, the Corporation recorded the debt of the Employee Stock Ownership Plan as an increase in liabilities and a reduction of shareholders' equity. This debt was guaranteed by the Corporation and was paid in full during 1994.

-------------------------------------------------------------------------------
NOTE 15.    EMPLOYEE RETIREMENT PLANS

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

In establishing the amounts reflected in the financial statements, the following significant assumption rates were used:


                                                   1995                1994
-------------------------------------------------------------------------------
Discount rate                                      7.5%                8.0%
Increase in compensation rate                      5.0%                5.0%
Expected long-term rate of return                  9.0%                9.0%

The following summary reflects the plan's funded status and the amounts reflected on the Corporation's financial statements. Actuarial present value of benefit obligations at December 31 are:

(Dollar Amounts Other Than Share Data in Thousands)


NOTE 15.  EMPLOYEE RETIREMENT PLANS, CONTINUED


                                              1995          1994         1994
-------------------------------------------------------------------------------
Accumulated benefit obligation
     including vested benefits of
     $3,899, $3,562 and $4,214
     in 1995, 1994, and 1993                $(4,420)       $(3,757)     $(4,466)
Effects of projected future
     compensation levels                     (2,000)        (1,795)      (2,433)
--------------------------------------------------------------------------------
Projected benefit obligation
     for service rendered to date            (6,420)        (5,552)      (6,899)
Plan assets at fair value                    10,856          9,669       12,182
--------------------------------------------------------------------------------
Plan assets in excess of
     projected benefit obligation             4,436         4,117         5,283
Unrecognized net loss (gain)
     from past experience
     different from that assumed
     and effects of changes in
     assumptions                               (494)          257        (1,189)
Prior service cost not yet
     recognized in net periodic
     pension cost                              (108)         (116)           22
Unrecognized net asset at
     January, 1, 1987, being
     recognized over 11.11
     years from that date                      (347)         (728)         (962)
--------------------------------------------------------------------------------
     Prepaid pension cost
       included in other assets            $  3,487      $  3,530      $  3,154
================================================================================


Net periodic pension cost (credit) included the following components for the years ended December 31:


                                       1995           1994          1993
--------------------------------------------------------------------------------
Service cost - benefits
     earned during the period              $    618      $    450      $    425
Interest cost on projected
     benefit obligation                         456           483           483
Return on assets                             (2,789)         (500)         (693)
Net amortization and deferral                 1,758          (809)         (637)
--------------------------------------------------------------------------------
     Net periodic pension
       cost (credit)                       $     43      $   (376)      $  (422)
================================================================================


The Corporation also maintains a savings and profit-sharing plan for substantially all employees who have completed one year of service. Employees may voluntarily contribute to the plan. The company's contribution to the plan is an amount equal to 7% of the net income before income taxes at the discretion of the Board of Directors. Company contributions were $1,384, $1,017, and $628 during 1995, 1994, and 1993, respectively.

United Financial Bancorp, Inc. had a Stock Option Plan and a Management Recognition and Retention Plan for its directors and officers. The cost of the shares awarded under the retention plan was amortized using an accelerated method over vesting periods. At consummation of the merger with the Corporation, these plans were terminated.

As the result of previous mergers and subsequent amendment of the Corporation's pension and profit-sharing plans to include employees of the other subsidiaries, retirement plans previously maintained by those subsidiaries have been terminated or frozen.

The plans have been amended to comply with requirements of the Employee Retirement Income Security Act of 1974 and the Tax Reform Act of 1986.

Sure Financial Corporation maintained a profit-sharing 401(k) plan for substantially all employees of its subsidiaries. Contributions to the plan were $116 during 1993. This plan was merged into the Corporation's savings and profit-sharing plan during 1994.

Lincolnland Bancorp, Inc. maintained an Employee Stock Ownership Plan in which substantially all employees were eligible to participate. Contributions to the plan were made at the discretion of the Board of Directors and amounted to $88 for 1993. This plan was terminated during 1994. The Employee Stock Ownership Trust obligation, which was guaranteed by the Corporation was reflected as a liability and shareholders' equity was reduced by the same amount. The obligation was reduced by $108 in principal repayments in 1993. In addition, the plan paid interest amounting to $31 during 1993.

-------------------------------------------------------------------------------
NOTE 16.    UNAUDITED INTERIM FINANCIAL DATA

The following table reflects summarized quarterly data for the periods described (unaudited):



                                           1995
-------------------------------------------------------------------------------
                           DECEMBER      SEPTEMBER       JUNE           MARCH
                              31            30            30             31
-------------------------------------------------------------------------------
INTEREST INCOME            $ 18,733      $ 18,437      $ 17,411       $ 16,634
INTEREST EXPENSE              8,333         8,154         7,561          7,000
------------------------------------------------------------------------------
     NET INTEREST INCOME     10,400        10,283         9,850          9,634
PROVISION FOR LOAN
     LOSSES                     179            68            23             24
NONINTEREST INCOME            1,695         1,780         1,770          1,479
NONINTEREST EXPENSE           6,653         6,327         6,709          6,654
------------------------------------------------------------------------------
INCOME BEFORE
     INCOME TAXES             5,263         5,668         4,888          4,435
INCOME TAXES                  1,873         2,024         1,723          1,519
------------------------------------------------------------------------------
     NET INCOME            $  3,390      $  3,644      $  3,165       $  2,916
==============================================================================

EARNINGS PER SHARE         $   0.72      $   0.78      $   0.68       $   0.63



                                                  1994
-------------------------------------------------------------------------------
                           December      September       June           March
                              31            30            30             31
-------------------------------------------------------------------------------
Interest income            $ 15,928      $ 15,553      $ 14,991       $ 14,296
Interest expense              6,585         6,204         6,018          5,953
------------------------------------------------------------------------------
     Net interest income      9,343         9,349         8,973          8,343
Provision for loan
     losses                      37            22           106           (147)
Noninterest income              992         1,454         1,395          1,104
Noninterest expense           6,914         6,344         6,425          6,418
------------------------------------------------------------------------------
Income before
     income taxes             3,384         4,437         3,837          3,176
Income taxes                  1,299         1,548         1,274          1,034
------------------------------------------------------------------------------
     Net income            $  2,085      $  2,889      $  2,563       $  2,142
==============================================================================

Earnings per share         $   0.46      $   0.62      $   0.55       $   0.45

-------------------------------------------------------------------------------
NOTE 17.    FINANCIAL INFORMATION OF PARENT COMPANY

Condensed financial data for National City Bancshares, Inc. (parent company only) follows:


CONDENSED STATEMENTS OF FINANCIAL POSITION

                                           1995                  1994
-------------------------------------------------------------------------
ASSETS
Cash on hand and in banks              $       227           $       220
Short-term money market investment               -                   502
Investment in bank subsidiaries            106,299                98,651
Securities available for sale                1,304                   785
Securities purchased under
     agreements to resell                   10,000                 3,100
Note receivable                                681                   300
Property and equipment                         728                   498
Income taxes receivable                        400                   219
Other assets                                 1,545                 1,736
-------------------------------------------------------------------------
TOTAL ASSETS                              $121,184              $106,011
=========================================================================

LIABILITIES
Dividends payable                       $    1,175           $       805
Deferred income taxes                           22                    84
Other liabilities                              676                   487
-------------------------------------------------------------------------
     Total liabilities                       1,873                 1,376
-------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Common stock                                 4,697                14,635
Capital surplus                             59,491                36,962
Retained earnings                           54,818                55,633
Unrealized gain (loss) on
     securities available for sale             305                (2,595)
-------------------------------------------------------------------------
     Total shareholders' equity            119,311               104,635
-------------------------------------------------------------------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                      $121,184              $106,011
=========================================================================

CONDENSED STATEMENTS OF INCOME

                                             1995        1994      1993
-------------------------------------------------------------------------
Dividends from subsidiaries                $12,496    $  9,989    $6,946
Other income                                 2,662         872       523
-------------------------------------------------------------------------
     Total income                           15,158      10,861     7,469
-------------------------------------------------------------------------
Interest expense                                 -           -       152
Other expenses                               3,255       2,092     1,620
-------------------------------------------------------------------------
     Total expenses                          3,255       2,092     1,772
-------------------------------------------------------------------------
Income before income taxes
     and equity in undistributed
     earnings of subsidiaries               11,903       8,769     5,697
Income tax benefit                            (273)       (178)     (278)
-------------------------------------------------------------------------
Income before equity in undistributed
     earnings of subsidiaries               12,176       8,947     5,975
Equity in undistributed earnings
     of subsidiaries                           939         732     3,952
-------------------------------------------------------------------------
Net income                                 $13,115    $  9,679    $9,927
==========================================================================

CONDENSED STATEMENTS OF CASH FLOWS

                                              1995        1994     1993
-------------------------------------------------------------------------
CASH FLOWS FROM
OPERATING ACTIVITIES
Net income                                  $13,115     $ 9,679   $9,927
Adjustments to reconcile net
  income to net cash provided by
  operating activities:
     Depreciation and amortization              451         548      612
     Undistributed earnings of
     subsidiaries                              (939)       (732)  (3,952)
     Securities losses (gains)                  (18)          -        -
     (Gain) on sale of subsidiary                 -          (8)       -
     Increase (decrease) in deferred
      taxes                                     (64)          7        2
Changes in assets and liabilities:
     (Increase) decrease in other assets       (209)       (167)    (337)
     Increase (decrease) in other liabilities   191         446        6
-------------------------------------------------------------------------
     Net cash flows provided by
     operating activities                    12,527       9,773    6,258
-------------------------------------------------------------------------

CASH FLOWS FROM
INVESTING ACTIVITIES
Proceeds from maturities of
     securities available for sale              250       2,396        -
Proceeds from maturities of
     securities held to maturity                  -           -      464
Proceeds from sales of securities
     available for sale                         118           -        -
Purchase of securities
     available for sale                        (877)     (2,328)       -
Purchase of securities
     held to maturity                             -           -     (231)
Disbursement on notes receivable               (381)          -        -
Capital expenditures                           (446)        (47)    (349)
Proceeds from sale of premises
     and equipment                                -          14        -
Investment in subsidiary                     (1,361)        (52)       -
(Increase) in securities purchased
     under agreements to resell              (6,900)      (3,100)      -
-------------------------------------------------------------------------
     Net cash flows provided by
     (used in) investing activities          (9,597)     (3,117)    (116)
-------------------------------------------------------------------------

CASH FLOWS FROM
FINANCING ACTIVITIES
Dividends paid                               (3,598)     (3,772)  (2,959)
Payments on notes payable                         -        (210)  (2,515)
Increase in notes payable                         -           -      210
Repurchase of common stock                     (863)     (4,075)  (1,112)
Sale of common stock                          1,036         820      641
-------------------------------------------------------------------------
     Net cash flows (used in)
     financing activities                    (3,425)     (7,237)  (5,735)
-------------------------------------------------------------------------
Net increase (decrease) in
     cash and cash equivalents                 (495)       (581)     407
Cash and cash equivalents
     at beginning of year                       722       1,303      896
-------------------------------------------------------------------------
Cash and cash equivalents
     at end of year                         $   227     $   722   $1,303
=========================================================================

SUPPLEMENTAL DISCLOSURE
OF NONCASH INVESTING
ACTIVITIES
Change in unrealized
     gain (loss) on securities
     available for sale, net                $ 2,900     $(3,063) $   551
Employee Stock Ownership Plan
     obligation guaranty note payment             -         541      108
Sale of subsidiary:
     Loan receivable                              -         300        -

OFFICIAL ORGANIZATION

--------------------------------------------------------------------------------
SUBSIDIARIES

THE BANK OF MITCHELL
MITCHELL, INDIANA

BOARD OF DIRECTORS
Christopher W. Burton, Esq.
Dana J. Dunbar                                   [PHOTO]
Brooks Galloway
James F. King, D.D.S.
Harvey W. Pinney
Randall L. Young
                                               Randall L. Young
                                               President & CEO
                                               ------------------------------

SENIOR OFFICER
Randall L. Young



THE FARMERS AND MERCHANTS BANK
FORT BRANCH, INDIANA

BOARD OF DIRECTORS
John N. Clauss
Roger M. Duncan
Harvey J. Hirsch                                 [PHOTO]
Michael J. Hirsch
Marlene A. Obert
Barbara A. Wilson

                                               John N. Clauss
                                               President & CEO
                                               ------------------------------

SENIOR OFFICERS
John N. Clauss
Barbara A. Wilson

FIRST KENTUCKY BANK
STURGIS, KENTUCKY

BOARD OF DIRECTORS
Garland Certain
Charles Hamilton Floyd                           [PHOTO]
Charles L. Pryor
Joseph W. Sprague
Slaton Sprague
William R. Sprague
James D. Syers
James B. Vaughn
Joe Woodring

                                               Garland Certain
                                               President & CEO
                                               ------------------------------
SENIOR OFFICER
Garland Certain


LINCOLNLAND BANK
DALE, INDIANA

BOARD OF DIRECTORS
Eric Ayer, Esq.
Benjamin W. Bloodworth
Narl Conner                                      [PHOTO]
Donald E. Kirkland
Edgar Mulzer
Albert W. Raven
Wm. Stephen Schroer
Lon Youngblood

SENIOR OFFICERS                                Wm. Stephen Schroer
Edgar Mulzer                                   President & CEO
Wm. Stephen Schroer                            ------------------------------
Donald E. Kirkland
Albert W. Raven
Scott K. Neff

THE NATIONAL CITY BANK OF EVANSVILLE
EVANSVILLE, INDIANA

BOARD OF DIRECTORS
Thomas L. Austerman
Donald B. Cox
Michael F. Elliott
Michael D. Gallagher
Dr. H. Ray Hoops                                 [PHOTO]
R. Eugene Johnson, Esq.
John D. Lippert
John Lee Newman                                Thomas L. Austerman
Edward E. Peyronnin                            President
Peter L. Stevenson, M.D.                       ------------------------------
George A. Wright

SENIOR OFFICERS
Thomas L. Austerman
Richard E. Braukhoff
N. Ann Cavis                                     [PHOTO]
Roger M. Duncan
Michael F. Elliott
Thomas R. Lampkins
Larry J. Northernor

                                               Roger M. Duncan
                                               Executive Vice President
                                               ------------------------------

THE PEOPLES NATIONAL BANK OF GRAYVILLE
GRAYVILLE, ILLINOIS

BOARD OF DIRECTORS
Lyndle Barnes, Jr.
John C. Blood, Jr.
Benjamin W. Bloodworth
Sam Broster
Richard L. Elliott                               [PHOTO]
Victor R. Gallagher, Jr.
William H. Mitchell
Joseph M. Siegert
Herbert W. Sutter                              Lyndle Barnes, Jr.
                                               President & CEO
SENIOR OFFICER                                 ------------------------
Lyndle Barnes, Jr.

PIKE COUNTY BANK
PETERSBURG, INDIANA

BOARD OF DIRECTORS
Max D. Elliott
Denver Gladish
John L. Hayes                                    [PHOTO]
Karl O. Schafer
Anthony P. Uebelhor
John E. Yager, Jr.

SENIOR OFFICER
Max D. Elliott                                 Max D. Elliott
                                               President & CEO
                                               ------------------------

THE STATE BANK OF WASHINGTON
WASHINGTON, INDIANA

BOARD OF DIRECTORS
John P. Cavanaugh
Max D. Elliott
Michael F. Elliott                              [PHOTO]
Harry W. Hanson, Esq.
John L. Hayes                                  Harvey W. Pinney
E. Joseph Kremp                                President & CEO
Jerry D. McClarren, D.D.S.                     ------------------------
Harvey W. Pinney

SENIOR OFFICER
Harvey W. Pinney

UNITED FEDERAL SAVINGS BANK
VINCENNES, INDIANA

BOARD OF DIRECTORS
Janice L. Beesley
John H. Bobe
Michael F. Elliott
Horace A. Foncannon, Jr. Esq.                   [PHOTO]
George D. Gardner
John H. Harrison
Ralph J. Jacqmain, M.D.
Joseph M. Vieck
Robert E. Vincent
                                               Janice L. Beesley
SENIOR OFFICER                                 President & CEO
Janice L. Beesley                              ------------------------

WHITE COUNTY BANK
CARMI, ILLINOIS

BOARD OF DIRECTORS
Dr. Frank Barbre
Benjamin W. Bloodworth
Donald D. Drone                                 [PHOTO]
Paul D. Hayse
R. Keith Hoskins
George H. Schanzle

SENIOR OFFICER                                 R. Keith Hoskins
R. Keith Hoskins                               President & CEO
                                               ------------------------


NCBE LEASING CORP.
EVANSVILLE, INDIANA

BOARD OF DIRECTORS
Benjamin W. Bloodworth
Michael D. Gallagher
Dr. H. Ray Hoops                                [PHOTO]
Charles J. Kelly, Jr.
John Lee Newman

SENIOR OFFICERS
Benjamin W. Bloodworth
Charles J. Kelly, Jr.
Harold A. Mann                                 Charles J. Kelly, Jr.
                                               President & CEO
                                               ------------------------
UNIFED, INC.
VINCENNES, INDIANA

BOARD OF DIRECTORS
Janice L. Beesley
Horace A. Foncannon, Jr., Esq.
Patrick W. Lenahan
G. Jeffrey Palmer

SENIOR OFFICER
Janice L. Beesley

--------------------------------------------------------------------------------
NATIONAL CITY BANCSHARES, INC.

BOARD OF DIRECTORS
Janice L. Beesley
Michael F. Elliott
Susanne R. Emge
Donald G. Harris
Robert A. Keil
John D. Lippert
Ronald G. Reherman
Laurence R. Steenberg

SENIOR MANAGEMENT
Benjamin W. Bloodworth
N. Ann Cavis
Michael F. Elliott
Nancy G. Epperson
Byron W. Jett
Robert A. Keil
John D. Lippert
Harold A. Mann



                                   [PHOTO]


NATIONAL CITY BANCSHARES, INC.
SENIOR OFFICERS
N. Ann Cavis, Senior Vice President; Harold A. Mann, Secretary and
Treasurer; Byron W. Jett, Senior Vice President; and
Nancy G. Epperson, Human Resources Director
--------------------------------------------------------------------------------

SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------
STOCK AND DIVIDEND INFORMATION

The Corporation's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market(SM) under the symbol: NCBE.

The following table lists the stock price for the past two years and dividend information for the Corporation's common stock.
Stock prices and dividends have been retroactively adjusted to reflect the 5% stock dividend declared in October 1995.


                        RANGE OF STOCK PRICE
                        --------------------    DIVIDEND
              QUARTER     LOW         HIGH      DECLARED
              ------------------------------------------
               1994
                1st      $32.86      $35.24       $0.21
                2nd       33.33       39.05        0.21
                3rd       37.86       41.43        0.21
                4th       39.76       44.05        0.26

               1995
                1ST      $40.24      $44.76       $0.21
                2ND       38.10       40.48        0.21
                3RD       37.62       40.71        0.21
                4TH       39.05       48.50        0.25


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



                                 MARKET MAKERS

               The following firms make a market in the stock of
                        National City Bancshares, Inc.:

                            The Chicago Corporation
                       J.J.B. Hilliard, W.L. Lyons, Inc.
                          Herzog, Heine, Geduld, Inc.
                           M.A. Schapiro & Co., Inc.
                           NatCity Investments, Inc.

                            FOR FURTHER INFORMATION

                        The Corporation's TRANSFER AGENT
                                and REGISTRAR is

                      The National City Bank of Evansville
                                Trust Department
                                227 Main Street
                                  P.O. Box 868
                           Evansville, IN  47705-0868

                            Telephone (812) 464-9665



                  The Corporation's HEADQUARTERS is located at

                         National City Bancshares, Inc.
                                227 Main Street
                                  P.O. Box 868
                           Evansville, IN  47705-0868

                            Telephone (812) 464-9677

             ALL SUBSIDIARY BANKS OF NATIONAL CITY BANCSHARES, INC. ARE MEMBERS OF THE FEDERAL DEPOSIT INSURANCE CORPORATION.

                               [OUTSIDE BACK COVER]



  National City Bancshares, Inc., 227 Main Street, Evansville, Indiana  47708