Form 10-K, Exhibit 13
period 1996-12-31
NATIONAL CITY BANCSHARES INC
filed 1997-03-27
CIK 764241

                                                                      EXHIBIT 13

[FRONT COVER]

                               1996 ANNUAL REPORT









                          NATIONAL CITY BANCSHARES, INC.
                        Focused on Service, Security & Growth

[INSIDE FRONT COVER]


CORPORATE PROFILE
National City Bancshares, Inc. (Nasdaq: NCBE), headquartered in Evansville, Indiana, has been ranked as one of the most sound financial organizations in the nation. In the June 1996 issue of USBanker magazine, National City was ranked eleventh nationally among mid-sized banking companies. With assets of nearly $1.1 billion, National City owns twelve full-service banks in twenty-six communities and thirty-five offices throughout Southwestern Indiana, Western Kentucky, and Southeastern Illinois. National City also owns NCBE Leasing Corp., Twenty-One Southeast Third Corporation, and UniFed, Inc.


                   CONTENTS

1                  Financial Review
2                  Message to Shareholders
4                  Management's Discussion
16                 Management's Report
17                 Independent Auditor's Report
18                 Statements of Financial Position
19                 Statements of Income
20                 Statements of Cash Flows
22                 Statements of Shareholders' Equity
23                 Notes to Financial Statements
34                 Official Organization
34                     Subsidiaries
36                     National City Bancshares, Inc.
Inside Back Cover  Shareholder Information

FINANCIAL REVIEW
                                        As Of And For The Year Ended December 31
(Dollar Amounts Other Than Share Data in Thousands)

                             1996         1995         1994         1993         1992
----------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income        $ 44,141     $ 40,167     $ 36,008       $ 34,427    $ 34,513
Provision for loan
  losses                      2,491          294           18            581       1,327
Noninterest income            8,311        6,724        4,945          6,453       6,000
Noninterest expense          27,311       26,343       26,101         25,853      25,025
----------------------------------------------------------------------------------------
  Income before income
   taxes                     22,650       20,254       14,834         14,446      14,161
Income taxes                  7,404        7,139        5,155          4,519       4,395
----------------------------------------------------------------------------------------
   Net income              $ 15,246     $ 13,115     $  9,679       $  9,927    $  9,766
========================================================================================

PER COMMON SHARE*
Net income                 $   1.59     $   1.34     $   0.99       $   1.01    $   0.99
Book value                    12.48        12.10        10.81          10.60        9.84
Cash dividends
 declared by
 National City
 Bancshares, Inc.              0.58         0.42         0.42           0.40        0.38

TOTALS AT YEAR-END
Loans                      $723,308     $664,285     $575,018       $515,848    $500,084
Allowance for loan
 losses                       6,275        5,323        4,899          4,757       5,243
Securities                  264,675      241,287      248,660        245,793     256,195
Total assets              1,069,086      979,440      906,506        897,831     913,964
Deposits                    825,371      774,720      764,451        760,729     784,529
Shareholders' equity        117,711      119,311      104,635        104,458      97,503

SELECTED FINANCIAL RATIOS
Net income to average
 assets                        1.50%        1.41%        1.08%          1.11%       0.99%
Net income to average
 equity                       13.08        11.70         9.24           9.84        9.90
Cash dividend payout          36.48        31.34        42.42          40.00       38.38
Average equity to
 average assets               11.49        12.06        11.74          11.30       10.01
Tangible equity to
 tangible assets              10.35        11.94        11.43          11.49       10.51
Total capital to
 risk-weighted assets         15.58        18.02        18.71          20.21       19.43

OTHER DATA
Number of shares*         9,435,432    9,864,116    9,681,342      9,855,911   9,908,546
Number of shareholders        2,265        2,106        2,104          2,040       2,025
Number of full-time
 equivalent employees           444          445          446            466         473
Weighted average
 number of common
 shares outstanding*      9,569,810    9,809,640    9,758,011      9,858,368   9,909,484

*Restated to reflect stock dividends and the two-for-one stock split issued in April 1996.



               NET INCOME          LOANS        RETURN ON EQUITY

                               [THREE BAR GRAPHS]

             1992  $ 9,766     1992  $500,084      1992   9.90%
             1993  $ 9,927     1993  $515,848      1993   9.84%
             1994  $ 9,679     1994  $575,018      1994   9.24%
             1995  $13,115     1995  $664,285      1995  11.70%
             1996  $15,246     1996  $723,308      1996  13.08%

MESSAGE TO SHAREHOLDERS
March 10, 1997

I am pleased to report that National City Bancshares, Inc. completed its most profitable year since the corporation was formed twelve years ago. Per share income was $1.59, compared to $1.34 in 1995, an increase of 19%. Net income for the corporation was $15,246,000, up from $13,115,000 a year earlier. Per share and net income were reduced by $.04 and $354,000 after tax, respectively, due to a one-time Savings Association Insurance Fund assessment.

[PHOTO]

John D. Lippert
Chairman and Chief Executive Officer

During 1996, total corporate assets exceeded one billion dollars. As of December 31, total assets were $1,069,086,000, compared to $979,440,000 at year end 1995. Also, the corporate loan portfolio increased from $664,285,000 to $723,308,000 for the same periods.

Our plan to improve shareholder value continues. Return on shareholder equity has improved from 11.70% in 1995 to 13.08% in 1996. Return on average assets increased to 1.50%, up from 1.41% at year end 1995. Management is pleased with these ratios; however, we believe we can improve both measurements.

Our corporation's stock continues to be well received by the market. During 1996, almost one million shares were traded on The Nasdaq Stock Market. Our stock began the year selling for $22.62 per share and ended the year at $29.25, a 29% increase. Further evidence of the acceptability of our stock is that nearly 55% of our 2,265 shareholders participate in the corporation's dividend reinvestment plan.

------------------------------------------------------------------------------
"It must be remembered that the bank stockholder is not wedded to banking as a business. His sole concern is with the value of his investment."

Morris A. Schapiro, 1903-1996

The captioned quote was made during a speech by Morris A. Schapiro in 1949. Mr. Schapiro, a highly respected investment banker, was a pioneer in bank mergers.
------------------------------------------------------------------------------

During the year, we completed the purchase of The First National Bank of Wayne City, Illinois, adding approximately $55 million in assets to the corporation's balance sheet. At the end of February 1997, we acquired First Federal Savings Bank of Leitchfield, Kentucky, increasing corporate assets by approximately
$43 million. Both transactions were treated as purchases on the corporation's books. Management is continuously seeking willing banks to join our corporate family. Each transaction must fit with the corporation's long range strategic plan and must be in the best interests of the corporation and the institution that is acquired.

In January 1997, we announced concurrent restructuring of two of our banks; more specifically, United Federal Savings Bank of Vincennes, Indiana, will be merged into The State Bank of Washington, Indiana, and become "Alliance Bank". Also, The Farmers and Merchants Bank of Fort Branch, Indiana, will be merged into The National City Bank of Evansville, Indiana. Both changes were necessary to better serve the rapidly growing economy in southwestern Indiana. We expect completion of these changes by mid-year 1997.

As many of you may know, I have announced plans to retire at the end of 1997. I strongly believe our current shareholders and potential shareholders need to know the corporation has depth in leadership with our current management. The Board of Directors is aware of its responsibility to provide successor management for the corporation and has sufficient time to fill certain key corporate positions that will become available due to planned retirements. Late last year, Stephen C. Byelick, Jr., joined our officer group as Senior Vice President, Assistant Treasurer, and Assistant Secretary to fill one of these positions. Steve is an experienced Certified Public Accountant with an MBA in Accounting and over twenty years of SEC reporting and banking experience.

[PHOTO]
EXECUTIVE OFFICERS
Michael F. Elliott, Executive Vice President; Benjamin W. Bloodworth, Executive Vice President; and Robert A. Keil, President

-------------------------------------------------------------------------------
Shown in the background is National City's new nine-story business complex in downtown Evansville, which is currently under construction. The new headquarters for National City Bancshares, Inc. and The National City Bank of Evansville is expected to be completed in late 1997.
-------------------------------------------------------------------------------

I am truly grateful to have been associated with National City Bancshares, Inc. and its lead bank, The National City Bank of Evansville, for the past eighteen years. I am proud of what has been accomplished as a corporation and what will be accomplished after I have retired. Our corporate course has been clear and steady these past five years, and be assured management will not deviate from our basic beliefs of good banking practices -- always with an eye toward shareholder enhancement.

Again, we solicit your banking business and your continued support.

/s/ JOHN D. LIPPERT

John D. Lippert
Chairman of the Board and
Chief Executive Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
(Dollar Amounts Other Than Share Data in Thousands)

INTRODUCTION
The discussion and analysis which follows is presented to assist in the understanding and evaluation of the financial condition and results of operations of National City Bancshares, Inc. and its subsidiaries as presented in the following consolidated financial statements and related notes. The text of this review is supplemented with various financial data and statistics. All information has been retroactively restated to include bank acquisitions accounted for using the pooling of interests method and to give effect to stock dividends and the two-for-one stock split issued in April 1996.

BUSINESS DESCRIPTION
National City Bancshares, Inc. (Corporation) is an Indiana corporation established in 1985 to engage in the business of a bank holding company. Based in Evansville, Indiana, the Corporation has fifteen wholly owned subsidiaries, including ten commercial banks and two savings banks serving twenty-six communities with a total of thirty-five banking centers, a leasing corporation, a property management company, and a financial services company (which is a subsidiary of a subsidiary bank). These subsidiaries include First Federal Savings Bank of Leitchfield, which was acquired on February 28, 1997, for $6,750 in a transaction accounted for as a purchase. Each subsidiary, its location, number of offices, year founded, date acquired by the Corporation, and size in assets and equity is shown below.

The Corporation's subsidiary banks provide a wide range of financial services to the communities they serve in Southwestern Indiana, Western Kentucky, and Southeastern Illinois. These


SUBSIDIARY

                                                                                  12/31/96 (millions)
                                           Number of   Year                       -------------------
Principal and Other Cities                 Offices    Founded  Date Acquired      Assets      Equity
-----------------------------------------------------------------------------------------------------
THE NATIONAL CITY BANK OF EVANSVILLE          9       1850     May 6, 1985          $423         $35
Evansville and Newburgh, Indiana

THE PEOPLES NATIONAL BANK OF GRAYVILLE        1       1937     May 16, 1988           38           3
Grayville, Illinois

THE FARMERS AND MERCHANTS BANK                1       1896     January 30, 1989       41           4
Fort Branch, Indiana

FIRST KENTUCKY BANK                           4       1916     November 30, 1990      90           8
Sturgis, Morganfield, and Poole, Kentucky

LINCOLNLAND BANK                              5       1904     December 17, 1993     117          11
Dale, Chrisney, Grandview, Hatfield,
and Rockport, Indiana

THE BANK OF MITCHELL                          4       1882     December 17, 1993      64           7
Mitchell, Bedford, and Paoli, Indiana

PIKE COUNTY BANK                              3       1900     December 17, 1993      53           4
Petersburg, Arthur, and Spurgeon, Indiana

THE STATE BANK OF WASHINGTON                  2       1910     December 17, 1993      45           4
Washington and Odon, Indiana

WHITE COUNTY BANK                             1       1904     June 30, 1995          61           5
Carmi, Illinois

UNITED FEDERAL SAVINGS BANK                   2       1890     August 31, 1995        99           8
Vincennes and Princeton, Indiana

THE FIRST NATIONAL BANK OF WAYNE CITY         1       1902     September 1, 1996      59          12
Wayne City, Illinois

FIRST FEDERAL SAVINGS BANK OF LEITCHFIELD     2       1961     February 28, 1997      43           4
Leitchfield and Hardinsburg, Kentucky

NCBE LEASING CORP.                            1       1994     November 1, 1994        9           -
Evansville, Indiana

TWENTY-ONE SOUTHEAST THIRD CORPORATION        1       1996     May 22, 1996           17           2
Evansville, Indiana

UNIFED, INC.                                  1       1980     August 31, 1995         1           -
Vincennes, Indiana

services include various types of deposit accounts; safe deposit boxes; safekeeping of securities; automated teller machines; consumer, mortgage, and commercial loans; mortgage loan sales and servicing; letters of credit; accounts receivable management (financing, accounting, billing, and collecting); and complete personal and corporate trust services. All deposits are insured by the Federal Deposit Insurance Corporation.

FINANCIAL CONDITION
Highlights for 1992 through 1996 are presented in the financial review on page
1. An average balance sheet and analysis of net interest income is provided on page 15. Earnings per share for 1996 were $1.59, representing a 19% increase over the 1995 results. The increase in earnings per share was the result of a combination of an increased net interest margin, improved non-interest income, and continued cost control. Sixty-four percent of 1996 earnings were retained, increasing the book value per share $.38 to $12.48 and resulting in a strong ratio of average equity capital to average assets of 11.49%. In July 1997, new regulations permitting interstate branching will become effective. Management does not plan to alter its operating strategies as a result of this regulatory change and does not anticipate that the new law will have a significant impact on the competitive environment in its market area. Management is not aware of other current or proposed legislation which, if they were to be implemented, would have a materially adverse effect on the Corporation's operations, capital resources, or liquidity.

[ATM/CHECK CARD ADVERTISEMENT]

ATM/CHECK CARD
A popular consumer service, the ATM/Check Card, was tested and introduced in September at National City Bank. Several other affiliates have since successfully introduced it in their markets. With the ATM/Check Card, every purchase comes directly from your checking account. It works everywhere MasterCard(R) is accepted and also serves as your ATM card.

Average earning assets increased $75,575, or 8.6% and $37,578, or 4.5%, in l996 and 1995, respectively. Growth in average assets in 1996 was $84,938, or 9.1% compared to $37,591, or 4.2% in 1995. During 1996, average interest bearing deposits in banks decreased $5,432, or 65.5%; average short-term money market investments decreased $1,317, or 100%; and average federal funds sold decreased $8,633, or 72.8%. Average securities increased $11,911, or 5.1%, with the largest increase being in tax-exempt municipals which increased by $40,597, or 97.5%. Taxable municipals increased $198, or 7.1%. U.S. Government and agencies decreased $26,931, or 16.5%, and all other types of securities decreased $3,225, or 11.4%. The average market value adjustment on securities available for sale increased $1,272, or 78.3%. Average loans increased $79,046, or 12.8%. All types of loans increased during the year. Average commercial loans increased $38,177, or 17.2%; average consumer loans increased $27,879, or 23.5%; and average mortgage loans increased $12,063, or 4.5%. All other types of loans increased $927, or 9.1%. A strong loan demand contributed to the growth of the loan portfolio. The change in the earning asset mix, which was started in 1995, was intended to and resulted in improved earnings in 1995 and 1996.

A decrease of $8,934, or 4.4%, in average savings and interest bearing checking accounts was more than offset by an increase of $26,933, or 6.6%, in average certificates of deposit and other time deposits. Money market accounts also increased $4,378, or 6.3%. Average federal funds purchased and securities sold under agreements to repurchase increased $22,130, or 102.5%. Average other borrowings increased $26,288, or 176.3%, to fund loans and construction of an addition to the main office of The National City Bank of Evansville. Average noninterest-bearing deposits increased $7,114, or 8.1%. It is the Corporation's philosophy to only increase deposits if they are needed to fund loan growth.

SECURITY PORTFOLIO
Average securities comprised 25.9% of the 1996 average earning assets compared to 26.8% and 30.9% in 1995 and 1994, respectively. They represent the second largest component after loans. The Corporation holds various types of securities, including mortgage-backed securities. Inherent in mortgage-backed securities is prepayment risk, which occurs when borrowers prepay their obligations due to market fluctuations and rates. In an effort to reduce this risk, management closely monitors the amount of mortgage-backed securities contained in the portfolio. The Corporation has no securities by any issuer, with the exception of the U. S. Government, exceeding 10% of shareholders' equity. The Corporation manages the quality and risk of securities through its Asset/Liability Committee, which recommends and monitors the overall security portfolio approved by the Corporation's Board of Directors. Among other things, the investment policy establishes guidelines for the level, type, quality, and mix of securities appropriate for the portfolio. The security portfolio at December 31, 1996, included $4,894 in structured notes, which were comprised of $611 in multi-coupon step-up notes that have a price volatility comparable to a callable

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS, CONTINUED
(Dollar Amounts Other Than Share Data in Thousands)

SECURITY PORTFOLIO, CONTINUED
U.S. Government agency of like maturity; $2,001 in capped floating rate notes; $698 in ratchet capped floating rate notes; $984 in indexed amortizing notes; and $600 in delevered floating notes. These securities have risk characteristics which are well within the constraints of the non-structured securities held in the security portfolio.

Securities classified as held to maturity are carried at amortized cost, and those classified as available for sale are carried at fair value. The available-for-sale securities included unrealized losses of approximately
$632 and unrealized gains of $691 at December 31, 1996. The fair value of held-to-maturity securities was $160,128, reflecting unrealized losses of $783 and unrealized gains of $2,616. At December 31, 1996, the Corporation's available-for-sale securities included $56,082 in mortgage-backed securities, or 55.4% of the available-for-sale portfolio. The held-to-maturity portfolio contained $7,765 in mortgage-backed securities or 4.9% of the held-to-maturity portfolio. The weighted average maturity of the available-for-sale and held-to-

SECURITY PORTFOLIO


                                                  Carrying Value at December 31
                              ------------------------------------------------------------------
                                      1996                  1995                    1994
                              -------------------   --------------------    --------------------
                              HELD TO   AVAILABLE    Held to   Available     Held to   Available
                              MATURITY   FOR SALE   Maturity    for Sale    Maturity    for Sale
------------------------------------------------------------------------------------------------
Debt Securities:
 U.S. Treasury securities     $      -   $ 10,579    $   500    $ 33,880      $7,577    $ 38,392
 U.S. Government agencies       21,877     30,096      5,448      51,300      23,829      55,640
 Taxable municipals              2,775          -      3,120           -       2,530           -
 Tax-exempt municipals         114,805          -     57,897           -      42,308           -
 Corporate securities           11,073      3,056     16,882       4,638      18,544       6,721
 Mortgage-backed securities      7,765     56,082      6,071      56,096      17,512      32,144
------------------------------------------------------------------------------------------------
  Total debt securities        158,295     99,813     89,918     145,914     112,300     132,897
Equity securities                    -      1,402          -       1,500           -       1,169
------------------------------------------------------------------------------------------------
  Total securities            $158,295   $101,215    $89,918    $147,414    $112,300    $134,066
================================================================================================

MATURITY ANALYSIS
DECEMBER 31, 1996                              After 1 Year      After 5 Year
                                                   but               but
                            Within 1 Year    Within 5 Years    Within 10 Years    After 10 Years       Total
                            ---------------   ---------------   ---------------   --------------- ----------------
                             Amount  Yield    Amount    Yield   Amount   Yield    Amount   Yield  Amount    Yield
------------------------------------------------------------------------------------------------------------------
SECURITIES CLASSIFIED AS
 HELD TO MATURITY:
U.S. Treasury securities    $      -    -     $     -       -   $     -      -    $     -     -   $      -      -
U.S. Government agencies       6,196  6.75%    15,356   6.48%         -      -        325  9.13%    21,877   6.60%
Taxable municipals               245  6.70%     1,315   6.08%     1,215   7.17%         -     -      2,775   6.61%
Tax-exempt municipals          5,032  6.58%    22,707   8.21%    38,836   8.29%    48,230  8.43%   114,805   8.26%
Corporate securities           5,078  6.04%     5,995   6.97%         -      -          -     -     11,073   6.54%
------------------------------------------------------------------------------------------------------------------
 Total maturing securities  $ 16,551  6.48%   $45,373   7.40%   $40,051   8.26%   $48,555  8.43%   150,530   7.86%
================================================================================================
Mortgage-backed securities                                                                           7,765   7.74%
                                                                                                  ----------------
 Total securities                                                                                 $158,295   7.85%
                                                                                                  ================
SECURITIES CLASSIFIED AS
 AVAILABLE FOR SALE:
U.S. Treasury securities    $  4,835  6.34%   $ 5,744   7.23%   $     -      -    $     -     -    $ 10,579  6.82%
U.S. Government agencies      18,966  6.61%    10,330   5.99%       800   7.48%         -     -      30,096  6.42%
Corporate securities           3,056  6.06%         -      -          -      -          -     -       3,056  6.06%
------------------------------------------------------------------------------------------------------------------
 Total maturing securities  $ 26,857  6.50%   $16,074   6.43%   $   800   7.48%   $     -     -      43,731  6.49%
================================================================================================
Mortgage-backed securities                                                                           56,082  6.34%
Equity securities                                                                                     1,402  5.68%
                                                                                                   ---------------
 Total securities                                                                                  $101,215  6.40%
                                                                                                   ===============


maturity portfolios at December 31, 1996, was 7.4 years and 7.9 years, respectively. The weighted average maturity of the available-for-sale and the held-to-maturity portfolios at December 31, 1995, was 5.9 years and 6.3 years, respectively. A three-year analysis of the year-end balances in the security portfolio and an analysis of the maturities and weighted average yields as of December 31, 1996, is provided on page 6. The weighted average yields on municipal securities that are tax-exempt have been computed on a federal-tax-equivalent basis using a 35.0% tax rate.

LOANS
Each subsidiary bank has competent lending officers who follow loan policies approved by their boards of directors. These policies are compatible with the Corporation's loan policy approved by its Board of Directors. The lending policies address risks associated with each type of lending, collateralization, loan-to-value ratios, loan concentrations, insider lending, and other pertinent matters. These functions are monitored by subsidiary and corporate loan review personnel and by the loan committees of the boards of directors for compliance and loan quality. Careful loan administration and high credit standards minimize credit risk, as evidenced by the ratio of underperforming loans to total loans. Speculative loans are prohibited, and the normal loan-to-value ratio is a maximum of 80% for real estate loans. The loan portfolio contains no foreign loans. All real estate loans, and more than 85% of commercial and consumer loans, are secured.

The Corporation's loan portfolio is well diversified by type of loan and industry, and, within its market area, by geographic location, which minimizes economic risk. The loan portfolio contained 30% commercial loans, 51% real estate loans (primarily


The following is a five-year summary of the loan portfolio and an analysis of the loan maturities and rate sensitivities at December 31, 1996.

LOAN PORTFOLIO AT YEAR END, FIVE-YEAR SUMMARY


                                            1996      1995      1994      1993      1992
------------------------------------------------------------------------------------------
Real estate loans                         $367,872  $339,880  $316,742  $296,869  $289,651
Loans to financial institutions                  -         -         -        50        50
Loans for purchasing/carrying securities         -         -         -         -       350
Agricultural loans                          30,136    29,152    28,299    26,757    24,067
Commercial and industrial loans            165,035   153,561   116,937    99,491    96,067
Economic development loans and
 other obligations of state and
 political subdivisions                     11,214     9,887    12,833     9,916     9,478
Consumer loans                             136,392   124,864    99,683    83,609    83,585
Direct lease financing                      12,331     6,960       518       503       975
All other loans                                546       291       275       845       848
------------------------------------------------------------------------------------------
 Total loans - gross                       723,526   664,595   575,287   518,040   505,071
Less: unearned income                          218       310       269     2,192     4,987
------------------------------------------------------------------------------------------
 Total loans - net of unearned income      723,308   664,285   575,018   515,848   500,084
Less: allowance for loan losses              6,275     5,323     4,899     4,757     5,243
------------------------------------------------------------------------------------------
 Total loans - net                        $717,033  $658,962  $570,119  $511,091  $494,841
==========================================================================================

LOAN MATURITIES AND RATE SENSITIVITIES AT DECEMBER 31, 1996 ON AGRICULTURAL, COMMERCIAL, AND TAX-EXEMPT LOANS

                                                     After
                                                   1 Year But
                                         Within      Within      Over
Rate sensitivities:                      1 Year     5 Years     5 Years     Total
-----------------------------------------------------------------------------------
     Fixed rate loans                    $ 32,260    $38,656    $13,291    $ 84,207
     Variable rate loans                  121,179        753          -     121,932
-----------------------------------------------------------------------------------
       Subtotal                          $153,439    $39,409    $13,291     206,139
=======================================================================
       Percent of subtotal                 74.43%     19.12%      6.45%
Nonaccrual loans                                                                246
                                                                           --------
       Total loans net of unearned income                                  $206,385
                                                                           ========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS, CONTINUED
(Dollar Amounts Other Than Share Data in Thousands)

LOANS, CONTINUED
residential), and 19% consumer loans at December 31, 1996. The Corporation's subsidiary banks lend to customers in various industries including manufacturing, agricultural, health and other services, transportation, mining, wholesale, and retail.

Commercial loans increased dramatically in 1996 and 1995 due to a general increase in business among the communities the Corporation's banks serve. Management feels little risk is associated with this growth because most of the borrowers are long-standing customers who increased their lines of credit for expansion and inventory purposes. Consumer loans also grew appreciably as a direct result of increased automobile sales. Prudent underwriting standards are maintained for the granting of consumer credit.

Agriculture in our trade area was profitable for the fourth straight year, allowing the Corporation to increase outstandings while maintaining prudent underwriting standards. The Corporation's banks do not make loans for land speculation or other high credit risk farm ventures. The increase in real estate lending was a direct result of strong loan demand during most of 1996. This portfolio is mostly comprised of single-family, owner-occupied housing. Guidelines for residential mortgage lending were followed, advances normally did not exceed 80% of appraised value, and the customer's ability to repay was closely scrutinized.

At December 31, 1996, there was no concentration of credit risk from borrowers engaged in the same or similar industries exceeding 10% of total loans. Geographic diversification is provided by the Corporation's policy to extend credit to customers in its geographic market areas in and around the subsidiary banks' twenty-four cities located in Southwestern Indiana, Southeastern Illinois, and Western Kentucky.

[PHONE BANK
ADVERTISEMENT]

PHONE BANK
National City Bank introduced PHONE BANK in August 1996, giving customers free access to their banking information 24 hours every day. It was an immediate success with several affiliates preparing to introduce it in 1997. In early 1997, National City will introduce a fee-generating feature of the PHONE BANK called EXPRESS BILL PAYER. This service will allow customers to pay bills from the convenience of their telephone.

UNDERPERFORMING ASSETS
Underperforming assets consist of nonaccrual securities and loans, restructured loans, 90 days past due loans, and other real estate held. Nonaccrual securities are those which have defaulted on interest payments. Nonaccrual loans are loans on which interest recognition has been suspended because of doubts as to the borrower's ability to repay principal or interest. Loans are generally placed on nonaccrual status after becoming 90 days past due if the ultimate collectibility of the loan is in question. Loans which are current, but for which serious doubt exists about repayment ability, may also be placed on nonaccrual status. Restructured loans are loans where the terms have been changed to provide a reduction or deferral of principal or interest because of the borrower's financial position. Past-due loans are loans that are continuing to accrue interest but are contractually past due ninety days or more as to interest or principal payments. Other real estate owned represents properties obtained for debts previously contracted. Management is not aware of any loans which have not been disclosed as underperforming assets that represent or result from unfavorable trends or uncertainties which management reasonably believes will materially adversely affect future operating results, liquidity or capital resources, or represent material credits as to which management has serious doubt as to the ability of such borrower to comply with loan repayment terms.

The following is a five-year summary of the underperforming assets as of December 31:

UNDERPERFORMING ASSETS AT YEAR END, FIVE-YEAR SUMMARY

                                    1996     1995     1994     1993      1992
-----------------------------------------------------------------------------
Underperforming loans:
   Nonaccrual                     $2,116   $1,037   $1,025   $2,187   $ 3,356
   Restructured                      114      143      223      222     2,147
   90 days past due                1,067      906      594      279     1,735
-----------------------------------------------------------------------------
     Total underperforming loans   3,297    2,086    1,842    2,688     7,238
Nonaccrual municipal securities       31        -        -       81       182
Other real estate owned               66      383      636    1,059     3,512
-----------------------------------------------------------------------------
     Total                        $3,394   $2,469   $2,478   $3,828   $10,932
=============================================================================

Past due 90 days or more, nonaccrual, and restructured loans were 0.5% and 0.3% of total loans at the end of 1996 and 1995, respectively. Of the loans in these categories, $1,618, or 49.1%, were secured by real estate at the end of 1996, compared to $929, or 44.5%, at the end of 1995. Additional interest income that would have been recorded, if nonaccrual and restructured loans had been current and in accordance with their original terms, was $186, $133, and $107 in 1996, 1995, and 1994, respectively. The interest recognized on nonaccrual loans was approximately $21, $58, and $84 in 1996, 1995, and 1994, respectively. Other real estate held at the end of 1992 included properties valued at $2,011 which were sold with The National City Bank of Evansville holding the mortgages.

In addition to those loans classified as underperforming, management was closely monitoring loans of approximately $40,021 and $26,560 as of the end of 1996 and 1995, respectively, for the borrowers' abilities to comply with present loan repayment terms. All impaired loans discussed in Note 5 to the financial statements in this report are included in underperforming or closely monitored loans.

RISK MANAGEMENT
As of December 31, 1996, management considered the allowance for loan losses adequate to provide for potential losses in the loan portfolio. Management reviews delinquent and problem loans weekly. Loans which are judged uncollectible are charged off on a timely basis. The allowance for loan losses is reviewed quarterly in order to evaluate and maintain its adequacy based on a thorough analysis of the entire loan portfolio. Some of the factors used in this review include current economic conditions

The following is a five-year analysis of loan loss experience and allocation of allowance for loan losses:

SUMMARY OF LOAN LOSS EXPERIENCE  (ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES)

                                                 1996        1995        1994        1993        1992
------------------------------------------------------------------------------------------------------
Allowance for loan losses, January 1          $  5,323    $  4,899    $  4,757    $  5,243    $  5,511
Changes due to purchase acquisition                379         140           -           -           -
Loans charged off:
     Commercial                                    874         182         237       1,251       1,628
     Real estate mortgage                          333          65         267         204         687
     Consumer                                    1,140         361         201         296         427
     Direct lease financing                         67           -           -           -           -
------------------------------------------------------------------------------------------------------
       Total                                     2,414         608         705       1,751       2,742
------------------------------------------------------------------------------------------------------
Recoveries on charged-off loans:
     Commercial                                    114         319         211         383         650
     Real estate mortgage                          229         173         189         186         267
     Consumer                                      148         106         429         115         230
     Direct lease financing                          5           -           -           -           -
------------------------------------------------------------------------------------------------------
       Total                                       496         598         829         684       1,147
------------------------------------------------------------------------------------------------------
         Net charge-offs                         1,918          10        (124)      1,067       1,595
Provision for loan losses                        2,491         294          18         581       1,327
------------------------------------------------------------------------------------------------------
Allowance for loan losses, December 31        $  6,275    $  5,323    $  4,899    $  4,757    $  5,243
======================================================================================================

Total loans at year end                       $723,308    $664,285    $575,018    $515,848    $500,084
Average loans                                 $697,575    $618,529    $539,750    $509,031    $506,261

As a percent of year-end loans:
     Net charge-offs                              0.27%       0.00%      -0.02%       0.21%       0.32%
     Provision for loan losses                    0.34%       0.04%       0.00%       0.11%       0.27%
     Year-end allowance balance                   0.87%       0.80%       0.85%       0.92%       1.05%

As a percent of average loans:
     Net charge-offs                              0.27%       0.00%      -0.02%       0.21%       0.32%
     Provision for loan losses                    0.36%       0.05%       0.00%       0.11%       0.26%
     Year-end allowance balance                   0.90%       0.86%       0.91%       0.93%       1.04%

Allowance for loan losses as a percent
     of underperforming loans                   190.33%     255.18%     265.96%     176.97%      72.44%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED
(Dollar Amounts Other Than Share Data in Thousands)

RISK MANAGEMENT, CONTINUED
and forecasts, risk by type of loan, previous loan loss experience, and evaluation of specific borrowers and collateral. The Corporation and its banks closely monitor loan portfolios using models designed in part by regulatory agencies.

Total loans charged off during 1996 increased $1,806, or 297.0%, and recoveries were $102, or 17.1%, lower than in 1995. The provision for loan losses for 1996 was increased $2,197 as a result of the increase in net charge-offs and growth of the loan portfolio. In 1995, the provision for loan losses was increased due to increased loan volume. In 1994, the provision for loan losses was decreased as a result of significant reductions in underperforming loans and net charge-offs.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31


                                     Allowance Applicable to
--------------------------------------------------------------------
Loan Type                   1996     1995     1994     1993     1992
--------------------------------------------------------------------
Commercial                $2,040   $2,244   $1,862   $1,521   $1,901
Real estate mortgage         941      947      946      957    1,320
Consumer                   1,360      908      561      600      571
--------------------------------------------------------------------
     Allocated             4,341    4,099    3,369    3,078    3,792
Unallocated                1,934    1,224    1,530    1,679    1,451
--------------------------------------------------------------------
     Total                $6,275   $5,323   $4,899   $4,757   $5,243
====================================================================

                         Percent of Loans to Total Gross Loans
--------------------------------------------------------------
Loan Type                  1996   1995   1994   1993   1992
--------------------------------------------------------------
Commercial                  30%    30%    28%    27%    26%
Real estate mortgage        51%    51%    55%    57%    57%
Consumer                    19%    19%    17%    16%    17%
--------------------------------------------------------------
     Allocated             100%   100%   100%   100%   100%
==============================================================


DEPOSITS

The Corporation's Asset/Liability Committee manages the deposits of its banks to best utilize short-term and long-term benefits of deposit growth. Average deposits increased $29,491, or 3.8%, during 1996, compared to $16,310, or 2.2% in 1995. Average time deposits of $100,000 or more increased $24,674, or 26.6%, compared to $28,159, or 43.5%. The increase in time deposits of $100,000 in 1996 includes the addition of $13,000 in brokered deposits. Management plans to use brokered deposits to supplement local deposits under strict guidelines and limits established by the Corporation's Asset/Liability Committee. Time deposits of $100,000 or more, including brokered deposits in 1996, are not considered to present an undue risk, and their averages have remained under 15% of total deposits during the past three years.

The following is a three-year summary of average deposit balances and rates. Also presented is a comparative analysis of time deposits of $100,000 or more.

AVERAGE DEPOSITS

                                           1996                 1995                1994
                                    ------------------   ------------------  ------------------
                                      AMOUNT     RATE      Amount     Rate     Amount     Rate
-----------------------------------------------------------------------------------------------
Noninterest-bearing demand           $ 95,125       -     $ 88,011       -    $ 87,856       -
Money market accounts                  73,736    3.45%      69,358    3.72%     67,677    2.66%
Interest-bearing demand               127,788    1.80%     131,987    2.26%    138,018    2.40%
Savings                                68,546    2.48%      73,281    2.67%     82,239    2.55%
Time deposits of $100,000 or more     117,601    5.36%      92,927    5.68%     64,768    4.92%
Other time deposits                   317,588    5.29%     315,329    5.14%    314,025    4.22%
-----------------------------------------------------------------------------------------------
     Total                           $800,384             $770,893            $754,583
===============================================================================================

TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31

                               1996        1995        1994
-------------------------------------------------------------
Maturing:
     3 months or less        $ 57,358     $31,735     $37,075
     Over 3 to 6 months        27,709      27,920      23,723
     Over 6 to 12 months       18,999      16,397      10,826
     Over 12 months            16,149      16,537      14,112
-------------------------------------------------------------
       Total                 $120,215     $92,589     $85,736
=============================================================

CAPITAL RESOURCES

At the end of 1996, shareholders' equity totaled $117,711, a decrease of $1,600, or 1.34%, from 1995. The equity to asset ratio on an average basis was 11.49% and 12.06% for 1996 and 1995, respectively. The decrease is attributable to the Corporation's repurchase of 346,307 shares of its common stock for approximately $12,900. The dividend payout ratio for 1996 was 36.48%, compared to 31.34% in 1995. In 1995, The National City Bank of Evansville committed to build an addition to its main office to be completed in the third quarter of 1997. The approximate cost of the nine story building will be $15,000. The National City Bank of Evansville and the Corporation will occupy three floors of the facility with the other six floors being sold as condominiums. The National City Bank of Evansville's and the Corporation's share of the building cost will total approximately $6,000. The Corporation, through its subsidiary, Twenty-One Southeast Third Corporation, is funding the project with the proceeds of a $15,000 term loan. The loan will be repaid by the proceeds of the sale of condominiums and lease payments from The National City Bank of Evansville and the Corporation. There are no other material commitments for capital expenditures.

Guidelines for minimum capital levels have been established for the Corporation by the Federal Reserve Board. Tier I (core) capital consists of shareholders' equity less goodwill, other identifiable intangible assets, and unrealized losses on marketable equity securities. Total capital consists of Tier I capital plus allowance for loan losses. Minimum capital levels are 3% for the leverage ratio which is defined as Tier I capital as a percentage of total assets less goodwill and other identifiable intangible assets; 4% for Tier I capital to risk-weighted assets; and 8% for total capital to risk-weighted assets. The Corporation has exceeded each of these levels. Its leverage ratio was 10.39% and 12.08%; Tier I capital to risk-weighted assets was 14.74% and 17.23%; and total capital to risk-weighted assets was 15.58% and 18.02% at the end of 1996 and 1995, respectively. In addition, each of its subsidiary banks has exceeded minimum regulatory capital guidelines.

SHORT-TERM BORROWINGS

Federal funds purchased are borrowings from other financial institutions maturing daily. Securities sold under agreements to repurchase are secured transactions with customers. Securities sold under agreements to repurchase generally mature within six months. Notes payable U.S. Treasury are demand notes created by treasury tax and loan account funds transfers. Short-term borrowings increased $10,417, or 18.7%, during 1996. At December 31, 1996, federal funds purchased were $52,825, reflecting an $18,325, or 53.1% increase over 1995. Securities sold under agreements to repurchase and notes payable U.S. Treasury decreased during 1996 by $6,860, or 37.4%, and $1,048, or 37.8%, respectively. A detailed analysis of these three types of borrowings follows:

SHORT-TERM BORROWINGS AT DECEMBER 31

                                   1996      1995      1994
-----------------------------------------------------------
Federal funds purchased         $52,825   $34,500   $10,575
Securities sold under
     agreements to repurchase    11,469    18,329    14,553
Notes payable U.S. Treasury       1,721     2,769     2,675
-----------------------------------------------------------
     Total                      $66,015   $55,598   $27,803
===========================================================

                                                   Securities        Notes
                                      Federal      Sold Under       Payable
                                       Funds       Agreements         U.S.
                                     Purchased    to Repurchase     Treasury
----------------------------------------------------------------------------
1996
AVERAGE AMOUNT OUTSTANDING             $26,282        $17,448        $1,378
MAXIMUM AMOUNT AT ANY MONTH END         53,825         28,153         3,270
WEIGHTED AVERAGE INTEREST RATE:
     DURING YEAR                          5.50%          4.35%         5.17%
     END OF YEAR                          6.68%          3.66%         5.15%

1995
Average amount outstanding             $ 4,536        $17,064        $2,655
Maximum amount at any month end         34,500         20,649         6,647
Weighted average interest rate:
     During year                          5.89%          4.64%         5.67%
     End of year                          5.90%          4.10%         5.15%

1994
Average amount outstanding             $ 5,300        $14,557        $2,096
Maximum amount at any month end         19,450         18,235         4,783
Weighted average interest rate:
     During year                          4.81%          3.69%         3.81%
     End of year                          5.64%          4.62%         5.20%


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS, CONTINUED
(Dollar Amounts Other Than Share Data in Thousands)

LIQUIDITY

The liquidity of a banking institution reflects the ability to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of interest rate market opportunities. Funding loan requests, providing for liability outflows, and managing interest rate fluctuations require continuous analysis in order to match maturities of specific categories of short-term and long-term loans and investments with specific types of deposits and borrowings. Bank liquidity is thus normally considered in terms of the nature of mix of the banking institution's sources and uses of funds.

[WEB SITE ADVERTISEMENT]

INTERNET HOME PAGE
In 1996, National City Bank reserved NATIONALCITY.COM for use on the world wide web. Their home page site will be available in 1997 with many points of interest. National City Bancshares, Inc. will also be on the web at NCBE.COM to keep you informed of important events and stock information.

For National City Bancshares, Inc., the primary sources of short-term liquidity have been federal funds sold, interest-bearing deposits in banks, and U.S. Government and agency securities available for sale. In addition to these sources, short-term liquidity is provided by maturing loans and securities. The balance between these sources and needs to fund loan demand and deposit withdrawals is closely monitored by the Corporation's asset/liability management program and by each subsidiary bank to provide liquidity without penalizing earnings. The increased loan demand throughout the year was funded by primary assets, federal funds sold, and U.S. Government and agency securities available for sale. However, management remains comfortable with the shift in earning assets, due to the deposits generated by loans and a continued shortening of loan maturities. Additionally, the Corporation's underwriting standards for its mortgage loan portfolio are in accordance with standards established by government housing agencies; as a result, a portion of the mortgage loan portfolio could be sold to provide additional liquidity. At December 31, 1996 and 1995, respectively, federal funds sold were $600 and $1,420, interest-bearing deposits in banks were $1,784 and $5,023, and U.S. Government and agency securities available for sale were $40,675 and $85,180.

These sources and other liquid assets also provide long-term liquidity needs. Long-term liquidity is managed in the same way, only with longer maturities, to provide for future needs while maintaining interest margins. In excess of $2,082 was available to the Corporation at December 31, 1996, from dividends by subsidiaries without prior regulatory approval. Note 19 to the financial statements in this report provides more detail about restrictions on dividends from subsidiaries. These dividends provide liquidity for the Corporation. The Corporation has no material long-term commitments.

INTEREST RATE SENSITIVITY

Management of liquidity must be coordinated with interest rate management. The following "Interest Rate Sensitivity Analysis" schedule shows assets and liabilities which mature at various periods in time and will be subject to repricing. Money market accounts are shown in the shortest period, and savings accounts are shown in the longest period presented. Interest-bearing demand accounts are divided between the shortest and longest periods based on the historical pattern of the interest rate sensitivity of the account. Variable rate interest-earning assets and interest-bearing liabilities are distributed based on repricing opportunities while fixed rate interest-earning assets and interest-bearing liabilities are distributed based on contractual maturity. No adjustments were made for projected prepayment assumptions or for projected responses to changes in market interest rates. Liabilities to be repriced in three months or less and on a cumulative basis through one year exceed assets to be repriced in the same time periods. In times of rising interest rates, this will reduce net interest margin and earnings, as liabilities will be repriced at higher rates while matching assets remain at lower rates until maturity. In times of falling interest rates, this will increase net interest margin and earnings. Interest rate levels cannot be predicted at any future point in time; therefore, it is in our best interest to match maturities of assets and liabilities so that the gap will be as close to zero as possible. This can be accomplished by shortening maturities of investment purchases and/or purchasing investments where the rates adjust every thirty to ninety days. While more liabilities than assets are subject to repricing within three months, we believe our asset/liability management program allows adequate reaction time for changes in rates as they occur, maximizing the potential positive effect of an increase in interest rates.

Corporate asset liability gap positions are targeted at plus or minus 10% at the six-month and one-year horizons. At December 31, 1996, all subsidiary banks were within, or close to, their targeted spreads. The cumulative gap position through one year of negative $75,845 at the end of 1996 was 7.1% of total assets, a relatively balanced position in the opinion of management. Management believes that changes in interest-bearing liabilities are driven by changes in the Corporation's assets.

INTEREST RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 1996

                                                                  Over         Over
                                                               3 Months       1 Year
                                                   3 Months     through      through       Over
EARNING ASSETS:                                     or Less     1 Year       5 Years      5 Years       Total
---------------------------------------------------------------------------------------------------------------
     Loans - net of unearned income
       (excluding nonaccrual)                      $214,194    $130,383      $212,893     $163,722     $721,192
     Securities (excluding nonaccrual)               26,476      35,862        84,488      117,818      264,644
     Time deposits in banks                             297         597           890            -        1,784
     Federal funds sold                                 600           -             -            -          600
---------------------------------------------------------------------------------------------------------------
       Total earning assets                         241,567     166,842       298,271      281,540      988,220
---------------------------------------------------------------------------------------------------------------
RATE-SENSITIVE LIABILITIES:
     Interest-bearing liabilities:
       Interest-bearing demand                       20,235           -             -      110,952      131,187
       Money market and other savings                64,977           -             -       68,986      133,963
       Time deposits of $100,000 or more             58,356      46,172        13,595        2,092      120,215
       Other time                                    99,537     124,462        90,653       12,645      327,297
       Borrowed funds                                67,515       3,000        26,921       18,285      115,721
---------------------------------------------------------------------------------------------------------------
         Total interest-bearing liabilities         310,620     173,634       131,169      212,960      828,383
     Noninterest-bearing demand                           -           -             -      112,709      112,709
---------------------------------------------------------------------------------------------------------------
         Total rate-sensitive liabilities           310,620     173,634       131,169      325,669      941,092
---------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                            (69,053)     (6,792)      167,102      (44,129)
Cumulative gap                                      (69,053)    (75,845)       91,257       47,128

CHANGES IN NET INTEREST INCOME
(INTEREST ON A FEDERAL-
TAX-EQUIVALENT BASIS)


                                           1996 COMPARED TO 1995               1995 Compared to 1994
                                        -------------------------------     ---------------------------
                                            CHANGE DUE TO                     Change Due to
                                             A CHANGE IN                       a Change in
                                        ---------------------    TOTAL      ----------------     Total
                                           VOLUME        RATE    CHANGE     Volume      Rate     Change
                                        ---------------------------------------------------------------
Interest income increase (decrease)
  Loans                                    $7,230      $  265    $7,495     $7,171    $3,741    $10,912
  Securities                                  734       1,059     1,793     (1,552)    1,397       (155)
  Other short-term investments               (762)       (148)     (910)      (938)      634       (304)
-------------------------------------------------------------------------------------------------------
    Total interest income                   7,202       1,176     8,378      4,681     5,772     10,453
-------------------------------------------------------------------------------------------------------
Interest expense increase (decrease)
  Deposits                                    941        (288)      653        686     4,669      5,355
  Borrowings                                2,760          38     2,798        646       287        933
-------------------------------------------------------------------------------------------------------
    Total interest expense                  3,701        (250)    3,451      1,332     4,956      6,288
-------------------------------------------------------------------------------------------------------
Net interest income increase (decrease)    $3,501      $1,426    $4,927     $3,349    $  816    $ 4,165
=======================================================================================================


RESULTS OF OPERATIONS

Net income for 1996 was $15,246 reflecting a $2,131, or 16.2%, increase over 1995. Net income for 1995 increased $3,436, or 35.5%, over the 1994 results. On a per share basis, net income in 1996 was $1.59, compared to $1.34 in 1995, and $0.99 in 1994. Increases in both rates and volumes of earning assets resulted in growth in net interest income of $3,974, or 9.9%, in 1996 and $4,159, or 11.6%, in 1995. Noninterest income increased $1,587, or 23.6%, in 1996 and $1,779, or 36.0%, in 1995. Noninterest expense increased $968, or 3.7%, in 1996 and $242, or 0.9%, in 1995. The provision for loan losses increased $2,197 in 1996 due to higher net charge-offs and loan growth, and $276 in 1995 due to increased loan volume.

Changes in net interest income for the last two years are presented in the preceding schedule with dollar changes allocated to rate and volume variances. The combined rate-volume variances are included in the total volume variances. In addition to this schedule, on page 15 is a three-year balance sheet analysis on an average basis and an analysis of net interest income, setting forth
(i) average assets, liabilities, and shareholders' equity; (ii) interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities; (iii) average yields earned on interest-earning assets and average rates incurred on interest-bearing liabilities; (iv) the net interest margin (i.e. the average yield earned on interest-earning assets less the average rate incurred on interest-bearing

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS, CONTINUED
(Dollar Amounts Other Than Share Data in Thousands)

RESULTS OF OPERATIONS, CONTINUED
liabilities); and (v) the net yield on interest-earning assets (i.e. net interest income divided by average interest-earning assets). Nonaccrual loans are included in the average balances shown on the three-year balance sheet analysis and in the average balances used to compute the volume variances in the changes in net interest income.

[CREDIT CARD
ADVERTISEMENT]

GOLD AND STANDARD MASTERCARD(R)
Most affiliate banks of National City Bancshares, Inc. now offer a variety of new credit cards, which include the Standard and Gold MasterCard. They offer both fixed and variable rate options, and some are available with no annual fee. In January 1997, National City Bank introduced a travel award program called ScoreCard(TM) to enhance card awareness and usage. This makes National City the only local bank in the Evansville market to offer such a product.

A summary analysis of operations and return on equity and assets is provided in a five-year financial review on page 1. The following discussion of results of operations is on a federal-tax-equivalent basis. Average loans increased 12.8% during 1996, compared to an increase of 14.6% during 1995. Loan income increased 13.3% in 1996 and 24.0% in 1995. The average yield on loans increased from 9.10% in 1995 to 9.15% in 1996, a direct result of higher interest rates. Average securities before market value adjustments increased 4.5% in 1996 and decreased 9.3% in 1995. Securities income increased 11.8% during 1996 and decreased 1.0% during 1995. The yield on securities increased from 6.45% in 1995 to 6.90% in 1996. Average earning assets increased $75,575, or 8.6%, in 1996 and $37,578, or 4.5%, in 1995. Interest income increased $8,378, or 11.5%, in 1996 and $10,453, or 16.8%, in 1995. The average yield on total earning assets increased from 8.32% in 1995 to 8.54% in 1996. Interest income in 1996 increased principally as a result of volume increases, while in 1995, 55% of the increase in interest income was due to rate changes and 45% due to volumes.

Average total interest-bearing deposits increased 3.3% during 1996 and 2.4% during 1995. The average cost of interest-bearing deposits increased from 3.55% to 4.25% in 1995 and decreased from 4.25% to 4.21% during 1996. In 1995, rate was responsible for approximately 87% of the increase in interest expense on interest-bearing deposits; while in 1996, volume increases partially offset by rate decreases accounted for the change in interest expense on interest-bearing deposits. Interest on federal funds sold, securities sold under agreements and other borrowings increased $2,798 during 1996 and $933 in 1995. The increases are principally attributable to increased volumes.

In 1996 and 1995 the increase in net interest income due to volume was stronger than the changes due to rate, resulting in a $4,927 and $4,165 increase in net interest income in 1996 and 1995, respectively.

NONINTEREST INCOME

Noninterest income increased $1,587, or 23.6%, during 1996 and $1,779, or 36.0%, during 1995. Service charges on deposit accounts, the largest item in this category, increased $676, or 24.4%, during 1996 and $578, or 26.3%, during 1995. Other service charges and fees increased $535, or 30.4%, in 1996 and $353, or 25.1%, in 1995. Trust fees increased $245, or 16.4%, during 1996 and $241, or 19.2%, during 1995. Trust fees fluctuate with changes in the number of estates managed each year and with changes in the market value of assets under management. Security gains increased $14, or 53.8%, during 1996 and $496, or 105.5%, during 1995. Other types of noninterest income increased $117, or 17.4%, during 1996 and $111, or 19.8%, during 1995.

NONINTEREST EXPENSE

Noninterest expense increased $968, or 3.7%, during 1996 and $242, or 0.9%, in 1995. Salaries and other employee benefits increased $67, or 0.4%, during 1996 and $967, or 6.9%, in 1995. Occupancy expense of bank premises increased $19, or 1.1%, during 1996 and decreased $246, or 12.0%, during 1995. Furniture and equipment expense increased $250, or 13.3%, during 1996 and $92, or 5.1%, in 1995. The FDIC assessment decreased $195, or 19.7%, during 1996 and $738, or 42.7%, during 1995 due to lower premium requirements. The 1996 FDIC expense includes $595 representing the cost of a special assessment on Savings Association Insurance Fund (SAIF) insured deposits to recapitalize the SAIF. Other types of noninterest expense increased $827, or 12.5%, during 1996 and $167, or 2.6%, during 1995.

AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME


                                                                 1996                                 1995
                                              -------------------------------------   ------------------------------
                                                    AVERAGE    INTEREST      YIELD/      Average   Interest   Yield/
                                                   BALANCES      & FEES       COST      Balances     & Fees    Cost
                                              -------------------------------------   ------------------------------
EARNING ASSETS:
Interest-bearing deposits in banks               $    2,865     $   167      5.83%      $  8,297    $   437   5.27%
Short-term money market investments                       -           -         -          1,317         87   6.61%
Federal funds sold                                    3,230         135      4.18%        11,863        688   5.80%
Securities:
     U.S. Government and agency                     136,225       8,606      6.32%       163,156      9,714   5.95%
     Taxable municipals                               3,004         203      6.76%         2,806        182   6.49%
     Tax-exempt municipals                           82,249       6,644      8.08%        41,652      3,639   8.74%
     Other                                           25,148       1,553      6.18%        28,373      1,678   5.91%
--------------------------------------------------------------------------------------------------------------------
       Securities before market value
         adjustment                                 246,626      17,006      6.90%       235,987     15,213   6.45%
     Market value adjustment on
      securities available for sale                    (353)                              (1,625)
--------------------------------------------------------------------------------------------------------------------
         Total securities                           246,273                              234,362
Loans:
     Commercial                                     259,589      24,211      9.33%       221,412     20,643   9.32%
     Consumer                                       146,321      14,457      9.88%       118,442     11,741   9.91%
     Real estate mortgage                           280,583      24,093      8.59%       268,520     22,896   8.53%
     Economic development and
      other municipal loans                          11,082       1,040      9.38%        10,155      1,026  10.10%
--------------------------------------------------------------------------------------------------------------------
       Total loans                                  697,575      63,801      9.15%       618,529     56,306   9.10%
--------------------------------------------------------------------------------------------------------------------
       Total earning assets                         949,943     $81,109      8.54%       874,368    $72,731   8.32%
                                                                =======                             =======
NON-EARNING ASSETS:
Allowance for loan losses                            (5,582)                              (5,082)
Cash and due from banks                              29,635                               27,783
Premises and equipment                               17,237                               13,564
Other assets                                         23,389                               19,051
--------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                     $1,014,622                             $929,684
====================================================================================================================

INTEREST-BEARING LIABILITIES:
Savings and interest-bearing demand              $  196,334     $ 4,003      2.04%      $205,268    $ 4,940   2.41%
Money market accounts                                73,736       2,543      3.45%        69,358      2,582   3.72%
Certificates of deposit and other time              435,189      23,112      5.31%       408,256     21,483   5.26%
--------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits                705,259      29,658      4.21%       682,882     29,005   4.25%
Federal funds purchased and securities
     sold under agreements to repurchase             43,730       2,204      5.04%        21,600      1,059   4.90%
Other borrowings                                     41,196       2,637      6.40%        14,908        984   6.60%
--------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities             790,185     $34,499      4.37%       719,390    $31,048   4.32%
                                                                =======                             =======
NONINTEREST-BEARING LIABILITIES
     AND SHAREHOLDERS' EQUITY:
Noninterest-bearing demand deposits                  95,125                               88,011
Other liabilities                                    12,756                               10,169
Shareholders' equity                                116,556                              112,114
--------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY                        $1,014,622                             $929,684
====================================================================================================================

Interest income/earning assets                                  $81,109      8.54%                  $72,731   8.32%
Interest expense/earning assets                                  34,499      3.63%                   31,048   3.55%
--------------------------------------------------------------------------------------------------------------------
     Net interest income/earning assets                         $46,610      4.91%                  $41,683   4.77%
====================================================================================================================

                                                                 1994
                                              -------------------------------------
                                                    Average    Interest      Yield/
                                                   Balances      & Fees       Cost
                                              -------------------------------------
EARNING ASSETS:
Interest-bearing deposits in banks                 $ 21,529       $   897     4.17%
Short-term money market investments                   2,601            96     3.69%
Federal funds sold                                   13,964           523     3.75%
Securities:
     U.S. Government and agency                     188,319        10,081     5.35%
     Taxable municipals                               2,426           150     6.18%
     Tax-exempt municipals                           41,850         3,706     8.86%
     Other                                           27,474         1,431     5.21%
------------------------------------------------------------------------------------
       Securities before market value
         adjustment                                 260,069        15,368     5.91%
     Market value adjustment on
      securities available for sale                  (1,123)
------------------------------------------------------------------------------------
         Total securities                           258,946
Loans:
     Commercial                                     189,343        15,759     8.32%
     Consumer                                        92,834         8,542     9.20%
     Real estate mortgage                           246,871        20,132     8.15%
     Economic development and
      other municipal loans                          10,702           961     8.98%
------------------------------------------------------------------------------------
       Total loans                                  539,750        45,394     8.41%
------------------------------------------------------------------------------------
       Total earning assets                         836,790       $62,278     7.44%
                                                                  =======

NON-EARNING ASSETS:
Allowance for loan losses                            (4,887)
Cash and due from banks                              31,173
Premises and equipment                               12,112
Other assets                                         16,905
------------------------------------------------------------------------------------
TOTAL ASSETS                                       $892,093
====================================================================================

INTEREST-BEARING LIABILITIES:
Savings and interest-bearing demand                $220,257       $ 5,411     2.46%
Money market accounts                                67,677         1,802     2.66%
Certificates of deposit and other time              378,793        16,437     4.34%
------------------------------------------------------------------------------------
     Total interest-bearing deposits                666,727        23,650     3.55%
Federal funds purchased and securities
     sold under agreements to repurchase             19,857           792     3.99%
Other borrowings                                      5,102           318     6.23%
------------------------------------------------------------------------------------
     Total interest-bearing liabilities             691,686       $24,760     3.58%
                                                                  =======
NONINTEREST-BEARING LIABILITIES
     AND SHAREHOLDERS' EQUITY:
Noninterest-bearing demand deposits                  87,856
Other liabilities                                     7,789
Shareholders' equity                                104,762
------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY                          $892,093
====================================================================================

Interest income/earning assets                                    $62,278     7.44%
Interest expense/earning assets                                    24,760     2.96%
------------------------------------------------------------------------------------
     Net interest income/earning assets                           $37,518     4.48%
====================================================================================

Note: Income is on a federal-tax-equivalent basis using a 35% tax rate for 1996 and 1995, and 34.3% for 1994. Average volume includes nonaccrual loans. Loans are classified by department.

REPORT ON MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

[LOGO]

[NATIONAL CITY BANCSHARES, INC. LETTERHEAD]

March 10, 1997

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


        /s/ JOHN D. LIPPERT          /s/ ROBERT A. KEIL

        John D. Lippert              Robert A Keil
        Chairman of the Board        President, Chief Financial Officer,
        and Chief Executive Officer  and Chief Administrative Officer

INDEPENDENT AUDITOR'S REPORT

                               [TRADEMARKED LOGO]
                      [MCGLADREY & PULLEN, LLP LETTERHEAD]

To the Shareholders and Board of Directors
National City Bancshares, Inc.
Evansville, Indiana

We have audited the accompanying consolidated statements of financial position of National City Bancshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National City Bancshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/   MCGLADREY & PULLEN, LLP


Champaign, Illinois
January 31, 1997

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Dollar Amounts Other Than Share Data in Thousands)


                                                                                       DECEMBER 31
------------------------------------------------------------------------------------------------------
                                                                                    1996       1995
------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                        $   36,728   $ 38,944
Time deposits in banks                                                                1,784      5,023
Securities held to maturity (fair value: 1996 - $160,128; 1995 - $92,236)           158,295     89,918
Securities available for sale                                                       101,215    147,414
Nonmarketable equity securities                                                       5,165      3,955
Federal funds sold                                                                      600      1,420
Loans - net of allowance for loan losses of $6,275 in 1996 and $5,323 in 1995       717,033    658,962
Premises and equipment                                                               21,797     14,739
Other real estate owned                                                                  66        383
Income earned but not collected                                                      11,407     10,242
Income taxes receivable                                                                  90          -
Other assets                                                                         14,906      8,440
------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                     $1,069,086   $979,440
======================================================================================================

LIABILITIES
Deposits:
 Noninterest-bearing demand                                                      $  112,709   $101,409
 Interest-bearing:
  Savings, daily interest checking, and money market accounts                       265,150    269,178
  Time deposits of $100,000 or more                                                 120,215     92,589
  Other time                                                                        327,297    311,544
------------------------------------------------------------------------------------------------------
    Total deposits                                                                  825,371    774,720
Federal funds purchased and securities sold under agreements to repurchase           64,294     52,829
Notes issued to the U.S. Treasury                                                     1,721      2,769
Other borrowings                                                                     49,706     20,409
Dividends payable                                                                     1,512      1,175
Accrued interest payable                                                              4,032      3,562
Income taxes payable                                                                    224        611
Deferred income taxes                                                                 1,218      1,005
Other liabilities                                                                     3,297      3,049
------------------------------------------------------------------------------------------------------
 Total liabilities                                                                  951,375    860,129
------------------------------------------------------------------------------------------------------

COMMITMENTS, CONTINGENCIES, AND CREDIT RISK


SHAREHOLDERS' EQUITY
Common Stock - $1.00 stated value:
                             1996        1995
                         ----------   ----------
     Shares authorized   20,000,000   10,000,000
     Shares outstanding   9,435,432    4,697,198                                      9,435      4,697
Capital surplus                                                                      56,457     59,491
Retained earnings                                                                    51,780     54,818
Unrealized gain on securities available for sale                                         39        305
------------------------------------------------------------------------------------------------------
 Total shareholders' equity                                                         117,711    119,311
------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                       $1,069,086   $979,440
======================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
(Dollar Amounts Other Than Share Data in Thousands)

                                                                YEAR ENDED DECEMBER 31
                                                              1996       1995        1994
------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans:
 Taxable                                                    $62,772    $55,280     $44,433
 Tax-exempt                                                     695        693         650
Interest and dividends on securities:
 Taxable                                                     10,361     11,574      11,662
 Tax-exempt                                                   4,510      2,456       2,507
Interest on federal funds sold                                  135        688         523
Interest on other investments                                   167        524         993
------------------------------------------------------------------------------------------
 Total interest income                                       78,640     71,215      60,768
------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on time deposits of $100,000 or more                 6,307      5,274       3,186
Interest on other deposits                                   23,351     23,731      20,464
Interest on federal funds purchased and
  securities sold under agreements to repurchase              2,204      1,059         792
Interest on funds borrowed                                    2,637        984         318
------------------------------------------------------------------------------------------
 Total interest expense                                      34,499     31,048      24,760
------------------------------------------------------------------------------------------

NET INTEREST INCOME                                          44,141     40,167      36,008
Provision for loan losses                                     2,491        294          18
------------------------------------------------------------------------------------------
 Net interest income after provision for loan losses         41,650     39,873      35,990
------------------------------------------------------------------------------------------

NONINTEREST INCOME
Trust income                                                  1,739      1,494       1,253
Service charges on deposit accounts                           3,451      2,775       2,197
Other service charges and fees                                2,293      1,758       1,405
Securities gains (losses)                                        40         26        (470)
Other                                                           788        671         560
------------------------------------------------------------------------------------------
 Total noninterest income                                     8,311      6,724       4,945
------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                 15,108     15,041      14,074
Occupancy expense                                             1,823      1,804       2,050
Furniture and equipment expense                               2,131      1,881       1,789
Assessments of the Federal Deposit Insurance Corporation        795        990       1,728
Other                                                         7,454      6,627       6,460
------------------------------------------------------------------------------------------
 Total noninterest expense                                   27,311     26,343      26,101
------------------------------------------------------------------------------------------

 Income before income taxes                                  22,650     20,254      14,834
Income taxes                                                  7,404      7,139       5,155
------------------------------------------------------------------------------------------
NET INCOME                                                  $15,246    $13,115     $ 9,679
==========================================================================================

EARNINGS PER SHARE                                          $  1.59    $  1.34     $   .99
==========================================================================================

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar Amounts Other Than Share Data in Thousands)

                                                                     Year Ended December 31
                                                                   1996       1995       1994
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                       $ 15,246   $ 13,115   $  9,679
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Amortization                                                         486      1,316      2,657
 Depreciation                                                       1,771      1,609      1,636
 Provision for loan losses                                          2,491        294         18
 Write-down of securities and other assets                             61         69         43
 Securities (gains) losses                                            (40)       (26)       470
 Originations of loans held for sale                              (26,346)   (15,489)   (16,471)
 Proceeds from sales of loans held for sale                        26,580     15,604     16,567
 Gain (loss) on sale of loans held for sale                          (234)      (115)       (96)
 (Gain) loss on sale of premises and equipment                        (21)       (15)      (148)
 (Gain) loss on sale of other real estate owned                        31         39        (26)
 (Gain) loss on sale of subsidiary                                      -       (206)        (8)
 Increase (decrease) in deferred taxes                                383        (27)      (202)
Changes in assets and liabilities:
 (Increase) decrease in income earned but not collected              (477)      (284)    (1,002)
 (Increase) decrease in other assets                               (1,292)      (199)      (605)
 Increase (decrease) in accrued interest payable                      164        701        128
 Increase (decrease) in other liabilities                            (430)       611      1,213
-----------------------------------------------------------------------------------------------
  Net cash flows provided by operating activities                  18,373     16,997     13,853
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits in banks       4,727      8,384     14,176
Proceeds from maturities of securities held to maturity            15,097     25,681     39,652
Proceeds from maturities of securities available for sale          56,747     41,381     71,193
Proceeds from sales of securities available for sale                7,355        118      1,999
Purchases of securities held to maturity                          (61,180)   (33,607)   (40,945)
Purchases of securities available for sale                        (18,533)   (17,084)   (82,577)
Purchases of nonmarketable equity securities                       (1,162)    (1,661)         -
(Increase) decrease in federal funds sold                             920      3,605     44,174
(Increase) decrease in loans made to customers                    (36,383)   (78,456)   (59,148)
Capital expenditures                                               (8,498)    (3,655)    (1,924)
Proceeds from sale of premises and equipment                           26        543        807
Proceeds from sale of other real estate owned                         260         63        206
Purchase of subsidiary, net of cash and due from banks acquired   (10,808)      (309)         -
Cash transferred to buyer in sale of subsidiary                         -    (10,370)       (68)
-----------------------------------------------------------------------------------------------
  Net cash flows provided by (used in) investing activities       (51,432)   (65,367)   (12,455)
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits                                 7,372      4,383      3,722
Net increase (decrease) in federal funds purchased and
 securities sold under agreements to repurchase                    11,465     27,701      8,350
Net proceeds (payments) on notes issued to the U.S. Treasury       (1,048)        94     (2,718)
Proceeds from other borrowings                                     31,184     17,434          -
Payments on other borrowings                                       (1,887)       (25)      (210)
Dividends paid                                                     (5,218)    (3,598)    (3,772)
Repurchase of common stock                                        (12,891)      (863)    (4,075)
Sale of common stock                                                1,653      1,036        820
Proceeds from exercise of stock options                               213          -          -
-----------------------------------------------------------------------------------------------
  Net cash flows provided by (used in) financing activities        30,843     46,162      2,117
-----------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents               (2,216)    (2,208)     3,515
Cash and cash equivalents at beginning of year                     38,944     41,152     37,637
-----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                         $ 36,728   $ 38,944   $ 41,152
===============================================================================================

Consolidated Statements of Cash Flows are continued on the following page.

                                                                             YEAR ENDED DECEMBER 31
                                                                           1996       1995       1994
----------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
 Interest                                                                $ 34,335   $ 30,294    $24,632
 Income taxes                                                               7,498      6,640      5,379

SUPPLEMENTAL DISCLOSURE OF NON CASH
 INVESTING & FINANCING ACTIVITIES
Change in allowance for unrealized gain (loss) on securities
  available for sale                                                     $   (436)  $  4,704    $(4,988)
Change in deferred taxes attributable to securities available for sale        170     (1,804)     1,925
Employee Stock Ownership Plan obligations guaranty note payment                 -          -        541
Other real estate acquired in settlement of loans                              35        363        402
Transfer from other real estate owned to other assets                           -          7          -
Transfer from premises and equipment to other real estate owned                 -         41          -
Dividends declared not yet paid                                             1,512      1,175        805
Transfer of securities held to maturity to available for sale                   -     34,987          -

Sale of subsidiary:
 Loan receivable                                                                                $   300
==========================================================================================================
 Assets disposed of, principally intangible assets, premises and
  equipment, and cash                                                                           $   333
Liabilities assumed by buyer, principally accounts payable                                          (41)
Gain on sale of subsidiary                                                                            8
----------------------------------------------------------------------------------------------------------
                                                                                                $   300
==========================================================================================================
Purchase of subsidiary:
 Purchase price                                                          $ 12,038   $    896
==========================================================================================================
 Assets acquired:
  Cash and due from banks                                                $  1,230   $    587
  Interest-bearing deposits in banks                                        1,488        399
  Securities                                                               22,187      3,753
  Federal funds sold                                                          100      1,975
  Loans                                                                    24,214     11,069
  Premises and equipment                                                      364        355
  Income earned but not collected                                             688        146
  Other assets                                                              5,643      1,962
 Liabilities assumed:
  Deposits                                                                (43,279)   (16,742)
  Accrued interest payable                                                   (306)       (92)
  Deferred taxes payable                                                        -        (25)
  Other liabilities                                                          (291)       (49)
 Common stock issued                                                            -     (2,442)
----------------------------------------------------------------------------------------------------------
                                                                         $ 12,038   $    896
==========================================================================================================
Sale of branch:
 Cash paid                                                                          $ 10,244
==========================================================================================================
 Assets disposed:
  Cash                                                                              $   (126)
  Loans                                                                                  (25)
  Premises and equipment                                                                 (33)
  Other assets                                                                          (265)
 Liabilities assumed by buyer:
  Deposits                                                                            10,856
  Accrued interest payable                                                                39
  Other liabilities                                                                        4
 Gain on sale of branch                                                                 (206)
----------------------------------------------------------------------------------------------------------
                                                                                    $ 10,244
==========================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Dollar Amounts Other Than Share Data in Thousands)


                                                                                                                         Employee
                                                                                                       Unrealized         Stock
                                                                                                      Gain (Loss)        Ownership
                                                                                                     on Securities         Plan
For the Years Ended                                    Common       Common    Capital   Retained       Available        Obligation
December 31, 1996, 1995, and 1994                      Shares       Stock     Surplus   Earnings        For Sale         Guaranty
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                          4,469,801       $14,899  $39,925   $49,707                 $ 468       $(541)
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                    -             -        -     9,679                     -           -
Cash dividends declared                                       -             -        -    (3,753)                    -           -
Repurchase of outstanding shares                       (102,343)         (341)  (3,734)        -                     -           -
Shares issued in Dividend
  Reinvestment Program                                   19,228            64      681         -                     -           -
Change in unrealized gain (loss) on securities                -             -        -         -                (3,063)          -
Issuance of stock under United Financial
  Bancorp, Inc. Stock Option Plan                         3,946            13       62         -                     -           -
Amortization of stock award program                           -             -       28         -                     -           -
Employee Stock Ownership Plan note payment                    -             -        -         -                     -         541
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                          4,390,632        14,635   36,962    55,633                (2,595)          -
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                    -             -        -    13,115                     -           -
Cash dividends declared                                       -             -        -    (3,968)                    -           -
Repurchase of outstanding shares                        (19,500)          (30)    (833)        -                     -           -
Shares issued in Dividend
  Reinvestment Program                                   18,842            51      752         -                     -           -
Change in unrealized gain (loss) on securities                -             -        -         -                 2,900           -
Issuance of common stock related to
  acquisition of subsidiary                              55,509           185    2,257         -                     -           -
Payment for fractional shares for merger                      -             -       (9)        -                     -           -
Reflect change to $1.00 stated value                          -       (10,395)  10,395         -                     -           -
Stock dividend                                          223,861           224    9,738    (9,962)
Payment for fractional shares for stock dividend           (526)           (1)     (24)        -                     -           -
Issuance of stock under United Financial
  Bancorp, Inc. Stock Option Plan                        28,380            28      239         -                     -           -
Amortization of stock award program                           -             -       14         -                     -           -
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                          4,697,198         4,697   59,491    54,818                   305           -
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                    -             -        -    15,246                     -           -
Cash dividends declared                                       -             -        -    (5,555)                    -           -
Repurchase of outstanding shares                       (346,307)         (346) (12,545)        -                     -           -
Shares issued in Dividend
  Reinvestment Program                                   48,839            49    1,617         -                     -           -
Change in unrealized gain (loss) on securities                -             -        -         -                  (266)          -
Stock split                                           4,574,863         4,575   (4,575)        -                     -           -
Stock dividend                                          450,656           450   12,279   (12,729)                    -           -
Payment of fractional shares for stock dividend            (450)            -      (13)        -                     -           -
Exercise of stock options                                10,633            10      203         -                     -           -
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                          9,435,432       $ 9,435  $56,457   $51,780                 $  39         $ -
===================================================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts Other Than Share Data in Thousands)

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS
National City Bancshares, Inc. (Corporation) is a bank holding company whose subsidiaries provide a full range of banking services to individual and corporate customers through its thirteen wholly owned subsidiaries located in Southwestern Indiana, Southeastern Illinois, and Western Kentucky. The subsidiary banks are subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally, the Corporation and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

The consolidated financial statements of the Corporation have been prepared in conformity with generally accepted accounting principles and conform to predominate practice within the banking industry.

Following is a description of the more significant of these policies.

BASIS OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries: The National City Bank of Evansville, The Peoples National Bank of Grayville, The Farmers and Merchants Bank, First Kentucky Bank, Lincolnland Bank, The Bank of Mitchell, Pike County Bank (and its wholly-owned subsidiary: UniFed, Inc.), The State Bank of Washington, White County Bank, United Federal Savings Bank, The First National Bank of Wayne City, NCBE Leasing Corp., and Twenty-One Southeast Third Corporation. All significant intercompany transactions and balances have been eliminated.

The Corporation and its subsidiaries utilize the accrual basis of accounting for major items.

In preparing the consolidated financial statements, management is required to make estimates and assumptions which significantly affect the amounts reported in the consolidated financial statements. Significant estimates which are particularly susceptible to change in a short period of time include the determination of the allowance for loan losses and valuation of real estate and other properties acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans. Actual results could differ from those estimates.

CASH FLOWS
For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks, and short-term money market investments. Interest-bearing deposits in banks, regardless of maturity, are considered short-term investments.

TRUST ASSETS
Property held for customers in fiduciary or agency capacities, other than trust cash on deposit at the banks, is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation or its subsidiaries.

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

Nonmarketable equity securities are carried at cost as there is no readily determinable fair value.

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

Loans are considered impaired when, based on current information and events, it is probable the Corporation will not be able to collect all amounts due. The portion of the allowance for loan losses applicable to impaired loans has been computed based on the present value of the estimated future cash flows of interest and principal discounted at the loan's effective interest rate or on the fair value of the collateral for collateral dependent loans. The entire change in present value of expected cash flows of impaired loans or of collateral value is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

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

EARNINGS PER SHARE
Earnings per share is computed by dividing net income by the weighted average number of shares outstanding giving effect to stock dividends, stock splits, and common stock equivalents. Common stock equivalents are the number of shares issuable upon exercise of stock options less shares assumed to have been purchased by the Corporation with the proceeds received upon exercise. The weighted average number of shares used in computing earnings per share are as follows:

       1996                    1995                    1994
     ---------               ---------               ---------
     9,569,810               9,809,640               9,758,011

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

ACCOUNTING FOR MORTGAGE SERVICING RIGHTS
On January 1, 1996, the Corporation adopted Financial Accounting Standards
Board Statement of Financial Accounting Standard No. 122 (FAS 122), "Accounting for Mortgage Servicing Rights." FAS 122 requires the Corporation to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. If the Corporation acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained, the Corporation should allocate the total cost of the mortgage loans to mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income.

The adoption of FAS 122 did not have a material impact on the financial statements.

ACCOUNTING FOR STOCK-BASED COMPENSATION
On January 1, 1996, Financial Accounting Standards Board Statement of Financial Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation" became effective. FAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans and also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. FAS 123 defines a fair value-based method of accounting for an employee stock option or similar equity instruments and encourages all entities to adopt that method of accounting. FAS 123 also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

Proforma disclosures required for entities that elect to continue to measure compensation cost using APB 25 must include the effect of all awards granted in fiscal years beginning after December 31, 1994. The Corporation plans to continue to measure compensation cost using APB 25.

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES
In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 125 (FAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". FAS 125 requires that an entity should only recognize those assets that it controls and liabilities it has incurred. Assets should be recognized until control has been surrendered, and liabilities should be recognized until they have been extinguished. Recognition of financial assets and liabilities will not be affected by the sequence of transactions unless the effect of the transactions is to maintain effective control over a transferred financial asset.

FAS 125 is effective for transactions after December 31, 1996, except for transactions relating to secured borrowings and collateral for which the effective date is December 31, 1997.

The Corporation believes the adoption of FAS 125 will not have a material impact on its consolidated financial statements.

RECLASSIFICATIONS
Certain reclassifications have been made to the balances as of and for the years ended December 31, 1995 and 1994, to be consistent with classifications adopted for 1996.

NOTE 2.    BUSINESS COMBINATIONS

On August 31, 1996, the Corporation acquired The First National Bank of Wayne City, a $55,000 bank located in Wayne City, Illinois. This acquisition has been accounted for as a purchase and the results of operations of The First National Bank of Wayne City since the acquisition have been included in the consolidated financial statements. The excess of the total acquisition cost over the fair value of the net assets acquired of $5,605 is being amortized over fifteen years using the straight-line method.

NOTE 3.    CASH AND DUE FROM BANKS

Aggregate cash and due from bank balances of $8,174 and $8,967 as of December 31, 1996 and 1995, respectively, were maintained in satisfaction of statutory reserve requirements of the Federal Reserve Bank of St. Louis.

NOTE 4.    SECURITIES

Amortized cost and fair value of debt securities classified as held to maturity are as follows:


                                      AS OF DECEMBER 31, 1996
------------------------------------------------------------------------
                                         GROSS       GROSS
                            AMORTIZED  UNREALIZED  UNREALIZED    FAIR
                              COST       GAINS       LOSSES      VALUE
------------------------------------------------------------------------
U.S. GOVERNMENT AND
 AGENCY SECURITIES           $ 21,877      $  221        $  -   $ 22,098
TAXABLE MUNICIPALS              2,775          56          17      2,814
TAX-EXEMPT MUNICIPALS         114,805       2,076         733    116,148
CORPORATE SECURITIES           11,073          87          13     11,147
MORTGAGE-BACKED SECURITIES      7,765         176          20      7,921
------------------------------------------------------------------------
  TOTAL                      $158,295      $2,616        $783   $160,128
========================================================================

                                      As of December 31, 1995
------------------------------------------------------------------------
                                         Gross       Gross
                            Amortized  Unrealized  Unrealized    Fair
                              Cost       Gains       Losses      Value
------------------------------------------------------------------------
U.S. Government and
 agency securities           $  5,948      $  147        $  5   $  6,090
Taxable municipals              3,120         109          10      3,219
Tax-exempt municipals          57,897       1,924         185     59,636
Corporate securities           16,882         194          43     17,033
Mortgage-backed securities      6,071         187           -      6,258
------------------------------------------------------------------------
  Total                      $ 89,918      $2,561        $243   $ 92,236
========================================================================

Amortized cost and fair value of securities classified as available for sale are as follows:


                                      AS OF DECEMBER 31, 1996
------------------------------------------------------------------------
                                         GROSS       GROSS
                            AMORTIZED  UNREALIZED  UNREALIZED    FAIR
                              COST       GAINS       LOSSES      VALUE
------------------------------------------------------------------------
U.S. GOVERNMENT AND
 AGENCY SECURITIES           $ 40,430        $339        $ 94   $ 40,675
CORPORATE SECURITIES            3,049           7           -      3,056
MORTGAGE-BACKED SECURITIES     56,052         344         314     56,082
------------------------------------------------------------------------
  SUBTOTAL                     99,531         690         408     99,813
EQUITY SECURITIES               1,625           1         224      1,402
------------------------------------------------------------------------
  TOTAL                      $101,156        $691        $632   $101,215
========================================================================

                                      As of December 31, 1995
------------------------------------------------------------------------
                                         Gross       Gross
                            Amortized  Unrealized  Unrealized    Fair
                              Cost       Gains       Losses      Value
------------------------------------------------------------------------
U.S. Government and
 agency securities           $ 84,484      $  865        $169   $ 85,180
Corporate securities            4,624          14           -      4,638
Mortgage-backed securities     56,185         267         356     56,096
------------------------------------------------------------------------
 Subtotal                     145,293       1,146         525    145,914
Equity securities               1,626           -         126      1,500
------------------------------------------------------------------------
  Total                      $146,919      $1,146        $651   $147,414
========================================================================


The amortized cost and fair value of the securities as of December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities in mortgage backed securities, because certain mortgages may be called or prepaid without penalties. Therefore, these securities are not included in the maturity categories in the following maturity schedules:

(Dollar Amounts Other Than Share Data in Thousands)

MATURITY SCHEDULE OF SECURITIES HELD TO MATURITY:


    December 31, 1996                        Amortized Cost  Fair Value
    -------------------------------------------------------------------
    Less than 1 year                               $ 16,551    $ 16,639
    1 year to 5 years                                45,373      46,018
    5 years to 10 years                              40,051      40,878
    Over 10 years                                    48,555      48,672
    Mortgage-backed securities                        7,765       7,921
    -------------------------------------------------------------------
      Total                                        $158,295    $160,128
    ===================================================================


MATURITY SCHEDULE OF DEBT SECURITIES AVAILABLE FOR SALE:

    December 31, 1996                        Amortized Cost  Fair Value
    -------------------------------------------------------------------
    Less than 1 year                                $26,703     $26,857
    1 year to 5 years                                15,976      16,074
    5 years to 10 years                                 800         800
    Mortgage-backed securities                       56,052      56,082
    -------------------------------------------------------------------
      Total                                         $99,531     $99,813
    ===================================================================

    Securities gains and (losses) are summarized as follows:

                           1996                1995                1994
    -------------------------------------------------------------------
    Gross realized gains    $42                 $31              $  16
    Gross realized losses    (2)                 (5)              (322)
    Recognized losses
     not yet realized         -                   -               (164)
    -------------------------------------------------------------------
      Total                 $40                 $26              $(470)
    ===================================================================


As of December 31, 1996 and 1995, the carrying value of securities pledged as collateral for public deposits and for other purposes as required or permitted by law were $54,290 and $64,434, respectively.

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

NOTE 5.    LOANS

A summary of loans as of December 31 follows:

                                         1996           1995
--------------------------------------------------------------
Real estate loans                      $367,872       $339,880
Agricultural loans                       30,136         29,152
Commercial and industrial loans         165,035        153,561
Economic development loans and
  other obligations of state and
  political subdivisions                 11,214          9,887
Consumer loans                          136,392        124,864
Direct lease financing                   12,331          6,960
All other loans                             546            291
--------------------------------------------------------------
     Total loans - gross                723,526        664,595
Unearned income on loans                   (218)          (310)
--------------------------------------------------------------
     Total loans - net of
      unearned income                   723,308        664,285
Allowance for loan losses                (6,275)        (5,323)
--------------------------------------------------------------
     Total loans - net                 $717,033       $658,962
==============================================================

The following table presents data on impaired loans at December 31, 1996 and 1995.

                                                    1996      1995
------------------------------------------------------------------
Impaired loans for which there is a
     related allowance for loan losses             2,139     2,772
Impaired loans for which there is no
     related allowance for loan losses               141        20
------------------------------------------------------------------
     Total impaired loans                          2,280     2,792
==================================================================
Allowance for loan losses for impaired loans
     included in the allowance for loan losses       437       584
Average recorded investment in impaired loans      3,303     2,634
Interest income recognized from impaired loans       323       150
Cash basis interest income recognized from
     impaired loans                                    7         8


As of December 31, 1994, the accrual of interest was discontinued or renegotiated on loans in the amount of $1,184. If these loans had been current according to original loan terms, additional gross income in the amount of $107 would have been recorded in 1994.

The amount of loans serviced by the Corporation for the benefit of others is not included in the accompanying Consolidated Statements of Financial Position. The amount of unpaid principal balances of these loans were $97,990 and $85,744 as of December 31, 1996 and 1995, respectively.

In the normal course of business, the subsidiary banks make loans to their executive officers and directors, and to companies and individuals affiliated with officers and directors of the banks and the Corporation. In the opinion of management, these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The activity in these loans during 1996 is as follows:


Balance as of January 1, 1996         $16,815
New loans                              28,835
Repayments                            (22,752)
----------------------------------------------
  Balance as of December 31, 1996     $22,898
=============================================


NOTE 6.    DIRECT LEASE FINANCING

The Corporation's leasing operations consist principally of the leasing of various types of office equipment, data processing equipment, and transportation equipment. All of the Corporation's leases are classified as direct financing leases. The equipment leases have lives of three to seven years.

Under the direct financing method of accounting for leases, the total net rentals receivable under the lease contracts, initial direct costs (net of fees), and the estimated unguaranteed residual value of the leased equipment, net of unearned income, are recorded as a net investment in direct financing leases, and the unearned income on each lease is recognized each month at a constant periodic rate of return on the unrecovered investment.

The composition of the net investment in direct lease financing at December 31, 1996 is as follows:

Total minimum lease payments to be received                          $16,271
Less estimated executory costs (property taxes, insurance,
     and maintenance), including profit thereon, included in
     the total minimum lease payments                                      -
----------------------------------------------------------------------------
Minimum lease payments receivable                                     16,271
Less allowance for estimated uncollectible lease payments                  -
----------------------------------------------------------------------------
Net minimum lease payments receivable                                 16,271
Add estimated residual values of leased equipment                      2,414
Add initial direct costs                                                  72
(Deduct) unearned lease income                                        (6,426)
----------------------------------------------------------------------------
     Net investment in direct lease financing                        $12,331
============================================================================


At December 31, 1996, the minimum future lease payments due under the direct financing leases are as follows:

1997                                      $ 1,939
1998                                        2,379
1999                                        2,123
2000                                        1,533
2001                                        1,146
Thereafter                                  7,151
-------------------------------------------------
    Total minimum future lease payments   $16,271
=================================================


NOTE 7.    ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows during the three years ended December 31:

                                       1996        1995        1994
--------------------------------------------------------------------
Balance at beginning of year         $ 5,323      $4,899      $4,757
Allowance associated with
  acquisition                            379         140           -
Provision charged to operations        2,491         294          18
Recoveries credited to allowance         496         598         829
Loans charged to allowance            (2,414)       (608)       (705)
--------------------------------------------------------------------
     Balance at end of year          $ 6,275      $5,323      $4,899
====================================================================


NOTE 8.    PREMISES AND EQUIPMENT

Premises and equipment as of December 31 consist of:

                                      1996               1995
---------------------------------------------------------------
Land                                 $ 2,253            $ 1,776
Buildings                             17,021             15,002
Equipment                             12,887             11,277
Leasehold improvements                 1,216              1,213
Construction in progress               5,372              1,424
---------------------------------------------------------------
     Total cost                       38,749             30,692
Less accumulated depreciation         16,952             15,953
---------------------------------------------------------------
     Net premises and equipment      $21,797            $14,739
===============================================================


The Corporation has a $9,825 commitment for construction of an office building in Evansville, Indiana. Portions of the contracts not completed at year-end are not reflected in the consolidated financial statements and total approximately $6,032. It is scheduled for completion in 1997.

NOTE 9.    DEPOSITS

As of December 31, 1996, the scheduled maturities of time deposits are as follows:

1997                       $313,606
1998                         84,658
1999                         22,240
2000                          7,695
2001 and thereafter          19,313
-----------------------------------
     Total                 $447,512
===================================


The Corporation held $13,000 in brokered deposits, included in time deposits, as of December 31, 1996. No brokered deposits were held as of December 31, 1995.

NOTE 10.    INCOME TAXES

The components of income tax expense for the years ended December 31 follows:

                             1996                1995                1994
---------------------------------------------------------------------------
Federal:
     Current                 $5,607                $5,734            $4,406
     Deferred                   221                   (58)             (402)
---------------------------------------------------------------------------
       Total                  5,828                 5,676             4,004
---------------------------------------------------------------------------

State:
     Current                  1,414                 1,432               951
     Deferred                   162                    31               200
---------------------------------------------------------------------------
       Total                  1,576                 1,463             1,151
---------------------------------------------------------------------------
         Total income taxes  $7,404                $7,139            $5,155
===========================================================================


The portion of the tax provision relating to realized security gains and losses amounted to $14, $9, and ($164) for 1996, 1995, and 1994, respectively.

A reconciliation of income taxes in the statement of income, with the amount computed by applying the statutory rate of 35%, is as follows:

                                           1996          1995         1994
---------------------------------------------------------------------------
Federal income tax computed
     at the statutory rates             $ 7,927       $ 7,088      $ 5,192
Adjusted for effect of:
     Nontaxable municipal interest       (1,810)       (1,107)      (1,105)
     Nondeductible expenses                 362           280          343
State income taxes, net of
     federal tax benefit                  1,024           951          748
Benefit of income taxed at
     lower rates                           (100)         (100)        (100)
Change in deferred tax asset
     valuation allowance                     52           (25)          48
Other differences                           (51)           52           29
---------------------------------------------------------------------------
       Total income taxes               $ 7,404       $ 7,139      $ 5,155
===========================================================================

(Dollar Amounts Other Than Share Data in Thousands)

The net deferred tax asset (liability) in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities:


                                              1996          1995
------------------------------------------------------------------
Deferred tax liability                      $(3,337)      $(2,612)
Deferred tax asset                            2,647         2,083
Valuation allowance for deferred
     tax assets                                (528)         (476)
------------------------------------------------------------------
       Net deferred tax asset (liability)   $(1,218)      $(1,005)
==================================================================

The tax effects of principal temporary differences are shown in the following table:

                                              1996          1995
------------------------------------------------------------------
Allowance for loan losses                   $ 1,926       $ 1,373
Property acquired in settlement of loans         35             5
Direct financing and leveraged leases            55            55
Prepaid pension costs                        (1,375)       (1,416)
Fixed assets                                 (1,942)       (1,006)
Unrealized gain (loss) on securities
     available for sale                         (20)         (190)
State net operating loss carryforwards          528           523
Other                                           103           127
------------------------------------------------------------------
     Net temporary differences                 (690)         (529)
Valuation allowance                            (528)         (476)
------------------------------------------------------------------
     Net deferred tax asset (liability)     $(1,218)      $(1,005)
==================================================================


NOTE 11.    SHORT-TERM BORROWINGS

Information concerning short-term borrowings as of the years ended December 31 were as follows:

                                     1996          1995
---------------------------------------------------------
Federal funds purchased:
Average amount outstanding          $26,282       $ 4,536
Maximum amount at any month end      53,825        34,500
Weighted average interest rate:
     During year                       5.50%         5.89%
     End of year                       6.68%         5.90%

Securities sold under agreements
to repurchase:
Average amount outstanding          $17,448       $17,064
Maximum amount at any month end      28,153        20,649
Weighted average interest rate:
     During year                       4.35%         4.64%
     End of year                       3.66%         4.10%

Notes payable U.S. Treasury:
Average amount outstanding          $ 1,378       $ 2,655
Maximum amount at any month end       3,270         6,647
Weighted average interest rate:
     During year                       5.17%         5.67%
     End of year                       5.15%         5.15%


NOTE 12.    OTHER BORROWINGS

Other borrowings at December 31 consist of the following:

                                                            1996        1995
-----------------------------------------------------------------------------
Federal Home Loan Bank advances:
    Due June 5, 1998, 6.02%                               $10,000     $10,000
    Due January 20, 1998, 5.16%                             5,000           -
    Due February 1, 1999, 5.23%                             5,000           -
    Due May 25, 1997, 6.33%                                 3,000       3,000
    Due February 4, 2002, 7.64%                             2,000       2,000
    Due January 2, 1997, 7.15%                              1,500           -
    Due May 27, 1996, 8.50%                                     -       1,000
Notes payable:
    Northern Trust Co., monthly interest
     payments through May, 1997, monthly
     principal payments of $83 plus interest
     beginning June 30, 1997 through
     April 30, 2003 with a final balloon
     payment of $9,083 due May 30, 2003,
     8.10%.                                                15,000           -
    Norlease, Inc., quarterly interest payments
     of $68 through July 27, 1997, quarterly
     principal and interest payments of $111
     through July 27, 2002, final balloon
     payment due July 27, 2002, 7.74%
     collateralized by equipment.                           3,500       3,500
    Norlease, Inc., monthly principal and
     interest payments of $16 through
     June 30, 2003, final balloon payment
     due June 30, 2003, 8.61%                               1,285           -
     collateralized by equipment.
    Norlease, Inc., installment notes maturing
     on various dates through 2,001 at
     interest rates ranging from 6.29% to
     7.83%, collateralized by equipment.                    3,184         637
    Other                                                     237         272
-----------------------------------------------------------------------------
                                                          $49,706     $20,409
=============================================================================


The Federal Home Loan Bank advances are collateralized by a blanket collateral agreement on qualified mortgage loans and securities.

The terms of the loan agreement with Northern Trust Company require the Corporation to maintain certain financial ratios and comply with certain restrictions. These include, maintenance of minimum consolidated capital levels, limits on debt and guarantees of debt by the Corporation, restrictions on the ratio of consolidated non-performing assets to total loans and of the consolidated allowance for loan and lease losses to total non-performing loans and certain other restrictions. Management believes the Corporation has complied with all of the restrictive covenants under this loan agreement.

Aggregate maturities required on other borrowings at December 31, 1996 are due in future years as follows:

1997                                $ 5,904
1998                                 17,015
1999                                  7,164
2000                                  1,961
2001                                  1,572
Later years                          16,090
-------------------------------------------
                                    $49,706
===========================================

NOTE 13.    CAPITAL RATIOS

The Corporation and its subsidiary banks are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a materially adverse effect on the Corporation's financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, a bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Corporation and subsidiary banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the federal and state regulatory agencies categorized each of the subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. The Banks must maintain the minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of any of the subsidiary banks.

The following table presents the actual capital amounts and ratios for the Corporation and its bank subsidiaries which have assets in excess of ten percent of consolidated assets:

                                                                                               TO BE WELL
                                                                         MINIMUM RATIOS     CAPITALIZED UNDER
                                                                          FOR CAPITAL       PROMPT CORRECTIVE
                                                        ACTUAL         ADEQUACY PURPOSES:   ACTION PROVISIONS:
--------------------------------------------------------------------------------------------------------------
                                                   AMOUNT     RATIO     AMOUNT     RATIO      AMOUNT    RATIO
--------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
   Total Capital (to Risk Weighted Assets)
     Consolidated                                $115,910    15.58%    $59,511      8.0%         N/A      N/A
     National City Bank                            36,519    11.88%     24,597      8.0%     $30,747    10.0%
     Lincolnland Bank                              11,836    13.33%      7,101      8.0%       8,876    10.0%

   Tier I Capital (to Risk Weighted Assets)
     Consolidated                                $109,635    14.74%    $29,755      4.0%         N/A      N/A
     National City Bank                            35,235    11.46%     12,299      4.0%     $18,448     6.0%
     Lincolnland Bank                              10,726    12.08%      3,551      4.0%       5,326     6.0%

   Tier I Capital (to Average Assets)
     Consolidated                                $109,635    10.39%    $42,193      4.0%         N/A      N/A
     National City Bank                            35,235     8.55%     16,484      4.0%     $20,605     5.0%
     Lincolnland Bank                              10,726     8.98%      4,776      4.0%       5,970     5.0%


NOTE 14.    INCENTIVE STOCK OPTION PLAN

In 1995, the Corporation's board of directors approved an Incentive Stock Option Plan which was approved by shareholders in 1996. The Plan currently reserves 628,817 shares of common stock for issuance upon the exercise of options granted as incentive awards to key employees of the Corporation.
Awards may be incentive stock options or non-qualified stock options. All options granted under the plan are required to be exercised within ten years of the date granted. The exercise price of options granted under the plan cannot be less than 100% of the fair market value of the common stock on the date of grant.

Grants under the plan are accounted for following APB Opinion No. 25 and related Interpretations. Accordingly, no compensation cost has been recognized for grants under the plan. Had compensation cost for the stock-based compensation plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), reported net income and earnings per common share would have been reduced to the pro forma amounts shown below.

                             1996          1995
------------------------------------------------
Net income:
     As reported           $15,246       $13,115
     Pro forma              15,084        13,085

Earnings per share:
     As reported             $1.59         $1.34
     Pro forma                1.58          1.33

(Dollar Amounts Other Than Share Data in Thousands)

A summary of the status of the Corporation's fixed stock option plan as of December 31, 1996 and 1995 and changes during the years ending on those dates is presented below:

                                               1996                              1995
---------------------------------------------------------------------------------------------------
                                                     WEIGHTED                         Weighted
                                                      AVERAGE                         Average
                                    SHARES         EXERCISE PRICE       Shares      Exercise Price
---------------------------------------------------------------------------------------------------
Options outstanding,
 beginning of the year              275,625             $20.07                -            $    -
Options granted                      92,400              26.90          275,625             20.07
Options exercised                    10,633              20.07                -                 -
---------------------------------------------------------------------------------------------------
Options outstanding,
 end of year                        357,392             $21.83          275,625            $20.07
===================================================================================================
Options exercisable                 162,092                                   -
Weighted-average
 fair value of
 options granted
 during the year                      $9.48                               $7.39


The following table summarizes information about fixed stock options outstanding at December 31, 1996.


                                                Options
          Options Outstanding                 Exercisable
---------------------------------------------------------
                          Weighted Average
Exercise       Number        Remaining           Number
 Price       Outstanding  Contractual Life    Exercisable
---------------------------------------------------------
$20.07         264,992         8.8               162,092
 26.90          92,400         9.8                     -
--------------------------------------------------------
               357,392         9.1               162,092
========================================================


NOTE 15.    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table reflects a comparison of the carrying amounts and fair values of financial instruments of the Corporation and its subsidiary banks at December 31:


                                        1996                  1995
--------------------------------------------------------------------------
                              CARRYING      FAIR      Carrying      Fair
                               AMOUNT       VALUE      Amount       Value
--------------------------------------------------------------------------
Assets:
  Cash and short-term
    investments               $  39,112   $  39,112   $  45,387  $  45,387
Securities                      264,675     266,508     241,287    243,605
Loans - net of
 allowance                      704,702     714,519     652,002    666,321
Income earned but
 not collected                   11,407      11,407      10,242     10,242
Liabilities:
  Deposits                      825,371     824,950     774,720    776,165
  Short-term debt                70,515      70,515      56,598     56,598
  Long-term debt                 45,206      42,950      19,409     18,535
  Accrued interest
  payable                         4,032       4,032       3,562      3,562


The above fair value information was derived using the information described below for the groups of instruments listed. It should be noted the fair values disclosed in this table do not represent market values of all assets and liabilities of the Corporation and, thus, should not be interpreted to represent a market or liquidation value for the Corporation. In addition, the carrying value for loans above differs from that reported elsewhere due to the exclusion of direct finance leases receivable of $12,331 and $6,960 in 1996 and 1995, respectively.

CASH AND SHORT-TERM INVESTMENTS
Cash and short-term investments include cash and due from banks, short-term money market investments, interest-bearing deposits in banks, and federal funds sold. For cash and short-term investments, the carrying amount is a reasonable estimate of fair value.

SECURITIES
For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Carrying amount of income earned but not collected approximates fair value.

LOANS
For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Carrying amount of income earned but not collected approximates fair value.

DEPOSITS
The fair value of demand deposits, savings accounts, money market deposits, and variable rate certificates of deposit is the amount payable on demand at the reporting date. The fair value of other time deposits is estimated using the rates currently offered for deposits of similar remaining maturities. Carrying amount of accrued interest payable approximates fair value.

SHORT-TERM DEBT
Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. These instruments adjust on a periodic basis and thus the carrying amount represents fair value. Carrying amount of accrued interest payable approximates fair value.

LONG-TERM DEBT
Rates currently available for debt with similar terms and maturities are used to estimate fair value of existing debt. Carrying amount of accrued interest payable approximates fair value.

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


NOTE 16.    COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

Most of the business activity of the Corporation and its subsidiaries is conducted with customers located in the immediate geographical area of their offices. These areas, comprised of Southwestern Indiana, Western Kentucky, and Southeastern Illinois, are dependent on the agribusiness, and to a lesser degree, energy economic sectors. While the Corporation maintains a diversified loan portfolio, approximately $60,377 and $59,029 of the Corporation's loans were directly related to the agricultural sector as of December 31, 1996 and 1995, respectively.

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

The Corporation and its subsidiaries are parties to legal actions which arise in the normal course of their business activities. In the opinion of management, the ultimate resolution of these matters is not expected to have a material adverse effect on the financial position or on the results of operations of the Corporation and its subsidiaries.

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.

These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contractual or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

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

                                                                      Range of Rates
                         Variable Rate    Fixed Rate      Total       on Fixed Rate
1996                      Commitment      Commitment    Commitment     Commitments
-------------------------------------------------------------------------------------
Commitments
     to extend credit      $82,476          $20,823      $103,299      6.34%-18.25%
Standby letters
     of credit                   -                -        14,776                -


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


NOTE 17.    DIVIDEND REINVESTMENT PLAN

The Corporation established a Dividend Reinvestment Plan for its shareholders in 1989. The Plan permits the issuance of previously authorized and unissued shares or the repurchase of outstanding shares for reissuance. As of December 31, 1996, 94,402 shares of authorized but unissued common stock were reserved for Plan requirements.


NOTE 18.    STOCK REPURCHASE PROGRAM

The Corporation announced a stock repurchase program on January 3, 1996. The program permitted the repurchase of up to 5% of the Corporation's outstanding shares of common stock during 1996. As of December 31, 1996, 346,307 shares of authorized common stock were repurchased in accordance with the program. The repurchased stock was used for a stock dividend.


NOTE 19.    RESTRICTIONS ON DIVIDENDS FROM SUBSIDIARIES

The principal source of income for the Corporation is dividends from its subsidiary banks. Banking regulations impose restrictions on the ability of subsidiaries to pay dividends to the Corporation. The amount of dividends that could be paid is further restricted by management to maintain prudent capital levels.

(Dollar Amounts Other Than Share Data in Thousands)

NOTE 20.    GUARANTEED BANK LOAN OF EMPLOYEE STOCK OWNERSHIP PLAN

In accordance with the consensus reached on issue number 89-10 of the Financial Accounting Standards Board's Emerging Issues Task Force, the Corporation recorded the debt of the Employee Stock Ownership Plan as an increase in liabilities and a reduction of shareholders' equity. This debt was guaranteed by the Corporation and was paid in full during 1994.


NOTE 21.    EMPLOYEE RETIREMENT PLANS

The Corporation maintains a noncontributory pension plan in which substantially all employees are eligible to participate upon the completion of one year of service. No contribution or funding by the Corporation was required in any of the years reported here. The assets of the pension plan primarily consist of corporate obligations and equity securities. The plan does not hold any equity securities of the Corporation.

In establishing the amounts reflected in the financial statements, the following significant assumption rates were used:

                                     1996   1995   1994
-------------------------------------------------------
Discount rate                        7.5%   7.5%   8.0%
Increase in compensation rate        5.0%   5.0%   5.0%
Expected long-term rate of return    9.0%   9.0%   9.0%

The following summary reflects the plan's funded status and the amounts reflected on the Corporation's financial statements. Actuarial present values of benefit obligations at December 31 are:


                                             1996       1995         1994
---------------------------------------------------------------------------
Accumulated benefit obligation
     including vested benefits of
     $5,309, $3,899 and $3,562
     in 1996, 1995, and 1994               $(6,005)   $(4,420)     $(3,757)
Effects of projected future
     compensation levels                    (2,647)    (2,000)      (1,795)
---------------------------------------------------------------------------
Projected benefit obligation
     for service rendered to date           (8,652)    (6,420)      (5,552)
Plan assets at fair value                   12,400     10,856        9,669
---------------------------------------------------------------------------
Plan assets in excess of
     projected benefit obligation            3,748      4,436        4,117
Unrecognized net loss (gain)
     from past experience
     different from that assumed
     and effects of changes in
     assumptions                               170       (494)         257
Prior service cost not yet
     recognized in net periodic
     pension cost                             (261)      (108)        (116)
Unrecognized net asset at
     January 1, 1987, being
     recognized over 11.11
     years from that date                     (259)      (347)        (728)
---------------------------------------------------------------------------
      Prepaid pension cost
       included in other assets            $ 3,398    $ 3,487      $ 3,530
===========================================================================


Net periodic pension cost (credit) included the following components for the years ended December 31:


                                         1996         1995          1994
-------------------------------------------------------------------------
Service cost - benefits
     earned during the period          $   812       $   618       $  450
Interest cost on projected
     benefit obligation                    590           456          483
Return on assets                        (1,300)       (2,789)        (500)
Net amortization and deferral              (13)        1,758         (809)
-------------------------------------------------------------------------
 Net periodic pension
    cost (credit)                      $    89       $    43       $ (376)
=========================================================================


The Corporation also maintains a savings and profit-sharing plan for substantially all employees who have completed one year of service. Employees may voluntarily contribute to the plan. The corporation's contribution to the plan, which is subject to the discretion of the Board of Directors, cannot exceed 7% of the net income before income taxes. Corporate contributions were $1,409, $1,384, and $1,017 during 1996, 1995, and 1994, respectively.

United Financial Bancorp, Inc. had a Stock Option Plan and a Management Recognition and Retention Plan for its directors and officers. The cost of the shares awarded under the retention plan was amortized using an accelerated method over vesting periods. These plans were terminated when the Corporation acquired this subsidiary.

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


NOTE 22.    UNAUDITED INTERIM FINANCIAL DATA

The following table reflects summarized quarterly data for the periods described (unaudited):

                                                1996
-----------------------------------------------------------------------
                             DECEMBER   SEPTEMBER     JUNE       MARCH
                                 31         30         30          31
-----------------------------------------------------------------------
INTEREST INCOME               $20,457    $19,856    $19,200     $19,127
INTEREST EXPENSE                9,007      8,643      8,458       8,391
-----------------------------------------------------------------------
     NET INTEREST INCOME       11,450     11,213     10,742      10,736
PROVISION FOR LOAN
     LOSSES                     1,690        280        205         316
NONINTEREST INCOME              2,569      2,082      1,909       1,751
NONINTEREST EXPENSE             7,164      7,299      6,462       6,386
-----------------------------------------------------------------------
INCOME BEFORE
     INCOME TAXES               5,165      5,716      5,984       5,785
INCOME TAXES                    1,471      1,903      2,015       2,015
-----------------------------------------------------------------------
     NET INCOME               $ 3,694    $ 3,813    $ 3,969     $ 3,770
=======================================================================

EARNINGS PER SHARE            $  0.39    $  0.40    $  0.41     $  0.39

                                                     1995
------------------------------------------------------------------------------
                                December    September       June       March
                                   31           30           30          31
------------------------------------------------------------------------------
Interest income                 $ 18,733     $ 18,437     $ 17,411    $ 16,634
Interest expense                   8,333        8,153        7,562       7,000
------------------------------------------------------------------------------
     Net interest income          10,400       10,284        9,849       9,634
Provision for loan losses            179           68           23          24
Noninterest income                 1,695        1,779        1,771       1,479
Noninterest expense                6,653        6,327        6,709       6,654
------------------------------------------------------------------------------
Income before
     income taxes                  5,263        5,668        4,888       4,435
Income taxes                       1,873        2,024        1,723       1,519
------------------------------------------------------------------------------
     Net income                 $  3,390     $  3,644     $  3,165    $  2,916
==============================================================================

Earnings per share              $   0.35     $   0.37     $   0.32    $   0.30


NOTE 23.    FINANCIAL INFORMATION OF PARENT COMPANY

Condensed financial data for National City Bancshares, Inc. (parent company only) follows:


CONDENSED STATEMENTS OF FINANCIAL POSITION

                                             1996             1995
---------------------------------------------------------------------
ASSETS
Cash and cash equivalents                  $  13,252        $     227
Investment in subsidiaries                   102,834          106,299
Securities available for sale                    281              767
Nonmarketable equity securities                  548              537
Securities purchased under
     agreements to resell                          -           10,000
Note receivable                                  300              681
Property and equipment                           955              728
Income taxes receivable                          547              400
Deferred income taxes                             37                -
Other assets                                   1,357            1,545
---------------------------------------------------------------------
TOTAL ASSETS                               $ 120,111        $ 121,184
=====================================================================
LIABILITIES
Other borrowings                           $     215        $       -
Dividends payable                              1,512            1,175
Deferred income taxes                              -               22
Other liabilities                                673              676
---------------------------------------------------------------------
      Total liabilities                        2,400            1,873
---------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Common stock                                   9,435            4,697
Capital surplus                               56,457           59,491
Retained earnings                             51,780           54,818
Unrealized gain (loss) on
     securities available for sale                39              305
---------------------------------------------------------------------
     Total shareholders' equity              117,711          119,311
---------------------------------------------------------------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                       $ 120,111        $ 121,184
=====================================================================


CONDENSED STATEMENTS OF INCOME

                                           1996         1995          1994
---------------------------------------------------------------------------
Dividends from subsidiaries              $32,900       $12,496       $9,989
Other income                               3,456         2,662          872
---------------------------------------------------------------------------
     Total income                         36,356        15,158       10,861
---------------------------------------------------------------------------
Interest expense                               6             -            -
Other expenses                             3,707         3,255        2,092
---------------------------------------------------------------------------
     Total expenses                        3,713         3,255        2,092
---------------------------------------------------------------------------
Income before income taxes
     and equity in undistributed
     earnings of subsidiaries             32,643        11,903        8,769
Income tax benefit                           (20)         (273)        (178)
---------------------------------------------------------------------------
Income before equity in undistributed
     earnings of subsidiaries             32,663        12,176        8,947
Equity in undistributed earnings
     of subsidiaries                     (17,417)          939          732
---------------------------------------------------------------------------
Net income                               $15,246       $13,115       $9,679
===========================================================================



CONDENSED STATEMENTS OF CASH FLOWS



                                               1996      1995       1994
---------------------------------------------------------------------------
CASH FLOWS FROM
OPERATING ACTIVITIES
Net income                                    $15,246    $13,115   $ 9,679
Adjustments to reconcile net
     income to net cash provided by
     operating activities:
      Depreciation and amortization               482        451       548
      Undistributed earnings of
       subsidiaries                            17,417       (939)     (732)
      Securities losses (gains)                     1        (18)        -
      (Gain) on sale of subsidiary                  -          -        (8)
      Increase (decrease) in deferred
       taxes                                      (38)       (64)        7
Changes in assets and liabilities:
     (Increase) decrease in other assets         (113)      (209)     (167)
     Increase (decrease) in other liabilities      (3)       191       446
---------------------------------------------------------------------------
       Net cash flows provided by
        operating activities                   32,992     12,527     9,773
---------------------------------------------------------------------------
CASH FLOWS FROM
INVESTING ACTIVITIES
Proceeds from maturities of
     securities available for sale                434        250     2,396
Proceeds from sales of securities
     available for sale                             -        118         -
Purchase of securities
     available for sale                             -       (340)   (2,328)
Purchase of nonmarketable
     equity securities                            (11)      (537)        -
(Disbursements) and repayments
     on notes receivable                          381       (381)        -
Capital expenditures                             (555)      (446)      (47)
Proceeds from sale of premises
     and equipment                                  -          -        14
Investment in subsidiaries                    (14,188)    (1,361)      (52)
(Increase) decrease in securities
     purchased under agreements to resell      10,000     (6,900)   (3,100)
---------------------------------------------------------------------------
      Net cash flows provided by
      (used in) investing activities           (3,939)    (9,597)   (3,117)
---------------------------------------------------------------------------
CASH FLOWS FROM
FINANCING ACTIVITIES
Dividends paid                                 (5,218)     (3,598)   (3,772)
Proceeds from other borrowings                    244
Payments on other borrowings                      (29)          -      (210)
Repurchase of common stock                    (12,891)       (863)   (4,075)
Sale of common stock                            1,653       1,036       820
Proceeds from exercise of stock options           213           -         -
---------------------------------------------------------------------------
     Net cash flows (used in)
     financing activities                     (16,028)     (3,425)   (7,237)
---------------------------------------------------------------------------
Net increase (decrease) in
     cash and cash equivalents                 13,025        (495)     (581)
Cash and cash equivalents
     at beginning of year                         227         722     1,303
---------------------------------------------------------------------------
Cash and cash equivalents
   at end of year                           $  13,252   $     227  $    722
===========================================================================

SUPPLEMENTAL DISCLOSURE
OF NONCASH INVESTING
ACTIVITIES
Change in unrealized
     gain (loss) on securities
     available for sale, net                $   (266)   $  2,900   $ (3,063)
Employee Stock Ownership Plan
     obligation guaranty note payment              -            -       541
Sale of subsidiary:
     Loan receivable                               -            -       300


OFFICIAL ORGANIZATION

SUBSIDIARIES

[PHOTO]
Randall L. Young
President & CEO

THE BANK OF MITCHELL
Mitchell, Indiana

BOARD OF DIRECTORS
Christopher W. Burton, Esq.
Dana J. Dunbar
Brooks Galloway
James F. King, D.D.S.
Harvey W. Pinney
Randall L. Young



[PHOTO]
Garland Certain
President & CEO

FIRST KENTUCKY BANK
Sturgis, Kentucky

BOARD OF DIRECTORS
Garland Certain
Charles Hamilton Floyd
Charles L. Pryor
Joseph W. Sprague
Slaton Sprague
William R. Sprague
James B. Vaughn
Joe Woodring


[PHOTO]
Harvey W. Pinney
President & CEO


LINCOLNLAND BANK
Dale, Indiana

BOARD OF DIRECTORS
Eric K. Ayer, Esq.
Benjamin W. Bloodworth
Narl E. Conner
Harvey W. Pinney
M. Lon Youngblood



[PHOTO]
Barbara Wilson
President & CEO

THE FARMERS AND MERCHANTS BANK
Fort Branch, Indiana

BOARD OF DIRECTORS
Roger M. Duncan
Harvey J. Hirsch
Michael J. Hirsch
Marlene A. Obert
Barbara A. Wilson



[PHOTO]
Rick V. Huff
President & CEO

THE FIRST NATIONAL BANK
OF WAYNE CITY
Wayne City, Illinois

BOARD OF DIRECTORS
Robert C. Beehn
Noel E. Edmison
Rick V. Huff
Larry D. Keil
Donald E. Kirkland
Rodney L. Legg
Lee A. Rubenacker



[PHOTO]
Robert T. Crawford
President & CEO

FIRST FEDERAL SAVINGS BANK
OF LEITCHFIELD
Leitchfield, Kentucky

BOARD OF DIRECTORS
Terry Allgood
E. Wendell Armes
Otis Bryant
Robert T. Crawford
Thomas C. Glasscock
Sim Houchin
Frank Wallace

[PHOTO]
Thomas L. Austerman
President

[PHOTO]
Roger M. Duncan
Executive Vice President

THE NATIONAL CITY BANK
OF EVANSVILLE
Evansville, Indiana

BOARD OF DIRECTORS
Thomas L. Austerman
Donald B. Cox
Michael F. Elliott
Michael D. Gallagher
Eugene A. Hahn
R. Eugene Johnson, Esq.
John Lee Newman
Edward E. Peyronnin
Peter L. Stevenson, M.D.
Joseph J. Vezzoso, Jr.
George A. Wright

[PHOTO]
Charles J. Kelly, Jr.
President & CEO

NCBE Leasing Corp.
Evansville, Indiana

BOARD OF DIRECTORS
Thomas L. Austerman
Michael D. Gallagher
Dr. H. Ray Hoops
Charles J. Kelly, Jr.
John Lee Newman



[PHOTO]
Max D. Elliott
President & CEO

PIKE COUNTY BANK
Petersburg, Indiana

BOARD OF DIRECTORS
Max D. Elliott
Denver Gladish
John L. Hayes
Karl O. Schafer
Anthony P. Uebelhor
John E. Yager, Jr.



[PHOTO]
Janice L. Beesley
President & CEO

UNITED FEDERAL SAVINGS BANK
Vincennes, Indiana

BOARD OF DIRECTORS
Janice L. Beesley
John H. Bobe
Horace A. Foncannon, Jr., Esq.
George D. Gardner
John H. Harrison
Ralph J. Jacqmain, M.D.
Joseph M. Vieck
Robert E. Vincent

UNIFED, INC.
Vincennes, Indiana

BOARD OF DIRECTORS
Janice L. Beesley
Horace A. Foncannon, Jr., Esq.
Patrick W. Lenahan
G. Jeffrey Palmer

[PHOTO]
Donald E. Kirkland
President & CEO

THE PEOPLES NATIONAL BANK
OF GRAYVILLE
Grayville, Illinois

BOARD OF DIRECTORS
Sam Broster
Richard L. Elliott
Victor R. Gallagher, Jr.
Donald E. Kirkland
William H. Mitchell
Joseph M. Siegert
Herbert W. Sutter



[PHOTO]
John N. Clauss
President & CEO

THE STATE BANK OF
WASHINGTON
Washington, Indiana

BOARD OF DIRECTORS
John P. Cavanaugh
John N. Clauss
Max D. Elliott
Harry W. Hanson, Esq.
John L. Hayes
E. Joseph Kremp
Jerry D. McClarren, D.D.S.



TWENTY-ONE SOUTHEAST
THIRD CORPORATION
Evansville, Indiana

BOARD OF DIRECTORS
Benjamin W. Bloodworth
Michael F. Elliott
Robert A. Keil
Harold A. Mann
George A. Wright

[PHOTO]
R. Keith Hoskins
President & CEO

WHITE COUNTY BANK
Carmi, Illinois

BOARD OF DIRECTORS
Dr. Frank Barbre
Benjamin W. Bloodworth
Donald D. Drone
Paul D. Hayse
R. Keith Hoskins
George H. Schanzle

NATIONAL CITY BANCSHARES, INC.

BOARD OF DIRECTORS

JANICE L. BEESLEY
President and Chief Executive Officer, United Federal Savings Bank

MICHAEL F. ELLIOTT
Chairman and Chief Executive Officer, The National City Bank of Evansville, and Executive Vice President, National City Bancshares, Inc.

SUSANNE R. EMGE
Executive Director, St. Mary's Medical Center Foundation

DONALD G. HARRIS
Retired President, Mead Johnson Worldwide Nutritional Group

DR. H. RAY HOOPS
President, University of Southern Indiana

ROBERT A. KEIL
President, National City Bancshares, Inc

JOHN D. LIPPERT
Chairman and Chief Executive Officer, National City Bancshares, Inc.

RONALD G. REHERMAN
Chairman, President, and Chief Executive Officer, SIGCORP, Inc.

LAURENCE R. STEENBERG
Assistant Professor, University of Evansville


EXECUTIVE OFFICERS

BENJAMIN W. BLOODWORTH
Executive Vice President

MICHAEL F. ELLIOTT
Executive Vice President

ROBERT A. KEIL
President

JOHN D. LIPPERT
Chairman and Chief Executive Officer


SENIOR OFFICERS

STEPHEN C. BYELICK, JR.
Senior Vice President, Assistant Secretary, and Assistant Treasurer

N. ANN CAVIS
Senior Vice President

NANCY G. EPPERSON
Human Resources Director

BYRON W. JETT
Senior Vice President

HAROLD A. MANN
Secretary and Treasurer

GREGORY A. PENCE
Director of Marketing


                                    [PHOTO]


SENIOR OFFICERS

Gregory A. Pence, Nancy G. Epperson, Harold A. Mann, Stephen C. Byelick, Jr., Byron W. Jett, and N. Ann Cavis,

[INSIDE BACK COVER]

SHAREHOLDER INFORMATION

STOCK AND DIVIDEND INFORMATION

The Corporation's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market(sm) under the symbol: NCBE.

The following table lists the stock price for the past two years and dividend information for the Corporation's common stock. Stock prices and dividends have been retroactively adjusted to reflect stock dividends and the two-for-one stock split issued in April 1996.

           RANGE OF STOCK PRICE   DIVIDEND
  QUARTER    LOW        HIGH      DECLARED
  -------  ------      ------     --------
    1995
     1st   $19.16      $21.32      $0.10
     2nd    18.14       19.27       0.10
     3rd    17.91       19.39       0.10
     4th    18.59       23.10       0.12

    1996
     1ST    22.62      $28.45      $0.12
     2ND    26.43       28.10       0.15
     3RD    26.43       27.74       0.15
     4TH    26.67       30.00       0.16


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



                                 MARKET MAKERS

The following firms make a market in the common stock of National City Bancshares, Inc.:

                        Raymond James & Associates, Inc.
                       J.J.B. Hilliard, W.L. Lyons, Inc.
                           NatCity Investments, Inc.
                           M.A. Schapiro & Co., Inc.
                          Herzog, Heine, Geduld, Inc.



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

                            Telephone (812) 464-9677


             All subsidiary banks of National City Bancshares, Inc. are members of the Federal Deposit Insurance Corporation.

[BACK COVER]

                                    [LOGO]


                         NATIONAL CITY BANCSHARES, INC.
                                 227 MAIN STREET
                           EVANSVILLE, INDIANA 47708