Form 10-K, Exhibit 13
period 1997-12-31
NATIONAL CITY BANCSHARES INC
filed 1998-03-12
CIK 764241

                         1 9 9 7  A n n u a l  R e p o r t

                                    [PHOTOS]

                                     [LOGO]

             N a t i o n a l  C i t y  B a n c s h a r e s,  I n c .

                    BUILDING FOR TOMORROW IN ALL WE DO TODAY.

[INSIDE FRONT COVER]

CORPORATE PROFILE

NATIONAL CITY BANCSHARES, INC. (NASDAQ: NCBE), HEADQUARTERED IN EVANSVILLE, INDIANA, HAS BEEN RANKED AS ONE OF THE MOST SOUND FINANCIAL ORGANIZATIONS IN THE NATION. IN THE JUNE 1997 ISSUE OF USBANKER, NATIONAL CITY WAS RANKED
TENTH NATIONALLY AMONG MID-SIZED BANKING COMPANIES. WITH ASSETS OF APPROXIMATELY $1.5 BILLION, AS OF MARCH 9, 1998, NATIONAL CITY OWNS THIRTEEN FULL-SERVICE FINANCIAL INSTITUTIONS IN THIRTY-THREE COMMUNITIES AND FORTY-FOUR LOCATIONS THROUGHOUT SOUTHWESTERN INDIANA, WESTERN KENTUCKY, AND SOUTHEASTERN ILLINOIS. NATIONAL CITY'S NON-BANKING SUBSIDIARIES INCLUDE NCBE LEASING
CORP., TWENTY-ONE SOUTHEAST THIRD CORPORATION, AND UNIFED, INC.

CONTENTS
Financial Review                                   1
Message to Shareholders                            2
Year in Review                                     4
Management's Discussion                            6
Management's Report                               18
Independent Auditor's Report                      19
Statements of Financial Position                  20
Statements of Income                              21
Statements of Cash Flows                          22
Statements of Shareholders' Equity                24
Notes to Financial Statements                     25
Official Organization                             38
    Subsidiaries                                  38
    National City Bancshares, Inc.                40
Shareholder Information            INSIDE BACK COVER

FINANCIAL REVIEW



                                                                                            As Of And For The Year Ended December 31

(Dollar Amounts Other Than
 Share Data in Thousands)                           1997              1996              1995               1994                1993
------------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income                            $   51,995        $   48,606       $    44,433         $   39,933         $   38,010
Provision for loan losses                           1,891             2,704               399                 78                736
Noninterest income                                 10,088             8,606             7,117              5,209              6,707
Noninterest expense                                34,390            29,966            28,968             28,644             28,343
------------------------------------------------------------------------------------------------------------------------------------
  Income before income taxes                       25,802            24,542            22,183             16,420             15,638
Income taxes                                        7,451             8,046             7,784              5,668              4,861
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                   $   18,351        $   16,496           $14,399            $10,752         $   10,777
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE*
Earnings - Basic                               $     1.72        $     1.52       $      1.30          $    0.97         $     0.97
Earnings - Diluted                                   1.69              1.52              1.30               0.97               0.97
Book value                                          13.69             12.12             11.71              10.47              10.23
Cash dividends declared by
  National City Bancshares,Inc.                      0.64              0.55              0.40               0.40               0.38

TOTALS AT YEAR-END
Loans                                          $  916,356        $  800,622       $   736,997         $  645,235         $  579,556
Allowance for loan losses                           7,969             7,189             6,176              5,750              5,528
Securities                                        279,328           282,894           258,895            268,103            269,098
Total assets                                    1,298,260         1,172,057         1,081,921          1,004,160            993,468
Deposits                                          964,046           913,350           864,136            849,306            844,808
Shareholders' equity                              146,803           129,694           130,606            114,750            113,975

SELECTED FINANCIAL RATIOS
Net income to average assets                         1.47%             1.48%             1.40%              1.09%              1.09%
Net income to average equity                        13.42             12.89             11.74               9.39               9.76
Cash dividend payout                                36.74             37.05             30.05              36.77              31.65
Average equity to average assets                    10.98             11.48             11.93              11.59              11.17
Tangible equity to tangible assets                   9.95             10.46             11.85              11.32              11.35
Total capital to risk-weighted assets               14.25             15.84             17.99              17.92              19.09

OTHER DATA
Number of shares*                              10,727,247        10,702,198        11,152,316         10,960,405         11,143,701
Number of shareholders                              2,541             2,396             2,239              2,238              2,174
Number of full-time equivalent employees              510               490               490                489                511
Weighted average number of common
  shares outstanding:*
   Basic                                       10,679,448        10,843,295        11,095,116         11,040,906         11,146,280
   Diluted                                     10,832,943        10,843,295        11,095,116         11,040,906         11,146,280


*RESTATED TO REFLECT ALL STOCK DIVIDENDS AND THE TWO-FOR-ONE STOCK SPLIT ISSUED IN 1996.

                                                [THREE BAR GRAPHS]



            NET INCOME
1993          $10,777
1994          $10,752
1995          $14,399
1996          $16,496
1997          $18,351


                 LOANS
1993         $579,556
1994         $645,235
1995         $736,997
1996         $800,622
1997         $916,356


      RETURN ON EQUITY

1993            9.76%
1994            9.39%
1995           11.74%
1996           12.89%
1997           13.42%

MESSAGE TO SHAREHOLDERS
March 9, 1998

By almost any measure, 1997 marked an extraordinary year for National City Bancshares, Inc. Record earnings, the near completion of our new downtown Evansville headquarters, and the new affiliates joining us, put the Corporation in an excellent position to continue to excel in the future.

I am pleased to report that for the year ended December 31, 1997, the Corporation completed its most profitable year. The Corporation earned a record $18.4 million in 1997, an increase of $1.9 million over the prior year. Basic earnings per share grew from $1.52 in 1996 to $1.72 in 1997. This 13% increase in earnings per share was the result of an increase in net interest income, non-interest income, and our continued efforts to control expenses.

                                    [PHOTO]

MICHAEL F .ELLIOTT
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

The Corporation's assets grew in 1997 to $1,298,260,000 at year-end, compared with $1,172,057,000 in 1996. In addition, deposits increased from $913,350,000 in 1996 to $964,046,000 in 1997. The loan portfolio increased from $800,622,000 to $916,356,000 for the same periods.

Our plan to improve shareholder value continues to show results. Return on shareholder equity improved from 12.89% in 1996 to 13.42% in 1997, and return on average assets remained steady. Management is pleased with these ratios; however, we believe we can improve both measurements. We believe that a consistently sustained, high earnings performance and earnings growth rate remain the key elements in delivering shareholder value over time.

The Corporation's stock continues to be well received by the market. We experienced marked improvement over the year, as our year-end stock price increased from $27.86 in 1996 to $44.75 in 1997. Total cash dividends declared in 1997 increased to $.64 per share, compared to $.55 per share in 1996. We experienced an 11% increase in participants in the Corporation's dividend reinvestment plan. As always, we encourage eligible shareholders to participate in the plan.

During the year, we completed the purchase of First Federal Savings Bank of Leitchfield, Kentucky,and First National Bank of Bridgeport, Illinois. Both transactions were accounted for as purchases on the Corporation's books. The third transaction of 1997 was completed with the acquisition of First Bank of Huntingburg, Indiana. This transaction was accounted for as a pooling of interests.

Since the end of 1997, the Corporation has completed two additional purchases and we currently have three more mergers pending. In January, our subsidiary First Kentucky Bank acquired a branch office in Mayfield, Kentucky, which included $66 million in deposits. In March, we completed the purchase of the Bank of Illinois in Mt. Vernon, which has assets of approximately $163 million. Definitive agreements have been signed with Illinois One Bancorp, Inc., Trigg Bancorp, Inc. and Community First Financial, Inc. If these transactions are completed, the Corporation will have approximately $1.9 billion in assets.

Management is continuing to aggressively pursue acquisition opportunities. Each transaction must fit with the Corporation's long range strategic plan and must be in the best interests of the Corporation and the institution that is acquired. Our ability to acquire and improve the operating performance of community banks is the key to our continued success and growth.

At year-end, we saw the retirements of Chairman John D. Lippert and Executive Vice President Benjamin W. Bloodworth. And in June of this year, Harold A. Mann, Senior Vice President and former Secretary and Treasurer, will retire after 42 years with the organization. Their knowledge and leadership were a cornerstone in building the Corporation as we know it today. We wish them a long, healthy retirement. We are pleased that we will continue to benefit from John's counsel as he continues to serve on the Corporation's Board of Directors.

Prior to their retirements, our planned succession of key management positions offered us the opportunity to hire Curtis D. Ritterling as Executive Vice President. Curtis joined us with over 20 years of financial management experience and a track record of improving performance. His experience as Chairman, President and CEO of Boatmen's Bank of South Central Illinois, will fit with the responsibilities he will undertake with affiliate operations and acquisitions. Stephen C. Byelick, Jr., who joined us in 1996, was named Secretary and Treasurer of the Corporation in January.

                                    [PHOTO]

EXECUTIVE OFFICERS
ROBERT A. KEIL, PRESIDENT, AND CURTIS D. RITTERLING, EXECUTIVE VICE PRESIDENT

National City Bancshares,Inc. is one of the nation's premier banking organizations, staffed by dedicated and talented employees. The Corporation is in excellent financial health and remains committed to delivering increased earnings growth and shareholder returns.

On behalf of the Board of Directors, I would like to thank you, our shareholders, customers, and employees, for your continued confidence and support.

                                           [SIGNATURE]


                                           Michael F. Elliott
                                           Chairman of the Board and
                                           Chief Executive Officer

1997 YEAR IN REVIEW
(ALL NUMBERS ARE PRESENTED AS ORIGINALLY STATED.)

JANUARY


JANUARY 23

The restructuring of four NCBE affiliates was announced. This move allowed The National City Bank of Evansville to expand into Gibson County by merging with The Farmers and Merchants Bank, Ft. Branch and acquiring United Federal Savings Bank's Princeton office. United Federal Savings Bank and State Bank of Washington merged to form Alliance Bank with offices in Vincennes, Washington, and Odon, Indiana.

[LOGO] ALLIANCE BANK
          WORKING TOGETHER FOR YOU

JANUARY 27

NCBE announced its highest annual earnings in a news release reporting 1996 figures. Earning more than $15 million for the year, NCBE reported income of $1.59 per share for the year. This was an increase of 19% from the previous year. Total assets were approximately $1.1 billion.

FEBRUARY


FEBRUARY 19

A quarterly cash dividend in the amount of sixteen cents per share payable April 7, 1997, was announced.

MARCH


MARCH 1

NCBE completed the acquisition of First Federal Savings Bank of Leitchfield. First Federal, with assets of $43 million as of December 31, 1996, has two offices in Leitchfield and Hardinsburg, Kentucky.

[PHOTO]

APRIL


APRIL 14

NCBE announced record earnings of $4.37 million for the first quarter of the year. Total assets increased to approximately $1.12 billion.

APRIL 21

NCBE agreed to acquire Bridgeport Bancorp, Inc., a one-bank holding company for the First National Bank of Bridgeport. First National, with one office in Bridgeport, Illinois, had total assets of $39.9 million at March 31, 1997.

MAY


MAY 21

A quarterly cash dividend in the amount of sixteen cents per share payable July 7, 1997, was announced.

JUNE


JUNE 3

NCBE announced that it had reached an agreement to acquire Fourth First Bancorp, a one-bank holding company for the First Bank of Huntingburg, Indiana. First Bank, with two offices in Huntingburg and one in Ferdinand, Indiana, had total assets of $105 million as of March 31, 1997.

[PHOTO]

[PICTURE]

JUNE 26

As published in U.S. Banker's June 1997 issue, NCBE was ranked tenth in the top 200 banking companies listed according to five areas of performance-driven criteria. This was an improvement over the eleventh place ranking from the prior year.

JULY


JULY 16

NCBE announced record second quarter earnings of $4.58 million. Total assets increased to approximately $1.14 billion.


JULY 31

The acquisition of Bridgeport Bancorp, Inc. was completed.

AUGUST


AUGUST 20

A quarterly cash dividend in the amount of sixteen cents per share payable July 7, 1997, was announced.


[PHOTO]

AUGUST 28

First Kentucky Bank agrees to purchase the Mayfield, Kentucky banking center and its $65 million in deposits from Republic Bank and Trust Company.

The National City Bank of Evansville agrees to purchase the Mount Vernon, Indiana banking center of First Federal Savings Bank.

SEPTEMBER


OCTOBER


OCTOBER 16

NCBE announced record third quarter earnings. NCBE had income of $4.43 million, an increase of 16% over the the third quarter in 1996. Total assets increased to approximately $1.18 billion.

OCTOBER 23

The NCBE Board of Directors declared a five percent stock dividend. In addition, the board announced a two cent per share (12.5 percent) increase in its regular quarterly cash dividend.

NOVEMBER


NOVEMBER 5

Illinois One Bancorp, Inc., a one-bank holding company for Illinois One Bank, National Association, agrees to join NCBE. Illinois One Bank, with offices in Shawneetown, Elizabethtown, and Golconda, Illinois, had assets of $79 million as of June 30, 1997.

DECEMBER


DECEMBER 2

Vernois Bancshares, Inc. agreed to affiliate with NCBE. The one-bank holding company for Bank of Illinois in Mt. Vernon had assets of $163 million as of September 30, 1997.


DECEMBER 31

After 46 years in banking, and 18 years with the National City organization, NCBE Chairman John D. Lippert retired. Michael F. Elliott was appointed as Chairman and CEO.

[PHOTO]


                                  DECEMBER 31


                              [MAP OF AFFILIATES]


NCBE completed the acquisition of Fourth First Bancorp. This increased total assets for NCBE to $1.3 billion.

As of year-end, NCBE owned 11 commercial banks and one savings bank with 40 banking offices in 31 communities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)

INTRODUCTION

The discussion and analysis which follows is presented to assist in the understanding and evaluation of the financial condition and results of operations of National City Bancshares, Inc. and its subsidiaries as presented in the following consolidated financial statements and related notes. The text of this review is supplemented with various financial data and statistics. All information has been restated to include bank acquisitions accounted for using the pooling of interests method and to give effect to all stock dividends and the two-for-one stock split issued in 1996.

BUSINESS DESCRIPTION

National City Bancshares, Inc. (Corporation) is an Indiana corporation based in Evansville, Indiana, which was established in 1985 to engage in the business of a bank holding company. As of March 9, 1998, the Corporation had fifteen wholly-owned subsidiaries, including twelve commercial banks and one savings bank with a total of forty-four banking centers serving thirty-three communities, a leasing corporation, a property management company, and a financial services company (which is a subsidiary of a subsidiary bank). Each subsidiary, its location, number of offices, year founded, date of affiliation with the Corporation, and size in assets and equity is shown below. On June 17, 1997, The Farmers and Merchants Bank, which was acquired by the Corporation January 30, 1989, was merged into The National City Bank of Evansville. On June 30, 1997, United


SUBSIDIARY
                                                                                                     12/31/97 (millions)
                                              Number of          Year      Date of Affiliation       ------------------
Home Office and Other Cities                    Offices       Founded      with the Corporation       Assets     Equity
------------------------------------------------------------------------------------------------------------------------
THE NATIONAL CITY BANK OF EVANSVILLE                 11          1850        May 6, 1985              $487         $43
   EVANSVILLE, NEWBURGH, FORT BRANCH,
   PRINCETON, AND MOUNT VERNON, IN
THE PEOPLES NATIONAL BANK OF GRAYVILLE                1          1937        May 16, 1988               38           3
   GRAYVILLE, IL
FIRST KENTUCKY BANK                                   6          1916        November 30, 1990          99           9
   STURGIS, MORGANFIELD, POOLE, MAYFIELD, AND
   UNIONTOWN, KY
LINCOLNLAND BANK                                      5          1904        December 17, 1993         128          11
   DALE, CHRISNEY, GRANDVIEW, HATFIELD,
   AND ROCKPORT, IN
THE BANK OF MITCHELL                                  4          1882        December 17, 1993          66           7
   MITCHELL, BEDFORD, AND PAOLI, IN
PIKE COUNTY BANK                                      3          1900        December 17, 1993          54           5
   PETERSBURG, ARTHUR, AND SPURGEON, IN
ALLIANCE BANK                                         3          1910        December 17, 1993         126          11
   VINCENNES, WASHINGTON, AND ODON, IN
WHITE COUNTY BANK                                     1          1904        June 30, 1995              59           5
   CARMI, IL
THE FIRST NATIONAL BANK OF WAYNE CITY                 1          1902        August 31, 1996            50          10
   WAYNE CITY, IL
FIRST FEDERAL SAVINGS BANK OF LEITCHFIELD             2          1961        March 1, 1997              49           7
   LEITCHFIELD AND HARDINSBURG, KY
FIRST NATIONAL BANK OF BRIDGEPORT                     1          1906        August 1, 1997             48          15
   BRIDGEPORT,IL
FIRST BANK OF HUNTINGBURG                             3          1907        December 31, 1997         108          13
   HUNTINGBURG AND FERDINAND,IN
BANK OF ILLINOIS IN MT.VERNON                         3          1965        March 6, 1998             163          13
   MT. VERNON, IL
NCBE LEASING CORP.                                    1          1994        November 1, 1994           15           1
   EVANSVILLE, IN
TWENTY-ONE SOUTHEAST THIRD CORPORATION                1          1996        May 22, 1996               16           2
   EVANSVILLE, IN
UNIFED, INC.                                          1          1980        August 31, 1995             -           -
   VINCENNES, IN


Federal Savings Bank, which was acquired by the Corporation August 31, 1995, was merged into The State Bank of Washington with the name changed to Alliance Bank.

The Corporation's subsidiary banks provide a wide range of financial services to the communities they serve in Southwestern Indiana, Western Kentucky, and Southeastern Illinois. These services include various types of deposit accounts; safe deposit boxes; safe keeping of securities; automated teller machines; consumer, mortgage, and commercial loans; mortgage loan sales and servicing; letters of credit; accounts receivable management (financing, accounting, billing, and collecting); and complete personal and corporate trust services. All deposits are insured by the Federal Deposit Insurance Corporation.

The Corporation continues to grow rapidly by acquiring community banks. The financial results of the acquisitions can best be assessed from the Corporation's financial statements on a quarterly, as-reported basis. After each acquisition accounted for as a pooling of interests, the Corporation's financial statements are restated to include the results of the acquiree. From the beginning of 1995 to the end of 1997, the Corporation acquired assets of $278,209 (measured at the time of each acquisition) in 3 transactions accounted for as poolings of interests.

Since the beginning of 1995, the Corporation has also acquired $172,581 (measured at the time of each acquisition) in assets through transactions accounted for as purchases. Financial statements are not restated following a transaction accounted for as a purchase; instead, the Corporation's financial statements include the results of each acquiree following acquisition. Transactions accounted for as purchases typically result in the Corporation's recording intangible assets, including goodwill, which the Corporation amortizes on a straight-line basis. The Corporation has recorded $19,716 (measured at the time of each acquisition) in intangible assets as the direct result of purchases consummated between the beginning of 1995 and the end of 1997.

In 1997, First Federal Savings Bank of Leitchfield and First National Bank of Bridgeport became subsidiaries of the Corporation in transactions accounted for as purchases. As a result of the purchases, the Corporation's assets increased $97,335 and it recorded intangible assets of $12,142. First Bank of Huntingburg also became a subsidiary of the Corporation in 1997. This acquisition was accounted for as a pooling of interests; accordingly, financial results for periods prior to the acquisition reported in the following sections and in the financial statements have been restated to include the results of First Bank of Huntingburg, including $108,109 in assets. Footnote 2 to the financial statements includes additional information about each transaction.

Since the end of 1997, the Corporation has acquired Bank of Illinois in Mt. Vernon and a subsidiary of the Corporation has acquired a branch office in Mayfield, Kentucky. Both transactions were accounted for as purchases. Bank of Illinois in Mt. Vernon had assets at December 31, 1997 of $163,450. The branch purchase increased the Corporation's deposits by $65,639. The Corporation will record approximately $19,601 in intangible assets as a result of both transactions.

As of March 9, 1998, the Corporation had entered into definitive merger agreements with Illinois One Bancorp, Inc., Trigg Bancorp,Inc., and Community First Financial, Inc. Together, the potential acquirees have assets of approximately $315,000. The acquisitions remain subject, among other things, to regulatory approval, shareholder approval of the acquirees, and other customary conditions. The Corporation intends to account for these transactions as poolings of interests; however, any or all may be accounted for as purchases if they fail to qualify for pooling treatment. Footnote 21 to the financial statements provides additional information about these pending acquisitions.

Management expects to continue to pursue acquisition opportunities as they arise. Management believes other community banks located in the Corporation's general geographic area (which may extend beyond the tri-state region currently served) will find the Corporation an attractive partner because the Corporation shares a commitment to local communities and provides the opportunity to retain much of the operational decision making in those communities while recognizing the efficiencies of affiliation with a larger organization.

FINANCIAL CONDITION

Basic earnings per share for 1997 were $1.72, representing a 13% increase over the 1996 results. The increase in earnings per share was the result of a combination of increased net interest income, improved non-interest income, and continued cost control. During 1997, book value per share increased by $1.57 to $13.69 and resulted in a ratio of average equity capital to average assets of 10.98%.

Average earning assets increased $112,207, or 10.7%, and $78,141, or 8.1%, in l997 and 1996, respectively. Growth in average assets in 1997 was $130,254, or 11.7%, compared to $87,238, or 8.5%, in 1996. During 1997, average interest bearing deposits in banks decreased $925, or 19.7%, and average federal funds sold decreased $1,401, or 26.0%. Average securities increased $24,124, or 9.1%, with the largest

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED
(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)

FINANCIAL CONDITION, CONTINUED

increase being in tax-exempt municipals which increased by $63,042, or 71.4%. Taxable municipals increased $355, or 11.8%. U.S. Government and agencies decreased $33,674, or 22.8%, and all other types of securities decreased $7,249, or 28.3%. The average market value adjustment on securities available for sale increased to an unrealized gain of $1,227 from an unrealized loss of $423 in 1996. Average loans increased $90,409, or 11.7%. All types of loans increased during the year. Average commercial loans increased $36,820, or 13.5%; average consumer loans increased $4,879, or 3.2%; and average mortgage loans increased $45,253, or 13.5%. All other types of loans increased $3,457, or 31.2%. The growth in the loan portfolio was due mainly to purchase acquisitions in which average loans increased by $41,784. The remaining growth in the loan portfolio was attributable to a strong loan demand. The change in the earning asset mix was intended to and did result in improved earnings in 1995, 1996, and 1997.

Average certificate of deposit and other time deposit balances increased by $62,192, or 12.9%, in 1997. Average balances of money market accounts decreased $361, or 0.5%. Savings and interest bearing checking accounts increased $3,540, or 1.6%. Average federal funds purchased and securities sold under agreements to repurchase increased $14,735, or 33.7%. Average other borrowings increased $32,510, or 76.9%. Average noninterest-bearing deposits increased $7,548, or 7.1%.

SECURITIES PORTFOLIO

Securities comprised 24.9% of the 1997 average earning assets compared to 25.2% and 26.1% in 1996 and 1995, respectively. They represent the second largest earning asset component after loans. The Corporation holds various types of securities, including mortgage-backed securities. Inherent in mortgage-backed securities is prepayment risk, which occurs when borrowers prepay their obligations due to market fluctuations and rates. In an effort to reduce this risk, management monitors the amount of mortgage-backed securities contained in the portfolio. The Corporation has no securities of any single

SECURITIES PORTFOLIO


                                                             Carrying Value at December 31
                                         -----------------------------------------------------------------------------------------
                                             1997                       1996                                    1995
                                         -------------     -------------------------------       ---------------------------------
                                           AVAILABLE          Held to          Available            Held to            Available
                                           FOR SALE          Maturity           For Sale           Maturity            For Sale
----------------------------------------------------------------------------------------------------------------------------------
Debt Securities:
   U.S. Treasury securities              $   9,915         $        -           $13,598           $    500            $  33,880
   U.S. Government agencies                 29,067             21,877            38,662              5,448               61,568
   Taxable municipals                        3,473              2,775                 -              3,120                    -
   Tax-exempt municipals                   170,301            120,805                 -             64,250                    -
   Corporate securities                      5,986             11,161             3,056             17,165                4,638
   Mortgage-backed securities               47,860              7,985            56,082              6,459               56,096
----------------------------------------------------------------------------------------------------------------------------------
     Total debt securities                 266,602            164,603           111,398             96,942              156,182
Equity securities                            1,355                  -             1,402                  -                1,500
----------------------------------------------------------------------------------------------------------------------------------
     Total securities                    $ 267,957         $  164,603          $112,800           $ 96,942            $ 157,682
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


MATURITY ANALYSIS
DECEMBER 31, 1997

                                                          After 1 Year        After 5 Years
                                                              but                 but
                                      Within 1 Year      Within 5 Years      Within 10 Years      After 10 Years          Total
                                --------------------- ------------------- -------------------- -------------------  ----------------
                                   Amount     Yield    Amount    Yield     Amount     Yield     Amount    Yield      Amount    Yield
------------------------------------------------------------------------------------------------------------------------------------
SECURITIES CLASSIFIED AS
   AVAILABLE FOR SALE:
U.S. Treasury securities         $  5,314     6.60%   $  4,601    6.84%  $      -        -     $      -       -     $ 9,915    6.71%
U.S. Government agencies           14,078     5.88%     11,272    6.32%     3,455     8.09%         262    9.38%     29,067    6.34%
Taxable municipals                    970     5.60%      2,098    6.93%       405     7.80%           -       -       3,473    6.66%
Tax-exempt municipals               9,725     7.43%     28,406    8.17%    45,075     8.30%      87,095    8.62%    170,301    8.39%
Corporate securities                5,687     7.42%        299    5.76%         -        -            -       -       5,986    7.34%
------------------------------------------------------------------------------------------------------------------------------------
   Total maturing securities     $ 35,774     6.64%   $ 46,676    7.52%  $ 48,935     8.28%    $ 87,357    8.62%    218,742    7.99%
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                                                                           47,860    6.32%
Equity securities                                                                                                     1,355    6.69%
                                                                                                                  ---------  -------
   Total securities                                                                                                $267,957    7.69%
                                                                                                                  ---------  -------
                                                                                                                  ---------  -------


issuer, with the exception of the U. S. Government, exceeding 10% of shareholders' equity. The Corporation manages the quality and risk of securities through its Asset/Liability Committee, which recommends and monitors the composition of the overall security portfolio as approved by the Corporation's Board of Directors. Among other things, the investment policy establishes guidelines for the level, type, quality, and mix of securities appropriate for the portfolio. The securities portfolio at December 31, 1997, included $1,748 in structured notes, which were comprised of $1,000 in an indexed amortizing note, $500 in a delevered floating note, and $248 in a capped floating rate note. These securities have risk characteristics which are well within the constraints of the non-structured securities held in the securities portfolio.

Securities classified as held to maturity are carried at amortized cost, and those classified as available for sale are carried at fair value. The available-for-sale securities included unrealized gains of approximately $6,283 and unrealized losses of $540 at December 31, 1997. At December
31, 1997, available-for-sale securities included $47,860 in mortgage-backed securities, or 17.9% of the available-for-sale portfolio. The weighted average maturity of the available-for-sale portfolio at December 31, 1997, was 9.3 years. The weighted average maturity of the available-for-sale and the held-to-maturity portfolios at December 31, 1996 was 7.3 years and
7.9 years, respectively. The weighted average yields on municipal securities that are tax-exempt have been computed on a federal-tax-equivalent basis using a 35.0% tax rate.

LOANS

Each subsidiary bank follows loan policies approved by its board of directors. These policies are compatible with the Corporation's loan policy approved by its Board of Directors. The lending policies address risks associated with each type of lending, collateralization, loan-to-value ratios, loan concentrations, insider lending, and other pertinent matters. These functions are monitored by subsidiary and corporate loan review personnel and by the loan committees of the subsidiaries' boards of directors for compliance and loan quality. Management believes that careful loan administration and high credit standards minimize credit risk, as evidenced by the ratio of underperforming loans to total loans. Speculative loans are prohibited and the loan portfolio contains no foreign loans.

The Corporation's loan portfolio is diversified by type of loan and industry, and, within its market area, by geographic location, which minimizes economic risk. The loan portfolio contained 29% commercial loans, 55% real estate loans (primarily residential), and 16% consumer loans at December 31, 1997. The Corporation's subsidiary banks lend to customers in various industries including manufacturing, agricultural, health and other services, transportation, mining, wholesale, and retail.

Commercial and industrial loans increased $24,830, of which approximately 30% was due to acquisitions accounted for under the purchase method. The remaining increase was due to a general increase in business among the communities the Corporation's banks serve. Growth in consumer lending was primarily due to acquisitions accounted for under the purchase method.

LOAN PORTFOLIO AT YEAR END, FIVE-YEAR SUMMARY


                                                  1997             1996               1995             1994             1993
-------------------------------------------------------------------------------------------------------------------------------
Real estate loans                              $501,882          $425,507          $393,082         $368,989          $342,616
Agricultural loans                               31,788            31,154            30,345           29,297            28,112
Commercial and industrial loans                 201,402           176,572           165,217          127,389           109,880
Economic development loans and
  other obligations of state and
  political subdivisions                         13,997            11,214             9,887           13,138            10,011
Consumer loans                                  149,505           143,485           131,477          105,812            89,387
Direct lease financing                           13,146            12,331             6,960              518               503
Leveraged leases                                  4,661                 -                 -                -                 -
All other loans                                     415               582               344              396             1,398
-------------------------------------------------------------------------------------------------------------------------------
   Total loans - gross                          916,796           800,845           737,312          645,539           581,907
Less: unearned income                               440               223               315              304             2,351
-------------------------------------------------------------------------------------------------------------------------------
   Total loans - net of unearned income         916,356           800,622           736,997          645,235           579,556
Less: allowance for loan losses                   7,969             7,189             6,176            5,750             5,528
-------------------------------------------------------------------------------------------------------------------------------
   Total loans - net                           $908,387          $793,433          $730,821         $639,485          $574,028
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED
(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)

LOANS, CONTINUED

LOAN MATURITIES AND RATE SENSITIVITIES AT DECEMBER 31, 1997 ON AGRICULTURAL, COMMERCIAL, AND TAX-EXEMPT LOANS


                                                                 After
                                                            1 Year But
                                              Within            Within           Over
                                              1 Year           5 Years          5 Years            Total
Rate sensitivities:
---------------------------------------------------------------------------------------------------------
   Fixed rate loans                         $ 38,128           $41,572          $20,596          $100,296
   Variable rate loans                       141,161             4,090              770           146,021
---------------------------------------------------------------------------------------------------------
     Subtotal                               $179,289           $45,662          $21,366           246,317
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
      Percent of subtotal                     72.79%            18.54%            8.67%

Nonaccrual loans                                                                                      870
                                                                                                 --------
     Total loans net of unearned income                                                          $247,187
                                                                                                 --------
                                                                                                 --------

Real estate loans increased $76,375, of which approximately 40% was due to purchase acquisitions. The remaining increase was a direct result of strong loan demand in the markets served by the Corporation's banks supported by a favorable interest rate environment. This portfolio primarily consists of single-family, owner-occupied housing. The Corporation's guidelines for residential mortgage lending were followed and advances normally did not exceed 80% of appraised value.

At December 31, 1997, there was no concentration of credit risk from borrowers engaged in the same or similar industries exceeding 10% of total loans. Geographic diversification is provided by the Corporation's policy to extend credit to customers in its geographic market areas in and around the subsidiary banks' banking offices in Southwestern Indiana, Southeastern Illinois, and Western Kentucky.

UNDERPERFORMING ASSETS

Underperforming assets consist of nonaccrual securities and loans, restructured loans, loans past due 90 days or more, and other real estate held. Nonaccrual securities are those which have defaulted on interest payments. Nonaccrual loans are loans on which interest recognition has been suspended because of doubts as to the borrower's ability to repay principal or interest. Loans are generally place on nonaccrual status after becoming 90 days past due if the ultimate collectibility of the loan is in question. Loans which are current, but as to which serious doubt exists about repayment ability, may also be placed on nonaccrual status. Restructured loans are loans where the terms have been changed to provide a reduction or deferral of principal or interest because of the borrower's financial position. Past-due loans are loans that are continuing to accrue interest but are contractually past due ninety days or more as to interest or principal payments. Other real estate owned represents properties obtained for debts previously contracted. Management is not aware of any loans which have not been disclosed as underperforming assets that represent or result from unfavorable trends or uncertainties which management reasonably believes will materially adversely affect future operating results, liquidity, or capital resources, or represent material credits as to which management has serious doubt as to the ability of such borrower to comply with loan repayment terms.

Past due 90 days or more, nonaccrual, and restructured loans were 0.5% of total loans at the end of 1997 and 1996. Of the loans in these categories, $2,102, or 46.3%, were secured by real estate at the end of 1997, compared to $1,977, or 53.3%, at the end of 1996. Additional interest income that would have been recorded, if nonaccrual and restructured loans had been

UNDERPERFORMING ASSETS AT YEAR END, FIVE-YEAR SUMMARY


                                                 1997              1996            1995               1994            1993
----------------------------------------------------------------------------------------------------------------------------
Underperforming loans:
   Nonaccrual                                  $3,672            $2,438           $1,049            $1,274           $2,441
   Restructured                                    75               114              143               223              222
   90 days past due                               794             1,155            1,001               783              340
----------------------------------------------------------------------------------------------------------------------------
     Total underperforming loans                4,541             3,707            2,193             2,280            3,003
Nonaccrual municipal securities                    61                31                -                 -               81
Other real estate owned                            79                66              383               671            1,148
----------------------------------------------------------------------------------------------------------------------------
     Total                                     $4,681            $3,804           $2,576            $2,951           $4,232
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

current in accordance with their original terms, was $324, $218, and $134 in 1997, 1996, and 1995, respectively. The interest recognized on nonaccrual loans was approximately $56, $23, and $58 in 1997, 1996, and 1995, respectively.

In addition to those loans classified as underperforming, management was monitoring loans of approximately $38,460 and $46,386 as of the end of 1997 and 1996, respectively, for the borrowers' abilities to comply with present loan repayment terms. All impaired loans discussed in Note 6 to the financial statements in this report are included in underperforming or closely monitored loans.

The Corporation monitors credit quality through a periodic review and analysis of each subsidiary bank's loan portfolio. On a quarterly basis, each subsidiary bank performs an evaluation of the adequacy of its allowance for loan losses. The evaluation includes an analysis of past due loans, loans criticized during regulatory examinations, internally classified loans, delinquency trends, and other relevant factors. The results of these evaluations are used by the Corporation to determine the adequacy of the consolidated allowance for loan losses.

RISK MANAGEMENT

As of December 31, 1997, management considered the allowance for loan losses adequate to provide for potential losses in the loan portfolio. Management reviews delinquent and problem loans weekly. Loans which are judged uncollectible are charged off on a timely basis. The allowance for loan losses is reviewed quarterly in order to evaluate and maintain its adequacy based on an analysis of the entire loan portfolio. Some of the factors used in this review include current economic conditions and forecasts, risk by type of loan, previous loan loss experience, and evaluation of specific borrowers and collateral. The Corporation and its banks monitor loan portfolios using models designed in part by regulatory agencies.

Total loans charged off during 1997 decreased $119, or 4.6%,


SUMMARY OF LOAN LOSS EXPERIENCE (ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES)


                                                       1997              1996              1995             1994             1993
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses, January 1                 $7,189            $6,176            $5,750           $5,528            $5,986
Allowance associated with purchase acquisitions         516               379               140                -                 -
Loans charged off:
   Commercial                                           624               879               263              239             1,345
   Real estate mortgage                                 355               483                88              267               248
   Consumer                                           1,486             1,155               393              222               308
   Direct lease financing                                 -                67                 -                -                 -
------------------------------------------------------------------------------------------------------------------------------------
     Total                                            2,465             2,584               744              728             1,901
------------------------------------------------------------------------------------------------------------------------------------
Recoveries on charged-off loans:
   Commercial                                           255               115               320              215               393
   Real estate mortgage                                 327               229               197              227               188
   Consumer                                             256               165               114              430               126
   Direct lease financing                                 -                 5                 -                -                 -
------------------------------------------------------------------------------------------------------------------------------------
     Total                                              838               514               631              872               707
------------------------------------------------------------------------------------------------------------------------------------
         Net charge-offs                              1,627             2,070               113             (144)            1,194
Provision for loan losses                             1,891             2,704               399               78               736
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses, December 31               $7,969            $7,189            $6,176           $5,750            $5,528
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Total loans at year end                            $916,356          $800,622          $736,997         $645,235          $579,556
Average loans                                       861,778           771,369           689,514          606,206           569,313

As a percent of year-end loans:
   Net charge-offs                                     0.18%             0.26%             0.02%           -0.02%             0.21%
   Provision for loan losses                           0.21              0.34              0.05             0.01              0.13
   Year-end allowance balance                          0.87              0.90              0.84             0.89              0.95

As a percent of average loans:
   Net charge-offs                                     0.19%             0.27%             0.02%           -0.02%             0.21%
   Provision for loan losses                           0.22              0.35              0.06             0.01              0.13
   Year-end allowance balance                          0.92              0.93              0.90             0.95              0.97

Allowance for loan losses as a percent
   of underperforming loans                          175.49%           193.93%           281.62%          252.19%           184.08%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS, CONTINUED
(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)


RISK MANAGEMENT, CONTINUED

and recoveries were $324, or 63.0%, higher than in 1996. The provision for loan losses for 1997 was decreased based on the Corporation's periodic analysis of the subsidiary banks' loan portfolios. The provision for loan losses for 1996 was increased as a result of the increase in net charge-offs and growth of the loan portfolio. In 1995, the provision for loan losses was increased due to increased loan volume. In 1994, the provision for loan losses was decreased as a result of significant reductions in underperforming loans and net charge-offs.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31

                               Allowance Applicable to                          Percent of Loans to Total Gross Loans
------------------------------------------------------------------------------------------------------------------------------
Loan Type               1997      1996     1995     1994     1993         1997      1996       1995       1994        1993
------------------------------------------------------------------        ----------------------------------------------------
Commercial             $2,599    $2,189   $2,395   $2,006   $1,670         29%        29%        29%        27%         26%
Real estate mortgage    1,576     1,622    1,571    1,579    1,511         55%        53%        53%        57%         59%
Consumer                1,887     1,444      986      635      668         16%        18%        18%        16%         15%
------------------------------------------------------------------        ----------------------------------------------------
   Allocated            6,062     5,255    4,952    4,220    3,849        100%       100%       100%       100%        100%
Unallocated             1,907     1,934    1,224    1,530    1,679        ----------------------------------------------------
------------------------------------------------------------------        ----------------------------------------------------
   Total               $7,969    $7,189   $6,176   $5,750   $5,528
------------------------------------------------------------------
------------------------------------------------------------------

DEPOSITS

The Corporation's Asset/Liability Committee manages the deposits of its banks to achieve short-term and long-term benefits of deposit growth. Average deposits increased $72,919, or 8.2%, during 1997, compared to $31,129, or 3.6%, in 1996. Of the increase in 1997, $43,549 was due to purchase acquisitions. Average time deposits of $100,000 or more increased $20,683, or 16.3%, compared to $24,653, or 24.2%, in 1996. The increase in time deposits of $100,000 or more in 1996 included $13,000 in brokered deposits. As of December 31, 1997, the Corporation had no brokered deposits. Management uses brokered deposits to supplement local deposits under guidelines and limits established by the Corporation's Asset/Liability Committee. Time deposits of $100,000 or more are not considered to present an undue risk.

AVERAGE DEPOSITS

                                                  1997                 1996                1995
                                            ----------------    ----------------    -----------------
                                             AMOUNT    RATE      Amount    Rate      Amount     Rate
------------------------------------------------------------------------------------------------------
Noninterest-bearing demand                  $113,616      -     $106,068      -    $ 98,109        -
Money market accounts                         79,397   3.62%      79,758   3.55%     74,079     3.79%
Interest-bearing demand                      142,063   1.65%     140,183   1.86%    145,107     2.30%
Savings                                       80,119   2.29%      78,459   2.45%     83,525     2.61%
Time deposits of $100,000 or more            147,339   5.14%     126,656   5.38%    102,003     5.71%
Other time deposits                          397,827   5.40%     356,318   5.30%    353,490     5.13%
------------------------------------------------------------------------------------------------------
   Total                                    $960,361            $887,442           $856,313
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31

                                                  1997             1996              1995
------------------------------------------------------------------------------------------
Maturing:
   3 months or less                             $60,652          $60,705           $34,892
   Over 3 to 6 months                            29,239           29,358            45,968
   Over 6 to 12 months                           20,029           20,599            15,210
   Over 12 months                                19,469           18,872             5,057
------------------------------------------------------------------------------------------
     Total                                     $129,389         $129,534          $101,127
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

CAPITAL RESOURCES

At the end of 1997, shareholders' equity totaled $146,803, an increase of $17,109, or 13.2%, from 1996. The average equity to average asset ratio was 10.98% and 11.48% for 1997 and 1996, respectively. The decrease is attributable to the Corporation's repurchase of 426,508 shares of its common stock for approximately $16,200, during 1997. The dividend payout ratio for 1997 was 36.74%, compared to 37.05% in 1996.

In 1995, The National City Bank of Evansville committed to build an addition to its main office to be completed in the second quarter of 1998. The approximate cost of the addition and renovation of the main office of The National City Bank of Evansville is $18,000. The National City Bank of Evansville and the Corporation will occupy three floors of the facility, at a cost of approximately $10,000, with the other six floors being sold as condominiums. Four of these six floors have been sold to non-affiliated entities. The Corporation, through its subsidiary Twenty-One Southeast Third Corporation, funded the project, including financing for the purchasers of the condominiums, through the proceeds of a $15,000 term loan. Payments from the purchasers will be used to repay the term loan. As of December 31, 1997, there were no other material commitments for capital expenditures.

Guidelines for minimum capital levels have been established for the Corporation by the Federal Reserve Board. Tier I (core) capital consists of shareholders' equity less goodwill, other identifiable intangible assets, and unrealized losses on marketable equity securities. Total capital consists of Tier I capital plus allowance for loan losses. Minimum capital levels are 4% for the leverage ratio which is defined as Tier I capital as a percentage of total assets less goodwill and other identifiable intangible assets; 4% for Tier I capital to risk-weighted assets; and 8% for total capital to risk-weighted assets. The Corporation has exceeded each of these levels. Its leverage ratio was 9.74% and 10.52%; Tier I capital to risk-weighted assets was 13.39% and 14.96%; and total capital to risk-weighted assets was 14.25% and 15.84% at the end of 1997 and 1996, respectively. In addition, each subsidiary bank has exceeded minimum regulatory capital guidelines.

SHORT-TERM BORROWINGS

Federal funds purchased are borrowings from other financial institutions maturing daily. Securities sold under agreements to repurchase are secured transactions with customers. Securities sold under agreements to repurchase generally mature within six months. Notes payable U.S. Treasury are demand notes created by treasury tax and loan account funds transfers. Short-term borrowings increased $9,552, or 14.2%, during 1997. At December 31, 1997, federal funds purchased were $55,000, reflecting an $825, or 1.5%, increase over 1996. Securities sold under agreements to repurchase and notes payable U.S. Treasury increased during 1997 by $4,532, or 39.5%, and $4,195, or 243.8%, respectively.

SHORT-TERM BORROWINGS AT DECEMBER 31

                                                           1997              1996             1995
--------------------------------------------------------------------------------------------------
Federal funds purchased                                 $55,000           $54,175          $34,500
Securities sold under agreements to repurchase           16,001            11,469           18,329
Notes payable U.S. Treasury                               5,916             1,721            2,769
--------------------------------------------------------------------------------------------------
   Total                                                $76,917           $67,365          $55,598
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

                                                                                   Securities
                                                                                   Sold Under           Notes
                                                                    Federal        Agreements         Payable
                                                                      Funds                to            U.S.
                                                                  Purchased        Repurchase        Treasury
---------------------------------------------------------------------------------------------------------------
1997
Average amount outstanding                                          $42,588           $15,924          $2,064
Maximum amount at any month end                                      69,400            26,146           5,916
Weighted average interest rate:
   During year                                                         5.67%             4.00%           5.36%
   End of year                                                         6.74%             3.48%           5.25%

1996
Average amount outstanding                                          $26,329           $17,448          $1,378
Maximum amount at any month end                                      54,175            28,153           3,270
Weighted average interest rate:
   During year                                                         5.50%             4.35%           5.17%
   End of year                                                         6.65%             3.66%           5.15%

1995
Average amount outstanding                                          $ 4,665           $17,064          $2,655
Maximum amount at any month end                                      34,500            20,649           6,647
Weighted average interest rate:
   During year                                                         5.90%             4.64%           5.67%
   End of year                                                         5.90%             4.10%           5.15%

LIQUIDITY

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

For the Corporation, the primary sources of short-term liquidity have been federal funds sold, interest-bearing deposits in banks, and U.S. Government and agency securities available for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS, CONTINUED
(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)

LIQUIDITY, CONTINUED

In addition to these sources, short-term liquidity is provided by maturing loans and securities. The balance between these sources and needs to fund loan demand and deposit withdrawals is monitored by the Corporation's asset/liability management program and by each subsidiary bank to provide liquidity without penalizing earnings. When these sources are not adequate, the Corporation utilizes federal funds purchased, brokered deposits, and its lines with Federal Home Loan Banks as alternative sources of liquidity. The increased loan demand throughout the year was funded by an increase in deposits and other borrowings. Additionally, the Corporation's underwriting standards for its mortgage loan portfolio comply with standards established by government housing agencies; as a result, a portion of the mortgage loan portfolio could be sold to provide additional liquidity. At December 31, 1997 and 1996, respectively, federal funds sold were $1,500 and $600, interest-bearing deposits in banks were $2,485 and $2,983, and U.S. Government and agency securities available for sale were $38,982 and $52,260.

These sources and other liquid assets also satisfy long-term liquidity needs. Long-term liquidity is managed in the same way, only with longer maturities, to provide for future needs while maintaining interest margins.

The Corporation (parent company) maintains credit lines to provide an alternative source of liquidity. At December 31, 1997, the Corporation had a $10,000, unsecured, revolving credit agreement with a bank. On January 22, 1998, the line was increased to $45,000. The Corporation intends to use the line to provide short-term funding for acquisitions and other corporate purposes.

The ability of the Corporation to pay cash dividends to its shareholders is dependent on the receipt of cash from its subsidiary banks. Banking regulations impose restrictions on the ability of subsidiaries to pay dividends to the Corporation. The amount of dividends that could be paid is further restricted by management to maintain prudent capital levels.

INTEREST RATE SENSITIVITY

The Corporation's exposure to market risk is reviewed on a regular basis by the Asset/Liability Committee. Interest rate risk is the most significant market risk affecting the Corporation. Other types of market risk do not arise in the normal course of the Corporation's business activities. Interest rate risk is the potential economic loss due to future interest rate changes. This economic loss can be reflected as a loss of future net interest income and/or a loss of current fair market values.

The Corporation's net income is dependent, to a significant degree, on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities reprice or mature on a different basis than interest-earning assets. When interest-bearing liabilities reprice or mature more quickly than interest-earning assets, an increase in market rates could adversely affect net interest income. Similarly, if interest-earning assets reprice or mature more quickly than interest-bearing liabilities, a decrease in market rates could adversely affect net interest income. Changes in market rates can also cause losses in the current fair values of financial instruments.

In order to manage its exposure to changes in interest rates, the Corporation monitors interest rate risk through analysis of standard gap reports and interest rate shock simulation reports on the effect of changes in interest rates on net interest income and on the economic value of equity (the present value of expected cash flows from existing assets minus the present value of expected cash flows from existing liabilities). The following table sets forth, at December 31, 1997, an analysis of the Corporation's interest rate risk as measured by the estimated change in economic value of equity (EVE) following parallel shifts in the yield curve.

                                        Estimated Increase
                                         (Decrease) in EVE
Change in             Estimated         -------------------
Interest Rates        EVE Amount         Amount    Percent
-----------------------------------------------------------
(Basis Points)
         +200          $176,695          $(6,479)   (3.54)%
            -           183,174                -        -
         -200           186,814            3,640     1.99

Certain assumptions were employed in preparing data in the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. Even if interest rates change in the designated amounts, there can be no assurance that the Corporation's assets and liabilities would perform as set forth. In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the EVE than indicated above.

Derivative financial instruments include futures, forwards, interest rate swaps, option contracts, and other financial instruments with similar characteristics. The Corporation does not enter into futures, forwards, swaps, or options. In the normal course of business, however, the Corporation is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contractual or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. Financial instruments with off-balance-sheet risk at December 31, 1997 are discussed more throughly in
Note 17 of the Financial Statements.

Corporate asset liability gap positions are targeted at plus or minus 15% at the six-month and one-year horizons. At December 31, 1997, all subsidiary banks were within, or close to, their targeted spreads. The cumulative gap position through one year of negative $133,852 at the end of 1997 was 10.3% of total assets, which management believes is a relatively balanced position.

RESULTS OF OPERATIONS

Net income for 1997 was $18,351, reflecting a $1,855, or 11.2%, increase over 1996. Net income for 1996 increased $2,097, or 14.6%, over 1995. Basic earnings per share in 1997 were $1.72, compared to $1.52 in 1996 and $1.30 in 1995. Increases in both rates and volumes of earning assets resulted in growth in net interest income of $3,389, or 7.0%, in 1997 and $4,173, or 9.4%, in 1996. Noninterest income increased $1,482, or 17.2%, in 1997 and $1,489, or 20.9%, in 1996. Noninterest expense increased $4,424, or 14.8%, in 1997 and $998, or 3.4%, in 1996. The provision for loan losses decreased $813 in 1997 due to lower net charge-offs, and increased $2,305 in 1996 due to higher net charge-offs and loan growth.

Changes in net interest income for the last two years are presented in the following schedule with dollar changes allocated to rate and volume variances. The combined rate-volume variances are included in the total volume variances. In addition to this schedule, at the end of Management's Discussion is a three-year balance sheet analysis on an average basis and an analysis of net interest income.

The following discussion of results of operations is on a federal-tax-equivalent basis. Average loans increased 11.7% during 1997 compared to an increase of 11.9% during 1996. Approximately 46% of the growth in average loan balances was attributable to acquisitions accounted for as purchases. Loan income increased 11.6% in 1997 and 12.4% in 1996, principally due to increased loan volumes. The average yield on loans decreased slightly from 9.13% in 1996 to 9.12% in 1997.

Average securities before market value adjustments increased 8.5% in 1997 and 4.1% in 1996. Approximately 33% of the increase in average securities balances in 1997 was due to two purchase acquisitions. Securities income increased 14.7% and 11.0% in 1997 and 1996, respectively. The yield on securities increased from 6.91% in 1996 to 7.30% in 1997. During 1997,61.2% of the increase in interest income on securities was due to volume increases and 38.8% was attributable to rate increases, while in 1996, 60.1% of the increase was due to rate and 39.9% was due to volume. Average earning assets increased $112,207, or 10.7%, in 1997 and $78,141, or 8.1%, in 1996. Purchase
acquisitions accounted for 44.4% of the increase in 1997 and 20.9% in 1996. The average yield on total earning assets increased from 8.53% in 1996 to 8.63% in 1997, due principally to increased in yields on securities in 1997. Increase in volumes of earning assets accounted for 90.6% and 85.4% of the growth in interest income in 1997 and 1996, respectively.

Average total interest-bearing deposits increased 8.4% during 1997 and 3.1% during 1996. Internal growth of average deposits accounted for 35.9% of the increase, while 64.1% was due to purchase acquisitions. The average cost of interest bearing deposits decreased from 4.26% to 4.23% in 1996 and increased from 4.23% to 4.27% in 1997. Interest expense on deposits increased $3,077, or 9.3%, in 1997 and $750, or 2.3%, in 1996. In 1997, 90.6% of the increase in interest expense on deposits was due to volume increases. In 1996, interest expense on deposits increased due to volume increases which were partially offset by rate decreases. Interest expense on federal funds purchased and

CHANGES IN NET INTEREST INCOME
(INTEREST ON A FEDERAL-TAX-EQUIVALENT BASIS)

                                               1997 COMPARED TO 1996                     1996 Compared to 1995
                                              --------------------------------        --------------------------------
                                               CHANGE DUE TO                           Change Due to
                                                A CHANGE IN                             a Change in
                                              ---------------                         ---------------
                                              VOLUME     RATE     TOTAL CHANGE        Volume     Rate     Total Change
                                              --------------------------------        --------------------------------
Interest income increase (decrease)
   Loans                                      $8,243   $  (66)       $8,177            $7,470    $  285       $7,755
   Securities                                  1,641    1,040         2,681               721     1,086        1,807
   Other short-term investments                 (129)      35           (94)             (811)     (114)        (925)
----------------------------------------------------------------------------------------------------------------------
     Total interest income                     9,755    1,009        10,764             7,380     1,257        8,637
----------------------------------------------------------------------------------------------------------------------
Interest expense increase (decrease)
   Deposits                                    2,788      289         3,077               980      (230)         750
   Borrowings                                  2,663      (50)        2,613             2,744        38        2,782
----------------------------------------------------------------------------------------------------------------------
     Total interest expense                    5,451      239         5,690             3,724      (192)       3,532
----------------------------------------------------------------------------------------------------------------------
Net interest income increase (decrease)       $4,304     $770        $5,074            $3,656    $1,449       $5,105
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS, CONTINUED
(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)


RESULTS OF OPERATIONS, CONTINUED

other borrowings increased $2,613 in 1997 and $2,782 in 1996. The increases were principally due to increases in volumes. The Corporation uses federal funds purchased and Federal Home Loan Bank advances, selectively, as alternative funding sources to meet short and intermediate-term funding needs.

In 1997 and 1996, net interest income increased $5,074 and $5,105, respectively. Increases in volumes accounted for 84.8% of the increase in 1997 and 71.6% in 1996. The net interest income of purchase acquisitions accounted for $2,137, or 42.5%, of the increase in net interest income in 1997 and $693, or 13.6%, in 1996.

NONINTEREST INCOME

Noninterest income increased $1,482, or 17.2%, during 1997 and $1,489, or 20.9%, during 1996. Service charges on deposit accounts, the largest item in this category, increased $331, or 9.1%, during 1997 and $691, or 23.4%, during 1996. Other service charges and fees increased $273, or 11.6%, in 1997 and $544, or 30.0%, in 1996. Trust fees increased $179, or 10.2%, during 1997 and $245, or 16.3%, during 1996. Trust fees fluctuate with changes in the number of estates managed each year and with changes in the market value of assets under management. Security gains increased from $42 in 1996 to $794 in 1997. Other types of noninterest income decreased $53, or 6.6%, during 1997 and $7, or 0.9%, during 1996.

NONINTEREST EXPENSE

Noninterest expense increased $4,424, or 14.8%, during 1997 and $998, or 3.4%, in 1996. Salaries and other employee benefits increased $2,785, or 16.7%, during 1997 and $117, or 0.7%, in 1996. Occupancy expense of bank premises increased $121, or 6.1%, during 1997 and $13, or 0.7%, during 1996. Furniture and equipment expense increased $152, or 6.5%, during 1997 and $263, or 12.6%, in 1996. The FDIC assessment decreased $623, or 78.1%, during 1997 and $284, or 26.2%, during 1996 due to lower premium requirements. The 1996 FDIC expense included $595 representing the cost of a special assessment on Savings Association Insurance Fund (SAIF) insured deposits to recapitalize the SAIF. Other types of noninterest expense increased $1,989, or 24.4%, during 1997 and $889, or 12.3%, during 1996.

YEAR 2000 COMPLIANCE

The year 2000 has posed a unique set of challenges to those industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to continue to function altogether. Financial institutions are particularly vulnerable due to the industry's dependence on electronic data processing systems.

In 1996, the Corporation started the process of identifying the hardware and software issues required to be addressed to assure year 2000 compliance. The Corporation began by assessing the issues related to the year 2000 and the potential for those issues to adversely affect the Corporation's own operations and those of its subsidiaries.

Since that time, the Corporation has established a Year 2000 Compliance Team (the Team) composed of representatives from key areas throughout the organization. It is the mission of this Team to identify areas subject to complications related to the year 2000 and to initiate remedial measures designed to eliminate any adverse effects on the Corporation's operations.

The Team has identified all mission-critical software and hardware that may be adversely affected by the year 2000 and has required vendors to represent that the systems and products provided are or will be year 2000 compliant. The Corporation expects that all mission critical software will be upgraded to achieve year 2000 compliance and tested by December 31, 1998. In addition, the Team is developing contingency plans to address systems which do not become year 2000 compliant by December 31, 1998.

The Corporation is committed to a plan for achieving compliance, focusing not only on its own data processing systems, but also on its customers. The Team has taken steps to educate and assist its customers with identifying their year 2000 compliance problems. In addition, the Team has proposed policy and procedure changes to help identify potential risks to the Corporation and to gain an understanding of how customers are managing the risks associated with the year 2000.

Management believes that the expenditures required to bring systems into compliance will not have a materially adverse effect on the Corporation's performance. However, the year 2000 problem is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.


AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME

                                                    1997                          1996                         1995
                                       ----------------------------   ---------------------------   ---------------------------
                                        AVERAGE    INTEREST  YIELD/    Average   Interest  Yield/    Average   Interest  Yield/
                                        BALANCES   & FEES    COST      Balances  & Fees    Cost      Balances  & Fees    Cost
                                       ----------------------------   ---------------------------   ---------------------------
EARNING ASSETS:
Interest-bearing deposits in banks     $    3,780  $    214   5.66%     $  4,705   $  273   5.80%   $   9,533   $    509   5.34%
Short-term money market investments             -         -      -             -        -      -        1,317         87   6.61%
Federal funds sold                          3,985       218   5.47%        5,386      253   4.70%      14,807        855   5.77%
Securities:
  U.S. Government and agency              113,748     7,267   6.39%      147,422    9,276   6.29%     173,960     10,312   5.93%
  Taxable municipals                        3,359       222   6.61%        3,004      203   6.76%       2,806        182   6.49%
  Tax-exempt municipals                   151,316    12,174   8.05%       88,274    7,199   8.16%      48,018      4,235   8.82%
  Other                                    18,393     1,286   6.99%       25,642    1,590   6.20%      29,127      1,732   5.95%
---------------------------------------------------------------------------------------------------------------------------------
  Securities before market value
   adjustment                             286,816    20,949   7.30%      264,342   18,268   6.91%     253,911     16,461   6.48%
  Market value adjustment on
   securities available for sale            1,227                           (423)                      (1,844)
---------------------------------------------------------------------------------------------------------------------------------
      Total securities                    288,043                        263,919                      252,067
Loans:
  Commercial                              308,803    28,341   9.18%      271,983   25,378   9.33%     234,167     21,864   9.34%
  Consumer                                157,924    16,251  10.29%      153,045   15,147   9.90%     124,877     12,392   9.92%
  Real estate mortgage                    380,512    32,623   8.57%      335,259   28,847   8.60%     320,315     27,359   8.54%
  Economic development and
   other municipal loans                   14,539     1,358   9.34%       11,082    1,024   9.24%      10,155      1,026  10.10%
---------------------------------------------------------------------------------------------------------------------------------
      Total loans                         861,778    78,573   9.12%      771,369   70,396   9.13%     689,514     62,641   9.08%
---------------------------------------------------------------------------------------------------------------------------------
      Total earning assets              1,157,586   $99,954   8.63%    1,045,379  $89,190   8.53%     967,238    $80,553   8.33%
                                                    -------                       -------                        -------
                                                    -------                       -------                        -------
NON-EARNING ASSETS:
Allowance for loan losses                  (7,621)                        (6,516)                      (5,939)
Cash and due from banks                    32,423                         32,822                       31,089
Premises and equipment                     28,420                         19,178                       15,550
Other assets                               34,469                         24,160                       19,847
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                           $1,245,277                     $1,115,023                   $1,027,785
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
Savings and interest-bearing demand    $  222,182  $  4,182   1.88%   $  218,642 $  4,533   2.07% $   228,632   $  5,517   2.41%
Money market accounts                      79,397     2,875   3.62%       79,758    2,831   3.55%      74,079      2,809   3.79%
Certificates of deposit and other time    545,166    29,061   5.33%      482,974   25,677   5.32%     455,493     23,965   5.26%
---------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits         846,745    36,118   4.27%      781,374   33,041   4.23%     758,204     32,291   4.26%
Federal funds purchased and securities
  sold under agreements to repurchase      58,512     3,054   5.22%       43,777    2,206   5.04%      21,729      1,067   4.91%
Other borrowings                           74,790     4,461   5.96%       42,280    2,696   6.38%      16,155      1,053   6.52%
---------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities      980,047   $43,633   4.45%      867,431  $37,943   4.37%     796,088    $34,411   4.32%
                                                    -------                       -------                        -------
                                                    -------                       -------                        -------
NONINTEREST-BEARING LIABILITIES
  AND SHAREHOLDERS' EQUITY:
Noninterest-bearing demand deposits       113,616                        106,068                       98,109
Other liabilities                          14,866                         13,508                       10,971
Shareholders' equity                      136,748                        128,016                      122,617
---------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                 $1,245,277                     $1,115,023                   $1,027,785
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

Interest income/earning assets                      $99,954   8.63%               $89,190   8.53%                $80,553   8.33%
Interest expense/earning assets                      43,633   3.77%                37,943   3.63%                 34,411   3.56%
---------------------------------------------------------------------------------------------------------------------------------
  Net interest income/earning assets                $56,321   4.87%               $51,247   4.90%                $46,142   4.77%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

Note: Income is on a federal-tax-equivalent basis using a 35% tax rate. Average volume includes nonaccrual loans.
        Loans are classified by department.

REPORT ON MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

[LOGO]    NATIONAL CITY BANCSHARES, INC.
          ----------------------------------------------------------------------
          227 Main Street, P.O. Box 868, Evansville, Indiana  47705-0868
          (812) 464-9800 - Fax (812) 464-9825


March 9,1998

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


/s/ MICHAEL F. ELLIOTT                      /s/ ROBERT A KEIL

Michael F. Elliott                          Robert A. Keil
Chairman of the Board                       President, Chief Financial Officer,
and Chief Executive Officer                 and Chief Administrative Officer

INDEPENDENT AUDITOR'S REPORT


                                      [LOGO]
                             McGLADREY & PULLEN, LLP
                   --------------------------------------------
                   CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS



To the Shareholders and Board of Directors
National City Bancshares, Inc.
Evansville, Indiana

We have audited the accompanying consolidated statements of financial position of National City Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National City Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ McGLADREY & PULLEN LLP

Champaign, Illinois
February 5, 1998 except for Note 21 as to which the date is March 9, 1998

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)                         DECEMBER 31
                                                                         1997          1996
---------------------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents                                           $   36,329     $   40,884
Time deposits in banks                                                   2,485          2,983
Federal funds sold                                                       1,500            600
Securities held to maturity (fair value: $166,745 in 1996)                   -        164,603
Securities available for sale                                          267,957        112,800
Nonmarketable equity securities                                         11,371          5,491
Loans - net of allowance for loan losses of $7,969 in
  1997 and $7,189 in 1996                                              908,387        793,433
Premises and equipment                                                  30,959         23,692
Intangible assets                                                       19,590          7,913
Other assets                                                            19,682         19,658
---------------------------------------------------------------------------------------------
TOTAL ASSETS                                                        $1,298,260     $1,172,057
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

LIABILITIES
Deposits:
  Noninterest-bearing demand                                        $  123,719     $  124,489
  Interest-bearing:
   Savings, daily interest checking, and money market accounts         313,269        293,520
   Time deposits of $100,000 or more                                   129,389        129,534
   Other time                                                          397,669        365,807
---------------------------------------------------------------------------------------------
     Total deposits                                                    964,046        913,350
Short-term borrowings                                                   76,917         67,365
Other borrowings                                                        95,185         50,694
Dividends payable                                                        1,931          1,698
Deferred income taxes                                                    4,349          1,159
Other liabilities                                                        9,029          8,097
---------------------------------------------------------------------------------------------
  Total liabilities                                                  1,151,457      1,042,363
---------------------------------------------------------------------------------------------

COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

SHAREHOLDERS' EQUITY
Common Stock - $1.00 stated value:
                         1997         1996
                      ----------   ----------
  Shares authorized   20,000,000   20,000,000
  Shares outstanding  10,727,247   10,230,426                           10,727         10,230
Capital surplus                                                         79,725         57,631
Retained earnings                                                       52,858         61,819
Unrealized gain (loss) on securities available for sale                  3,493             14
---------------------------------------------------------------------------------------------
  Total shareholders' equity                                           146,803        129,694
---------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $1,298,260     $1,172,057
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME


(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)                YEAR ENDED DECEMBER 31
                                                           1997           1996             1995
--------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and fees on loans:
  Taxable                                                $77,215         $69,372           $61,615
  Tax-exempt                                                 924             695               693
Interest and dividends on securities:
  Taxable                                                  8,775          11,069            12,226
  Tax-exempt                                               8,282           4,887             2,859
Interest on federal funds sold                               218             253               855
Interest on other investments                                214             273               596
--------------------------------------------------------------------------------------------------
  Total interest income                                   95,628          86,549            78,844
--------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on deposits                                      36,118          33,041            32,291
Interest on short-term borrowings                          3,165           2,277             1,218
Interest on other borrowings                               4,350           2,625               902
--------------------------------------------------------------------------------------------------
  Total interest expense                                  43,633          37,943            34,411
--------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                       51,995          48,606            44,433
Provision for loan losses                                  1,891           2,704               399
--------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses     50,104          45,902            44,034
--------------------------------------------------------------------------------------------------

NONINTEREST INCOME
Trust income                                               1,927           1,748             1,503
Service charges on deposit accounts                        3,981           3,650             2,959
Other service charges and fees                             2,631           2,358             1,814
Securities gains (losses)                                    794              42                26
Other                                                        755             808               815
--------------------------------------------------------------------------------------------------
  Total noninterest income                                10,088           8,606             7,117
--------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
Salaries, wages, and other employee benefits              19,479          16,694            16,577
Occupancy expense                                          2,114           1,993             1,980
Furniture and equipment expense                            2,497           2,345             2,082
Assessments of the Federal Deposit Insurance Corporation     175             798             1,082
Other                                                     10,125           8,136             7,247
--------------------------------------------------------------------------------------------------
  Total noninterest expense                               34,390          29,966            28,968
--------------------------------------------------------------------------------------------------

  Income before income taxes                              25,802          24,542            22,183
Income taxes                                               7,451           8,046             7,784
--------------------------------------------------------------------------------------------------
NET INCOME                                               $18,351         $16,496           $14,399
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

EARNINGS PER SHARE - BASIC                               $  1.72         $  1.52           $  1.30
EARNINGS PER SHARE - DILUTED                             $  1.69         $  1.52           $  1.30
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS


(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)                                           YEAR ENDED DECEMBER 31
                                                                                         1997           1996           1995
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                            $  18,351      $ 16,496        $ 14,399
Adjustments to reconcile net income to net cash provided by operating activities:
  Amortization                                                                              690           518           1,311
  Depreciation                                                                            2,034         1,953           1,777
  Provision for loan losses                                                               1,891         2,704             399
  Write-down of other real estate owned                                                      99            61              69
  Securities (gains) losses                                                                (794)          (42)            (26)
  Originations of loans held for sale                                                   (31,691)      (26,346)        (15,489)
  Proceeds from sales of loans held for sale                                             32,139        26,580          15,604
  (Gain) loss on sale of loans held for sale                                               (448)         (234)           (115)
  (Gain) loss on sale of premises and equipment                                              20           (21)            (15)
  (Gain) loss on sale of other real estate owned                                              -            31              39
  (Gain) loss on sale of subsidiary                                                           -             -            (206)
  Increase (decrease) in deferred taxes                                                   1,029           387             (31)
Changes in assets and liabilities:
  (Increase) decrease in other assets                                                       162        (1,823)           (651)
  Increase (decrease) in other liabilities                                                  138          (410)          1,528
-----------------------------------------------------------------------------------------------------------------------------
   Net cash flows provided by operating activities                                       23,620        19,854          18,593
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits in banks                             1,892         5,525           7,585
Proceeds from maturities of securities held to maturity                                   6,990        15,097          25,681
Proceeds from maturities of securities available for sale                                63,841        64,248          45,631
Proceeds from sales of securities held to maturity                                        3,509             -               -
Proceeds from sales of securities available for sale                                     22,257         7,355             118
Proceeds from sales of nonmarketable equity securities                                      804             -               -
Purchases of securities held to maturity                                                (26,321)      (61,180)        (33,607)
Purchases of securities available for sale                                              (38,783)      (26,684)        (19,108)
Purchases of nonmarketable equity securities                                             (5,910)       (1,162)         (1,661)
(Increase) decrease in federal funds sold                                                 2,200         4,945            (420)
(Increase) decrease in loans made to customers                                          (57,970)      (41,137)        (81,054)
Capital expenditures                                                                    (10,417)       (8,589)         (3,755)
Proceeds from sale of premises and equipment                                              2,022            26              63
Proceeds from sale of other real estate owned                                               338           260             577
Purchase of subsidiaries, net of cash and due from banks acquired                        (5,191)      (10,808)           (309)
Cash transferred to buyer in sale of subsidiary                                               -             -         (10,370)
-----------------------------------------------------------------------------------------------------------------------------
   Net cash flows provided by (used in) investing activities                            (40,739)      (52,104)        (70,629)
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits                                                     (16,715)        5,935           8,944
Net proceeds (payments) on short-term borrowings                                          9,352        11,767          26,895
Proceeds from other borrowings                                                          165,234        31,184          17,434
Payments on other borrowings                                                           (124,870)       (2,041)           (195)
Dividends paid                                                                           (6,509)       (5,589)         (3,957)
Repurchase of common stock                                                              (16,198)      (12,890)           (863)
Sale of common stock                                                                      1,705         1,653           1,036
Proceeds from exercise of stock options                                                     565           213               -
-----------------------------------------------------------------------------------------------------------------------------
   Net cash flows provided by (used in) financing activities                             12,564        30,232          49,294
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                     (4,555)       (2,018)         (2,742)
Cash and cash equivalents at beginning of year                                           40,884        42,902          45,644
-----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                              $  36,329      $ 40,884        $ 42,902
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF CASH FLOWS ARE CONTINUED ON THE FOLLOWING PAGE


                                                                                                YEAR ENDED DECEMBER 31
                                                                                         1997           1996              1995
-------------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest                                                                             $ 43,715      $ 37,481          $ 30,294
  Income taxes                                                                            6,791         8,139             6,640

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS
Change in allowance for unrealized gain (loss) on securities available for sale          $5,721      $   (445)         $  5,090
Change in deferred taxes attributable to securities available for sale                   (2,242)          173            (1,935)
Transfer of securities held to maturity to available for sale                           180,696             -            34,987
Other real estate acquired in settlement of loans                                           425            35               363
Transfer from other real estate owned to other assets                                         -             -                 7
Transfer from premises and equipment to other real estate owned                               -             -                41

Purchase of subsidiaries:
  Purchase price                                                                       $  6,797      $ 12,038          $    896
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
  Assets acquired:
    Cash and cash equivalents                                                            $1,606      $  1,230          $    587
    Interest-bearing deposits in banks                                                    1,394         1,488               399
    Securities                                                                           16,066        22,187             3,753
    Federal funds sold                                                                    3,100           100             1,975
    Loans                                                                                59,300        24,214            11,069
    Premises and equipment                                                                  930           364               355
    Deferred taxes                                                                           81             -                 -
    Other assets                                                                         12,801         6,331             2,108
  Liabilities assumed:
    Deposits                                                                            (67,411)      (43,279)          (16,742)
    Short-term borrowings                                                                  (200)            -                 -
    Other borrowings                                                                     (4,127)            -                 -
    Deferred taxes payable                                                                    -             -               (25)
    Other liabilities                                                                      (794)         (597)             (141)
  Common stock issued                                                                   (15,949)            -            (2,442)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                       $  6,797       $ 12,038         $    896
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Sale of branch:
  Cash paid                                                                                   -              -         $ 10,244
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
  Assets disposed:
    Cash                                                                                      -              -         $   (126)
    Loans                                                                                     -              -              (25)
    Premises and equipment                                                                    -              -              (33)
    Other assets                                                                              -              -             (265)
  Liabilities assumed by buyer:
    Deposits                                                                                  -              -           10,856
    Other liabilities                                                                         -              -               43
  Gain on sale of branch                                                                      -              -             (206)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                              -              -         $ 10,244
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)


For the Years Ended                                                                                               Unrealized
December 31, 1997, 1996, and 1995                                                                                Gain (Loss)
                                                                                                               on Securities
                                                              Common       Common      Capital     Retained        Available
                                                              Shares        Stock      Surplus     Earnings         For Sale
----------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1994,
 as previously reported                                    8,781,264      $ 8,781     $ 42,815     $ 55,633          $(2,594)
Adjusted for pooling of interests                            794,994          795        1,174        8,421             (275)
----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                               9,576,258        9,576       43,989       64,054           (2,869)
----------------------------------------------------------------------------------------------------------------------------
Net income                                                         -            -            -       14,399                -
Cash dividends declared                                            -            -            -       (4,327)               -
Repurchase of outstanding shares                             (39,000)         (39)        (824)           -                -
Shares issued in Dividend
  Reinvestment Program                                        37,684           37          766            -                -
Change in unrealized gain (loss) on securities                     -            -           -             -            3,155
Issuance of common stock related to
  acquisition of subsidiary                                  111,018          111        2,331            -                -
Payment for fractional shares for merger                           -            -           (9)           -                -
Stock dividend                                               447,722          448        9,514       (9,962)               -
Payment for fractional shares for stock dividend              (1,052)          (1)         (24)           -                -
Issuance of stock under United Financial
  Bancorp, Inc. Stock Option Plan                             56,760           57          210            -                -
Amortization of stock award program                                -            -           14            -                -
----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                              10,189,390       10,189       55,967       64,164              286
----------------------------------------------------------------------------------------------------------------------------
Net income                                                         -            -            -       16,496                -
Cash dividends declared                                            -            -            -       (6,112)               -
Repurchase of outstanding shares                            (480,207)        (480)     (12,410)           -                -
Shares issued in Dividend
  Reinvestment Program                                        60,404           60        1,606            -                -
Change in unrealized gain (loss) on securities                     -            -            -            -             (272)
Stock dividend                                               450,656          450       12,279      (12,729)               -
Payment of fractional shares for stock dividend                 (450)           -          (13)           -                -
Exercise of stock options                                     10,633           11          202            -                -
----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                              10,230,426       10,230       57,631       61,819               14
----------------------------------------------------------------------------------------------------------------------------
Net income                                                         -            -            -       18,351                -
Cash dividends declared                                            -            -            -       (6,742)               -
Repurchase of outstanding shares                            (426,508)        (427)     (15,768)           -                -
Shares issued in Dividend
  Reinvestment Program                                        47,781           48        1,678            -                -
Change in unrealized gain (loss) on securities                     -            -            -            -            3,479
Issuance of common stock related to
  acquisition of subsidiary                                  375,000          375       15,574            -                -
Payment for fractional shares for merger                         (84)           -           (3)           -                -
Stock dividend                                               472,866          473       20,097      (20,570)               -
Payment of fractional shares for stock dividend                 (458)           -          (21)           -                -
Exercise of stock options                                     28,224           28          537            -                -
----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                              10,727,247      $10,727     $ 79,725     $ 52,858          $ 3,493
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS
National City Bancshares, Inc. (Corporation) is a bank holding company whose subsidiaries provide a full range of banking services to individual and corporate customers through its wholly-owned bank subsidiaries located in Southwestern Indiana, Southeastern Illinois, and Western Kentucky. The subsidiary banks are subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally, the Corporation and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

The consolidated financial statements of the Corporation have been prepared in conformity with generally accepted accounting principles and conform to predominate practice within the banking industry.

Following is a description of the more significant of these policies.

BASIS OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries: The National City Bank of Evansville, The Peoples National Bank of Grayville, First Kentucky Bank, Lincolnland Bank, The Bank of Mitchell, Pike County Bank, White County Bank, Alliance Bank, The First National Bank of Wayne City, First Federal Savings Bank of Leitchfield, First National Bank of Bridgeport, First Bank of Huntingburg, NCBE Leasing Corp., and Twenty-One Southeast Third Corporation. All significant intercompany transactions and balances have been eliminated.

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

The Corporation's policy is to discontinue the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal. Upon discontinuance of interest accrual, unpaid accrued interest is reversed. Interest income on these loans is recognized to the extent interest payments are received and the principal is considered fully collectible. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collectibility of interest and principal.

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

INTANGIBLE ASSETS
Costs in excess of fair value of net assets acquired consist primarily of goodwill and core deposit intangibles. Goodwill is amortized to expense over varying periods up to 25 years using the straight-line method. Core deposit intangibles are amortized over 7 years using the straight-line method. Amortization for the years ended December 31, 1997, 1996, and 1995, was $932, $410, and $292, respectively. Intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the assets.

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

REPORTING COMPREHENSIVE INCOME
Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" (FAS 130), was issued in June 1997 by the Financial Accounting Standards Board. The standard establishes reporting of comprehensive income for general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period and all other events and circumstances from nonowner sources. The Standard is effective for financial statement periods beginning after December 15, 1997. The Corporation does not believe the adoption of the Standard will have a material impact on the consolidated financial statements.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION
Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FAS 131), was issued in June 1997 by the Financial Accounting Standards Board. The standard requires the Corporation to disclose the factors used to identify reportable segments including the basis of organization, differences in products and services, geographic areas, and regulatory environments. FAS 131 additionally requires financial results to be reported in the financial statements for each reportable segment. The Standard is effective for financial statement periods beginning after December 15, 1997. The Corporation does not believe the adoption of the Standard will have a material impact on the consolidated financial statements.

RECLASSIFICATIONS
Certain reclassifications have been made to the balances as of and for the years ended December 31, 1996 and 1995, to be consistent with classifications adopted for 1997.

NOTE 2.    BUSINESS COMBINATIONS

On March 1, 1997, the Corporation acquired First Federal Savings Bank of Leitchfield, a $43,000 savings bank located in Leitchfield, Kentucky. This acquisition was accounted for as a purchase, and results of operations of First Federal Savings Bank of Leitchfield since the acquisition have been included in the financial statements. The excess of the acquisition cost over the fair value of net assets acquired in the amount of $2,807 will be amortized over 25 years using the straight-line method.

On August 1, 1997, the Corporation acquired Bridgeport Bancorp, Inc., the parent company of First National Bank of Bridgeport, with total assets of $39,382 located in Bridgeport, Illinois. This acquisition was accounted for as a purchase, and the results of operations since the acquisition have been included in the financial statements. The excess of the acquisition cost over fair value of net assets acquired in the amount of $9,377 will be amortized over 25 years using the straight-line method.

The table below presents pro forma combined results of operations for the Corporation, First Federal Savings Bank of Leitchfield, and First National Bank of Bridgeport, for the years ended December 31:

                                                                  1997          1996
-------------------------------------------------------------------------------------
Net interest income                                             $97,858       $92,790
Net income                                                       18,517        16,734
Earnings per share - Basic                                         1.73          1.54
Earnings per share - Diluted                                       1.71          1.54


On December 31, 1997, the Corporation issued 794,994 shares of common stock for all of the common stock of First Fourth Bancorp, the parent company of First Bank of Huntingburg, Huntingburg, Indiana, with total assets of $108,077 and total equity of $12,917. The combination was accounted for as a pooling of interests. Accordingly, the Corporation's financial statements have been retroactively restated to include the accounts and operations of First Fourth Bancorp for all periods presented. Certain reclassifications have been made to First Fourth Bancorp's historical financial statements to conform to the Corporation's presentation.

Assets, loans, deposits,interest income, net interest income, and net income of the Corporation (NCBE) and First Fourth Bancorp (FFB) for the periods prior to the acquisition are shown in the table below. Due to elimination of intercompany transactions, the historical data may not aggregate to the consolidated amounts.

                                                                                             NCBE
                                                                 NCBE           FFB      Consolidated
-----------------------------------------------------------------------------------------------------
DECEMBER 31, 1997:
 LOANS, NET OF UNEARNED INCOME                                 $  832,701      $ 83,655     $   916,356
 DEPOSITS                                                         870,825        93,485         964,046
 ASSETS                                                         1,193,697       108,109       1,298,260

December 31, 1996:
 Loans, net of unearned income                                 $  723,308      $ 77,314     $   800,622
 Deposits                                                         825,371        87,995         913,350
 Assets                                                         1,069,086       103,239       1,172,057

YEAR ENDED DECEMBER 31, 1997:
 INTEREST INCOME                                               $   87,253      $  8,392     $    95,628
 INTEREST EXPENSE                                                  39,977         3,673          43,633
 NET INTEREST INCOME                                               47,276         4,719          51,995
 PROVISION FOR LOAN LOSSES                                          1,711           180           1,891
 NET INCOME                                                        17,119         1,232          18,351
 EARNINGS PER SHARE-BASIC                                            1.73          8.63            1.72
 EARNINGS PER SHARE-DILUTED                                          1.71          8.63            1.69

Year ended December 31, 1996:
 Interest income                                               $   78,640      $  7,909     $    86,549
 Interest expense                                                  34,499         3,444          37,943
 Net interest income                                               44,141         4,465          48,606
 Provision for loan losses                                          2,491           213           2,704
 Net income                                                        15,246         1,250          16,496
 Earnings per share-Basic                                            1.59          8.76            1.52
 Earnings per share-Diluted                                          1.59          8.76            1.52

Year ended December 31, 1995:
 Interest income                                               $   71,215      $  7,629     $    78,844
 Interest expense                                                  31,048         3,363          34,411
 Net interest income                                               40,167         4,266          44,433
 Provision for loan losses                                            294           105             399
 Net income                                                        13,115         1,284          14,399
 Earnings per share-Basic                                            1.34          9.00            1.30
 Earnings per share-Diluted                                          1.34          9.00            1.30

NOTE 3.    EARNINGS PER SHARE

In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options,warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

Basic earnings per share is computed by dividing net income for the year by the weighted average number of shares outstanding.

Diluted earnings per share is determined by dividing net income for the year by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents assume exercise of stock options and use of proceeds to purchase treasury stock at the average market price for the period.

The following provides a reconciliation of basic and diluted earnings per share.

                                                                  1997          1996         1995
--------------------------------------------------------------------------------------------------
Net income                                                  $    18,351   $    16,496  $    14,399
Weighted average shares outstanding
 Basic                                                       10,679,448    10,843,295   11,095,116
 Diluted                                                     10,832,943    10,843,295   11,095,116
EARNINGS PER SHARE-BASIC                                          $1.72         $1.52        $1.30
 Effect of stock options                                          (0.03)            -            -
--------------------------------------------------------------------------------------------------
EARNINGS PER SHARE-DILUTED                                  $      1.69   $      1.52  $      1.30
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

NOTE 4.    CASH AND DUE FROM BANKS

Aggregate cash and due from bank balances of $10,401 and $8,677 as of December 31, 1997 and 1996, respectively, were maintained in satisfaction of statutory reserve requirements of the Federal Reserve Bank of St. Louis.

NOTE 5.    SECURITIES

Amortized cost and fair value of debt securities classified as held to maturity are as follows:

                                                                      As of December 31, 1997
-----------------------------------------------------------------------------------------------------------
                                                                            Gross        Gross
                                                          Amortized    Unrealized   Unrealized         Fair
                                                               Cost         Gains       Losses        Value
-----------------------------------------------------------------------------------------------------------
U.S. Government and
 agency securities                                         $ 21,877        $  221       $    -     $ 22,098
Taxable municipals                                            2,775            56           17        2,814
Tax-exempt municipals                                       120,805         2,387          751      122,441
Corporate securities                                         11,161            87           13       11,235
Mortgage-backed securities                                    7,985           192           20        8,157
-----------------------------------------------------------------------------------------------------------
  Total                                                    $164,603        $2,943       $  801     $166,745
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)

NOTE 5.  SECURITIES, CONTINUED

Amortized cost and fair value of securities classified as available for sale are as follows:

                                                                   AS OF DECEMBER 31, 1997
--------------------------------------------------------------------------------------------------------
                                                                         GROSS        GROSS
                                                       AMORTIZED    UNREALIZED   UNREALIZED         FAIR
                                                            COST         GAINS       LOSSES        VALUE
---------------------------------------------------------------------------------------------------------
U.S. Government and
 agency securities                                      $ 38,792       $  238         $  48     $ 38,982
Taxable municipals                                         3,411           63             1        3,473
Tax-exempt municipals                                    164,784        5,640           123      170,301
Corporate securities                                       5,975           13             2        5,986
Mortgage-backed securities                                47,816          263           219       47,860
-----------------------------------------------------------------------------------------------------------
  Subtotal                                               260,778        6,217           393      266,602
Equity Securities                                          1,436           66           147        1,355
----------------------------------------------------------------------------------------------------------
  Total                                                 $262,214       $6,283         $ 540     $267,957
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

                                                                      As of December 31, 1996
-----------------------------------------------------------------------------------------------------------
                                                                         Gross         Gross
                                                       Amortized    Unrealized    Unrealized         Fair
                                                            Cost         Gains        Losses        Value
-----------------------------------------------------------------------------------------------------------
U.S. Government and
 agency securities                                      $ 52,052        $  369        $  161     $ 52,260
Taxable municipals                                             -             -             -            -
Tax-exempt municipals                                          -             -             -            -
Corporate securities                                       3,049             7             -        3,056
Mortgage-backed securities                                56,052           344           314       56,082
-----------------------------------------------------------------------------------------------------------
Subtotal                                                 111,153           720           475      111,398
Equity Securities                                          1,625             1           224        1,402
----------------------------------------------------------------------------------------------------------
Total                                                   $112,778        $  721        $  699     $112,800
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

The amortized cost and fair value of the securities as of December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities in mortgage-backed securities, because certain mortgages may be called or prepaid without penalties. Therefore, these securities are not included in the maturity categories in the following maturity schedules:

MATURITY SCHEDULE OF DEBT SECURITIES AVAILABLE FOR SALE:

December 31, 1997                      Amortized Cost           Fair Value
---------------------------------------------------------------------------
Less than 1 year                             $ 35,702             $ 35,774
1 year to 5 years                              45,822               46,676
5 years to 10 years                            47,215               48,935
Over 10 years                                  84,223               87,357
Mortgage-backed securities                     47,816               47,860
--------------------------------------------------------------------------
  Total                                      $260,778             $266,602
--------------------------------------------------------------------------
--------------------------------------------------------------------------


Securities gains and(losses) are summarized as follows:

                                              1997           1996           1995
--------------------------------------------------------------------------------
Gross realized gains                          $835           $44            $31
Gross realized losses                          (41)           (2)            (5)
--------------------------------------------------------------------------------
  Total                                       $794           $42            $26
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

As of December 31, 1997 and 1996, the carrying value of securities pledged as collateral for public deposits and for other purposes as required or permitted by law were $78,236 and $56,940, respectively.

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

On March 31, 1997, the Corporation transferred $180,696 of securities classified as held to maturity to the available for sale category and recorded, as a component of equity, an unrealized gain of $71, net of $38 of deferred taxes. In accordance with the requirements of Statement of Financial Accounting Standards No. 115, these securities are now accounted for at fair value, and any unrealized gain or loss net of deferred tax effect is reflected as a separate component of shareholders' equity.

NOTE 6.    LOANS

A summary of loans as of December 31 follows:

                                                                  1997             1996
----------------------------------------------------------------------------------------
Real estate loans                                             $501,882         $425,507
Agricultural loans                                              31,788           31,154
Commericial and industrial loans                               201,402          176,572
Economic development loans and
  other obligations of state and
  political subdivisions                                        13,997           11,214
Consumer loans                                                 149,505          143,485
Direct lease financing                                          13,146           12,331
Leveraged leases                                                 4,661                -
All other loans                                                    415              582
----------------------------------------------------------------------------------------
   Total loans - gross                                         916,796          800,845
Unearned income on loans                                          (440)            (223)
----------------------------------------------------------------------------------------
   Total loans - net of
    unearned income                                            916,356          800,622
Allowance for loan losses                                       (7,969)          (7,189)
----------------------------------------------------------------------------------------
   Total loans - net                                          $908,387         $793,433
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------


The following table presents data on impaired loans at December 31, 1997, 1996, and 1995.


                                                        1997           1996             1995
---------------------------------------------------------------------------------------------
Impaired loans for which there is a
related allowance for loan losses                     $1,727          $2,139           $2,772
Impaired loans for which there is no
related allowance for loan losses                        102             141               20
---------------------------------------------------------------------------------------------
Total impaired loans                                  $1,829          $2,280           $2,792
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
Allowance for loan losses for
 impaired loans included in the
 allowance for loan losses                            $  639          $  437           $  584
Average recorded investment in
 impaired loans                                        2,013           3,303            2,634
Interest income recognized from
 impaired loans                                          177             323              150
Cash basis interest income
 recognized from impaired loans                           62               7                8


The amount of loans serviced by the Corporation for the benefit of others is not included in the accompanying Consolidated Statements of Financial Position. The amount of unpaid principal balances of these loans were $113,907 and $97,990 as of December 31, 1997 and 1996, respectively.

The Corporation has granted a blanket collateral agreement on qualified mortgage loans to secure advances from Federal Home Loan Banks.

In the normal course of business, the subsidiary banks make loans to their executive officers and directors, and to companies and individuals affiliated with officers and directors of the banks and the Corporation. In the opinion of management, these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The activity in these loans during 1997 is as follows:

Balance as of January 1, 1997                                         $24,541
New loans                                                              47,411
Repayments                                                            (45,176)
----------------------------------------------------------------------------
  Balance as of December 31,1997                                      $26,776
----------------------------------------------------------------------------
----------------------------------------------------------------------------

NOTE 7.    LEASE FINANCING

The Corporation's leasing operations include both direct financing and leveraged leasing. The direct financing leasing activity involves the leasing of various types of office, data processing, and transportation equipment. These equipment leases have lives of three to seven years.

Under the direct financing method of accounting for leases, the total net rentals receivable under the lease contracts, initial direct costs (net of fees), and the estimated guaranteed residual value of the leased equipment, net of unearned income, are recorded as a net investment in direct financing leases, and the unearned income on each lease is recognized each month at a constant periodic rate of return on the unrecovered investment.

The composition of the net investment in direct lease financing at December 31, 1997 is as follows:


Total minimum lease payments to be received                        $16,050
Less: estimated executory costs (property taxes, insurance,
  and maintenance), including profit thereon, included in
  the total minimum lease payments                                       -
--------------------------------------------------------------------------
Minimum lease payments receivable                                   16,050
Add estimated residual values of leased equipment                    2,800
Add initial direct costs                                                63
(Deduct) unearned lease income                                      (5,767)
---------------------------------------------------------------------------
    Net investment in direct lease financing                       $13,146
---------------------------------------------------------------------------
---------------------------------------------------------------------------

At December 31, 1997, the minimum future lease payments due under the direct financing leases are as follows:

1997                                                       $ 2,661
1998                                                         2,413
1999                                                         1,961
2000                                                         1,597
2001                                                         1,315
Thereafter                                                   6,103
------------------------------------------------------------------
    Total minimum future lease payments                    $16,050
------------------------------------------------------------------
------------------------------------------------------------------


In 1997, the Corporation's leasing subsidiary, entered into two leveraged leases with a regional air carrier for aircraft, which have an estimated economic life of 23 years, were leased for a term of 16.5 years. The equity investment in the aircraft represented 22% of the purchase price; the remaining 88% was furnished by third-party financing in the form of long-term debt with no recourse against the lessor and is secured by a first lien on the aircraft. At the end of the lease term, the aircraft will be turned back to the lessor. The residual value at that time is estimated to be 32% of the cost. For federal income tax purposes, the lessor receives the benefit of tax deductions for depreciation on the entire leased asset and for the interest on the long-term debt. Since during the early years of the lease those deductions exceed the lease rental income, excess deductions are available to offset other taxable income. In the later years of the lease, rental income will exceed the deductions which will increase taxable income. Deferred taxes are provided to reflect this reversal of tax deductions. The net investment in leveraged leases at December 31, 1997, are composed of the following elements:

Rentals receivable (net of principal and interest
  on nonrecourse debt)                                               $1,841
Estimated residual value of leased assets                             5,722
Less: unearned and deferred income                                    2,902
---------------------------------------------------------------------------
Investment in leveraged lease                                         4,661
Less: deferred taxes arising from leveraged leases                    1,011
---------------------------------------------------------------------------
Net investment in leveraged leases                                   $3,650
---------------------------------------------------------------------------
---------------------------------------------------------------------------

NOTE 8.    ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows during the three years ended December 31:

                                                              1997       1996       1995
----------------------------------------------------------------------------------------
Balance at beginning of year                                $7,189     $6,176     $5,750
Allowance associated with
 acquisitions                                                  516        379        140
Provision charged to operations                              1,891      2,704        399
Recoveries credited to allowance                               838        514        631
Loans charged to allowance                                  (2,465)    (2,584)      (744)
----------------------------------------------------------------------------------------
Balance at end of year                                      $7,969     $7,189     $6,176
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

NOTE 9.    PREMISES AND EQUIPMENT

Premises and equipment as of December 31 consist of:

                                                              1997            1996
----------------------------------------------------------------------------------
Land                                                       $ 2,535         $ 2,401
Buildings                                                   22,401          19,395
Equipment                                                   15,234          13,946
Leasehold improvements                                       2,081           1,216
Construction in progress                                     8,169           5,372
----------------------------------------------------------------------------------
  Total cost                                                50,420          42,330
Less accumulated depreciation                               19,461          18,638
----------------------------------------------------------------------------------
  Net premises and equipment                               $30,959         $23,692
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Construction in progress included capitalized interest of $371 and $105 as of December 31, 1997 and 1996, respectively.

(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)


NOTE 10.    DEPOSITS

As of December 31, 1997, the scheduled maturities of time deposits are as follows:


1998                                                               $385,919
1999                                                                 84,353
2000                                                                 30,919
2001                                                                  7,855
2002 and thereafter                                                  18,012
---------------------------------------------------------------------------
Total                                                              $527,058
---------------------------------------------------------------------------
---------------------------------------------------------------------------


NOTE 11.    INCOME TAXES

The components of income tax expense for the years ended December 31 follows:

                                              1997           1996           1995
--------------------------------------------------------------------------------
Federal:
  Current                                   $5,001         $6,080         $6,222
  Deferred                                     705            225            (62)
--------------------------------------------------------------------------------
    Total                                    5,706          6,305          6,160
--------------------------------------------------------------------------------

State:
  Current                                    1,502          1,579          1,593
  Deferred                                     243            162             31
--------------------------------------------------------------------------------
    Total                                    1,745          1,741          1,624
--------------------------------------------------------------------------------
      Total income taxes                    $7,451         $8,046         $7,784
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


The portion of the tax provision relating to realized security gains and losses amounted to $278, $15, and $9 for 1997, 1996, and 1995, respectively.

A reconciliation of income taxes in the statement of income, with the amount computed by applying the statutory rate of 35%, is as follows:

                                              1997           1996           1995
--------------------------------------------------------------------------------
Federal income tax computed
  at the statutory rates                    $9,031         $8,590         $7,764
Adjusted for effect of:
  Nontaxable municipal interest             (2,819)        (1,937)        (1,244)
  Nondeductible expenses                       273            362            280
State income taxes, net of
  federal tax benefit                        1,134          1,133          1,058
Benefit of income taxed at
  lower rates                                 (100)          (100)          (100)
Change in deferred tax asset
  valuation allowance                          (80)            52            (25)
Other differences                               12            (54)            51
--------------------------------------------------------------------------------
  Total income taxes                        $7,451         $8,046         $7,784
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


The net deferred tax asset (liability) in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities:

                                                             1997           1996
--------------------------------------------------------------------------------
Deferred tax liability                                    $(7,378)       $(3,448)
Deferred tax asset                                          3,477          2,817
Valuation allowance for deferred
  tax assets                                                 (448)          (528)
--------------------------------------------------------------------------------
    Net deferred tax asset (liability)                    $(4,349)       $(1,159)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


The tax effects of principal temporary differences are shown in the following table:

                                                             1997           1996
--------------------------------------------------------------------------------
Allowance for loan losses                                 $ 2,568        $ 2,105
Property acquired in settlement of loans                        -             35
Direct financing and leveraged leases                         364             55
Prepaid pension costs                                        (892)        (1,375)
Premises and equipment                                     (4,237)        (2,066)
Unrealized gain (loss) on securities
  available for sale                                       (2,249)            (7)
State net operating loss carryforwards                        448            528
Other                                                          97             94
--------------------------------------------------------------------------------
  Net temporary differences                                (3,901)          (631)
Valuation allowance                                          (448)          (528)
--------------------------------------------------------------------------------
  Net deferred tax asset(liability)                       $(4,349)       $(1,159)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


NOTE 12.  SHORT-TERM BORROWINGS

Information concerning short-term borrowings as of the years ended December 31 were as follows:

                                                             1997           1996
--------------------------------------------------------------------------------
Federal funds purchased:
Average amount outstanding                                $42,588        $26,329
Maximum amount at any month end                            69,400         54,175
Weighted average interest rate:
  During year                                                5.67%          5.50%
  End of year                                                6.74%          6.65%

Securities sold under agreements
to repurchase:
Average amount outstanding                                $15,924        $17,448
Maximum amount at any month end                            26,146         28,153
Weighted average interest rate:
  During year                                                4.00%          4.35%
  End of year                                                3.48%          3.66%

Notes payable U.S. Treasury:
Average amount outstanding                                 $2,064         $1,378
Maximum amount at any month end                             5,916          3,270
Weighted average interest rate:
  During year                                                5.36%          5.17%
  End of year                                                5.25%          5.15%

NOTE 13.  OTHER BORROWINGS

Other borrowings at December 31 consist of the following:

                                                             1997           1996
--------------------------------------------------------------------------------
Federal Home Loan Bank advances:
  Due January 2, 1997, 7.15%                              $     -         $1,500
  Due May 25, 1997, 6.33%                                       -          3,000
  Due January 2, 1998, 6.37%                               21,200              -
  Due January 7, 1998, 5.76%                                5,000              -
  Due January 20, 1998, 5.16%                               5,000          5,000
  Due February 20, 1998, 5.80%                                250              -
  Due June 1, 1998, 6.02%                                  10,000         10,000
  Due February 1, 1999, 5.23%                               5,000          5,000
  Due August 6, 1999, 6.03%                                 4,000              -
  Due November 1, 1999, 5.96%                               6,000              -
  Due July 25, 2000, 7.64%                                  3,000              -
  Due February 4, 2002, 7.64%                               2,000          2,000
  Due October 30, 2002, 6.14%                               6,000              -
Fixed and amortizing advances at various
  rates with final maturities ranging from
  July 2003 to March 2012.                                  1,866            988
Notes payable:
  Northern Trust Co., monthly interest
    payments through May 1997, monthly
    principal payments of $83 plus interest
    beginning June 30, 1997 through
    April 30, 2003 with a final balloon
    payment of $9,083 due May 30, 2003,
    8.10%.                                                 14,417         15,000
  Norlease, Inc., quarterly interest payments
    of $68 through July 27, 1997, quarterly
    principal and interest payments of $111
    through July 27, 2002, final balloon
    payment due July 27, 2002, 7.74%,
    collateralized by equipment.                            3,457          3,500
  Norlease, Inc., monthly principal and
    interest payments of $16 through
    June 30, 2003, final balloon payment
    due June 30, 2003, 8.61%,
    collateralized by equipment.                            1,196          1,285
  Norlease, Inc., installment notes maturing
    on various dates through 2003 at
    interest rates ranging from 6.29% to
    8.16%, collateralized by equipment.                     3,171          3,184
  Norlease, Inc., quarterly principal and
    interest beginning June 30, 1997,
    payments through March 30, 2003,
    7.87%, collateralized by an investment
    in a leveraged lease.                                   1,756              -
  Norlease, Inc., monthly principal
    payments beginning January 30, 1997
    through January 30, 2003, 7.94%,
    collateralized by an investment
    in a leveraged lease.                                   1,722              -
  Other                                                       150            237
--------------------------------------------------------------------------------
                                                          $95,185        $50,694
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


The Federal Home Loan Bank advances are collateralized by a blanket collateral agreement on qualified mortgage loans.

The terms of the loan agreement with Northern Trust Company require the Corporation to maintain certain financial ratios and comply with certain restrictions. These include, maintenance of minimum consolidated capital levels, limits on debt and guarantees of debt by the Corporation, restrictions on the ratio of consolidated non-performing assets to total loans and of the consolidated allowance for loan and lease losses to total non-performing loans, and certain other restrictions. Management believes the Corporation has complied with all of the covenants of this loan agreement.

Aggregate maturities required on other borrowings at December 31, 1997 are due in future years as follows:


1998                                                                $44,978
1999                                                                 18,294
2000                                                                  5,757
2001                                                                  2,127
2002                                                                 12,581
Later years                                                          11,448
---------------------------------------------------------------------------
                                                                    $95,185
---------------------------------------------------------------------------
---------------------------------------------------------------------------


NOTE 14.    CAPITAL RATIOS

The Corporation and its subsidiary banks are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a materially adverse effect on the Corporation's financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, a bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Corporation and its subsidiary banks met all capital adequacy requirements to which they were subject.

As of December 31, 1997, the most recent notification from the federal and state regulatory agencies categorized each of the subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. The banks must maintain the minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of any of the subsidiary banks.

The following table presents the actual capital amounts and ratios for the Corporation and its bank subsidiaries which have assets in excess of ten percent of consolidated assets:

(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)


NOTE 14.  CAPITAL RATIOS, CONTINUED

                                                                                                                  TO BE WELL
                                                                                   MINIMUM RATIOS              CAPITALIZED UNDER
                                                                                    FOR CAPITAL                PROMPT CORRECTIVE
                                                         ACTUAL                  ADEQUACY PURPOSES:            ACTION PROVISIONS:
-----------------------------------------------------------------------------------------------------------------------------------
                                                 AMOUNT          RATIO         AMOUNT          RATIO         AMOUNT          RATIO
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997:
  Total Capital (to Risk Weighted
    Assets)
    Consolidated                               $131,600          14.25%       $73,874           8.0%            N/A             N/A
    National City Bank                           41,916          11.28%        29,720           8.0%        $37,150           10.0%

Tier I Capital (to Risk Weighted
  Assets)
  Consolidated                                 $123,631          13.39%       $36,937           4.0%            N/A             N/A
  National City Bank                             40,244          10.83%        14,860           4.0%        $22,290            6.0%

Tier I Capital (to Average Assets)
  Consolidated                                 $123,631           9.74%       $50,798           4.0%            N/A             N/A
  National City Bank                             40,244           8.22%        19,590           4.0%        $24,489            5.0%

                                                                                                                  TO BE WELL
                                                                                   MINIMUM RATIOS              CAPITALIZED UNDER
                                                                                    FOR CAPITAL                PROMPT CORRECTIVE
                                                         ACTUAL                  ADEQUACY PURPOSES:            ACTION PROVISIONS:
-----------------------------------------------------------------------------------------------------------------------------------
                                                 AMOUNT          RATIO         AMOUNT          RATIO         AMOUNT          RATIO
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
  Total Capital (to Risk Weighted
  Assets)
  Consolidated                                 $128,833          15.84%       $65,065           8.0%            N/A             N/A
  National City Bank                             36,519          11.88%        24,597           8.0%        $30,747           10.0%
  Lincolnland Bank                               11,836          13.33%         7,101           8.0%          8,876           10.0%

Tier I Capital (to Risk Weighted
  Assets)
  Consolidated                                 $121,644          14.96%       $32,533           4.0%            N/A             N/A
  National City Bank                             35,235          11.46%        12,299           4.0%        $18,448            6.0%
  Lincolnland Bank                               10,726          12.08%         3,551           4.0%          5,326            6.0%

Tier I Capital (to Average Assets)
  Consolidated                                 $121,644          10.52%       $46,248           4.0%            N/A             N/A
  National City Bank                             35,235           8.55%        16,484           4.0%        $20,605            5.0%
  Lincolnland Bank                               10,726           8.98%         4,776           4.0%          5,970            5.0%


NOTE 15.    INCENTIVE STOCK OPTION PLAN

In 1995, the Corporation's board of directors approved a fixed Incentive Stock Option Plan (Plan) which was approved by shareholders in 1996. The Plan currently reserves 554,523 shares of common stock for issuance upon the exercise of options granted as incentive awards to key employees of the Corporation. Awards may be incentive stock options or non-qualified stock options. All options granted under the Plan are required to be exercised within ten years of the date granted. The exercise price of options granted under the Plan cannot be less than the fair market value of the common stock on the date of grant.

Grants under the Plan are accounted for following APB Opinion No. 25 and related Interpretations. Accordingly, no compensation cost has been recognized for grants under the Plan. Compensation expense of $234, $54, and $0 was recognized for tax purposes in 1997, 1996, and 1995, respectively. Had compensation cost for the Plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), reported net income and earnings per common share would have been reduced to the pro forma amounts shown below.

                                              1997           1996           1995
--------------------------------------------------------------------------------
Net income:
  As reported                              $18,351        $16,496        $14,399
  Pro forma                                 17,334         15,736         14,278

Earnings per share:
  Basic
    As reported                              $1.72          $1.52          $1.30
    Pro forma                                 1.62           1.45           1.29
  Diluted
    As reported                              $1.69          $1.52          $1.30
    Pro forma                                 1.60           1.45           1.29

A summary of the status of the Plan, adjusted for all stock dividends and the stock split issued in 1996, as of December 31, 1997 and 1996, and changes during the years ending on those dates is presented below:

Caption
                                                        1997                        1996                        1995
------------------------------------------------------------------------------------------------------------------------------
                                                      WEIGHTED AVERAGE            Weighted Average            Weighted Average
                                              SHARES    EXERCISE PRICE    Shares    Exercise Price    Shares    Exercise Price
------------------------------------------------------------------------------------------------------------------------------
Options outstanding, beginning of the year   375,261            $20.79   289,406            $19.11         -                 -
Options granted                              112,350             41.90    97,020             25.62   289,406            $19.11
Options exercised                             29,635             19.11    11,165             19.11         -                 -
Options forfeited                              6,615             25.62         -                 -         -                 -
------------------------------------------------------------------------------------------------------------------------------
Options outstanding, end of year             451,361            $26.09   375,261            $20.79   289,406            $19.11
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Options exercisable                          285,005            $21.17   170,229            $19.11         -                 -
Weighted-average fair value of options
  granted during the year                              $14.72                      $7.94                        $5.65

The following table summarizes information about stock options outstanding at December 31, 1997.

         Options Outstanding                 Options Exercisable
----------------------------------------------------------------
                         Weighted Average
Exercise        Number          Remaining             Number
   Price   Outstanding   Contractual Life        Exercisable
----------------------------------------------------------------
  $19.11       248,606                7.8            194,600
   25.62        90,405                8.8             90,405
   41.90       112,350                9.8                  -
----------------------------------------------------------------
               451,361                8.5            285,005
----------------------------------------------------------------
----------------------------------------------------------------

Generally accepted accounting principles provide for the use of the Black-Scholes option pricing model to estimate the fair value of options which have no vesting restrictions. This model requires the use of subjective assumptions, including expected stock price volatility. As a result, management believes the Black-Scholes valuation model may not necessarily provide the best single measure of option value.

The fair value of the stock options granted under the Plan has been estimated using the Black-Scholes option pricing model with the following weighted average assumptions.

                                         1997       1996        1995
---------------------------------------------------------------------
Number of options granted             112,350     97,020     289,406
Risk-free interest rate                  5.86%      6.42%       6.08
Expected life, in years                    10         10          10
Expected volatility                     21.50%     16.41%      14.65%
Expected dividend yield                  1.71%      2.10%       1.99%
Estimated fair value per option        $14.72      $7.94       $5.65


NOTE 16.   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table reflects a comparison of the carrying amounts and fair values of financial instruments of the Corporation and its subsidiary banks at December 31:

                                   1997                  1996
--------------------------------------------------------------------
                           CARRYING       FAIR   Carrying       Fair
                             AMOUNT      VALUE     Amount      Value
--------------------------------------------------------------------
Assets:
 Cash and short-term       $ 40,314   $ 40,314   $ 44,467   $ 44,467
  investments
 Securities                 279,328    279,328    282,894    285,036
 Loans - net of
  allowance                 890,580    912,721    781,102    790,803
 Accrued interest
  receivable                 12,931     12,931     12,326     12,326
Liabilities:
 Deposits                   964,046    971,410    913,350    913,233
 Short-term borrowings       76,917     76,917     67,365     67,365
 Other borrowings            95,185     93,163     50,694     48,385
 Accrued interest
  payable                     4,732      4,732      4,460      4,460

The above fair value information was derived using the information described below for the groups of instruments listed. It should be noted the fair values disclosed in this table do not represent market values of all assets and liabilities of the Corporation and, thus, should not be interpreted to represent a market or liquidation value for the Corporation. In addition, the carrying value for loans above differs from that reported elsewhere due to the exclusion of leases receivable of $17,807 and $12,331 in 1997 and 1996, respectively.

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

SECURITIES
For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is

(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)


NOTE 16. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

estimated using quoted market prices for similar securities. Fair values for nonmarketable equity securities are equal to cost as there is no readily determinable fair value. Carrying amount of accrued interest receivable approximates fair value.

LOANS
For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Carrying amount of accrued interest receivable approximates fair value.

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

NOTE 17.   COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

Most of the business activity of the Corporation and its subsidiaries is conducted with customers located in the immediate geographical area of their offices. These areas are comprised of Southwestern Indiana, Western Kentucky, and Southeastern Illinois. The Corporation maintains a diversified loan portfolio which contains no concentration of credit risk from borrowers engaged in the same or similar industries exceeding 10% of total loans.

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

The Corporation and its subsidiaries are parties to legal actions which arise in the normal course of their business activities. In the opinion of management, the ultimate resolution of these matters is not expected to have a materially adverse effect on the financial position or on the results of operations of the Corporation and its subsidiaries.

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

The Corporation's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for other on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at December 31, 1997 follows:

                                                             Range of Rates
                   Variable Rate   Fixed Rate        Total    on Fixed Rate
                      Commitment   Commitment   Commitment      Commitments
---------------------------------------------------------------------------
Commitments
 to extend credit       $109,131      $57,230     $166,361     5.40%-20.00%
Standby letters
 of credit                     -            -       13,258          -

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

NOTE 18.    DIVIDEND REINVESTMENT PLAN

The Corporation established a Dividend Reinvestment Plan for its shareholders in 1989. The plan provides participating shareholders a method of investing their cash dividends in the Corporation's common stock without payment of any brokerage commission, service charge, or other expense. In addition, participating shareholders may also invest up to $10,000 per calendar quarter in the Corporation's common stock through the optional cash payment feature of the plan.

The plan permits the issuance of previously authorized and unissued shares or the repurchase of outstanding shares for reissuance. As of December 31, 1997, 48,925 shares of authorized but unissued common stock were reserved for plan requirements.

NOTE 19.    EMPLOYEE RETIREMENT PLANS

The Corporation maintained a noncontributory pension plan in which substantially all full-time employees were eligible to participate upon the completion of one year of service. No contribution or funding by the Corporation was required in any of the years reported here. The assets of the pension plan primarily consist of corporate obligations and equity securities. The plan does not hold any equity securities of the Corporation. The plan was curtailed effective December 31, 1997.

In establishing the amounts reflected in the financial statements, the following significant assumption rates were used:

                                       1997    1996    1995
-----------------------------------------------------------
Discount rate                         7.5%    7.5%    7.5%
Increase in compensation rate         5.0%    5.0%    5.0%
Expected long-term rate of return     9.0%    9.0%    9.0%

The following summary reflects the plan's funded status and the amounts reflected on the Corporation's financial statements. Actuarial present values of benefit obligations at December 31 are:

                                        1997          1996          1995
------------------------------------------------------------------------
Accumulated benefit obligation
 including vested benefits of
 $5,309, $3,899, and $11,350
 in 1997, 1996, and 1995            $(11,350)      $(6,005)      $(4,420)
Effects of projected future
 compensation levels                     N/A        (2,647)       (2,000)
------------------------------------------------------------------------
Projected benefit obligation
 for service rendered to date        (11,350)       (8,652)       (6,420)
Plan assets at fair value             13,550        12,400        10,856
------------------------------------------------------------------------
Plan assets in excess of
 projected benefit obligation          2,200         3,748         4,436
Unrecognized net loss (gain)
 from past experience
 different from that assumed
 and effects of changes in
 assumptions                               -           170          (494)
Prior service cost not yet
 recognized in net periodic
 pension cost                              -          (261)         (108)
Unrecognized net asset at
 January 1, 1987, being
 recognized over 11.11
 years from that date                      -          (259)         (347)
------------------------------------------------------------------------
  Prepaid pension cost
   included in other assets         $  2,200       $ 3,398       $ 3,487
------------------------------------------------------------------------
------------------------------------------------------------------------

Net periodic pension cost (credit) included the following components for the years ended December 31:

                                  1997      1996       1995
-----------------------------------------------------------
Service cost - benefits
 earned during the period      $   836   $   812    $   618
Interest cost on projected
 benefit obligation                633       590        456
Return on assets                (1,911)   (1,300)    (2,789)
Net amortization and deferral      574       (13)     1,758
Curtailment effect               1,066         -          -
-----------------------------------------------------------
 Net periodic pension
  cost (credit)                $ 1,198   $    89    $    43
-----------------------------------------------------------
-----------------------------------------------------------

The Corporation also maintains a savings and profit-sharing plan for substantially all full-time employees who have completed one year of service. Employees may voluntarily contribute to the plan. The Corporation's contribution to the plan, which is subject to the discretion of the Board of Directors, cannot exceed 7% of the net income before income taxes. Corporate contributions were $1,531, $1,409, and $1,384 during 1997, 1996, and 1995, respectively.

United Financial Bancorp, Inc. had a Stock Option Plan and a Management Recognition and Retention Plan for its directors and officers. The cost of the shares awarded under the retention plan was amortized using an accelerated method over vesting periods. These plans were terminated when the Corporation acquired this subsidiary.

(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)


NOTE 19.  EMPLOYEE RETIREMENT PLANS, CONTINUED

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


NOTE 20.  UNAUDITED INTERIM FINANCIAL DATA

The following table reflects summarized quarterly data for the periods described (unaudited):

                                         1997
----------------------------------------------------------------
                              DECEMBER SEPTEMBER    JUNE   MARCH
                                    31        30      30      31
----------------------------------------------------------------
INTEREST INCOME                $24,756   $24,663 $23,737 $22,472
INTEREST EXPENSE                11,460    11,451  10,778   9,944
----------------------------------------------------------------
 NET INTEREST INCOME            13,296    13,212  12,959  12,528
PROVISION FOR LOAN LOSSES          611       686     228     366
NONINTEREST INCOME               2,649     2,547   2,358   2,534
NONINTEREST EXPENSE             10,213     8,227   8,050   7,900
----------------------------------------------------------------
INCOME BEFORE INCOME TAXES       5,121     6,846   7,039   6,796
PROVISION FOR INCOME TAXES       1,124     2,085   2,119   2,123
----------------------------------------------------------------
 NET INCOME                    $ 3,997   $ 4,761 $ 4,920 $ 4,673
----------------------------------------------------------------
----------------------------------------------------------------
EARNINGS PER SHARE - BASIC     $  0.37   $  0.45 $  0.46 $  0.44
EARNINGS PER SHARE - DILUTED   $  0.36   $  0.44 $  0.46 $  0.43


                                         1996
----------------------------------------------------------------
                              December September    June   March
                                    31        30      30      31
----------------------------------------------------------------
Interest income                 $22,468  $21,858 $21,153 $21,070
Interest expense                  9,873    9,514   9,310   9,246
----------------------------------------------------------------
 Net interest income             12,595   12,344  11,843  11,824
Provision for loan losses         1,766      342     242     354
Noninterest income                2,644    2,155   1,985   1,822
Noninterest expense               7,841    7,996   7,083   7,046
----------------------------------------------------------------
Income before income taxes        5,632    6,161   6,503   6,246
Provision for income taxes        1,625    2,056   2,190   2,175
----------------------------------------------------------------
 Net income                     $ 4,007  $ 4,105 $ 4,313 $ 4,071
----------------------------------------------------------------
----------------------------------------------------------------
Earnings per share - Basic      $  0.37  $  0.38 $  0.40 $  0.37
Earnings per share - Diluted    $  0.37  $  0.38 $  0.40 $  0.37


NOTE 21.  SUBSEQUENT EVENTS

The Corporation's subsidiary, First Kentucky Bank, purchased the former Mayfield, Kentucky, Branch Office of Republic Bank & Trust Company on January 8, 1998. First Kentucky assumed $65,639 in deposit liabilities in consideration of a deposit premium of $4,601. First Kentucky also purchased the office facility and certain loans of the Branch.

On December 1, 1997, the Corporation entered into a definitive agreement to purchase 100% of the common stock of Vernois Bancshares, Inc. in a cash transaction. As of December 31, 1997, Vernois Bancshares, Inc.'s wholly-owned subsidiary, Bank of Illinois in Mt. Vernon, had assets of $163,450 and equity of $13,040. The transaction will be accounted for as a purchase, and the excess of cost over the fair value of net assets acquired will be amortized over 25 years using the straight-line method. The transaction was consummated on March 6, 1998.

On December 15, 1997, the Corporation entered into a definitive agreement to acquire Illinois One Bancorp, Inc. in a transaction to be accounted for as a pooling of interests. The Corporation will issue, depending upon the market price of its common stock, up to 577,417 shares of its common stock for all outstanding shares of Illinois One Bancorp. Illinois One Bancorp is the parent company of Illinois One Bank, National Association, Shawneetown, Illinois. As of December 31, 1997, Illinois One Bank had assets of $88,069, deposits of $76,388, and equity of $9,872. The transaction, which is subject to shareholder and regulatory approval, is anticipated to close in the second of 1998.

On February 12, 1998, the Corporation entered into a definitive agreement to acquire Trigg Bancorp, Inc. in a transaction to be accounted for as a pooling of interests. The Corporation will issue 736,278 shares of its common stock for all outstanding shares of Trigg Bancorp. Trigg Bancorp is the parent of the Trigg County Farmers Bank, Cadiz, Kentucky. As of December 31, 1997, Trigg County Farmers Bank had assets of $96,371, deposits of $72,296, and equity of $8,122. The transaction, which is subject to shareholder and regulatory approval, is expected to close in the second or third quarter of 1998.

On March 9, 1998, the Corporation entered into a definitive agreement to acquire Community First Financial, Inc., Maysville, Kentucky, in a transaction to be accounted for as a pooling of interests. The Corporation will issue 1,441,860 shares of its common stock for all outstanding shares of Community First Financial, Inc. Community First Financial, Inc., is the parent of Community First Bank, N.A., Maysville, Kentucky, and Community First Bank of Kentucky, Warsaw, Kentucky. As of December 31, 1997, the two banks had total assets of $130,226, total deposits of $114,420, and total equity of $12,781. The transaction is subject to regulatory and shareholder approval.

NOTE 22.  FINANCIAL INFORMATION OF PARENT COMPANY

The principal source of income for National City Bancshares, Inc. is dividends from its subsidiary banks. Banking regulations impose restrictions on the ability of subsidiaries to pay dividends to the Corporation. The amount of dividends that could be paid is further restricted by management to maintain prudent capital levels.

Condensed financial data for National City Bancshares, Inc. (parent company only) follows:

CONDENSED STATEMENTS OF FINANCIAL POSITION

                                                                 1997            1996
-------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                    $  4,947        $ 13,260
Investment in subsidiaries                                    139,875         114,699
Securities available for sale                                     151             281
Nonmarketable equity securities                                   388             548
Note receivable                                                   243             300
Property and equipment                                          1,021             955
Deferred income taxes                                              -               37
Other assets                                                    3,923           2,200
-------------------------------------------------------------------------------------
TOTAL ASSETS                                                 $150,548        $132,280
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

LIABILITIES
Other borrowings                                             $    136        $    215
Dividends payable                                               1,931           1,698
Deferred income taxes                                             859              -
Other liabilities                                                 819             673
-------------------------------------------------------------------------------------
  Total liabilities                                             3,745           2,586
-------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Common stock                                                   10,727          10,230
Capital surplus                                                79,725          57,631
Retained earnings                                              52,858          61,819
Unrealized gain (loss) on securities
 available for sale                                             3,493              14
-------------------------------------------------------------------------------------
  Total shareholders' equity                                  146,803         129,694
-------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                                         $150,548        $132,280
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME

                                                     1997            1996            1995
-----------------------------------------------------------------------------------------
Dividends from subsidiaries                       $20,560        $ 32,900         $12,496
Other income                                        5,380           3,456           2,662
-----------------------------------------------------------------------------------------
 Total income                                      25,940          36,356          15,158
-----------------------------------------------------------------------------------------
Interest expense                                       10               6              -
Other expenses                                      6,776           3,710           3,258
-----------------------------------------------------------------------------------------
 Total expenses                                     6,786           3,716           3,258
-----------------------------------------------------------------------------------------
Income before income taxes
 and equity in undistributed
 earnings of subsidiaries                          19,154          32,640          11,900
Income tax benefit                                   (503)            (20)           (274)
-----------------------------------------------------------------------------------------
Income before equity in undistributed
 earnings of subsidiaries                          19,657          32,660          12,174
Equity in undistributed earnings
 of subsidiaries                                   (1,306)        (16,164)          2,225
-----------------------------------------------------------------------------------------
Net income                                        $18,351        $ 16,496         $14,399
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS

                                                     1997            1996            1995
-----------------------------------------------------------------------------------------
CASH FLOWS FROM
OPERATING ACTIVITIES
Net income                                        $ 18,351       $ 16,496         $14,399
Adjustments to reconcile net
 income to net cash provided by
 operating activities:
  Depreciation and amortization                        517            482             451
  Undistributed earnings of
   subsidiaries                                      1,306         16,164          (2,225)
  Securities losses (gains)                           (479)             1             (18)
  Increase (decrease) in deferred taxes                847            (38)            (64)
Changes in assets and liabilities:
 (Increase) decrease in other assets                (2,045)          (113)           (207)
 Increase (decrease) in other liabilities              146             (3)            191
-----------------------------------------------------------------------------------------
  Net cash flows provided by
   operating activities                             18,643         32,989          12,527
-----------------------------------------------------------------------------------------
CASH FLOWS FROM
INVESTING ACTIVITIES
Proceeds from maturities of
 securities available for sale                          -             434             250
Proceeds from sales of securities
 available for sale                                    923              -             118
Proceeds from sales of
 nonmarketable equity securities                       804              -               -
Purchase of securities
 available for sale                                   (650)              -           (340)
Purchase of nonmarketable
 equity securities                                    (185)           (11)           (537)
(Disbursements) and repayments
 on notes receivable                                    57            381            (381)
Capital expenditures                                  (459)          (555)           (446)
Proceeds from sale of premises
 and equipment                                          17              -              -
Investment in subsidiaries                          (6,947)       (13,817)         (1,002)
(Increase) decrease in securities
 purchased under agreements to resell                    -         10,000          (6,900)
-----------------------------------------------------------------------------------------
  Net cash flows provided by
   (used in) investing activities                   (6,440)        (3,568)         (9,238)
-----------------------------------------------------------------------------------------
CASH FLOWS FROM
FINANCING ACTIVITIES
Dividends paid                                      (6,509)        (5,589)         (3,957)
Proceeds from other borrowings                         -              244              -
Payments on other borrowings                           (79)           (29)             -
Repurchase of common stock                         (16,198)       (12,890)           (863)
Sale of common stock                                 1,705          1,653           1,036
Proceeds from exercise of stock options                565            213              -
-----------------------------------------------------------------------------------------
  Net cash flows (used in)
   financing activities                            (20,516)       (16,398)         (3,784)
-----------------------------------------------------------------------------------------
Net increase (decrease) in
 cash and cash equivalents                          (8,313)        13,023            (495)
Cash and cash equivalents
 at beginning of year                               13,260            237             732
-----------------------------------------------------------------------------------------
Cash and cash equivalents
 at end of year                                   $  4,947       $ 13,260         $   237
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE
OF NONCASH INVESTING
ACTIVITIES
Change in unrealized gain (loss) on
 securities available for sale, net               $  3,479       $   (272)        $  3,155
Common stock issued in
 acquisition of subsidiary                          15,949              -            2,442

OFFICIAL ORGANIZATION


SUBSIDIARIES

                      ALLIANCE BANK                                      FIRST FEDERAL SAVINGS BANK
                      VINCENNES, INDIANA                                 OF LEITCHFIELD
                                                                         LEITCHFIELD, KENTUCKY
                      BOARD OF DIRECTORS
                      Janice L. Beesley                                  BOARD OF DIRECTORS
                      John H. Bobe                                       Howard T. Allgood
                      John N. Clauss                                     Ellis Wendell Armes
       [PHOTO]        Horace A. Foncannon, Jr.         [PHOTO]           Janice L. Beesley
                      Dr. Ralph J. Jacqmain                              Dennis R. Buckles
                      Thomas R. Stephens                                 Robert T. Crawford
                                                                         Thomas C. Glasscock
JANICE L. BEESLEY                                  ROBERT T. CRAWFORD    Frank Wallace
CHAIRMAN & CEO                                     PRESIDENT & CEO

                                                                         FIRST KENTUCKY BANK
      [PHOTO]                                                            STURGIS, KENTUCKY

                                                                         BOARD OF DIRECTORS
JOHN N. CLAUSS                                                           Garland Certain
  PRESIDENT                                                              Charles Hamilton Floyd
                      BANK OF ILLINOIS                                   Charles L. Pryor
                      IN MT. VERNON                    [PHOTO]           Joseph W. Sprague
                      MT. VERNON, ILLINOIS                               Slaton Sprague
                                                                         William R. Sprague
                      BOARD OF DIRECTORS                                 Joe Woodring
                      Gino Federici               GARLAND CERTAIN
                      David Flota                 PRESIDENT & CEO
      [PHOTO]         Kenneth Martin                                     FIRST NATIONAL BANK
                      Michael Mateer                                     OF BRIDGEPORT
                      Sam Mateer                                         BRIDGEPORT, ILLINOIS
                      Caroline Quinn
                                                                         BOARD OF DIRECTORS
SAM S. MATEER                                                            Max D. Elliott
PRESIDENT & CEO                                                          Clifford C. Gray
                                                       [PHOTO]           James M. Lannan
                                                                         Daniel T. Wolfe
                      THE BANK OF MITCHELL                               Jeffrey R. Wolfe
                      MITCHELL, INDIANA           JAMES M. LANNAN        John R. Wolfe
                                                  CASHIER & CEO          R. Tony Wolfe
                      BOARD OF DIRECTORS
                      Christopher W. Burton, Esq.                        THE FIRST NATIONAL BANK
                      John N. Clauss                                     OF WAYNE CITY
                      Dana J. Dunbar                                     WAYNE CITY, ILLINOIS
      [PHOTO]         Brooks Galloway
                      F. Wendell Gooch                                   BOARD OF DIRECTORS
                      James F. King, D.D.S.                              Michael R. Beehn
                      Randall L. Young                                   Noel E. Edmison
                                                       [PHOTO]           Rick V. Huff
RANDALL L. YOUNG                                                         Larry D. Keil
PRESIDENT & CEO                                                          Rodney L. Legg
                                                                         Lee A. Rubenacker
                                                  RICK V. HUFF
                      FIRST BANK OF HUNTINGBURG   PRESIDENT & CEO
                      HUNTINGBURG, INDIANA
                                                                         LINCOLNLAND BANK
                      BOARD OF DIRECTORS                                 DALE, INDIANA
                      Ronald H. Cox
                      Edgar C. Mulzer                                    BOARD OF DIRECTORS
                      Eric R. Olinger                                    Robert M. Arnold
      [PHOTO]         Lee Ray Olinger                                    Eric K. Ayer, Esq.
                      Max R. Olinger                   [PHOTO]           Harvey W. Pinney
                      Norbert E. Olinger                                 Kenneth R. Schaaf, CPA
ERIC R. OLINGER       Glen L. Sakel                                      M. Lon Youngblood
PRESIDENT & CEO       Gene A. Thieman
                      Richard F. Welp             HARVEY W. PINNEY
                                                  PRESIDENT & CEO


38


                      THE NATIONAL CITY BANK                             WHITE COUNTY BANK
                      OF EVANSVILLE                                      CARMI, ILLINOIS
                      EVANSVILLE, INDIANA
                                                                         BOARD OF DIRECTORS
                      BOARD OF DIRECTORS                                 Dr. Frank Barbre
                      Thomas L. Austerman                                Donald D. Drone
                      Michael F. Elliott                                 Paul D. Hayse
                      Michael D. Gallagher             [PHOTO]           R. Keith Hoskins
      [PHOTO]         Eugene A. Hahn                                     George H. Schanzle
                      Harvey J. Hirsch            R. KEITH HOSKINS
                      John Lee Newman             PRESIDENT & CEO
THOMAS L. AUSTERMAN   Edward E. Peyronnin
PRESIDENT             Peter L. Stevenson, M.D.
                      Richard M. Stivers                                 NCBE LEASING CORP.
                      Joseph J. Vezzoso, Jr.                             EVANSVILLE, INDIANA
                      Robert B. Wright
                                                                         BOARD OF DIRECTORS
                                                                         Thomas L. Austerman
      [PHOTO]                                                            Michael D. Gallagher
                                                                         Dr. H. Ray Hoops
                                                       [PHOTO]           Charles J. Kelly, Jr.
ROGER M. DUNCAN                                                          John Lee Newman
EXECUTIVE VICE                                                           Richard M. Stivers
 PRESIDENT                                        CHARLES J. KELLY, JR.
                                                  PRESIDENT & CEO

      [PHOTO]
                                                                         TWENTY-ONE SOUTHEAST
                                                                         THIRD CORPORATION
STUART G. HARRINGTON                                                     EVANSVILLE, INDIANA
EXECUTIVE VICE
 PRESIDENT                                                               BOARD OF DIRECTORS
                                                                         Thomas L. Austerman
                                                                         Stephen C. Byelick, Jr.
                      THE PEOPLES NATIONAL BANK                          Michael F. Elliott
                      OF GRAYVILLE                                       Robert A. Keil
                      GRAYVILLE, ILLINOIS                                Curtis D. Ritterling

                      BOARD OF DIRECTORS
                      Sam Broster                                        UNIFED, INC.
                      Richard L. Elliott                                 VINCENNES, INDIANA
                      Victor R. Gallagher, Jr.
      [PHOTO]         Donald E. Kirkland                                 BOARD OF DIRECTORS
                      Joseph M. Siegert                                  Janice L. Beesley
                      Herbert W. Sutter                                  Horace A. Foncannon, Jr.
DONALD F. KIRKLAND                                                       Patrick W. Lenahan
PRESIDENT & CEO                                                          G. Jeffrey Palmer


                      PIKE COUNTY BANK
                      PETERSBURG, INDIANA

                      BOARD OF DIRECTORS
                      Max D. Elliott
                      Denver Gladish
                      Terry L. Gladish
      [PHOTO]         Anthony P. Uebelhor
                      John E. Yager, Jr.

MAX D. ELLIOTT
PRESIDENT & CEO

NATIONAL CITY BANCSHARES, INC.

BOARD OF DIRECTORS

JANICE L. BEESLEY        CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ALLIANCE BANK

MICHAEL F. ELLIOTT       CHAIRMAN AND CHIEF EXECUTIVE OFFICER, THE NATIONAL CITY
                         BANK OF EVANSVILLE AND NATIONAL CITY BANCSHARES, INC.

SUSANNE R. EMGE          EXECUTIVE DIRECTOR, ST. MARY'S MEDICAL CENTER
                         FOUNDATION

DONALD G. HARRIS         RETIRED PRESIDENT, MEAD JOHNSON WORLDWIDE NUTRITIONAL
                         GROUP

DR. H. RAY HOOPS         PRESIDENT, UNIVERSITY OF SOUTHERN INDIANA

ROBERT A. KEIL           PRESIDENT, NATIONAL CITY BANCSHARES, INC.

JOHN D. LIPPERT          RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER, NATIONAL
                         CITY BANCSHARES, INC.

RONALD G. REHERMAN       CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER,
                         SIGCORP, INC.; CHAIRMAN, SOUTHERN INDIANA GAS AND
                         ELECTRIC COMPANY

LAURENCE R. STEENBERG    PRESIDENT, BST CORPORATION AND LOT RESOURCES

RICHARD F. WELP          SOUTH REGION MANAGER, COUNTRYMARK COOPERATIVE, INC.


EXECUTIVE OFFICERS

MICHAEL F. ELLIOTT
CHAIRMAN AND CHIEF EXECUTIVE OFFICER


ROBERT A. KEIL
PRESIDENT


CURTIS D. RITTERLING
EXECUTIVE VICE PRESIDENT


SENIOR OFFICERS

STEPHEN C. BYELICK, JR.
SECRETARY AND TREASURER


N. ANN CAVIS
SENIOR VICE PRESIDENT


NANCY G. EPPERSON
HUMAN RESOURCES DIRECTOR


BYRON W. JETT
SENIOR VICE PRESIDENT


HAROLD A. MANN
SENIOR VICE PRESIDENT


GREGORY A. PENCE
DIRECTOR OF MARKETING


[PHOTO]

SENIOR OFFICERS
(Front) Nancy G. Epperson and N. Ann Cavis
(Back) Harold A. Mann, Stephen C. Byelick, Jr., Byron W. Jett, and Gregory A. Pence

SHAREHOLDER INFORMATION

STOCK AND DIVIDEND INFORMATION

The Corporation's common stock trades on The Nasdaq Stock Market under the symbol: NCBE.

The following table lists the stock price for the past two years and dividend information for the Corporation's common stock. Stock prices and dividends have been retroactively adjusted to reflect all stock dividends and the two-for-one stock split issued in 1996.


             QUARTER               RANGE OF STOCK PRICE             DIVIDEND
                                   LOW             HIGH             DECLARED
              1996
               1st               $21.54           $27.10             $0.11
               2nd                25.17            26.76              0.14 1/2
               3rd                25.17            26.42              0.14 1/2
               4th                25.40            28.57              0.15

              1997
               1ST               $27.86            $32.26            $0.15 1/4
               2ND                30.24             40.24             0.15 1/4
               3RD                38.57             41.67             0.15 1/4
               4TH                40.00             51.19             0.18


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



                                  MARKET MAKERS

              The following firms make a market in the common stock
                       of National City Bancshares, Inc.:

                             The Chicago Corporation
                           Herzog, Heine, Geduld, Inc.
                        J.J.B. Hilliard, W.L. Lyons, Inc.
                          Keefe, Bruyette & Woods, Inc.
                         McConnell, Budd & Downes, Inc.
                            NatCity Investments, Inc.



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



                  The Corporation's HEADQUARTERS is located at

                         National City Bancshares, Inc.
                                 227 Main Street
                                  P.O. Box 868
                            Evansville, IN 47705-0868

                            Telephone (812) 464-9677

              ALL SUBSIDIARY BANKS OF NATIONAL CITY BANCSHARES, INC.
             ARE MEMBERS OF THE FEDERAL DEPOSIT INSURANCE CORPORATION.

                                    [PHOTO]


                                    [LOGO]


                          NATIONAL CITY BANCSHARES,INC.
                                 227 MAIN STREET
                            EVANSVILLE, INDIANA 47708
                              WWW.NATIONALCITY.COM