Form 10-K, Exhibit 13
period 1998-12-31
NATIONAL CITY BANCSHARES INC
filed 1999-03-26
CIK 764241

                                                                      EXHIBIT 13

                               1998 ANNUAL REPORT












     [GRAPHIC - PHOTOS IN THE SHAPE OF NATIONAL CITY BANCSHARES, INC. LOGO]



                                A YEAR OF GROWING





                      [NATIONAL CITY BANCSHARES, INC. LOGO]

                         NATIONAL CITY BANCSHARES, INC.

BUILDING ON A SOLID FOUNDATION

CORPORATE PROFILE
National City Bancshares, Inc.
(Nasdaq: NCBE) is a multi-bank
holding company headquartered in
Evansville, Indiana. As of
December 31, 1998, National
City Bancshares, Inc. had
assets of approximately $2.2
billion and owned fifteen
full-service financial
institutions serving
fifty-four communities from
sixty-eight locations
throughout Indiana, Kentucky,
Illinois, and Southwestern
Ohio.



CONTENTS

Financial Review                                                               1
Message to Shareholders                                                        2
Year in Review                                                                 4
Management's Discussion                                                        6
Independent Auditor's Report                                                  18
Statements of Financial Position                                              19
Statements of Income and
   Comprehensive Income                                                       20
Statements of Cash Flows                                                      21
Statement of Shareholders' Equity                                             23
Notes to Financial Statements                                                 24
Official Organization                                                         39
     Subsidiaries                                                             39
     National City Bancshares, Inc.                                           40

Shareholder Information                                        INSIDE BACK COVER

                               1998 ANNUAL REPORT







  [GRAPHIC - PHOTO OF TREE IN THE SHAPE OF NATIONAL CITY BANCSHARES, INC. LOGO]






                               A YEAR OF GROWING

FINANCIAL REVIEW



                                                                AS OF AND FOR THE YEAR ENDED DECEMBER 31,
(Dollar Amounts Other Than Share Data Thousands)     1998           1997          1996              1995             1994
---------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income                             $   87,897     $   81,338     $   75,618       $   69,203      $   62,480
Provision for loan losses                            7,143          2,703          3,705              780             669
Noninterest income                                  16,621         14,102         12,437           10,472           7,984
Noninterest expense                                 67,289         53,498         48,096           45,953          44,892
   Income before income taxes                       30,086         39,239         36,254           32,942          24,903
Income taxes                                         7,970         11,071         11,541           11,047           8,123
Net income                                          22,116         28,168         24,713           21,895          16,780
Proforma C Corp. provision for income taxes          8,632         11,765         11,541           11,047           8,123
Proforma net income                             $   21,454     $   27,474     $   24,713       $   21,895      $   16,780

PER COMMON SHARE*
Proforma net income per share
   Basic                                        $     1.28     $     1.65     $     1.48       $     1.29      $     1.00
   Diluted                                            1.27           1.64           1.48             1.29            0.99
Book value                                           12.96          12.62          11.56            11.34            9.34
Cash dividends declared by
   National City Bancshares, Inc.                     0.74           0.61           0.52             0.38            0.38

TOTALS AT YEAR-END
Total assets                                    $2,195,224     $1,985,178     $1,816,935       $1,689,120      $1,548,905
Securities                                         346,514        409,069        413,604          402,215         414,990
Loans, net                                       1,629,853      1,387,105      1,242,152        1,128,056         980,728
Deposits                                         1,734,585      1,532,804      1,455,356        1,375,318       1,321,752
Shareholders' equity                               218,280        211,237        188,003          183,885         158,992

SELECTED FINANCIAL RATIOS
Proforma net income to average assets                 0.99%          1.44%          1.42%            1.36%           1.11%
Proforma net income to average equity                 9.86          13.95          13.11            12.43           10.73
Cash dividends payout                                59.72          36.67          34.35            27.48           27.29
Average equity to average assets                     10.08          10.30          10.82            10.94           10.33

OTHER DATA
Weighted average shares--basic*                 16,757,078     16,612,837     16,712,994       16,913,711      16,856,878
Weighted average shares--diluted*               16,874,287     16,757,121     16,730,839       16,927,776      16,870,944
Shares outstanding at year-end*                 16,842,456     16,736,361     16,257,428       16,219,321      17,021,534
Average assets                                  $2,158,314     $1,911,525     $1,741,476       $1,611,084      $1,513,850
Average equity                                     217,524        196,909        188,490          176,179         156,330
Dividends                                           12,813         10,074          8,488            6,017           4,579



*RESTATED TO REFLECT ALL STOCK DIVIDENDS AND THE TWO-FOR-ONE STOCK SPLIT ISSUED IN 1996.


TOTAL ASSETS                            LOANS                          DEPOSITS
[GRAPH OF TOTAL ASSETS]            [GRAPH OF NET LOANS]          [GRAPH OF DEPOSITS]

FORGING A FIRM FUTURE

TO OUR SHAREHOLDERS












[PHOTO OF ROBERT A. KEIL (PRESIDENT),
ROBERT D. VANCE (CHAIRMAN AND CEO),
AND CURTIS D. RITTERLING (EXECUTIVE VICE PRESIDENT)


"AS ALWAYS, OUR EFFORTS ARE GUIDED BY OUR COMMITMENT TO PRODUCE SUPERIOR SHAREHOLDER VALUE OVER THE LONG TERM."


MARCH 24, 1999

National City Bancshares, Inc. focused on long-term goals during 1998 by growing your company to a size which will enable it to better compete in the rapidly changing financial industry. In addition, the Corporation began consolidating certain operational functions to increase efficiency and provide improved customer service.

The assets of your company increased, before restatement for pooling transactions, 69 percent from $1.3 billion on December 31, 1997, to $2.2 billion on December 31, 1998. The assets added by acquisition were as follows: a branch in Mayfield, Kentucky ($66 million) was purchased in a cash transaction January 8, 1998, and transferred to First Kentucky Bank (Sturgis, Kentucky); Bank of Illinois in Mt. Vernon ($179 million - Mt. Vernon, Illinois) was purchased in a cash transaction March 6, 1998; Illinois One Bank, N.A. ($86 million - Shawneetown, Illinois) was acquired May 31, 1998, in a stock transaction; Trigg County Farmers Bank ($95 million - Cadiz, Kentucky), Community First Bank, N.A. ($75 million - Maysville, Kentucky), and Community First Bank of Kentucky ($58 million - Warsaw, Kentucky) were acquired in stock transactions on August 31, 1998; Ripley County Bank ($117 million - Osgood, Indiana) and The First State Bank of Vienna ($38 million - Vienna, Illinois) were acquired in stock transactions on October 1, 1998; Bank of Crittenden ($25 million - Crittenden, Kentucky) and Downstate National Bank ($22 million -Brookport, Illinois) were acquired in stock transactions on October 31, 1998; Princeton Federal Bank, fsb, ($32 million - Princeton, Kentucky) was acquired in a stock transaction on November 30, 1998; and The Progressive Bank, National Association, ($145 million - Lexington, Kentucky) was acquired in a stock transaction on December 1, 1998.

[PHOTO OF ROBERT
D. VANCE                                           FOCUSED ON GROWTH
(CHAIRMAN AND
CHIEF EXECUTIVE
OFFICER

This growth was not without additional cost. In 1998 merger and acquisition expenses plus operational consolidation after-tax expenses were $4.8 million. Even though the expenses related to our rapid growth and consolidation negatively impacted 1998 earnings, we are much better positioned now for sustained long-term earnings growth. By the end of July 1999, our data processing operations and certain other back-office operational functions will be combined into our Evansville location. By the third quarter of 1999, we should realize the efficiencies of our consolidation.

We will be less aggressive in acquiring banks during 1999. We will be seeking banks which will benefit by joining our company and add to our shareholder value.

During 1998 we merged The Peoples National Bank of Grayville (Grayville, Illinois), Lincolnland Bank (Dale, Indiana), Alliance Bank (Vincennes, Indiana), and Pike County Bank (Petersburg, Indiana) into The National City Bank of Evansville (Evansville, Indiana). We also merged The First State Bank of Vienna and Downstate National Bank into Illinois One Bank, National Association. Bank of Crittenden was merged into Community First Bank of Kentucky, and The First National Bank of Wayne City (Wayne City, Illinois) merged with Bank of Illinois in Mt. Vernon as Bank of Illinois, National Association. During the first half of 1999, we plan to merge Princeton Federal Bank, fsb, and First Federal Savings Bank of Leitchfield (Leitchfield, Kentucky) into First Kentucky Bank and to merge Community First Bank of Kentucky into Community First Bank, National Association.

We increased our year-end allowance for loan losses by $4.5 million during 1998, increasing our allowance from 1.00 percent of gross loans to 1.12 percent.

Michael F. Elliott resigned February 16, 1999. Your Board of Directors appointed me to serve as interim Chairman and Chief Executive Officer until a new CEO is named. Your Board of Directors has contracted with a leading executive search firm to find the best qualified individual to lead your company.

We are confident that our accomplishments in 1998 will provide a foundation for continuing growth in the future. We remain focused on maximizing returns on our acquisitions, controlling costs, and positioning our company for continued success. At the same time, we will continue to pursue creative strategies to enhance our ability to exceed customer expectations and achieve profitable growth. As always, our efforts are guided by our commitment to produce superior shareholder value over the long term.

We thank our employees, customers, and shareholders for their continued confidence and support.

Respectfully,

/S/ Robert D. Vance

Robert D. Vance
Chairman and Chief Executive Officer

WE REMAIN FOCUSED ON MAXIMIZING
RETURNS ON OUR ACQUISITIONS,
CONTROLLING COSTS, AND POSITIONING OUR
COMPANY FOR CONTINUED SUCCESS.


[PHOTO OF CURTIS D.
RITTERLING,
EXECUTIVE VICE
PRESIDENT]




[PHOTO OF
ROBERT A. KEIL,
PRESIDENT]

1998 REVIEW (ALL NUMBERS ARE PRESENTED AS ORIGINALLY STATED.)

JANUARY 8
NCBE's subsidiary, First Kentucky Bank, purchased the former Mayfield, Kentucky, Branch Office of Republic Bank & Trust Company. The purchase increased First Kentucky Bank's assets by approximately $66 million.

FEBRUARY 12
NCBE announced that a definitive agreement has been executed with Trigg Bancorp, Inc. Trigg Bancorp, Inc. is a one-bank holding company for Trigg County Farmers Bank with three offices in Cadiz, Kentucky.

MARCH 6
NCBE completed the acquisition of Vernois Bancshares, Inc., a one-bank holding company for Bank of Illinois in Mt. Vernon adding approximately $179 million in assets.

MARCH 10
NCBE announced its plans to expand into Northern Kentucky and Southwestern Ohio with the execution of a definitive agreement with Community First Financial, Inc. of Maysville, Kentucky. Community First Financial, Inc. is a two-bank holding company for Community First Bank, National Association, and Community First Bank of Kentucky. Together, the two banks operate eight banking offices.

MARCH 31
NCBE subsidiaries The Peoples National Bank of Grayville and The National City Bank of Evansville announced plans to merge. Peoples National Bank will merge its one office in Grayville, Illinois, into National City Bank.

APRIL 20
Record first quarter diluted earnings of $0.47 per share was reported by NCBE. Net income for the first quarter was $5.11 million, a 9.4% improvement over the previous year.

APRIL 21
NCBE announced that a definitive agreement has been executed with Hoosier Hills Financial Corporation, a one-bank holding company for Ripley County Bank. Ripley County Bank has three offices in Osgood, Versailles, and Milan, Indiana.

MAY 20
NCBE declared a quarterly cash dividend of $0.18 per share.

MAY 20
Bank of Illinois in Mt. Vernon and First National Bank of Wayne City announced the agreement to merge to form Bank of Illinois, National Association. Both institutions are subsidiaries of NCBE.

MAY 22
NCBE announced the execution of a definitive agreement with Princeton Federal Bank, fsb. Princeton Federal has one office in Caldwell County, Kentucky.

MAY 22
NCBE and 1st Bancorp Vienna, Inc., a one-bank holding company for The First State Bank of Vienna, have reached an agreement to merge. It is expected that The First State Bank of Vienna will be combined with Illinois One Bank, National Association, upon completion of the merger.

May 31
NCBE completes the acquisition of Illinois One Bank, National Association, which has three offices in Shawneetown, Elizabethtown, and Golconda, Illinois.

JULY 1
NCBE announced the execution of a definitive agreement with Commonwealth Commercial Corp., a one-bank holding company for Bank of Crittenden in Crittenden, Kentucky. It is expected that Bank of Crittenden will be combined with Community First Bank of Kentucky upon completion of the merger.

JULY 10
Downstate Banking Co., a one-bank holding company for Downstate National Bank in Brookport, Illinois, has agreed to join NCBE. Upon completion of the merger, Downstate National Bank will be combined with NCBE subsidiary, Illinois One Bank, National Association.

JULY 14
Expansion into the Lexington, Kentucky market was announced by NCBE with the execution of a definitive agreement with Progressive Bancshares, Inc., a one-bank holding company for The Progressive Bank, National Association. The Progressive Bank has four offices in Lexington, Lawrenceburg, and Owingsville, Kentucky.

JULY 15
It was announced that Alliance Bank, Pike County Bank, and Lincolnland Bank, three subsidiaries of NCBE, would be combined with The National City Bank of Evansville. The consolidation would increase National City Bank's assets from approximately $514 million to $854 million.

JULY 29
NCBE reported net income for the first six months of 1998 of $10.24 million, or $0.89 per share on a diluted basis, up from $10.05 million, or $0.89 per share on a diluted basis in 1997.

AUGUST 6
NCBE announced the implementation of back office restructuring and product standardization plans with an estimated annual pretax earnings improvement of approximately $5.1 million when completed.

AUGUST 10
It was announced that the merger between The Peoples National Bank of Grayville and The National City Bank of Evansville has been completed.

AUGUST 19
A quarterly cash dividend of $0.18 per share was declared by NCBE.

AUGUST 22
The merger between Bank of Illinois in Mt. Vernon and First National Bank of Wayne City to form Bank of Illinois, N.A. has been completed.

AUGUST 31
NCBE completed its mergers with Community First Financial, Inc. and Trigg Bancorp, Inc. adding approximately $230 million in assets.

OCTOBER 1
NCBE announced the completion of its mergers with Hoosier Hills Financial Corporation and 1st Bancorp Vienna, Inc. adding approximately $155 million in assets.

OCTOBER 17
The merger of Lincolnland Bank into The National City Bank of Evansville was completed.

OCTOBER 21
NCBE declared a five percent stock dividend and a quarterly cash dividend of $0.20 per share.

OCTOBER 26
Net income, after merger-related and consolidation costs, was reported at $16.89 million, or $1.27 per share on a diluted basis, for the first three quarters of 1998. Third quarter net income was $4.39 million, or $0.32 per share on a diluted basis.

OCTOBER 31
NCBE completed its mergers with Commonwealth Commercial Corp. and Downstate Banking Co. adding approximately $44 million in assets.

NOVEMBER 7
The merger of Pike County Bank into The National City Bank of Evansville was completed.

NOVEMBER 14
The merger of Alliance Bank into The National City Bank of Evansville was completed.

NOVEMBER 30
NCBE completed its merger with Princeton Federal Bank, fsb, adding approximately $32 million in assets.

DECEMBER 1
NCBE completed its merger with Progressive Bancshares, Inc. adding approximately $145 million in assets.

DECEMBER 14
Community First Bank of Kentucky announced it has completed its merger with Bank of Crittenden. Both institutions are subsidiaries of NCBE.

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

BUSINESS DESCRIPTION

National City Bancshares, Inc. (Corporation) is an Indiana corporation based in Evansville, Indiana, which was established in 1985 to engage in the business of a bank holding company. As of December 31, 1998, the Corporation had fifteen wholly-owned banking subsidiaries, including six national banks, seven state chartered banks, and two federal savings banks with a total of sixty-eight banking centers serving fifty-four communities. The Corporation also has a leasing corporation, a property management company, and a trust securities affiliate. Each bank subsidiary, its location, number of offices, year founded, date of affiliation with the Corporation, and size in assets and equity is shown below. During 1998, The Peoples National Bank of Grayville, Lincolnland Bank, Alliance Bank, and Pike County Bank were merged into The National City Bank of Evansville;

BANKING SUBSIDIARIES

                                                                                                                 12/31/98 (million)
                                                          Number of        Year        Date of Affiliation       ------------------
Home Office and Other Cities                              Offices          Founded     with the Corporation       Assets   Equity
--------------------------------------------------------------------------------------------------------------------------------
THE NATIONAL CITY BANK OF EVANSVILLE                             23           1850      May 6, 1985              $853       $75
   EVANSVILLE, NEWBURGH, FT. BRANCH, PRINCETON,
   MT. VERNON, DALE, CHRISNEY, GRANDVIEW,
   ROCKPORT, HATFIELD, PETERSBURG, SPURGEON,
   ARTHUR, VINCENNES, WASHINGTON, AND
   ODON, IN AND GRAYVILLE, IL
FIRST KENTUCKY BANK                                               6           1916      November 30, 1990         151        15
   STURGIS, MORGANFIELD, POOLE, MAYFIELD, AND
   UNIONTOWN, KY
THE BANK OF MITCHELL                                              4           1882      December 17, 1993          72         8
   MITCHELL, BEDFORD, AND PAOLI, IN
WHITE COUNTY BANK                                                 1           1904      June 30, 1995              58         6
   CARMI, IL
BANK OF ILLINOIS, NATIONAL ASSOCIATION                            4           1902      August 31, 1996           193        36
   MT. VERNON AND WAYNE CITY, IL
FIRST FEDERAL SAVINGS BANK OF LEITCHFIELD                         2           1961      March 1, 1997              48         7
   LEITCHFIELD AND HARDINSBURG, KY
FIRST NATIONAL BANK OF BRIDGEPORT                                 1           1906      August 1, 1997             43        12
   BRIDGEPORT, IL
FIRST BANK OF HUNTINGBURG                                         3           1907      December 31, 1997         107        10
   HUNTINGBURG AND FERDINAND, IN
ILLINOIS ONE BANK, NATIONAL ASSOCIATION                           5           1934      May 31, 1998              136        13
   SHAWNEETOWN, ELIZABETHTOWN, GOLCONDA,
   VIENNA, AND BROOKPORT, IL
TRIGG COUNTY FARMERS BANK                                         3           1890      August 31, 1998            95         9
   CADIZ, KY
COMMUNITY FIRST BANK, NATIONAL ASSOCIATION                        5           1847      August 31, 1998            77         7
   MAYSVILLE, MAYS LICK, AND MT. OLIVET, KY,
   AND RIPLEY AND ABERDEEN, OH
COMMUNITY FIRST BANK OF KENTUCKY                                  3           1922      August 31, 1998            83         8
   WARSAW, DRY RIDGE, AND CRITTENDEN, KY
RIPLEY COUNTY BANK                                                3           1887      October 1, 1998           111        10
   OSGOOD, VERSAILLES, AND MILAN, IN
PRINCETON FEDERAL BANK, fsb                                       1           1922      November 30, 1998          31         4
   PRINCETON, KY
THE PROGRESSIVE BANK, NATIONAL ASSOCIATION                        4           1866      December 1, 1998          143        12
   LEXINGTON, LAWRENCEBURG, AND OWINGSVILLE, KY

The First State Bank of Vienna and Downstate National Bank were merged into Illinois One Bank, National Association; First National Bank of Wayne City was merged with Bank of Illinois in Mt. Vernon to form Bank of Illinois, National Association; and Bank of Crittenden was merged into Community First Bank of Kentucky. During 1997, The Farmers and Merchants Bank was merged into The National City Bank of Evansville; and United Federal Savings Bank was merged into The State Bank of Washington with the name changed to Alliance Bank.

The Corporation's subsidiary banks provide a wide range of financial services to the communities they serve in Indiana, Kentucky, Illinois, and Southwestern Ohio. These services include various types of deposit accounts; safe deposit boxes; safekeeping of securities; automated teller machines; consumer, mortgage, and commercial loans; mortgage loan sales and servicing; letters of credit; accounts receivable management (financing, accounting, billing, and collecting); and complete personal and corporate trust services. All deposits are insured by the Federal Deposit Insurance Corporation.

The Corporation has grown rapidly by acquiring community banks. The financial results of the acquisitions can best be assessed from the Corporation's financial statements on a quarterly, as-reported basis. After each acquisition accounted for as a pooling of interests, the Corporation's financial statements are restated to include the results of the acquiree. From the beginning of 1996 through December 31, 1998, the Corporation acquired assets of $800,977 (measured at the time of each acquisition) in 10 transactions accounted for as poolings of interests.

Since the beginning of 1996, the Corporation has also acquired $382,177 (measured at the time of each acquisition) in assets through transactions accounted for as purchases. Financial statements are not restated following a transaction accounted for as a purchase; instead, the Corporation's financial statements include the results of each acquiree following acquisition. Transactions accounted for as purchases typically result in the Corporation's recording intangible assets, including goodwill, which the Corporation amortizes on a straight-line basis. The Corporation has recorded $38,861 (measured at the time of each acquisition) in intangible assets as the direct result of purchases consummated between the beginning of 1996 and the end of 1998.

Management evaluates acquisition opportunities as they arise. However, management anticipates the pace of acquisition activity to decline significantly in 1999. The Corporation plans to devote significant resources to integrating recently acquired institutions and completing consolidation of back office operations.

The following table summarizes acquisitions made by the Corporation during 1998, 1997, and 1996. Assets acquired are measured as of the date of each acquisition.
Note 2 to the consolidated financial statements includes additional information about each transaction.

                                                                   Date     Accounting          Assets           Resulting
Institution                                                    Acquired         Method        Acquired   Intangible Assets
---------------------------------------------------------------------------------------------------------------------------
The First National Bank of Wayne City                   August 31, 1996       Purchase          55,000      $  5,605
First Federal Savings Bank of Leitchfield                 March 1, 1997       Purchase          43,000         2,807
Bridgeport Bancorp, Inc.                                 August 1, 1997       Purchase          39,382         9,377
Fourth First Bancorp, Inc.                            December 31, 1997       Pooling          108,077             -
Mayfield Branch of Republic Bank and Trust              January 8, 1998       Purchase          65,639         4,521
Vernois Bancshares, Inc.                                  March 6, 1998       Purchase         179,156        16,551
Illinois One Bancorp, Inc.                                 May 31, 1998       Pooling           86,100            --
Community First Financial, Inc.                         August 31, 1998       Pooling          134,800            --
Trigg Bancorp, Inc.                                     August 31, 1998       Pooling           95,000            --
1st Bancorp Vienna, Inc.                                October 1, 1998       Pooling           38,200            --
Hoosier Hills Financial Corporation                     October 1, 1998       Pooling          117,100            --
Commonwealth Commercial Corporation                    October 31, 1998       Pooling           23,000            --
Downstate Banking Co.                                  October 31, 1998       Pooling           21,600            --
Princeton Federal Savings Bank, fsb                   November 30, 1998       Pooling           32,300            --
Progressive Bancshares, Inc.                           December 1, 1998       Pooling          144,800            --


FINANCIAL CONDITION

Total assets at December 31, 1998, were $2,195,224, compared to $1,985,178 at December 31, 1997. Deposits increased $201,781 from $1,532,804 at December 31, 1997 to $1,734,585 at December 31 , 1998. Shareholders' equity increased from $211,237 at December 31, 1997, to $218,280 at December 31, 1998. During 1998,
book value per share increased by $0.34 to $12.96 and resulted in a ratio of average equity capital to average assets of 10.08%.

Average earning assets increased $216,270, or 12.1%, and

Management' Discussion and Analysis of Financial Condition and Results of Operations
(Dollar Amounts Other Than Share Data in Thousands)

FINANCIAL CONDITION, CONTINUED

$152,503, or 9.3%, in l998 and 1997, respectively. Growth in average assets in 1998 was $246,789, or 12.9%, compared to $170,049, or 9.8%, in 1997. During
1998, average interest bearing deposits in banks decreased $14, or 0.3%, and average federal funds sold increased $5,163, or 26.7%; average securities decreased $6,861, or 1.6%; taxable total securities decreased $22,874, or 9.3%; and tax-exempt securities increased $10,431, or 5.7%. The average unrealized gain on securities available for sale increased from $1,496 to $7,078 in 1998. Average loans increased $217,982, or 16.3% during 1998. All types of loans increased during the year. Average loans as a percentage of earning assets increased from 74.7% in 1997 to 77.5% in 1998. The growth in the loan portfolio was due to purchase acquisitions in which average loans increased by $84,873 and due to a strong loan demand in the Corporation's market area.

Average certificate of deposit and other time deposit balances increased by $86,937, or 10.2%, in 1998. During 1998, average balances of money market accounts decreased $5,373, or 4.6%; savings and interest bearing checking accounts increased $56,641, or 15.7%; and average federal funds purchased and securities sold under agreements to repurchase decreased $8,206, or 12.5%. Also during 1998, average other borrowings increased $48,649, or 45.9%, due to issuance of $34,500 in Trust Preferred Securities and increased use of Federal Home Loan Bank lines, and average noninterest-bearing deposits increased $43,180, or 23.4%.

SECURITIES PORTFOLIO

Total securities comprised 21.1% of the 1998 average earning assets compared to 24.0% and 24.7% in 1997 and 1996, respectively. They represent the second largest earning asset component after loans. The Corporation holds various types of securities, including mortgage-backed securities. Inherent in mortgage-backed securities is prepayment risk, which occurs when borrowers prepay their obligations due to market fluctuations and rates. In an effort to reduce this risk, management monitors the



SECURITIES PORTFOLIO

                                                 Carrying Value at December 31
                                  -----------------------------------------------------------
                                      1998           1997                   1996
                                  -----------    -------------    ---------------------------
                                   AVAILABLE       Available        Held to      Available
                                    FOR SALE        For Sale        Maturity      For Sale
---------------------------------------------------------------------------------------------
Debt Securities:
   U.S. Treasury securities         $  15,200      $  27,991      $    1,000    $  22,401
   U.S. Government agencies            53,167         67,977          31,449       79,228
   Taxable municipals                   3,158          3,727           2,775            -
   Tax-exempt municipals              196,322        203,183         128,445       27,788
   Corporate securities                 8,871         10,569          11,161        6,704
   Mortgage-backed securities          65,737         93,449          12,546       87,755
---------------------------------------------------------------------------------------------
     Total debt securities            342,455        406,896         187,376      223,876
Equity securities                       4,059          2,173             305        2,047
---------------------------------------------------------------------------------------------
     Total securities                $346,514       $409,069        $187,681     $225,923
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------


MATURITY ANALYSIS
DECEMBER 31, 1998

                                                        After 1 Year      After 5 Years
                                                            but               but
                                    Within 1 Year      Within 5 Years    Within 10 Years       After 10 Years            Total
                                   ----------------  -----------------  -----------------    -------------------   -----------------
                                   Amount    Yield    Amount    Yield     Amount   Yield      Amount      Yield     Amount    Yield
------------------------------------------------------------------------------------------------------------------------------------
SECURITIES CLASSIFIED AS
 AVAILABLE FOR SALE:
U.S. Treasury securities           $ 9,077    6.21%   $ 6,012    6.23%    $   111   7.12%     $     --      --     $ 15,200   6.22%
U.S. Government agencies            36,350    5.78%    12,624    6.07%      4,192   5.91%           --      --       53,166   5.86%
Taxable municipals                     924    6.36%     1,971    7.33%         93   7.75%          170    8.25%       3,158   7.11%
Tax-exempt municipals               13,714    7.83%    63,583    7.58%     47,792   7.61%       71,234    8.31%     196,323   7.87%
Corporate securities                 1,827    6.20%     5,956    6.11%      1,039   9.02%           49    3.07%       8,871   6.45%
------------------------------------------------------------------------------------------------------------------------------------
   Total maturing securities       $61,892    6.32%   $90,146    7.18%    $53,227   7.50%      $71,453    8.31%     276,718   7.34%
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                                                                           65,737   5.76%
Equity securities                                                                                                     4,059   3.12%
                                                                                                                   -----------------
   Total securities                                                                                                $346,514   6.99%
                                                                                                                   -----------------
                                                                                                                   -----------------

amount of mortgage-backed securities contained in the portfolio. The
Corporation has no securities of any single issuer, with the exception of the U.
S. Government, exceeding 10% of shareholders' equity. The Corporation manages the quality and risk of securities through its Asset/Liability Committee, which recommends and monitors the composition of the overall securities portfolio as approved by the Corporation's Board of Directors. Among other things, the investment policy establishes guidelines for the level, type, quality, and mix of securities appropriate for the portfolio. The securities portfolio at December 31, 1998, included $2,179 in structured notes. These securities have risk characteristics which are well within the constraints of the non-structured securities held in the securities portfolio. All securities are classified as available for sale and are carried at fair value. The available-for-sale securities included unrealized gains of approximately $9,606 and unrealized losses of $2,410 at December 31, 1998. At December 31, 1998, available-for-sale securities included $65,737 in mortgage-backed securities, or 19.0% of the available-for-sale portfolio. The weighted average maturity of the available-for-sale portfolio at December 31, 1998, was 5.4 years. The weighted average yields on municipal securities that are tax-exempt have been computed on a federal-tax-equivalent basis using a 35.0% tax rate.


LOANS

Each subsidiary bank follows loan policies approved by its board of directors. These policies are compatible with the Corporation's loan policy approved by its Board of Directors. The lending policies address risks associated with each type of lending, collateralization, loan-to-value ratios, loan concentrations, insider lending, and other pertinent matters. These functions are monitored by subsidiary and corporate loan review personnel and by the loan committees of the subsidiaries' boards of directors for compliance and loan quality. Management believes that careful loan administration and high credit standards minimize credit risk. Speculative loans are prohibited and the loan portfolio contains no foreign loans.

The Corporation's loan portfolio is diversified by type of loan and industry, and, within its market area, by geographic location, which minimizes economic risk. The loan portfolio contained 27.5% commercial loans, 58.5% real estate loans (primarily residential), and 14.0% consumer loans at December 31, 1998.

The Corporation's subsidiary banks lend to customers in various industries including manufacturing, agricultural, health and other services, transportation, mining, wholesale, and retail.

Commercial and industrial loans increased $51,852, of which approximately 28% was due to acquisitions accounted for under the purchase method. The remaining increase was due to a general increase in business among the communities the Corporation's banks serve. Growth in consumer lending was primarily due to acquisitions accounted for under the purchase method.

Real estate loans increased $162,882, of which approximately 32% was due to purchase acquisitions. The remaining increase was a result of strong loan demand in the markets served by the Corporation's banks supported by a favorable interest rate environment. Approximately 59.6% consists of 1-4 family housing. The Corporation's guidelines for residential mortgage



LOAN PORTFOLIO AT YEAR END, FIVE-YEAR SUMMARY

                                                1998         1997         1996         1995         1994
--------------------------------------------------------------------------------------------------------
Real estate loans                         $  964,493   $  801,611   $  710,250   $  686,513   $  562,705
Commercial, industrial, and
   agricultural loans                        415,579      363,727      325,691      254,206      265,511
Economic development loans and
   other obligations of state and
   political subdivisions                     19,780       15,492       12,260       10,618       13,733
Consumer loans                               223,377      198,615      192,475      180,921      149,514
Direct lease financing                        12,988       13,146       12,336        6,975          527
Leveraged leases                               5,102        4,661         --           --           --
All other loans                                7,606        5,017        3,154        1,625        1,346
--------------------------------------------------------------------------------------------------------
   Total loans - gross                     1,648,925    1,402,269    1,256,166    1,140,858      993,336
Less: unearned income                            629        1,310        1,475        1,865        2,204
--------------------------------------------------------------------------------------------------------
   Total loans - net of unearned income    1,648,296    1,400,959    1,254,691    1,138,993      991,132
Less: allowance for loan losses               18,443       13,854       12,539       10,937       10,404
--------------------------------------------------------------------------------------------------------
   Total loans - net                      $1,629,853   $1,387,105   $1,242,152   $1,128,056   $  980,728
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Dollar Amounts Other Than Share Data in Thousands)


LOANS, CONTINUED

lending were followed and advances normally did not exceed 80% of appraised value.


At December 31, 1998, there was no concentration of credit risk from borrowers engaged in the same or similar industries exceeding 10% of total loans. Geographic diversification is provided by the Corporation's policy to extend credit to customers in its geographic market areas in and around the subsidiary banks' banking offices in Indiana, Illinois, Kentucky, and Southwestern Ohio.


LOAN MATURITIES AND RATE SENSITIVITIES AT DECEMBER 31, 1998 ON AGRICULTURAL, COMMERCIAL, AND TAX-EXEMPT LOANS

                                                       After
                                                     1 Year But
                                            Within     Within       Over
Rate sensitivities:                         1 Year     5 Years     5 Years       Total
--------------------------------------------------------------------------------------
   Fixed rate loans                       $ 63,730    $ 95,398    $ 41,995    $201,123
   Variable rate loans                     223,832       8,167         397     232,396
--------------------------------------------------------------------------
     Subtotal                             $287,562    $103,565    $ 42,392     433,519
--------------------------------------------------------------------------
     Percent of subtotal                    66.33%      23.89%       9.78%
Nonaccrual loans                                                                 1,840
                                                                              --------
     Total loans net of unearned income                                       $435,359
                                                                              --------
                                                                              --------

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

Past due 90 days or more, nonaccrual, and restructured loans were 0.7% and 0.6% of total loans at the end of 1998 and 1997, respectively. Additional interest income that would have been recorded, if nonaccrual and restructured loans had been current in accordance with their original terms, was $646, $390, and $261 in 1998, 1997, and 1996, respectively. The interest recognized on nonaccrual loans was approximately $130, $83, and $44 in 1998, 1997, and 1996, respectively.

In addition to those loans classified as underperforming, management was monitoring loans of approximately $56,309 and $41,360 as of the end of 1998 and 1997, respectively, for the borrowers' abilities to comply with present loan repayment terms. All impaired loans discussed in Note 6 to the financial statements




UNDERPERFORMING ASSETS AT YEAR END, FIVE-YEAR SUMMARY

                                      1998      1997      1996      1995      1994
----------------------------------------------------------------------------------
Underperforming loans:
   Nonaccrual                      $ 9,782   $ 6,184   $ 3,717   $ 2,520   $ 2,609
   Restructured                        374       293       481       220       302
   90 days past due                  1,610     2,011     2,264     2,125     2,153
----------------------------------------------------------------------------------
     Total underperforming loans    11,766     8,488     6,462     4,865     5,064
Nonaccrual municipal securities       --          61        31      --        --
Other real estate owned                715       180       215       597       686
----------------------------------------------------------------------------------
     Total                         $12,481   $ 8,729   $ 6,708   $ 5,462   $ 5,750
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

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

RISK MANAGEMENT

As of December 31, 1998, management considered the allowance for loan losses adequate to provide for potential losses in the loan portfolio. Management reviews delinquent and problem loans weekly. Loans which are judged uncollectible are charged off on a timely basis. The allowance for loan losses is reviewed quarterly in order to evaluate and maintain its adequacy based on an analysis of the entire loan portfolio. Some of the factors used in this review include current economic conditions and forecasts, risk by type of loan, previous loan loss experience, and evaluation of specific borrowers and collateral. The Corporation and its banks monitor loan portfolios using models designed in part by regulatory agencies.

Total loans charged off during 1998 increased $1,872, or 59.6%, and recoveries increased $136, or 11.0%, from 1997. The provision for loan losses for 1998 was increased based on the increase in net charge-offs, underperforming loans, the increase in loan volume, and the Corporation's periodic analysis of the subsidiary banks' loan portfolios. In the fourth quarter of 1998, the Corporation made additional provisions for loan losses due to


SUMMARY OF LOAN LOSS EXPERIENCE (ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES)

                                                        1998          1997          1996          1995          1994
--------------------------------------------------------------------------------------------------------------------
Allowance for loan losses, January 1              $   13,854    $   12,539    $   10,937    $   10,404    $    9,744
Allowance associated with purchase acquisitions        1,086           516           379           140           259
Loans charged off:
   Commercial                                            875           763         1,129           619           448
   Real estate mortgage                                  687           505           634           136           406
   Consumer                                            3,411         1,867         1,536           723           632
   Direct lease financing                                 42             8            74            11          --
--------------------------------------------------------------------------------------------------------------------
     Total                                             5,015         3,143         3,373         1,489         1,486
--------------------------------------------------------------------------------------------------------------------
Recoveries on charged-off loans:
   Commercial                                            307           367           172           549           332
   Real estate mortgage                                  541           424           302           249           270
   Consumer                                              516           448           412           304           616
   Direct lease financing                                 11          --               5          --            --
--------------------------------------------------------------------------------------------------------------------
     Total                                             1,375         1,239           891         1,102         1,218
--------------------------------------------------------------------------------------------------------------------
         Net charge-offs                               3,640         1,904         2,482           387           268
Provision for loan losses                              7,143         2,703         3,705           780           669
--------------------------------------------------------------------------------------------------------------------
Allowance for loan losses, December 31            $   18,443    $   13,854    $   12,539    $   10,937    $   10,404
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Total loans at year end                           $1,648,296    $1,400,959    $1,254,691    $1,138,993    $  991,132
Average loans                                      1,556,113     1,338,131     1,207,403     1,071,206       942,877

As a percent of year-end loans:
   Net charge-offs                                      0.22%         0.14%         0.20%         0.03%         0.03%
   Provision for loan losses                            0.43          0.19          0.30          0.07          0.07
   Year-end allowance balance                           1.12          0.99          1.00          0.96          1.05

As a percent of average loans:
   Net charge-offs                                      0.23%         0.14%         0.21%         0.04%         0.03%
   Provision for loan losses                            0.46          0.20          0.31          0.07          0.07
   Year-end allowance balance                           1.19          1.04          1.04          1.02          1.10

Allowance for loan losses as a percent
   of underperforming loans                           156.75%       163.22%       194.04%       224.81%       205.45%
Total underperforming loans                       $   11,766    $    8,488    $    6,462    $    4,865    $    5,064

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Dollar Amounts Other Than Share Data in Thousands)

RISK MANAGEMENT, CONTINUED

increased charge-offs and non-performing loans at one subsidiary. The provision for loan losses for 1997 was decreased as a result of the decrease in net charge-offs. In 1996, the provision for loan losses was increased due to increased net charge-offs and non-performing loans.


ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31

                                    Allowance Applicable to                      Percent of Loans to Total Gross Loans
-----------------------------------------------------------------------------------------------------------------------------
Loan Type                 1998      1997      1996      1995      1994       1998       1997       1996       1995       1994
----------------------------------------------------------------------       ------------------------------------------------
Commercial             $ 6,134   $ 4,882   $ 4,137   $ 4,044   $ 3,724         28%        29%        28%        24%        28%
Real estate mortgage     3,656     3,689     3,632     3,300     3,088         58%        57%        57%        60%        57%
Consumer                 5,461     2,842     2,321     1,792     1,336         14%        14%        15%        16%        15%
----------------------------------------------------------------------       ------------------------------------------------
   Allocated            15,251    11,413    10,090     9,136     8,148        100%       100%       100%       100%       100%
Unallocated              3,192     2,441     2,449     1,801     2,256       ------------------------------------------------
----------------------------------------------------------------------       ------------------------------------------------
   Total               $18,443   $13,854    $12539   $10,937   $10,404
----------------------------------------------------------------------
----------------------------------------------------------------------

DEPOSITS

The Corporation's Asset/Liability Committee manages the deposits of its banks to achieve a balance between deposit growth and the cost of funds. Average deposits increased $181,385, or 12.0%, during 1998, compared to $99,388, or 7.0%, in
1997. Of the increase in 1998, $136,628, or 75.3%, was due to purchase acquisitions. Average time deposits of $100,000 or more increased $23,851, or 11.9%, compared to $29,016, or 16.9%, in 1997. The Corporation had $198 in brokered deposits as of December 31, 1998 and no brokered deposits in 1997. Time deposits of $100,000 or more are not considered to present an undue risk.

AVERAGE DEPOSITS

                                                      1998                       1997                    1996
                                                ------------------       -----------------        ------------------
                                                AMOUNT       RATE        Amount      Rate         Amount      Rate
--------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand                   $  227,391      --       $  184,211       --      $  173,118       --
Money market accounts                           112,385      3.91%       117,758      3.46%       117,142     3.42%
Interest-bearing demand                         252,201      2.31%       216,365      2.26%       209,920     2.37%
Savings                                         165,016      2.83%       144,211      2.62%       147,291     2.72%
Time deposits of $100,000 or more               224,598      5.58%       200,747      5.28%       171,731     5.26%
Other time deposits                             716,307      5.37%       653,221      5.39%       597,923     5.32%
--------------------------------------------------------------------------------------------------------------------
Total                                        $1,697,898               $1,516,513               $1,417,125
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------



TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31, 1998

Maturing:
   3 months or less              $107,059
   Over 3 to 6 months              56,120
   Over 6 to 12 months             41,020
   Over 12 months                  32,939
-----------------------------------------
     Total                       $237,138
-----------------------------------------
-----------------------------------------


CAPITAL RESOURCES

At the end of 1998, shareholders' equity totaled $218,280, an increase of $7,043, or 3.3%, from 1997. The average equity to average asset ratio was 10.1% and 10.3% for 1998 and 1997, respectively. The dividend payout ratio for 1998 was 59.7%, compared to 36.7% in 1997.

As of December 31, 1998, there were no material commitments for capital expenditures.

Guidelines for minimum capital levels have been established for the Corporation by the Federal Reserve Board. Tier 1 (core) capital consists of shareholders' equity less goodwill, other identifiable intangible assets, and unrealized losses on marketable equity securities. Total capital consists of Tier 1 capital plus allowance for loan losses. Minimum capital levels are 4% for the leverage ratio which is defined as Tier 1 capital as a percentage of total assets less goodwill and other identifiable intangible assets; 4% for Tier 1 capital to risk-weighted assets; and 8% for total capital to risk-weighted assets. The Corporation has exceeded each of these levels. Its leverage ratio was 10.08% and 9.69%; Tier 1 capital to risk-weighted assets was 13.47% and 13.72%; and total capital to risk-weighted assets was 14.14% and 14.78% at the end of 1998 and 1997, respectively. In addition, each subsidiary bank exceeded minimum regulatory capital guidelines during 1998 and 1997.



SHORT-TERM BORROWINGS


Federal funds purchased are borrowings from other financial institutions maturing daily. Securities sold under agreements to repurchase are secured transactions with customers. Securities sold under agreements to repurchase generally mature within six months. Notes payable U.S. Treasury are demand notes created by treasury tax and loan account funds transfers. Short-term borrowings decreased $48,657, or 59.3%, during 1998. At December 31, 1998, the Corporation had no federal funds purchased, compared to $56,000 at December 31, 1997. Securities sold under agreements to repurchase and notes payable U.S. Treasury increased during 1998 by $7,343, or 28.2%, and increased by $10,592, or 68.6%, in 1997. The decrease in consolidated short-term borrowing during 1998 was due to increased use of Federal Home Loan Bank advance lines, the purchase of a branch office, and the issuance of Trust Preferred Securities.


SHORT-TERM BORROWINGS AT DECEMBER 31

                                 1998      1997      1996
---------------------------------------------------------
Federal funds purchased       $  --     $56,000   $54,500
Securities sold under
   agreements to repurchase    33,382    20,123    13,726
Notes payable U.S. Treasury      --       5,916     1,721
---------------------------------------------------------
Total                         $33,382   $82,039   $69,947
---------------------------------------------------------
---------------------------------------------------------


                                                Securities
                                                Sold Under      Notes
                                   Federal      Agreements    Payable
                                     Funds              to       U.S.
                                 Purchased      Repurchase   Treasury
---------------------------------------------------------------------
1998
AVERAGE AMOUNT OUTSTANDING         $20,853       $36,770       $1,397
MAXIMUM AMOUNT AT ANY
   MONTH END                        50,950        52,615        5,360
WEIGHTED AVERAGE INTEREST RATE:
   DURING YEAR                        4.65%         4.47%        4.94%
   END OF YEAR                         --           3.31%         --

1997
Average amount outstanding         $44,576       $19,322       $2,064
Maximum amount at any
   month end                        75,035        31,103        5,916
Weighted average interest rate:
   During year                        5.57%         4.18%        5.36%
   End of year                        6.77%         4.79%        5.25%

1996
Average amount outstanding         $29,181       $20,077       $1,378
Maximum amount at any
   month end                        63,355        31,985        3,270
Weighted average interest rate:
   During year                        5.08%         4.35%        5.17%
   End of year                        6.65%         4.20%        5.15%



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

For the Corporation, the primary sources of short-term liquidity have been federal funds sold, interest-bearing deposits in banks, and U.S. Government and agency securities available for sale. In addition to these sources, short-term liquidity is provided by maturing loans and securities. The balance between these sources and needs to fund loan demand and deposit withdrawals is monitored under the Corporation's asset/liability management program and by each subsidiary bank providing liquidity without penalizing earnings. When these sources are not adequate, the Corporation may use federal funds purchased, brokered deposits, and its lines with Federal Home Loan Banks as alternative sources of liquidity. The increased loan demand throughout the year was funded by an increase in deposits and other borrowings. Additionally, the Corporation's underwriting standards for its mortgage loan portfolio comply with standards established by government housing agencies; as a result, a portion of the mortgage loan portfolio could be sold to provide additional liquidity. At December 31, 1998 and 1997, respectively, federal funds sold were $10,431 and $21,014, interest-bearing deposits in banks were $142 and $3,693 and U.S. Government and agency securities available for sale were $68,367 and $95,968.

These sources and other liquid assets also satisfy long-term

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Dollar Amounts Other Than Share Data in Thousands)


LIQUIDITY, CONTINUED
liquidity needs. Long-term liquidity is managed in the same way, only with longer maturities, to provide for future needs while maintaining interest margins. In 1998 and 1997, the Corporation increased its use of its Federal Home Loan Bank lines to reduce its dependence on short-term federal funds borrowings. At December 31, 1998, the Corporation had $203,225 in unused Federal Funds and Federal Home Loan Bank lines. The Corporation (parent company) issued $34,500 in Trust Preferred Securities in 1998, primarily, to fund the purchase of a subsidiary bank and a branch.

The ability of the Corporation to pay cash dividends to its shareholders is dependent on the receipt of dividends from its subsidiary banks. Banking regulations impose restrictions on the ability of subsidiaries to pay dividends to the Corporation. The amount of dividends that could be paid is further restricted by management to maintain prudent capital levels.

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

In order to manage its exposure to changes in interest rates, the Corporation monitors interest rate risk through analysis of standard gap reports and interest rate shock simulation reports on the effect of changes in interest rates on net interest income and on the economic value of equity (the present value of expected cash flows from existing assets minus the present value of expected cash flows from existing liabilities). The following tables set forth, at December 31, 1998, an analysis of the Corporation's interest rate risk as measured by the estimated change in economic value of equity (EVE) and net interest income (NII) following parallel shifts in the yield curve.

Certain assumptions were employed in preparing data in the following tables. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios.


                                    Estimated Increase
                                    (Decrease) in EVE
     Change in       Estimated    ---------------------
Interest Rates      EVE Amount    Amount        Percent
-------------------------------------------------------
(Basis Points)
          +200       $226,607     $(20,799)     (8.41)%
            --        247,406           --         --
          -200        264,758       17,348       7.01%



                                    Estimated Increase
                                    (Decrease) in NII
     Change in       Estimated    ---------------------
Interest Rates      NII Amount    Amount        Percent
-------------------------------------------------------
(Basis Points)
          +200      $107,865      $5,212        4.78%
           --        102,947          --          --
          -200        97,706      (5,537)      (5.09)%


Even if interest rates change in the designated amounts, there can be no assurance that the Corporation's assets and liabilities would perform as set forth. In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the EVE or NII than indicated above.

Derivative financial instruments include futures, forwards, interest rate swaps, option contracts, and other financial instruments with similar characteristics. The Corporation does not enter into futures, forwards, swaps, or options. In the normal course of business, however, the Corporation is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contractual or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. Financial instruments with off-balance-sheet risk at December 31, 1998 are discussed more throughly in Note 18 of the consolidated financial statements.

RESULTS OF OPERATIONS

Net income for 1998 was $21,454, reflecting a $6,020, or 21.9, decrease from 1997. Net income for 1997 increased $2,761, or 11.2%, over 1996. Basic earnings per share in 1998 were $1.28, compared to $1.65 in 1997 and $1.48 in 1996. Increases in volumes of earning assets resulted in growth of net interest income of $6,559, or 8.1%, in 1998 and $5,720, or 7.6%, in 1997. Noninterest income, excluding securities gains, increased $2,162, or 16.3% in 1998, compared to $883, or 7.1%, in 1997. Noninterest expenses increased $13,791, or 25.8%, in 1998 and $5,402, or 11.2% in 1997. Increases in noninterest expenses in 1998 were primarily due to expenses associated with consolidation of the Corporation's back office operations and acquisition activity. The provision for loan losses increased $4,440, or 164.3%, in 1998 and decreased $1,002, or 27.0%, in 1997.

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

The following discussion of results of operations is on a federal-tax-equivalent basis. Average loans increased $217,982, or 16.3%, during 1998 compared to an increase of $130,728, or 10.8%, during 1997. Approximately 37.7% of the growth in average loans in 1998 and 33.6% in 1997 was attributable to acquisitions accounted for as purchases. Loan income increased 15.7% in 1998 and 11.2% in 1997, principally due to increased loan volumes. The average yield on loans was 9.16% in 1998 and 9.21% in 1997.

Average securities before market value adjustments decreased by $12,443 in 1998 and increased by $16,338 in 1997. Securities income decreased $834, or 2.7%, in 1998 and increased $2,600, or 9.3%, in 1997. The yield on securities increased from 7.17% in 1997 to 7.18% in 1998. During 1998, volumes decreased on securities. This decrease was the result of the use of proceeds from securities maturities and sales to fund loan growth. In 1997, both rates and volumes on securities increased as the Corporation increased volumes of securities and shifted the portfolio mix toward higher yielding tax-exempt securities. Average earning assets increased $216,270, or 12.1%, in 1998 and $152,503, or 9.3%, in 1997. Purchase acquisitions accounted for 46.9% of the increase in 1998 and 34.2% in 1997 The average yield on total earning assets for 1998 was 8.65%, compared to 8.66% in 1997.

Average total interest-bearing deposits increased 10.4% during 1998 and 7.1% during 1997. Purchase acquisitions accounted for all of the growth in interest bearing deposits in 1998 and 28.9% in 1997. The average cost of interest bearing deposits was 4.48% in 1998 and 4.39% in 1997. Increases in interest expense on deposits in 1998 and 1997 were primarily due to volume increases. Interest expense on federal funds purchased and other borrowings increased $2,809 in 1998 and $2,944 in 1997. The increases were principally due to increases in volumes. The Corporation uses federal funds purchased and Federal Home Loan Bank advances, selectively, as alternative funding sources to meet short and intermediate-term funding needs.

In 1998 and 1997, net interest income increased $8,246 and $7,411, respectively. Increases in volumes accounted for substantially all of the increase in 1998 and 74.7% in 1997.

                                                 1998 Compared to 1997                       1997 Compared to 1996
CHANGES IN NET INTEREST INCOME                  --------------------------               --------------------------------------
(INTEREST ON A FEDERAL-TAX-EQUIVALENT BASIS)          CHANGE DUE TO                              Change Due to
                                                      A CHANGE IN                                a Change in
                                                --------------------------               --------------------------
                                                                     RATE/     TOTAL                          Rate/    Total
                                                VOLUME     RATE     VOLUME    CHANGE     Volume     Rate     Volume    Change
                                                ------------------------------------    ---------------------------------------
Interest income increase (decrease)
  Loans                                         $20,071   $  (650)  $(105)   $19,316    $11,996   $   379    $  41     $12,416
  Securities                                       (891)       60      (3)      (834)     1,114     1,429       57       2,600
  Other                                             232      (182)    (32)        18       (132)       51       (5)        (86)
                                                ------------------------------------------------------------------------------
    Total interest income                        19,412      (772)   (140)    18,500     12,978     1,859       93      14,930
                                                ------------------------------------------------------------------------------
Interest expense increase (decrease)
  Deposits                                        6,063     1,252     130      7,445      3,823       702       50       4,575
  Borrowings                                      2,397       333      79      2,809      3,621      (451)    (226)      2,944
                                                ------------------------------------------------------------------------------
    Total interest expense                        8,460     1,585     209     10,254      7,444       251     (176)      7,519
                                                ------------------------------------------------------------------------------
Net interest income increase (decrease)         $10,952   $(2,357)  $(349)   $ 8,246     $5,534   $ 1,608    $ 269      $7,411
                                                ------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Dollar Amounts Other Than Share Data in Thousands)


NONINTEREST INCOME

Noninterest income increased $2,519, or 17.9%, during 1998 and $1,665, or 13.4%, during 1997. Service charges on deposit accounts increased $1,526, or 23.8%, during 1998 and $404, or 6.7%, during 1997. Other service charges and fees increased $1,018, or 35.8%, in 1998 and $213, or 8.1%, in 1997. Trust income which fluctuates with changes in the number of accounts managed and with changes in market value of assets under management increased $253, or 12.9%, in 1998 and $138, or 7.6%, in 1997. Other types of noninterest income decreased $635, or 30.5%, in 1998 and increased $128, or 6.6%, in 1997.

NONINTEREST EXPENSE

Noninterest expense increased $13,791, or 25.8%, during 1998 and $5,402, or 11.2%, in 1997. Expenses associated with acquisitions and consolidation of the Corporation's back office operations accounted for $6,649, or 48.2%, of the increase in 1998. Expenses associated with acquisitions and consolidation in 1998 consisted of $1,605 in severance and merger-related employment expenses, $200 in equipment write-downs, $631 in data processing contract termination costs, $1,566 in consulting fees related to consolidation, and $2,647 in acquisition-related professional fees. Salaries and other employee benefits increased $1,491, or 4.9%, during 1998 and $3,433, or 12.7%, in 1997. Occupancy expense of bank premises decreased $274 during 1998 and increased $120 in 1997. Furniture and equipment expense increased $1,645, or 55.0%, during 1998 and $198, or 7.1%, in 1997. Other noninterest expense increased $4,624, or 29.3%, during 1998 compared to $1,307, or 9.0%, during 1997.

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

To address the potential adverse year 2000-related consequences, the banking regulatory authorities, working cooperatively through the Federal Financial Institutions Examination Council (FFIEC), have issued a number of specific guidelines designed to guide financial institutions in their year 2000 compliance efforts. The Corporation has developed a year 2000 compliance program that it believes is consistent with these guidelines.

The Corporation and its banking subsidiaries are subject to examination with respect to their year 2000 compliance by various state and federal agencies, including the Federal Reserve Board, the Comptroller of the Currency, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and state banking agencies. If a regulatory agency issues a rating of less than satisfactory with respect to an organization's year 2000 compliance efforts, the organization's ability to obtain regulatory approval of certain actions, such as proposed acquisitions, may be adversely affected.

The Corporation has established a year 2000 team to monitor progress with achieving year 2000 compliance. The team reports its progress to the Corporation's Board of Directors on a monthly basis. In addition, the Corporation is utilizing an external consulting firm to assist with its year 2000 compliance.

The Corporation's year 2000 project involves five phases: 1. Awareness; 2. Assessment; 3. Renovation; 4. Validation; and 5. Implementation. The Corporation has completed the awareness, assessment, and validation phases. Major aspects of the renovation phase have been completed and the Corporation expects to complete the remainder of this phase by March 31, 1999. The implementation phase is expected to be substantially complete by June 30, 1999.

The Corporation prepared its contingency and business resumption plans following FFIEC guidelines. The Corporation completed contingency planning before the FFIEC deadline of December 31, 1998.

Management expects total additional out-of-pocket expenditures incurred in year 2000 compliance to be approximately $500. This includes fees to outside consulting firms, costs to upgrade equipment specifically for the purpose of year 2000 compliance, and certain administrative expenditures. Some amounts are being expensed as incurred and are not expected to be material to the Corporation's financial condition or results of operations.

Management believes that the organization has an effective corporate year 2000 compliance program in place and that additional expenditures required to bring its systems into compliance will not have a materially adverse effect on the Corporation's operations, cash flow, or financial condition. However, the year 2000 problem is pervasive and complex and can potentially affect any computer process. The Corporation is dependent upon certain key suppliers to achieve year 2000 compliance. Accordingly, no assurance can be given that year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.

AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME

                                                       1998                              1997
                                        -------------------------------       ---------------------------
                                           AVERAGE     INTEREST  YIELD/        Average   Interest  Yield/
                                          BALANCES       & FEES    COST       Balances    & Fees    Cost
                                        -------------------------------       ---------------------------
EARNING ASSETS:
Interest-bearing deposits in banks      $    4,745  $       304   6.41%    $     4,759   $     231   4.85%
Federal funds sold                          24,466        1,037   4.24%         19,303       1,092   5.66%
Securities:
  Taxable                                  222,716       13,619   6.11%        245,590      15,838   6.45%
  Tax-exempt                               193,027       16,241   8.41%        182,596      14,856   8.14%
--------------------------------------------------------------------------------------------------------------
   Securities before market value
     adjustment                            415,743       29,860   7.18%        428,186      30,694   7.17%
  Market value adjustment on
   securities available for sale             7,078                               1,496
--------------------------------------------------------------------------------------------------------------
      Total securities                     422,821                             429,682
Loans                                    1,556,113     142,529    9.16%      1,338,131     123,213   9.21%
--------------------------------------------------------------------------------------------------------------
      Total earning assets               2,008,145    $173,730    8.65%      1,791,875   $ 155,230   8.66%
                                                      --------                           ---------
                                                      --------                           ---------
Non-earning assets                         150,169                             119,650
--------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                            $2,158,314                         $ 1,911,525
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
Savings and interest-bearing demand     $   417,217   $ 10,495    2.52%    $   360,576   $   8,639   2.40%
Money market accounts                       112,385      4,391    3.91%        117,758       4,074   3.46%
Certificates of deposit and other time      940,905     51,003    5.42%        853,968      45,731   5.36%
--------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits         1,470,507     65,889    4.48%      1,332,302      58,444   4.39%
Federal funds purchased and securities
  sold under agreements to repurchase        57,623      2,613    4.53%        65,829        3,370   5.12%
Other borrowings                            154,605     10,378    6.71%       105,956        6,812   6.43%
--------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities      1,682,735  $  78,880    4.69%     1,504,087    $  68,626   4.56%
                                                     ---------                           ---------
                                                     ---------                           ---------
Noninterest-bearing liabilities and
  shareholders' equity                      475,579                           407,438
--------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                   $2,158,314                       $ 1,911,525
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Interest income/earning assets                       $ 173,730    8.65%                  $ 155,230   8.66%
Interest expense/earning assets                         78,880    3.93%                     68,626   3.83%
--------------------------------------------------------------------------------------------------------------
  Net interest income/earning assets                 $  94,850    4.72%                  $  86,604   4.83%
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------


                                                          1996
                                             -----------------------------
                                              Average   Interest    Yield/
                                             Balances     & Fees     Cost
                                             -----------------------------
EARNING ASSETS:
Interest-bearing deposits in banks        $     6,950  $     394     5.67%
Federal funds sold                             19,608      1,015     5.18%
Securities:
  Taxable                                     294,132     18,280     6.21%
  Tax-exempt                                  117,716      9,814     8.34%
---------------------------------------------------------------------------
   Securities before market value
     adjustment                               411,848     28,094     6.82%
  Market value adjustment on
   securities available for sale               (6,437)
---------------------------------------------------------------------------
      Total securities                        405,411
Loans                                       1,207,403    110,797     9.18%
---------------------------------------------------------------------------
      Total earning assets                  1,639,372   $140,300     8.56%
Non-earning assets                            102,104
---------------------------------------------------------------------------
TOTAL ASSETS                              $ 1,741,476
---------------------------------------------------------------------------
---------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
Savings and interest-bearing demand       $   357,211   $  8,971     2.51%
Money market accounts                         117,142      4,002     3.42%
Certificates of deposit and other time        769,654     40,896     5.31%
---------------------------------------------------------------------------
  Total interest-bearing deposits           1,244,007     53,869     4.33%
Federal funds purchased and securities
  sold under agreements to repurchase          51,601      2,459     4.77%
Other borrowings                               62,898      4,779     7.60%
---------------------------------------------------------------------------
  Total interest-bearing liabilities        1,358,506   $ 61,107     4.50%
                                                        --------
                                                        --------
Noninterest-bearing liabilities and
  shareholders' equity                        382,970
---------------------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                    $ 1,741,476
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Interest income/earning assets                          $140,300     8.56%
Interest expense/earning assets                           61,107     3.73%
---------------------------------------------------------------------------
  Net interest income/earning assets                    $ 79,193     4.83%
---------------------------------------------------------------------------
---------------------------------------------------------------------------


Note: Income is on a federal-tax-equivalent basis using a 35% tax rate. Average volume includes nonaccrual loans.

CERTAIN STATEMENTS MADE IN THIS REPORT MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: MANAGEMENT'S ABILITY TO IMPROVE THE PROFITABILITY OF ACQUIRED INSTITUTIONS AND TO REALIZE EXPECTED OPERATIONAL SYNERGIES FROM ACQUISITIONS; GENERAL, REGIONAL AND LOCAL ECONOMIC CONDITIONS WHICH MAY AFFECT INTEREST RATES AND NET INTEREST INCOME; CREDIT RISKS AND RISKS FROM CONCENTRATIONS (GEOGRAPHIC AND BY INDUSTRY) WITHIN THE LOAN PORTFOLIO; CHANGES IN REGULATIONS AFFECTING FINANCIAL INSTITUTIONS; COMPETITION; AND RISKS CREATED BY THE "YEAR 2000 PROBLEM".

REPORT OF INDEPENDENT ACCOUNTANTS

PRICEWATERHOUSECOOPERS LLP

To the Board of Directors and
Shareholders of National City Bancshares, Inc.

In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated statements of financial position and the related consolidated statements of income and comprehensive income, cash flows, and changes in shareholders' equity present fairly, in all material respects, the financial position of National City Bancshares, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 and 1996 financial statements of 1st Bancorp Vienna, Inc., Hoosier Hills Financial Corporation, Princeton Federal Bank, fsb, and Progressive Bancshares, Inc. which statements reflect total assets of $323,489 at December 31, 1997 and net income of $3,333 and $3,010 for the years ended December 31, 1997 and 1996 respectfully. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for 1st Bancorp Vienna, Inc., Hoosier Hills Financial Corporation, Princeton Federal Bank, fsb, and Progressive Bancshares, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.





Lexington, Kentucky
February 26, 1999

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION






(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)                                  DECEMBER 31,
                                                                                 1998             1997
----------------------------------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents                                                     $    67,389     $    57,195
Time deposits in banks                                                                142           3,693
Federal funds sold                                                                 10,431          21,014
Securities available for sale                                                     346,514         409,069
Nonmarketable equity securities                                                    19,327          15,894
Loans - net                                                                     1,629,853       1,387,105
Premises and equipment                                                             46,399          40,334
Intangible assets                                                                  40,185          22,235
Other assets                                                                       34,984          28,639
----------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                  $ 2,195,224     $ 1,985,178
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits:
   Noninterest-bearing demand                                                 $   231,623     $   203,049
   Interest-bearing:
     Savings, daily interest checking, and money market accounts                  567,112         485,818
     Time deposits of $100,000 or more                                            237,138         190,373
     Other time                                                                   698,712         653,564
----------------------------------------------------------------------------------------------------------
         Total deposits                                                         1,734,585       1,532,804
Short-term borrowings                                                              33,382          82,039
Other borrowings                                                                  139,545         133,927
Guaranteed preferred beneficial interests in the
   Corporation's subordinated debenture                                            34,500            --
Dividends payable                                                                   3,368           2,025
Deferred income taxes                                                               3,898           4,812
Other liabilities                                                                  17,623          13,995
----------------------------------------------------------------------------------------------------------
   Total liabilities                                                            1,966,901       1,769,602

COMMON STOCK OWNED BY ESOP (SUBJECT TO PUT OPTION)                                 10,043           4,339

SHAREHOLDERS' EQUITY
Preferred Stock - 1,000,000 shares authorized
   None outstanding
Common Stock - $1.00 stated value:
                            1998                1997
                         ----------          ----------
   Shares authorized     29,000,000          20,000,000
   Shares outstanding    16,842,456          15,994,826                            16,842          15,995
Capital surplus                                                                   123,561          92,432
Retained earnings                                                                  83,536         103,101
Accumulated other comprehensive income                                              4,436           4,535
Unearned employee stock ownership plan shares                                         (52)           (487)
Common stock owned by ESOP (subject to put option)                                (10,043)         (4,339)
----------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                                     218,280         211,237
----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                    $ 2,195,224     $ 1,985,178
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME




(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)                                  YEAR ENDED DECEMBER 31,
                                                                            1998             1997             1996
-----------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and fees on loans:
   Taxable                                                              $    139,832     $    121,774     $    109,690
   Tax-exempt                                                                  1,895              990              749
Interest and dividends on securities:
   Taxable                                                                    13,619           15,838           18,280
   Tax-exempt                                                                 10,090           10,039            6,597
Interest on federal funds sold                                                 1,037            1,092            1,015
Interest on other investments                                                    304              231              394
-----------------------------------------------------------------------------------------------------------------------
   Total interest income                                                     166,777          149,964          136,725
-----------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                          65,889           58,444           53,869
Interest on short-term borrowings                                              2,613            3,370            2,459
Interest on other borrowings                                                  10,378            6,812            4,779
-----------------------------------------------------------------------------------------------------------------------
   Total interest expense                                                     78,880           68,626           61,107
-----------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                           87,897           81,338           75,618
Provision for loan losses                                                      7,143            2,703            3,705
-----------------------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses                        80,754           78,635           71,913
-----------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trust income                                                                   2,209            1,956            1,818
Service charges on deposit accounts                                            7,946            6,420            6,016
Other service charges and fees                                                 3,859            2,841            2,628
Securities gains                                                               1,160              803               21
Other                                                                          1,447            2,082            1,954
-----------------------------------------------------------------------------------------------------------------------
   Total noninterest income                                                   16,621           14,102           12,437
-----------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                                  31,862           30,371           26,938
Occupancy expense                                                              3,723            3,997            3,877
Furniture and equipment expense                                                4,637            2,992            2,794
Acquisition and consolidation expense                                          6,649              344             --
Other                                                                         20,418           15,794           14,487
-----------------------------------------------------------------------------------------------------------------------
   Total noninterest expense                                                  67,289           53,498           48,096
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                    30,086           39,239           36,254
   Income taxes                                                                7,970           11,071           11,541
-----------------------------------------------------------------------------------------------------------------------
NET INCOME                                                              $     22,116     $     28,168     $     24,713
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
Proforma C Corporation provision for income taxes                              8,632           11,765           11,541
-----------------------------------------------------------------------------------------------------------------------
PROFORMA NET INCOME                                                     $     21,454     $     27,474     $     24,713
-----------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of income taxes:
   Unrealized gain (loss) arising in period                             $        597     $      4,824     $       (927)
   Reclassification of realized amounts                                         (696)            (493)               7
-----------------------------------------------------------------------------------------------------------------------
Net unrealized gain (loss), recognized in other comprehensive income             (99)           4,331             (920)
-----------------------------------------------------------------------------------------------------------------------
Proforma comprehensive income                                           $     21,355     $     31,805     $     23,793
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
PROFORMA EARNINGS PER SHARE - BASIC                                     $       1.28     $       1.65     $       1.48
PROFORMA EARNINGS PER SHARE - DILUTED                                   $       1.27     $       1.64     $       1.48
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding:
   Basic                                                                  16,757,078       16,612,837       16,712,994
   Diluted                                                                16,874,287       16,757,121       16,730,839




SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS



(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)                         YEAR ENDED DECEMBER 31,
                                                                       1998          1997          1996
----------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                           $  22,116     $  28,168     $  24,713
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Federal Home Loan Bank stock dividends                                  (122)          (82)          (20)
  Amortization                                                           3,496           948           733
  Depreciation                                                           3,763         3,213         2,962
  Employee benefit expenses                                              2,017           744           551
  Provision for loan losses                                              7,143         2,703         3,685
  Write-down of other real estate owned                                     51            99            61
  Securities gains                                                      (1,160)         (803)          (21)
  Originations of loans held for sale                                  (81,687)      (31,691)      (26,346)
  Proceeds from sales of loans held for sale                            82,429        32,139        26,580
  Gain on sale of loans held for sale                                     (742)         (448)         (234)
  (Gain) loss on sale of premises and equipment                            (54)           29           (10)
  (Gain) loss on sale of other real estate owned                            34           (14)           31
  Increase in deferred taxes                                             1,003         1,172           418
Changes in assets and liabilities:
  (Increase) decrease in other assets                                     (788)          991        (1,572)
  Increase (decrease) in other liabilities                                (640)          218          (415)
----------------------------------------------------------------------------------------------------------
   Net cash flows provided by operating activities                      36,859        37,386        31,116
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease in interest-bearing deposits in banks                       3,551         1,090         5,263
Proceeds from maturities of securities held to maturity                   --          12,092        19,192
Proceeds from maturities of securities available for sale              139,001        88,926        91,473
Proceeds from sales of securities held to maturity                        --           3,509         3,635
Proceeds from sales of securities available for sale                    41,253        42,733        25,408
Proceeds from sales of nonmarketable equity securities                     145           804          --
Purchases of securities held to maturity                                  --         (34,985)      (63,640)
Purchases of securities available for sale                             (79,191)      (84,543)      (65,465)
Purchases of nonmarketable securities                                   (1,865)       (6,348)       (2,211)
(Increase) decrease in federal funds sold                               18,663        (6,104)        5,972
Increase in loans made to customers                                   (143,355)      (88,822)      (93,664)
(Increase) decrease in cash surrender value of life insurance              245          (102)          (43)
Increase in other investments                                           (2,340)       (1,443)         --
Capital expenditures                                                    (7,140)      (11,855)       (9,519)
Proceeds from sale of premises and equipment                               222         2,112           (84)
Proceeds from sale of other real estate owned                              400           338           300
Purchase of subsidiaries, net of cash and due from banks acquired       36,952        (5,191)      (10,808)
----------------------------------------------------------------------------------------------------------
   Net cash flows provided by (used in) investing activities             6,541       (87,789)      (94,191)
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits                                                 8,395        10,067        37,750
Net proceeds (payments) on short-term borrowings                       (59,167)       12,141         2,779
Proceeds from other borrowings                                         103,295       175,970        42,890
Payments on other borrowings                                          (108,777)     (131,228)       (3,502)
Trust preferred securities, net of executory costs                      32,992          --            --
Dividends paid                                                         (11,470)       (9,840)       (8,062)
Repurchase of common stock                                              (1,385)      (16,673)      (12,951)
Sale of common stock                                                     1,185         1,705         1,664
Proceeds from exercise of stock options                                  1,726           685           213
----------------------------------------------------------------------------------------------------------
   Net cash flows provided by (used in) financing activities           (33,206)       42,827        60,781
----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                    10,194        (7,576)       (2,294)
Cash and cash equivalents at beginning of year                          57,195        64,771        67,065
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                             $  67,389     $  57,195     $  64,771
----------------------------------------------------------------------------------------------------------



CONSOLIDATED STATEMENTS OF CASH FLOWS ARE CONTINUED ON THE FOLLOWING PAGE.


                                                                                          YEAR ENDED DECEMBER 31,
                                                                                     1998          1997          1996
-------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION Cash paid during the year for:
  Interest                                                                         $  78,667     $  67,553     $  59,683
  Income taxes                                                                         7,971        10,180        11,887

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS
Change in allowance for unrealized gain (loss) on securities available for sale    $    (148)    $     978     $  (1,378)
Change in deferred taxes attributable to securities available for sale                    49        (2,647)          458
Transfer of securities held to maturity to available for sale                           --         193,480          --
Other real estate acquired in settlement of loans                                        792           425            35
Transfer from premises and equipment to other real estate owned                         --               1          --

Purchase of subsidiaries:
  Purchase price                                                                   $ (32,354)    $   6,797     $  12,038
-------------------------------------------------------------------------------------------------------------------------
  Assets acquired:
   Cash and cash equivalents                                                       $   4,598     $   1,606     $   1,230
   Interest-bearing deposits in banks                                                   --           1,394         1,488
   Securities                                                                         39,223        16,066        22,187
   Federal funds sold                                                                  8,080         3,100           100
   Loans                                                                             106,536        59,300        24,214
   Premises and equipment                                                              2,856           930           364
   Deferred taxes                                                                       --              81          --
   Other assets                                                                       23,700        12,801         6,331
  Liabilities assumed:
   Deposits                                                                         (193,386)      (67,411)      (43,279)
   Short-term borrowings                                                             (10,510)         (200)         --
   Other borrowings                                                                  (11,100)       (4,127)         --
   Deferred taxes payable                                                                (71)         --            --
   Other liabilities                                                                  (2,280)         (794)         (597)
  Common stock issued                                                                   --         (15,949)         --
-------------------------------------------------------------------------------------------------------------------------
                                                                                   $ (32,354)    $   6,797     $  12,038
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY




(DOLLAR AMOUNTS OTHER THAN SHARE DATA IN THOUSANDS)

For the Years Ended
December 31, 1998, 1997, and 1996

                                                                                        Accumulated                  Common
                                                                                           Other       Unearned      Stock
                                       Common      Common       Capital     Retained   Comprehensive      ESOP        Owned
                                       Shares       Stock       Surplus     Earnings       Income        Shares      By ESOP
------------------------------------------------------------------------------------------------------------------------------


Balances at December 31, 1995,
   as previously reported            12,905,215    $ 12,905    $  59,457    $  82,029      $   697      $   --      $    --
Adjusted for pooling of interests     2,570,968       2,572        9,101       20,052          427        (1,282)      (2,073)
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995         15,476,183      15,477       68,558      102,081        1,124        (1,282)      (2,073)
------------------------------------------------------------------------------------------------------------------------------
Net income                                 --          --           --         24,713         --            --           --
Cash dividends declared                    --          --           --         (8,488)        --            --           --
Repurchase of outstanding
  shares                               (484,739)       (485)     (12,461)        --           --            --           --
Shares issued in Dividend
  Reinvestment Program                   60,404          60        1,606         --           --            --           --
Change in unrealized gain
  (loss) on securities                     --          --           --           --           (920)         --           --
Issuance of common stock                  1,603           2            4         --           --            --           --
Stock dividend                          450,656         450       12,279      (12,729)        --            --           --
Payment for fractional shares
  for stock dividend                       (450)       --            (13)        --           --            --           --
Exercise of stock options                12,236          12          202         --           --            --           --
Employee Stock Ownership Plan
  (ESOP)                                   --          --            160         --           --             391         (391)
Market value adjustment                    --          --           --           --           --            --           (274)
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996         15,515,893      15,516       70,335      105,577          204          (891)      (2,738)
------------------------------------------------------------------------------------------------------------------------------

Net income                                 --          --           --         28,168         --            --           --
Cash dividends declared                    --          --           --        (10,074)        --            --           --
Repurchase of outstanding
  shares                               (464,439)       (464)     (16,205)        --           --            --           --
Shares issued in Dividend
  Reinvestment Program                   47,781          48        1,678         --           --            --           --
Change in unrealized gain
  (loss) on securities                     --          --           --           --          4,331          --           --
Issuance of common stock related
  to acquisition of subsidiary          375,000         375       15,574         --           --            --           --
Payment for fractional shares
  for merger                                (84)       --             (3)        --           --            --           --
Stock dividend                          472,866         473       20,097      (20,570)        --            --           --
Payment of fractional shares
  for stock dividend                       (458)         (1)         (21)        --           --            --           --
Exercise of stock options                48,267          48          637         --           --            --           --
Employee Stock Ownership
  Plan (ESOP)                              --          --            340         --           --             404         (404)
Market value adjustment                    --          --           --           --           --            --         (1,197)
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997         15,994,826      15,995       92,432      103,101        4,535          (487)      (4,339)
------------------------------------------------------------------------------------------------------------------------------

Net income                                 --          --           --         22,116         --            --           --
Cash dividends declared                    --          --           --        (12,813)        --            --           --
Repurchase of outstanding
  shares                                (33,376)        (33)      (1,352)        --           --            --           --
Shares issued in Dividend
  Reinvestment Program                   26,552          26        1,082         --           --            --           --
Change in unrealized gain
  (loss) on securities                     --          --           --           --            (99)         --           --
Stock dividend                          741,400         741       28,204      (28,945)        --            --           --
Exercise of stock options               113,054         113        2,212         --           --            --           --
Employee Stock Ownership
  Plan (ESOP)                              --          --            983         --           --             435         (435)
Market value adjustment                    --          --           --           --           --            --         (5,269)
Add for change in fiscal year
  of pooling companies                     --          --           --             77         --            --           --
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998         16,842,456    $ 16,842    $ 123,561    $  83,536      $ 4,436      $    (52)   $ (10,043)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts Other Than Share Data in Thousands)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

National City Bancshares, Inc. (Corporation) is a bank holding company whose subsidiaries provide a full range of banking services to individual and corporate customers through its wholly-owned bank subsidiaries located in Indiana, Illinois, Kentucky, and Southwestern Ohio. The subsidiary banks are subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally, the Corporation and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

The consolidated financial statements of the Corporation have been prepared in conformity with generally accepted accounting principles and conform to predominate practice within the banking industry.

Following is a description of the more significant of these policies.

BASIS OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries: The National City Bank of Evansville, First Kentucky Bank, The Bank of Mitchell, White County Bank, First Federal Savings Bank of Leitchfield, First National Bank of Bridgeport, First Bank of Huntingburg, Illinois One Bank, National Association, Trigg County Farmers Bank, Community First Bank, N.A., Community First Bank of Kentucky, Bank of Illinois, National Association, Princeton Federal Bank, fsb, The Progressive Bank, National Association, Ripley County Bank, NCBE Capital Trust I, NCBE Leasing Corp., and Twenty-One Southeast Third Corporation. All significant intercompany transactions and balances have been eliminated.

The Corporation and its subsidiaries utilize the accrual basis of accounting for major items.

In preparing the consolidated financial statements, management is required to make estimates and assumptions which significantly affect the amounts reported in the consolidated financial statements. Significant estimates which are particularly susceptible to change in a short period of time include valuation of the securities portfolio, the determination of the allowance for loan losses and valuation of real estate and other properties acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans. Actual results could differ from those estimates.

RESTATEMENT

The consolidated financial statements give retroactive effect to the pooling transactions described in Note 2. The consolidated statements of financial condition, income and comprehensive income, shareholders' equity, and cash flows are presented as if the combining companies had been consolidated for all periods presented. As required by generally accepted accounting principles, the consolidated statements of shareholders' equity reflect the accounts of the Corporation as if the appropriate amount of common stock issued in the acquisitions were outstanding effective January 1, 1996, the earliest date reported upon in the consolidated financial statements.

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

Nonmarketable equity securities are primarily the banks' investment in capital stock of the Federal Home Loan Bank. The carrying value is estimated to be fair value since, if a bank withdraws membership in the Federal Home Loan Bank, the stock must be redeemed for face value. As a member of the Federal Home Loan Bank System, a bank is required to maintain an investment in FHLB capital stock in an amount equal to at least 1% of outstanding residential mortgages or 5% of outstanding FHLB advances, whichever is greater.

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

INTANGIBLE ASSETS

Costs in excess of fair value of net assets acquired consist primarily of goodwill and core deposit intangibles. Goodwill is amortized to expense over varying periods up to 15 years using the straight-line method. Core deposit intangibles are amortized over 7 years using the straight-line method. Amortization for the years ended December 31, 1998, 1997, and 1996, was $3,073, $1,106, and $584, respectively. Intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the assets.

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

REPORTING COMPREHENSIVE INCOME

Statement of Financial Accounting Standard (SFAS) No. 130, "Reporting Comprehensive Income", was issued in June 1997 by the Financial Accounting Standards Board (FASB). SFAS 130 establishes reporting of comprehensive income for general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period and all other events and circumstances from nonowner sources. The Corporation adopted SFAS 130 by disclosing changes in other comprehensive income for the years ended December 31, 1998, 1997, and 1996, respectively.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The provisions of this statement require disclosure of financial and descriptive information about an enterprise's operation segments in annual and interim financial reports issued to shareholders. The statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. The Corporation adopted the provisions of this statement for 1998 annual reporting. These disclosure requirements had no impact on financial position or results of operations.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

On June 15, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 established a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the

(Dollar Amounts Other Than Share Data in Thousands)


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

beginning of any fiscal quarters subsequent to June 15, 1998. Upon the statement's initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed, and documented pursuant to the provisions of SFAS 133. Adoption of SFAS 133 is not expected to have a material financial statement impact on the Corporation's financial position or operating results.

ACCOUNTING FOR MORTGAGE BACKED SECURITIES RETAINED AFTER THE SECURIZATION OF MORTGAGE LOANS HELD FOR SALE BY A BANKING ENTERPRISE

In October, 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage Backed Securities Retained After the Securization of Mortgage Loans Held For Sale By a Banking Enterprise." SFAS 134 amends SFAS 65 and SFAS 115. SFAS
134 is effective for the first fiscal quarter beginning after December 15, 1998. Adoption of SFAS 133 is not expected to have a material financial statement impact on the Corporation's financial position or operating results.

RECLASSIFICATIONS

Certain reclassifications have been made to the balances as of and for the years ended December 31, 1997 and 1996, to be consistent with classifications adopted for 1998.

NOTE 2. BUSINESS COMBINATIONS

On March 1, 1997, the Corporation acquired First Federal Savings Bank of Leitchfield, a $43,000 savings bank located in Leitchfield, Kentucky. This acquisition was accounted for as a purchase, and results of operations of First Federal Savings Bank of Leitchfield since the acquisition have been included in the financial statements. The excess of the acquisition cost over the fair value of net assets acquired in the amount of $2,807 is being amortized over 15 years using the straight-line method.

On August 1, 1997, the Corporation acquired Bridgeport Bancorp, Inc., the parent company of First National Bank of Bridgeport, with total assets of $39,382 located in Bridgeport, Illinois. This acquisition was accounted for as a purchase, and the results of operations since the acquisition have been included in the financial statements. The excess of the acquisition cost over fair value of net assets acquired in the amount of $9,377 is being amortized over 15 years using the straight-line method.

The Corporation's subsidiary, First Kentucky Bank, purchased the former Mayfield, Kentucky, Branch Office of Republic Bank & Trust Company on January 8, 1998. First Kentucky assumed $65,639 in deposit liabilities in consideration of a deposit premium of $4,521. First Kentucky also purchased the office facility and certain loans of the branch.

On March 6, 1998, the Corporation purchased 100% of the common stock of Vernois Bancshares, Inc. in a cash transaction. As of March 6, 1998, Vernois Bancshares, Inc.'s wholly-owned subsidiary, Bank of Illinois in Mt. Vernon, had assets of $179,156 and equity of $27,782. The transaction was accounted for as a purchase, and the excess of cost over the fair value of net assets acquired totaling $16,551 is being amortized over 15 years using the straight-line method.

The table below presents pro forma combined results of operations for the Corporation, First Federal Savings Bank of Leitchfield, First National Bank of Bridgeport, and the Bank of Illinois in Mt. Vernon for the years ended December 31:


                                            1998           1997
---------------------------------------------------------------
Net interest income                      $88,813        $88,567
Proforma net income                       20,934         29,680
Proforma earnings per share - Basic         1.25           1.79
Proforma earnings per share - Diluted       1.24           1.77


On December 31, 1997, the Corporation issued 794,994 shares of common stock for all of the common stock of First Fourth Bancorp, the parent company of First Bank of Huntingburg, Huntingburg, Indiana. As of December 31, 1997, First Bank of Huntingburg had total assets of $108,077 and total equity of $12,917. The combination was accounted for as a pooling of interests. Accordingly, the Corporation's financial statements have been retroactively restated to include the accounts and operations of First Fourth Bancorp for all periods presented. Certain reclassifications have been made to First Fourth Bancorp's historical financial statements to conform to the Corporation's presentation.

On May 31, 1998, the Corporation issued 572,737 shares of common stock for all of the common stock of Illinois One Bancorp, Inc., the parent company of Illinois One Bank, National Association, Shawneetown, Illinois. As of May 31, 1998, Illinois One Bank had assets of $86,117 and equity of $11,111. The combination was accounted for as a pooling of interests. Accordingly, the Corporation's financial statements have been retroactively restated to include the accounts and operations of Illinois One Bancorp for all periods presented. Certain reclassifications have been made to Illinois One Bancorp's historical financial statements to conform to the Corporation's presentation.

On August 31, 1998, the Corporation issued 736,278 shares of common stock for all of the common stock of Trigg Bancorp, Inc. the parent company of Trigg County Farmers Bank, Cadiz, Kentucky. As of December 31, 1998, Trigg County Farmers Bank had assets of $96,665 and equity of $8,751. The combination was accounted for as a pooling of interests. Accordingly, the Corporation's financial statements have been retroactively restated to include the accounts and operations of Trigg Bancorp for all periods presented. Certain reclassifications have been made to Trigg Bancorp's historical financial statements to conform to the Corporation's presentation.

On August 31, 1998, the Corporation issued 1,432,202 shares of common stock for all of the common stock of Community First Financial, Inc., the parent company of Community First Bank, N.A., Maysville, Kentucky and Community First Bank of Kentucky, Warsaw, Kentucky. As of December 31, 1998, the two banks had assets of $163,544 and equity of $14,872. The combination was accounted for as a pooling of interests. Accordingly, the Corporation's financial statements have been retroactively restated to include the accounts and operations of Community First Financial. Certain reclassifications have been made to Community First Financial's historical financial statements to conform to the Corporation's presentation.

On October 1, 1998, the Corporation issued 289,134 shares of common stock for all of the outstanding shares of 1st Bancorp Vienna, Inc., the parent of First State Bank of Vienna, Vienna, Illinois. First State Bank of Vienna, with total assets of $38,160 and equity of $5,071 as of September 30, 1998, was merged into the Corporation's subsidiary Illinois One Bank, National Association, on October 1, 1998. The combination was accounted for as a pooling of interests. Accordingly, the Corporation's financial statements have been retroactively restated to include the accounts and operations of 1st Bancorp Vienna for all periods presented. Certain reclassifications have been made to 1st Bancorp Vienna's historical financial statements to conform to the Corporation's presentation.

On October 1, 1998, the Corporation issued 729,936 shares of common stock for all the outstanding shares of Hoosier Hills Financial Corporation, the parent of Ripley County Bank, Osgood, Indiana. As of December 31, 1998, Ripley County Bank had total assets of $114,666 and equity of $10,301. The combination was accounted for as a pooling of interests. Accordingly, the Corporation's financial statements have been retroactively restated to include the accounts and operations of Hoosier Hills Financial Corporation for all periods presented. Certain reclassifications have been made to Hoosier Hills Financial Corporation's historical financial statements to conform to the Corporation's presentation.

On October 31, 1998, the Corporation issued 190,000 shares of common stock for all of the outstanding shares of Commonwealth Commercial Corporation, the parent of Bank of Crittenden, Crittenden, Kentucky. Bank of Crittenden, with total assets of $26,523 and equity of $2,648 as of November 30, 1998, was merged into the Corporation's subsidiary Community First Bank of Kentucky on December 10, 1998. The combination was accounted for as a pooling of interests. Accordingly, the Corporation's financial statements have been retroactively restated to include the accounts and operations of Commonwealth Commercial Corporation for all periods presented. Certain reclassifications have been made to Commonwealth Commercial Corporation's historical financial statements to conform to the Corporation's presentation.

On October 31, 1998, the Corporation issued 102,648 shares of common stock for all of the outstanding shares of Downstate Banking Co., the parent of the Downstate National Bank, Brookport, Illinois. Downstate National Bank, with total assets of $21,230 and equity of $2,014 as of October 31, 1998, was merged into the Corporation's subsidiary Illinois One Bank, National Association, on October 31, 1998. The combination was accounted for a pooling of interests. Accordingly, the Corporation's financial statements have been retroactively restated to include the accounts and operations of Downstate Banking Co. for all periods presented. Certain reclassifications have been made to Downstate Banking Co.'s historical financial statements to conform to the Corporation's presentation.

On November 30, 1998, the Corporation issued 223,211 shares of common stock for all of the outstanding shares of Princeton Federal Bank, fsb, Princeton, Kentucky. As of December 31, 1998, Princeton Federal had total assets of $31,839 and equity of $4,433. The combination was accounted for a pooling of interests. Accordingly, the Corporation's financial statements have been retroactively restated to include the accounts and operations of Princeton Federal Bank, fsb, for all periods presented. Certain reclassifications have been made to Princeton Federal Bank's, fsb, historical financial statements to conform to the Corporation's presentation.

On December 1, 1998, the Corporation issued 1,025,572 shares of common stock for all of the outstanding shares of Progressive Bancshares, Inc., the parent of The Progressive Bank, National Association, Lawrenceburg, Kentucky. As of December 31, 1998, the Progressive Bank had total assets of $145,906 and equity of $11,711. The combination was accounted for as a pooling of interests. Accordingly, the Corporation's financial statements have been retroactively restated to include the accounts and operations of Progressive Bancshares, Inc. for all periods presented. Certain reclassifications have been made to Progressive Bancshares, Inc.'s historical financial statements to conform to the Corporation's presentation.

Assets, loans, deposits, interest income, net interest income, and net income of the Corporation (NCBE), First Fourth Bancorp (FFB), Illinois One Bancorp, Inc.
(IOB), Trigg Bancorp, Inc. (Trigg), Community First Financial, Inc. (CFF), 1st Bancorp Vienna, Inc. (1stBV), Commonwealth Commercial Corporation (CCC), Downstate Banking Company (DBC), Hoosier Hills Financial Corporation (HHFC), and Progressive Bancshares, Inc. (PBI) for the periods prior to the acquisition are shown in the table below. Due to elimination of intercompany transactions, the historical data may not aggregate to the consolidated amounts.

(Dollar Amounts Other Than Share Data in Thousands)


                                       NCBE           FFB         IOB         Trigg          CCF       1st BV         CCC
---------------------------------------------------------------------------------------------------------------------------
December 31, 1997:
  Loans, net of unearned interest   $  832,701   $   83,655   $   48,907   $   52,960   $  103,172   $   20,937   $   19,546
  Deposits                             870,825       93,485       76,388       72,452      113,237       33,377       21,159
  Assets                             1,193,697      108,109       88,069       96,379      130,708       38,670       25,291

Year ended December 31, 1997:
  Interest income                   $   87,253   $    8,392   $    6,045   $    7,593   $   11,133   $    2,922   $    2,248
  Interest expense                      39,977        3,673        2,617        3,807        4,259        1,369          965
  Net interest income                   47,276        4,719        3,428        3,786        6,874        1,553        1,283
  Provision for loan losses              1,711          180          180          112            2           42           15
  Net income                            17,119        1,232          951        1,395        2,886          541          307
  Earnings per share-Basic                1.65         1.48         1.58         1.80         1.92         1.78         1.54
  Earnings per share-Diluted              1.63         1.48         1.58         1.80         1.90         1.78         1.54

Year ended December 31, 1996:
  Interest income                   $   78,640   $    7,909   $    5,728   $    7,517   $   10,361   $    2,753   $    2,070
  Interest expense                      34,499        3,444        2,499        3,641        4,156        1,251          911
  Net interest income                   44,141        4,465        3,229        3,876        6,205        1,502        1,159
  Provision for loan losses              2,491          213          148          231          151           84           10
  Net income                            15,246        1,250        1,099        1,260        2,374          517          243
  Earnings per share-Basic                1.51         1.50         1.83         1.63         1.58         1.56         1.22
  Earnings per share-Diluted              1.51         1.50         1.83         1.63         1.57         1.56         1.22


                                                                                              NCBE
                                        DBC         HHFC         PFB          PBI      Consolidated
                                    ----------   ----------   ----------   ----------  ------------

December 31, 1997:
  Loans, net of unearned interest   $   13,121   $   87,289   $   23,307   $  115,364   $1,400,959
  Deposits                              20,778       85,698       22,373      123,296    1,532,804
  Assets                                22,982      108,905       31,711      144,203    1,985,178

Year ended December 31, 1997:
  Interest income                   $    1,726   $    8,492   $    2,460   $   11,717   $  149,964
  Interest expense                         835        4,226        1,281        5,634       68,626
  Net interest income                      891        4,266        1,179        6,083       81,338
  Provision for loan losses               --            150           21          290        2,703
  Net income                               251          770          267        1,755       27,474
  Earnings per share-Basic                2.33         1.09         1.32         1.71         1.65
  Earnings per share-Diluted              2.33         1.09         1.26         1.71         1.64

Year ended December 31, 1996:
  Interest income                   $    1,662   $    7,893   $    2,310   $    9,882   $  136,725
  Interest expense                         799        3,962        1,200        4,745       61,107
  Net interest income                      863        3,931        1,110        5,137       75,618
  Provision for loan losses               --            150           11          216        3,705
  Net income                               231          895           84        1,514       24,713
  Earnings per share-Basic                2.14         1.34         0.43         1.55         1.48
  Earnings per share-Diluted              2.14         1.34         0.41         1.55         1.48



NOTE 3.    EARNINGS PER SHARE

In 1997, the FASB issued SFAS 128, "Earnings per Share." SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS 128 requirements.

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

The following provides a reconciliation of basic and diluted earnings per share on a proforma basis.


                                             1998           1997              1996
-------------------------------------------------------------------------------------
Proforma net income                     $    21,454      $    27,474      $    24,713
Weighted average shares outstanding
  Basic                                  16,757,078       16,612,837       16,712,994
  Diluted                                16,874,287       16,757,121       16,730,839
EARNINGS PER SHARE-BASIC                $      1.28      $      1.65      $      1.48
  Effect of stock options                     (0.01)           (0.01)         --
-------------------------------------------------------------------------------------
EARNINGS PER SHARE-DILUTED              $      1.27      $      1.64      $      1.48
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------


NOTE 4.    CASH AND DUE FROM BANKS

Aggregate cash and due from bank balances of $17,015 and $11,032 as of December 31, 1998 and 1997, respectively, were maintained in satisfaction of statutory reserve requirements of the Federal Reserve Bank of St. Louis.

NOTE 5.    SECURITIES

Amortized cost and fair value of securities classified as available for sale are as follows:


                                      As of December 31, 1998
--------------------------------------------------------------------------
                                             GROSS        GROSS
                            AMORTIZED   UNREALIZED   UNREALIZED       FAIR
                                 COST        GAINS       LOSSES      VALUE
--------------------------------------------------------------------------

U.S. GOVERNMENT AND
  AGENCY SECURITIES          $ 67,800     $    602     $     35   $ 68,367
TAXABLE MUNICIPALS              3,033          125         --        3,158
TAX-EXEMPT MUNICIPALS         188,463        8,004          145    196,322
CORPORATE SECURITIES            9,224          125          478      8,871
MORTGAGE-BACKED SECURITIES     65,672          548          483     65,737
--------------------------------------------------------------------------
   SUBTOTAL                   334,192        9,404        1,141    342,455
EQUITY SECURITIES               5,126          202        1,269      4,059
--------------------------------------------------------------------------
   TOTAL                     $339,318     $  9,606     $  2,410   $346,514
--------------------------------------------------------------------------
--------------------------------------------------------------------------



                                      As of December 31, 1997
--------------------------------------------------------------------------
                                             Gross        Gross
                            Amortized   Unrealized   Unrealized       Fair
                                 Cost        Gains       Losses      Value
--------------------------------------------------------------------------

U.S. Government and
  agency securities          $ 95,647     $    427     $    106   $ 95,968
Taxable municipals              3,663           65            1      3,727
Tax-exempt municipals         196,467        6,849          133    203,183
Corporate securities           10,498           88           17     10,569
Mortgage-backed securities     93,201          590          342     93,449
--------------------------------------------------------------------------
   Subtotal                   399,476        8,019          599    406,896
Equity Securities               2,249           71          147      2,173
--------------------------------------------------------------------------
   Total                     $401,725     $  8,090     $    746   $409,069
--------------------------------------------------------------------------
--------------------------------------------------------------------------


The amortized cost and fair value of the securities as of December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities in mortgage-backed securities, because certain mortgages may be called or prepaid without penalties. Therefore, these securities are not included in the maturity categories in the following maturity schedules:

Maturity schedule of debt securities available for sale:


December 31, 1998        Amortized Cost   Fair Value
----------------------------------------------------
Less than 1 year               $ 62,039     $ 61,892
1 year to 5 years                87,748       90,146
5 years to 10 years              51,098       53,227
Over 10 years                    67,635       71,453
Mortgage-backed securities       65,672       65,737
----------------------------------------------------
   Total                       $334,192     $342,455
----------------------------------------------------
----------------------------------------------------


Securities gains and (losses) are summarized as follows:


                           1998        1997        1996
-------------------------------------------------------
Gross realized gains      $1,192     $  871      $  166
Gross realized losses        (32)       (68)       (145)
-------------------------------------------------------
   Total                  $1,160     $  803      $   21
-------------------------------------------------------
-------------------------------------------------------


As of December 31, 1998 and 1997, the carrying value of securities pledged as collateral for public deposits and for other purposes as required or permitted by law were $150,480 and $158,930, respectively.

On March 31, 1997, the Corporation transferred $193,480 of securities classified as held to maturity to the available for sale category and recorded, as a component of equity, an unrealized gain of $160, net of $98 of deferred taxes. In accordance with the requirements of SFAS 115, these securities are now accounted for at fair value, and any unrealized gain or loss net of deferred tax effect is reflected as a separate component of shareholders' equity.

NOTE 6.    LOANS

A summary of loans as of December 31 follows:


                                            1998             1997
-----------------------------------------------------------------

Real estate loans                    $   964,493      $   801,611
Commercial, industrial, and
  agricultural loans                     415,579          363,727
Economic development loans and
  other obligations of state and
political subdivisions                    19,780           15,492
Consumer loans                           223,377          198,615
Direct lease financing                    12,988           13,146
Leveraged leases                           5,102            4,661
All other loans                            7,606            5,017
-----------------------------------------------------------------
   Total loans - gross                 1,648,925        1,402,269
Unearned income on loans                    (629)          (1,310)
-----------------------------------------------------------------
   Total loans - net of
   unearned income                     1,648,296        1,400,959
Allowance for loan losses                (18,443)         (13,854)
-----------------------------------------------------------------
   Total loans - net                 $ 1,629,853      $ 1,387,105
-----------------------------------------------------------------
-----------------------------------------------------------------



The following table presents data on impaired loans at December 31, 1998, 1997, and 1996.


                                          1998       1997        1996
---------------------------------------------------------------------
Impaired loans for which there is a
  related allowance for loan losses      $3,696     $5,424     $5,907
Impaired loans for which there is no
  related allowance for loan losses       2,982      2,585      1,555
---------------------------------------------------------------------
   Total impaired loans                  $6,678     $8,009     $7,462
---------------------------------------------------------------------
---------------------------------------------------------------------
Allowance for loan losses for
  impaired loans included in the
  allowance for loan losses                 990     $1,358     $1,080
Average recorded investment in
  impaired loans                          6,915      7,612      8,267
Interest income recognized from
  impaired loans                            622        361        385
Cash basis interest income
  recognized from impaired loans            300        200         81


The amount of loans serviced by the Corporation for the benefit of others is not included in the accompanying Consolidated Statements of Financial Position. The amount of unpaid principal balances of these loans were $191,018 and $139,352 as of December 31, 1998 and 1997, respectively.

The Corporation has granted a blanket collateral agreement on qualified mortgage loans to secure advances from Federal Home Loan Banks.

In the normal course of business, the subsidiary banks make loans to their executive officers and directors, and to companies and individuals affiliated with officers and directors of the banks and the Corporation. The activity in these loans during 1998 is as follows:


                                      1998
------------------------------------------
Balance as of January 1,          $ 32,360
New loans                           46,026
Repayments                         (29,724)
------------------------------------------
   Balance as of December 31,     $ 48,662
------------------------------------------
------------------------------------------


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

(Dollar Amounts Other Than Share Data in Thousands)

The composition of the net investment in direct lease financing at December 31 is as follows:


                                                          1998          1997
----------------------------------------------------------------------------
Minimum lease payments receivable                     $ 15,010      $ 16,050
Less: allowance for uncollectable leases                    97          --
----------------------------------------------------------------------------
Net minimum lease payments receivable                   14,913        16,050
Add estimated residual values of leased equipment        3,006         2,800
Add initial direct costs                                    65            63
(Deduct) unearned lease income                          (5,093)       (5,767)
----------------------------------------------------------------------------
Net investment in direct lease financing              $ 12,891      $ 13,146
----------------------------------------------------------------------------
----------------------------------------------------------------------------


At December 31, 1998, the minimum future lease payments due under the direct financing leases are as follows:

                                               1998
---------------------------------------------------
      1998                                   $2,839
      1999                                    2,447
      2000                                    2,104
      2001                                    1,768
      2002                                    1,339
Thereafter                                    4,513
---------------------------------------------------
  Total minimum future lease payments       $15,010
---------------------------------------------------
---------------------------------------------------


In 1997, the Corporation's leasing subsidiary, entered into two leveraged leases with a regional air carrier for aircraft, which have an estimated economic life of 23 years, were leased for a term of 16.5 years. The equity investment in the aircraft represented 22% of the purchase price; the remaining 88% was furnished by third-party financing in the form of long-term debt with no recourse against the lessor and is secured by a first lien on the aircraft. At the end of the lease term, the aircraft will be turned back to the lessor. The residual value at that time is estimated to be 32% of the cost. For federal income tax purposes, the lessor receives the benefit of tax deductions for depreciation on the entire leased asset and for the interest on the long-term debt. Since during the early years of the lease those deductions exceed the lease rental income, excess deductions are available to offset other taxable income. In the later years of the lease, rental income will exceed the deductions which will increase taxable income. Deferred taxes are provided to reflect this reversal of tax deductions. The net investment in leveraged leases at December 31 are composed of the following elements:


                                                         1998       1997
------------------------------------------------------------------------
Rentals receivable (net of principal and interest
  on nonrecourse debt)                                 $1,841     $1,841
Estimated residual value of leased assets               5,722      5,722
Less: unearned and deferred income                      2,461      2,902
------------------------------------------------------------------------
Investment in leveraged lease                           5,102      4,661
Less: deferred taxes arising from leveraged leases      2,731      1,011
------------------------------------------------------------------------
Net investment in leveraged leases                     $2,371     $3,650
------------------------------------------------------------------------
------------------------------------------------------------------------



NOTE  8.    ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows during the three years ended December 31:


                                         1998          1997          1996
-------------------------------------------------------------------------
Balance at beginning of year         $ 13,854      $ 12,539      $ 10,937
Allowance associated with
  Acquisitions                          1,086           516           379
Provision charged to operations         7,143         2,703         3,705
Recoveries credited to allowance        1,375         1,239           891
Loans charged to allowance             (5,015)       (3,143)       (3,373)
-------------------------------------------------------------------------
Balance at end of year               $ 18,443      $ 13,854      $ 12,539
-------------------------------------------------------------------------
-------------------------------------------------------------------------



NOTE 9.    PREMISES AND EQUIPMENT

Premises and equipment as of December 31 consist of:


                                               1998             1997
--------------------------------------------------------------------
Land, Buildings, and
  Lease Improvements                        $50,806          $38,147
Equipment                                    26,712           23,684
Construction in progress                      2,310            8,169
--------------------------------------------------------------------
   Total cost                                79,828           70,000
Less accumulated depreciation                33,429           29,666
--------------------------------------------------------------------
   Net premises and equipment               $46,399          $40,334
--------------------------------------------------------------------
--------------------------------------------------------------------



Construction in progress included capitalized interest of $0 and $371 as of December 31, 1998 and 1997, respectively.


NOTE  10.    DEPOSITS

As of December 31, 1998, the scheduled maturities of time deposits are as follows:


1999                                       $ 686,896
2000                                         159,951
2001                                          44,963
2002                                          16,925
2003 and thereafter                           27,115
----------------------------------------------------
  Total                                    $ 935,850
----------------------------------------------------
----------------------------------------------------



NOTE 11.    INCOME TAXES

The components of income tax expense for the years ended December 31 follows:


                                    1998         1997        1996
-----------------------------------------------------------------
Federal:
  Current                        $ 7,903      $ 8,273     $ 9,430
  Deferred                        (1,286)         917         285
-----------------------------------------------------------------
   Total                           6,617        9,190       9,715
-----------------------------------------------------------------

State:
  Current                          1,070        1,626       1,693
  Deferred                           283          255         133
-----------------------------------------------------------------
   Total                           1,353        1,881       1,826
-----------------------------------------------------------------
     Total income taxes          $ 7,970      $11,071     $11,541
-----------------------------------------------------------------
Proforma taxes for acquired
  Subchapter S Corporation           662          694        --
-----------------------------------------------------------------
Proforma C Corporation
  provision for income taxes     $ 8,632      $11,765     $11,541
-----------------------------------------------------------------
-----------------------------------------------------------------


The portion of the tax provision relating to realized securities gains and losses amounted to $464, $321, and $7 for 1998, 1997, and 1996, respectively.

A reconciliation of income taxes in the statement of income, with the amount computed by applying the statutory rate of 35%, is as follows:


                                             1998           1997          1996
------------------------------------------------------------------------------

Federal income tax computed
  at the statutory rates                  $ 10,530      $ 13,734      $ 12,689
Elimination of S Corporation earnings         (929)         (694)         --
Adjusted for effect of:
  Nontaxable municipal interest             (3,658)       (3,280)       (2,671)
  Nondeductible expenses                        68           446           565
State income taxes, net of
  federal tax benefit                          880         1,191         1,152
Benefit of income taxed at
  lower rates                                  143          (143)         (136)
Change in deferred tax asset
  valuation allowance                         --             (80)           52
Other differences                              936          (103)         (110)
------------------------------------------------------------------------------
   Total income taxes                     $  7,970      $ 11,071      $ 11,541
------------------------------------------------------------------------------
------------------------------------------------------------------------------


The net deferred tax asset (liability) in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities:



                                              1998          1997
-----------------------------------------------------------------
Deferred tax liability                    $(11,187)     $ (8,524)
Deferred tax asset                           7,737         4,160
Valuation allowance for deferred
  tax assets                                  (448)         (448)
-----------------------------------------------------------------
   Net deferred tax asset (liability)     $ (3,898)     $ (4,812)
-----------------------------------------------------------------
-----------------------------------------------------------------



The tax effects of principal temporary differences are shown in the following table:


                                              1998         1997
---------------------------------------------------------------

Allowance for loan losses                  $ 6,095      $ 3,241
Direct financing and leveraged leases        1,194          364
Prepaid pension costs                         (739)        (892)
Premises and equipment                      (7,292)      (4,640)
Unrealized gain (loss) on securities
  available for sale                        (2,759)      (2,670)
State net operating loss carryforwards         448          448
Other                                         (397)        (215)
---------------------------------------------------------------
   Net temporary differences                (3,450)      (4,364)
Valuation allowance                           (448)        (448)
---------------------------------------------------------------
   Net deferred tax asset (liability)      $(3,898)     $(4,812)
---------------------------------------------------------------
---------------------------------------------------------------



NOTE 12.    SHORT-TERM BORROWINGS

Information concerning short-term borrowings as of the years ended December 31 were as follows:


                                                       1998         1997
------------------------------------------------------------------------

Federal funds purchased:
Average amount outstanding                          $20,853      $44,576
Maximum amount at any month end                      50,950       75,035
Weighted average interest rate:
  During year                                          4.65%        5.65%
  End of year                                          --           6.77%

Securities sold under agreements to repurchase:
Average amount outstanding                          $36,770      $19,322
Maximum amount at any month end                      52,615       31,103
Weighted average interest rate:
  During year                                          4.47%        4.18%
  End of year                                          3.31%        4.79%

Notes payable U.S. Treasury:
Average amount outstanding                          $ 1,397      $ 2,064
Maximum amount at any month end                       5,360        5,916
Weighted average interest rate:
  During year                                          4.94%        5.36%
  End of year                                          --           5.25%


NOTE 13.    OTHER BORROWINGS

Other borrowings at December 31 consist of the following:


                                                                                        1998          1997
----------------------------------------------------------------------------------------------------------
Federal Home Loan Bank advances:
  Due from January 2, 1997 through August 1, 2015 with interest rates
  varying from 5.16% to 8.45%                                                        $116,269     $106,368

Notes payable:
  Northern Trust Co., monthly interest payments through May 1999, monthly principal payments of $83 plus interest beginning June 30, 1997 through April
   30, 2003 with a final balloon payment of $9,083 due May 30, 2003, 8.10%             13,417       14,417

  Norlease, Inc., interest and principal payments through June 30, 2003, interest rates varying from 6.29% to 8.61%, collateralized by equipment and
   an investment in a leveraged lease                                                   9,800       11,302

  Cole-Taylor Bank, quarterly principal payments of $63 through 2001, 8.50% and
   8.25% at December 31, 1997 collateralized by bank stock                               --          1,016

  ESOP loan payable, quarterly interest
   payments at a rate of lender's prime plus
   .75%, full repayment scheduled for April 1, 2002                                      --            444

  Other                                                                                    59          380
----------------------------------------------------------------------------------------------------------
                                                                                     $139,545     $133,927
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------



The Federal Home Loan Bank advances are collateralized by a blanket collateral agreement on qualified mortgage loans.

The terms of the loan agreement with Northern Trust Company require the Corporation to maintain certain financial ratios and comply with certain restrictions. These include, maintenance of minimum consolidated capital levels, limits on debt and

(Dollar Amounts Other Than Share Data in Thousands) guarantees of debt by the Corporation, restrictions on the ratio of consolidated non-performing assets to total loans and of the consolidated allowance for loan and lease losses to total non-performing loans, and certain other restrictions. Management believes the Corporation has complied with all of the covenants of this loan agreement.

Aggregate maturities required on other borrowings at December 31, 1998 are due in future years as follows:


1999                                       $ 24,062
2000                                         31,988
2001                                         13,740
2002                                         19,181
2003                                         26,820
Thereafter                                   23,754
---------------------------------------------------
Total minimum future lease payments        $139,545
---------------------------------------------------
---------------------------------------------------


At December 31, 1998, the Corporation had $203,225 in unused federal funds and Federal Home Loan Bank lines.

NOTE 14.    TRUST PREFERRED SECURITIES

On March 30, 1998, NCBE Capital Trust I ("the Trust"), a Delaware statutory business trust created by the Corporation, issued $34.5 million of 8.25% Cumulative Trust Preferred Securities ("Securities") which will mature on March 31, 2028, subject to extension or earlier redemption in certain events. The principal asset of the Trust is a $35.6 million subordinated debenture of the Corporation. The subordinated debenture bears interest at the rate of 8.25% and matures on March 31, 2028, subject to extension or earlier redemption in certain events. The Corporation owns all of the common securities of the Trust.

The Securities, the assets of the Trust, and the common securities issued by the Trust are redeemable in whole or in part on or after March 31, 2003, or at any time in whole, but not in part, from the date of issuance upon the occurrence of certain events. The Securities are included in Tier 1 capital for regulatory capital adequacy determination purposes, subject to certain limitations.

The obligations of the Corporation with respect to the issuance of the Securities constitute a full and unconditional guarantee by the Corporation of the Trust's obligation with respect to the Securities.

Subject to certain exceptions and limitations, the Corporation may, from time to time, defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related Securities and, with certain exceptions, prevent the Corporation from declaring or paying cash distributions on the Corporation's common stock or debt securities that rank pari passu or junior to the subordinated debenture.

NOTE 15.    CAPITAL RATIOS

The Corporation and its subsidiary banks are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a materially adverse effect on the CorporationOs financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, a bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and subsidiary banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Corporation and its subsidiary banks met all capital adequacy requirements to which they were subject.

As of December 31, 1998, the most recent notification from the federal and state regulatory agencies categorized each of the subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. The banks must maintain the minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of any of the subsidiary banks.

The following table presents the actual capital amounts and ratios for the Corporation and its bank subsidiaries which have assets in excess of ten percent of consolidated assets:


                                                                            NATIONAL CITY BANCSHARES, INC.  TO BE WELL CAPITALIZED
                                                                            MINIMUM RATIOS FOR CAPITAL      UNDER PROMPT CORRECTIVE
            1998                                           ACTUAL               ADEQUACY PURPOSES:             ACTION PROVISIONS:
---------------------------------------------------------------------------------------------------------------------------------
                                                    AMOUNT         RATIO          AMOUNT      RATIO         AMOUNT       RATIO
---------------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1998:
   TOTAL CAPITAL (TO RISK WEIGHTED ASSETS)
     CONSOLIDATED                                  $236,793        14.65%        $129,273      8.00%       $161,591      10.00%
     NATIONAL CITY BANK (1)                          78,113        10.40%          54,793      8.00%         68,491      10.00%

   TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS)
     CONSOLIDATED                                  $218,350        13.51%        $ 64,636      4.00%       $ 94,954       6.00%
     NATIONAL CITY BANK (1)                          70,935        10.36%          27,396      4.00%         41,095       6.00%

   TIER 1 CAPITAL (TO AVERAGE ASSETS)
     CONSOLIDATED                                  $218,350        10.12%        $ 86,333      4.00%       $107,916       5.00%
     NATIONAL CITY BANK (1)                          70,935         8.27%          34,320      4.00%         42,900       5.00%


(1) The Peoples National Bank of Grayville, Lincolnland Bank, Alliance Bank, and Pike County Bank were merged into National City Bank during 1998.



                                                                       National City Bancshares, Inc.    To be Well Capitalized
                                                                        Minimum Ratios for Capital       Under Prompt Corrective
          1997                                          Actual              Adequacy Purposes:               Action Provisions:
---------------------------------------------------------------------------------------------------------------------------------
                                                  AMOUNT      RATIO          AMOUNT       RATIO            AMOUNT          RATIO
---------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997:
   Total Capital (to Risk Weighted Assets)       $202,402     14.78%       $ 109,526       8.00%         $ 136,907         10.00%
     Consolidated                                  41,916     11.28%          29,720       8.00%            37,150         10.00%
     National City Bank

   Tier 1 Capital (to Risk Weighted Assets)      $188,800     13.72%       $  54,763       4.00%         $  81,145          6.00%
     Consolidated                                  40,244     10.83%          14,860       4.00%            22,290          6.00%
     National City Bank

   Tier 1 Capital (to Average Assets)            $188,800      9.69%       $  77,190       4.00%         $  96,718          5.00%
     Consolidated                                  40,244      8.22%          19,590       4.00%            24,489          5.00%
     National City Ban


NOTE 16.    INCENTIVE STOCK OPTION PLAN

The Corporation's incentive stock option plan currently reserves 17,312 shares of common stock for issuance upon the exercise of options granted as incentive awards to key employees of the Corporation. Awards may be incentive stock options or non-qualified stock options. All options granted under the Plan are required to be exercised within ten years of the date granted. The exercise price of options granted under the Plan cannot be less than the fair market value of the common stock on the date of grant.

Grants under the Plan are accounted for following Accounting Principles Board Opinion No. 25 and related Interpretations. Had compensation cost for the Plan been determined based on the grant date fair values of awards (the method described in SFAS 123), reported net income and earnings per common share would have been reduced to the pro forma amounts shown below.



                                   1998                1997              1996
-------------------------------------------------------------------------------
Net income:
   As reported                    $21,454            $27,474            $24,713
   Pro forma                       20,108             26,457             23,953

Earnings per share:
   Basic
     As reported                   $ 1.28             $ 1.65             $ 1.48
     Pro forma                       1.20               1.59               1.43
   Diluted
     As reported                   $ 1.27             $ 1.64             $ 1.48
     Pro forma                       1.19               1.58               1.43



A summary of the status of the Plan, adjusted for all stock dividends and the stock split in 1996, as of December 31, 1998, 1997, and 1996, and changes during the years ending on those dates is presented below:


                                                           1998                         1997                        1996
------------------------------------------------------------------------------------------------------------------------------------
                                                             WEIGHTED AVERAGE           Weighted Average            Weighted Average
                                                   SHARES      EXERCISE PRICE     Shares  Exercise Price    Shares    Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
Options outstanding, beginning of the year         517,987             $23.89    448,355          $18.48    360,257           $16.65
Options granted                                    173,458              35.62    124,199           39.43    100,334            24.40
Options exercised                                  113,054              16.64     48,267           13.15     12,236            16.46
Options forfeited                                    7,455              38.69      6,300           24.40          -                -
------------------------------------------------------------------------------------------------------------------------------------
Options outstanding, end of year                   570,936             $35.85    517,987          $23.89    448,355           $18.48
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Options exercisable                                390,223             $38.69    323,483          $19.05    202,968           $16.81
Weighted-average fair value of options granted
   during the year                                            $12.63                      $14.02                       $7.56

(Dollar Amounts Other Than Share Data in Thousands)

The following table summarizes information about stock options outstanding at December 31, 1998.



                Options Outstanding              Options Exercisable
-----------------------------------------------------------------------------
                                       Weighted Average
Exercise             Number                Remaining                  Number
Price           Outstanding            Contractual Life          Exercisable
-----------------------------------------------------------------------------
$39.90            112,430                  8.8                       112,430
 35.62            170,613                  9.8                             -
 24.40             76,600                  7.8                        76,600
 18.20            195,619                  6.8                       195,619
 14.27              5,574                  1.0                         5,574
  8.90              3,366                  2.5                             -
  5.55              6,734                  1.5                             -
-----------------------------------------------------------------------------
                  570,936                  8.1                       390,223
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------



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



                                                1998          1997              1996
-------------------------------------------------------------------------------------
Number of options granted                      173,458      124,199          100,334
Risk-free interest rate                           4.97%        5.86%            6.42%
Expected life, in years                             10           10               10
Expected volatility Expected dividend yield      25.25%       21.50%           16.41%
Estimated fair value per option                   2.14%        1.71%            2.10%
                                                $12.63       $14.02            $7.56


NOTE 17.    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table reflects a comparison of the carrying amounts and fair values of financial instruments of the Corporation and its subsidiary banks at December 31:


                                                1998                                    1997
----------------------------------------------------------------------------------------------------------
                                    CARRYING                FAIR             Carrying              Fair
                                      AMOUNT               VALUE               Amount             Value
----------------------------------------------------------------------------------------------------------
Assets:
  Cash and short-term
   investments                     $    77,962         $    77,962         $    81,902        $    81,902
  Securities                           346,514             346,514             409,069            409,069
  Loans - net of
   allowance                         1,611,763           1,649,185           1,369,298          1,374,441
  Accrued interest
   receivable                           21,258              21,258              19,967             19,967
Liabilities:
  Deposits                           1,734,585           1,740,498           1,532,804          1,540,761
  Short-term borrowings                 33,382              33,382              82,039             82,039
  Other borrowings                     139,545             141,628             133,927            131,895
  Accrued interest
   payable                               9,342               9,342               8,235              8,235
  Guaranteed preferred
   beneficial interests in
   the Corporation's
   subordinated
   debenture                            34,500              32,602


The above fair value information was derived using the information described below for the groups of instruments listed. It should be noted the fair values disclosed in this table do not represent market values of all assets and liabilities of the Corporation and, thus, should not be interpreted to represent a market or liquidation value for the Corporation. In addition, the carrying value for loans above differs from that reported elsewhere due to the exclusion of leases receivable of $18,090 and $17,807 in 1998 and 1997, respectively.

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

NOTE 18.    COMMITMENTS, CONTINGENCIES, AND
CREDIT RISK

Most of the business activity of the Corporation and its subsidiaries is conducted with customers located in the immediate geographical area of their offices. These areas are comprised of Indiana, Illinois, Kentucky, and Southwestern Ohio. The Corporation maintains a diversified loan portfolio which contains no concentration of credit risk from borrowers engaged in the same or similar industries exceeding 10% of total loans.

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

The Corporation's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for other on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at December 31, 1998, follows:



                                                                              RANGE OF RATES
                        VARIABLE RATE        FIXED RATE           TOTAL        ON FIXED RATE
     1998                  COMMITMENT        COMMITMENT      COMMITMENT          COMMITMENTS
--------------------------------------------------------------------------------------------
COMMITMENTS
  TO EXTEND CREDIT         $175,969           $109,839        $285,808          5.23%-24.00%
STANDBY LETTERS
  OF CREDIT                       -                  -          18,011                    -


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

In establishing the amounts reflected in the financial statements, the following significant assumption rates were used:


                                           1998           1997               1996
-----------------------------------------------------------------------------------
Discount rate                              6.00%          7.50%             7.50%
Increase in compensation rate              5.00%          5.00%             5.00%
Expected long-term rate of return          7.00%          9.00%             9.00%

(Dollar Amounts Other Than Share Data in Thousands)

The following summary reflects the plan's funded status and the amounts reflected on the Corporation's financial statements. Actuarial present values of benefit obligations at December 31 are:


                                                    1998          1997
-------------------------------------------------------------------------
Change in Fair Value of Plan Assets:
Balance at beginning of
  measurement period                                $13,550     $12,400
Actual return on plan assets                            252       1,911
Benefits paid                                        (3,500)       (761)
-------------------------------------------------------------------------
Balance at end of
   measurement period                                10,302      13,550
-------------------------------------------------------------------------
Change in Benefit Obligation:
Balance at beginning of
  measurement period                                 11,350       8,652
Service cost                                            626         836
Interest costs                                          576         633
Actuarial (gains) losses                             (1,376)        924
Curtailment                                               -       1,066
Benefits paid                                        (3,500)       (761)
-------------------------------------------------------------------------
Balance at end of
  measurement period                                  7,676      11,350
-------------------------------------------------------------------------
Funded status                                         2,626       2,200
Unrecognized net actuarial loss                        (802)          -
-------------------------------------------------------------------------
Prepaid benefit cost                               $  1,824    $  2,200
-------------------------------------------------------------------------
-------------------------------------------------------------------------


Net periodic pension cost (credit) included the following components for the years ended December 31:

                                          1998         1997             1996
-----------------------------------------------------------------------------
Service cost - benefits
  earned during the period                $626       $   836        $   812
Interest cost on projected
  benefit obligation                       576           633            590
Return on assets                          (252)       (1,911)        (1,300)
Net amortization and deferral             (574)          574            (13)
Curtailment effect                          --         1,066             --
-----------------------------------------------------------------------------
  Net periodic pension
   cost (credit)                          $376       $ 1,198        $    89
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

Effective January 1, 1998, the Corporation adopted a cash balance formula to replace the previous defined benefit plan covering substantially all full-time employees with one or more years of service. Service costs for the cash balance plan is included in the net periodic pension cost in the accompanying schedule.

The Corporation also maintains a savings and profit-sharing plan for substantially all full-time employees who have completed one year of service. Employees may voluntarily contribute to the plan. The Corporation's contribution to the plan, which is subject to the discretion of the Board of Directors, cannot exceed 7% of the net income before income taxes. Corporate contributions were $377, $1,675, and $1,531 during 1998, 1997, and 1996, respectively.

Certain of the Corporation's subsidiaries sponsor an employee stock ownership plan (ESOP) that covers their employees. The subsidiaries make annual contributions to the ESOP equal to the total debt service. The subsidiaries account for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares represented by outstanding debt are reported as unearned ESOP shares in the statement of financial condition. As shares are earned, the subsidiaries report compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

Contribution expense for the ESOP was $1,227, $744, and $551 for the years ended December 31, 1998, 1997, and 1996. The ESOP shares were as follows as of December 31:

                                          1998           1997             1996
-------------------------------------------------------------------------------
Allocated shares                        224,466         185,136         147,616
Shares released for allocation           39,279          39,330          37,520
Unearned shares                           5,405          44,684          84,014
-------------------------------------------------------------------------------
Total ESOP shares                       269,150         269,150         269,150
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Fair value of unearned shares
         at December 31                $201,688        $811,871      $1,132,352
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

In the case of a distribution of ESOP shares which are not readily tradeable on an established securities market, the plan provides the participant with a put option that complies with the requirements of Section 490(h) of the Internal Revenue Code. The Corporation has classified outside of permanent equity the fair value of earned and unearned ESOP shares (net of the debit balance representing unearned ESOP shares) subject to the put option in accordance with the Securities and Exchange Commission Accounting Series Release #268.

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

NOTE 20.    UNAUDITED INTERIM FINANCIAL DATA

The following table reflects summarized quarterly data for the periods described (unaudited):

                                                                   1998
-----------------------------------------------------------------------------------------------------------
                                     DECEMBER           SEPTEMBER                  JUNE               MARCH
                                           31                  30                    30                  31
-----------------------------------------------------------------------------------------------------------
INTEREST INCOME                      $ 41,344            $ 43,143              $ 42,677            $ 39,613
INTEREST EXPENSE                       19,872              20,481                20,369              18,158
-----------------------------------------------------------------------------------------------------------
  NET INTEREST INCOME                  21,472              22,662                22,308              21,455
PROVISION FOR LOAN LOSSES               4,144                 853                 1,744                 402
NONINTEREST INCOME                      3,820               4,098                 5,037               3,666
NONINTEREST EXPENSE                    17,639              18,804                16,214              14,632
-----------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES              3,509               7,103                 9,387              10,087
PROVISION FOR INCOME TAXES                284               1,911                 2,694               3,081
-----------------------------------------------------------------------------------------------------------
   NET INCOME                        $  3,225            $  5,192              $  6,693            $  7,006
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
PROFORMA C CORPORATION
  PROVISION FOR INCOME TAX                231               2,183                 2,911               3,307
-----------------------------------------------------------------------------------------------------------
   PROFORMA NET INCOME               $  3,278            $  4,920              $  6,476            $  6,780
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE - BASIC           $   0.19            $   0.29              $   0.39            $   0.41
EARNINGS PER SHARE - DILUTED         $   0.19            $   0.29              $   0.39            $   0.40

SHARES - BASIC                     16,815,856          16,767,443            16,735,407          16,708,706
SHARES - DILUTED                   16,925,674          16,871,162            16,862,430          16,841,892

                                                                   1997
-----------------------------------------------------------------------------------------------------------
                                     December           September                  June               March
                                           31                  30                    30                  31
-----------------------------------------------------------------------------------------------------------
Interest income                      $ 38,816            $ 38,369              $ 37,276            $ 35,503
Interest expense                       17,920              17,788                16,977              15,941
-----------------------------------------------------------------------------------------------------------
  Net interest income                  20,896              20,581                20,299              19,562
Provision for loan losses                 787                 887                   396                 633
Noninterest income                      3,676               3,605                 3,369               3,452
Noninterest expense                    14,944              13,120                12,983              12,451
-----------------------------------------------------------------------------------------------------------
Income before income taxes              8,841              10,179                10,289               9,930
Provision for income taxes              2,056               2,960                 2,956               3,099
-----------------------------------------------------------------------------------------------------------
   Net income                        $  6,785            $  7,219              $  7,333            $  6,831
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Proforma C Corporation
  provision for income tax              2,299               3,168                 3,164               3,134
-----------------------------------------------------------------------------------------------------------
   Proforma net income               $  6,542            $  7,011              $  7,125            $  6,796
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Earnings per share - Basic           $   0.39            $   0.42              $   0.43            $   0.41
Earnings per share - Diluted         $   0.39            $   0.42              $   0.42            $   0.41

Shares - Basic                     16,628,439          16,618,121            16,607,506          16,597,281
Shares - Diluted                   16,798,460          16,772,392            16,743,334          16,714,324

Note 21.    SEGMENT INFORMATION

The Corporation has identified its reportable segments, including the basis of organization along geographic boundaries served by the Corporation. Banking services offered are similar in each geographic area served. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Corporation evaluates performance based on profit or loss from operations before income taxes not including nonrecurring gains and losses. Operating statistics for each reporting segment is as follows:
A reconciliation of revenues, net income, and assets of the reported segments to the consolidated financial statements is as follows:

                                      SOUTHWEST           WESTERN           SOUTHERN          NORTHERN
DECEMBER 31, 1998                       INDIANA           KENTUCKY          ILLINOIS          KENTUCKY              TOTAL
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME                     $    78,111          $  25,091         $  29,187         $  35,214          $   167,603
INTEREST EXPENSE                         36,068             13,158            13,492            15,370               78,088
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                      42,043             11,933            15,695            19,844               89,515
PROVISION FOR LOAN LOSSES                 5,647                430               261               696                7,034
OTHER INCOME                              9,806              1,699             2,502             2,711               16,718
OTHER EXPENSE                            24,619              8,753            11,982            11,846               57,200
---------------------------------------------------------------------------------------------------------------------------
NET INCOME BEFORE TAX                    21,583              4,449             5,954            10,013               41,999
INCOME TAX                                6,875              1,214             1,890             2,018               11,997
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                          $    14,708          $   3,235         $   4,064         $   7,995          $    30,002
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
OTHER SEGMENT INFORMATION:
DEPRECIATION AND
   AMORTIZATION                     $     1,897          $   1,152         $   2,504         $     764          $     6,317
SEGMENT ASSETS                        1,038,167            330,920           437,322           424,116            2,230,525
EXPENDITURES FOR
   SEGMENT ASSETS                         5,659                249               317               507                6,732


                                      Southwest           Western           Southern          Northern
December 31, 1997                       Indiana           Kentucky          Illinois          Kentucky              Total
---------------------------------------------------------------------------------------------------------------------------
Interest income                     $    76,235          $  20,065         $  19,519         $  33,663          $   149,482
Interest expense                         35,222              9,696             8,810            14,912               68,640
---------------------------------------------------------------------------------------------------------------------------
Net interest income                      41,013             10,369            10,709            18,751               80,842
Provision for loan losses                 1,959                155               108               457                2,679
Other income                              8,329              1,422             1,452             2,505               13,708
Other expense                            25,166              6,353             7,110            10,576               49,205
---------------------------------------------------------------------------------------------------------------------------
Net income before tax                    22,217              5,283             4,943            10,223               42,666
Income tax                                6,854              1,503             1,096             2,384               11,837
---------------------------------------------------------------------------------------------------------------------------
Net income                          $    15,363          $   3,780         $   3,847         $   7,839          $    30,829
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Other segment information:
Depreciation and
   amortization                     $     1,695          $     377         $     780         $     712          $     3,564
Segment assets                        1,006,442            275,952           305,925           407,987            1,996,306
Expenditures for
   segment assets                        11,273                419               365             1,070               13,127

                                      Southwest           Western           Southern          Northern
December 31, 1996                       Indiana           Kentucky          Illinois          Kentucky              Total
---------------------------------------------------------------------------------------------------------------------------
Interest income                     $    74,386          $  17,044         $  15,721         $  30,206          $   137,357
Interest expense                         33,584              7,858             6,865            13,774               62,081
---------------------------------------------------------------------------------------------------------------------------
Net interest income                      40,802              9,186             8,856            16,432               75,276
Provision for loan losses                 2,705                242               232               527                3,706
Other income                              7,399              1,252             1,063             2,459               12,173
Other expense                            24,915              5,889             5,438            10,175               46,417
---------------------------------------------------------------------------------------------------------------------------
Net income before tax                    20,581              4,307             4,249             8,189               37,326
Income tax                                6,857              1,252             1,162             2,386               11,657
---------------------------------------------------------------------------------------------------------------------------
Net income                          $    13,724          $   3,055         $   3,087         $   5,803          $    25,669
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Other segment information:
Depreciation and
   amortization                     $     1,705          $     238         $     465         $     790          $     3,198
Segment assets                          982,733            213,257           258,793           381,953            1,836,736

A reconciliation of revenues, net income, and assets of the reported segments to the consolidated financial statements is as follows:

                                                    1998                 1997                       1996
---------------------------------------------------------------------------------------------------------
Net interest income
Total net interest income
  for reportable segments                     $    89,515          $    80,842                $    75,276
Non-bank entities                                 (1,618)                  498                        342
Eliminations                                            -                  (2)                         --
---------------------------------------------------------------------------------------------------------
Total consolidated net interest income        $    87,897          $    81,338                $    75,618
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Net income
Total net income
  for reportable segments                          30,002               30,829                     25,669
Non-bank entities                                 (7,886)              (2,661)                      (956)
Eliminations                                            -                    -                         --
---------------------------------------------------------------------------------------------------------
Net income                                    $    22,116          $    28,168                $    24,713
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Assets
Total assets for reportable
  segments                                      2,230,525            1,996,306                  1,836,736
Non-bank entities                                  99,457               45,364                     45,535
Eliminations                                    (134,758)             (56,492)                   (65,315)
---------------------------------------------------------------------------------------------------------
Consolidated total                            $ 2,195,224          $ 1,985,178                $ 1,816,956
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(Dollar Amounts Other Than Share Data in Thousands)

NOTE 22. FINANCIAL INFORMATION OF PARENT COMPANY

The principal source of income for National City Bancshares, Inc. is dividends from its subsidiary banks. Banking regulations impose restrictions on the ability of subsidiaries to pay dividends to the Corporation. The amount of dividends that could be paid is further restricted by management to maintain prudent capital levels.

Condensed financial data for National City Bancshares, Inc. (parent company only) follows:

CONDENSED STATEMENTS OF FINANCIAL POSITION


                                                          1998          1997
-------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                              $  23,246      $   6,153
Investment in subsidiaries                               232,909        208,430
Securities available for sale                              3,966            217
Nonmarketable equity securities                              322            322
Property and equipment                                     1,447          1,043
Other assets                                               8,381          4,908
-------------------------------------------------------------------------------
TOTAL ASSETS                                           $ 270,271      $ 221,073
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
LIABILITIES
Other borrowings                                       $  35,619      $   1,366
Dividends payable                                          3,368          2,024
Deferred income taxes                                        468            859
Other liabilities                                          2,493          1,248
-------------------------------------------------------------------------------
   Total liabilities                                      41,948          5,497
-------------------------------------------------------------------------------
Common stock owned by ESOP (subject to put option)        10,043          4,339

SHAREHOLDERS' EQUITY
Common stock                                              16,842         15,995
Capital surplus                                          123,561         92,432
Retained earnings                                         83,536        103,101
Accumulated other comprehensive income                     4,436          4,535
Unearned employee stock ownership plan shares                (52)          (487)
Common stock owned by ESOP (subject to put option)       (10,043)        (4,339)
-------------------------------------------------------------------------------
   Total shareholders' equity                            218,280        211,237
-------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $ 270,271      $ 221,073
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



CONDENSED STATEMENTS OF INCOME


                                                  1998          1997          1996
------------------------------------------------------------------------------------
Dividends from subsidiaries                     $ 39,744      $ 24,503      $ 35,376
Other income                                       5,854         5,554         3,648
------------------------------------------------------------------------------------
  Total income                                    45,598        30,057        39,024
------------------------------------------------------------------------------------
Interest expense                                   2,433           174           236
Other expenses                                    15,286         8,197         4,851
------------------------------------------------------------------------------------
  Total expenses                                  17,719         8,371         5,087
------------------------------------------------------------------------------------
Income before income taxes
  and equity in undistributed
  earnings of subsidiaries                        27,879        21,686        33,937
Income tax benefit                                (4,008)         (709)         (385)
------------------------------------------------------------------------------------
Income before equity in undistributed
  earnings of subsidiaries                        31,887        22,395        34,322
Equity in undistributed earnings
  of subsidiaries                                 (9,771)        5,773        (9,609)
------------------------------------------------------------------------------------
NET INCOME                                        22,116        28,168        24,713
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
Proforma C Corporation
  provision for income taxes                         662           694        11,541
------------------------------------------------------------------------------------
PROFORMA NET INCOME                             $ 21,454      $ 27,474      $ 24,713
------------------------------------------------------------------------------------
Other comprehensive income, net of
  income taxes:
   Unrealized gain (loss) arising in period     $    597      $  4,824      $   (927)
   Reclassification of realized amounts             (696)         (493)            7
------------------------------------------------------------------------------------
Net unrealized gain (loss), recognized in
  other comprehensive income                         (99)        4,331          (920)
------------------------------------------------------------------------------------
Proforma comprehensive income                   $ 21,355      $ 31,805      $ 23,793
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------



CONDENSED STATEMENTS OF CASH FLOWS


                                               1998          1997          1996
---------------------------------------------------------------------------------
CASH FLOWS FROM
OPERATING ACTIVITIES
Net income                                   $ 22,116      $ 28,168      $ 24,713
Adjustments to reconcile net
  income to net cash provided by
  operating activities:
   Depreciation and amortization                  702           546           509
   Employee benefit expenses                    2,017           744           551
   Undistributed earnings of
     subsidiaries                               9,771        (5,773)        9,609
   Securities losses (gains)                     (103)         (479)            1
Gain on sale of premises
  and equipment                                   (16)         --            --
   Increase (decrease) in deferred taxes         (391)          847           (38)
Changes in assets and liabilities:
  Increase in other assets                     (2,502)       (1,768)         --
  Increase in other liabilities                 1,246           467            99
---------------------------------------------------------------------------------
   Net cash flows provided by
      operating activities                     32,840        22,752        35,444
---------------------------------------------------------------------------------
CASH FLOWS FROM
INVESTING ACTIVITIES
Proceeds from maturities of
  securities available for sale                  --            --             434
Proceeds from sales of securities
  available for sale                              848           940          --
Proceeds from sales of
  nonmarketable equity securities                --             804          --
Purchase of securities
  available for sale                           (5,484)         (650)          (17)
Purchase of nonmarketable
  equity securities                              --            (185)          (11)
Payments on notes receivable                      243            57           381
Capital expenditures                             (866)         (459)         (555)
Proceeds from sale of premises
  and equipment                                    70            17          --
Investment in subsidiaries                    (33,359)       (6,654)      (13,241)
Decrease in securities purchased
  under agreements to resell                     --            --          10,000
---------------------------------------------------------------------------------
   Net cash flows used in
   investing activities                       (38,548)       (6,130)       (3,009)
---------------------------------------------------------------------------------
CASH FLOWS FROM
FINANCING ACTIVITIES
Dividends paid                                (11,470)       (9,840)       (8,062)
Proceeds from other borrowings                 68,067         1,000           344
Payments on other borrowings                  (35,322)       (1,155)         (669
Repurchase of common stock                     (1,385)      (16,673)      (12,951)
Sale of common stock                            1,185         1,705         1,664
Proceeds from exercise of stock options         1,726           685           213
---------------------------------------------------------------------------------
   Net cash flows provided by (used in)
   financing activities                        22,801       (24,278)      (19,461)
---------------------------------------------------------------------------------
Net increase (decrease) in
  cash and cash equivalents                    17,093        (7,656)       12,974
Cash and cash equivalents
  at beginning of year                          6,153        13,809           835
---------------------------------------------------------------------------------
Cash and cash equivalents
  at end of year                             $ 23,246      $  6,153      $ 13,809
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE
OF NONCASH INVESTING
ACTIVITIES
Change in unrealized gain (loss) on
  securities available for sale, net         $   (990)     $  4,122      $   (687)
Common stock issued in
  acquisition of subsidiary                      --          15,949          --


  THE
CORNERSTONES
  OF OUR CORPORATION


BANK OF ILLINOIS,
NATIONAL ASSOCIATION
MT. VERNON, ILLINOIS
Noel E. Edmison
Gino P. Federici
David D. Flota
Rodney L. Legg
Kenneth Martin, Jr.
Sam F. Mateer
Caroline G. Quinn

THE BANK OF MITCHELL
MITCHELL, INDIANA
Christopher W. Burton, Esq.
Dana J. Dunbar
E. Brooks Galloway
F. Wendell Gooch
James F. King, DDS
David L. Nolan
Randall L. Young

COMMUNITY FIRST BANK,
NATIONAL ASSOCIATION
MAYSVILLE, KENTUCKY
Holton Cartmell
David W. Clarke
Tom Fulton
Oney Gifford, Jr.
William E. Kinder
Norma J. Linville
James L. Pyles
James R. Trapp
Robert D. Vance
Thomas E. White

COMMUNITY FIRST BANK
OF KENTUCKY
WARSAW, KENTUCKY
Bruce C. Cotton
William G. Diuguid
Oscar Dixon
H. Rowe Hoffman
Larry H. Spears
C. A. Pete Turner
Robert D. Vance
Robert B. Weldon
Dean R. Wilson

FIRST BANK OF HUNTINGBURG
HUNTINGBURG, INDIANA
Ronald H. Cox
Randall N. Klem
Norbert E. Olinger
Glen L. Sakel
Richard F. Welp

FIRST FEDERAL SAVINGS BANK
OF LEITCHFIELD
LEITCHFIELD, KENTUCKY
Howard T. Allgood
Ellis Wendell Arms
Garland Certain
Thomas C. Glasscock
Frank Wallace

FIRST KENTUCKY BANK
STURGIS, KENTUCKY
Garland Certain
Charles Hamilton Floyd
Charles L. Pryor
Joseph W. Sprague
J. Slaton Sprague
William R. Sprague
B. Joe Woodring

FIRST NATIONAL BANK
OF BRIDGEPORT
BRIDGEPORT, ILLINOIS
Terrence A. Andrews
Clifford C. Gray
James M. Lannan
Daniel T. Wolfe
Jeffrey R. Wolfe
John R. Wolfe
R. Tony Wolfe

ILLINOIS ONE BANK,
NATIONAL ASSOCIATION
SHAWNEETOWN, ILLINOIS
Robert P. Downen
Patrick E. Felker
Steve J. Gait
Phillip P. Goines
Ralph Harmon
Gary W. Hise
James O. Hodges
Alan L. Robbs
Stephen J. Scates
Curtis E. Taylor

THE NATIONAL CITY BANK
OF EVANSVILLE
EVANSVILLE, INDIANA
Thomas L. Austerman
Eric K. Ayer
Roger M. Duncan
Max D. Elliott
Michael D. Gallagher
Eugene A. Hahn
Harvey J. Hirsch
Edward E. Peyronnin
Peter L. Stevenson, M.D.
Richard M. Stivers
Joseph J. Vezzoso, Jr.
Robert B. Wright

PRINCETON FEDERAL BANK, FSB
PRINCETON, KENTUCKY
Henry B. Asher
Robert L. Brown
Garland Certain
Larry R. Mansfield
Mary M. Parker
William E. Travis
William D. Wadlington

THE PROGRESSIVE BANK,
NATIONAL ASSOCIATION
LEXINGTON, KENTUCKY
Samuel T. Adams
Douglas J. Beck
Walter R. Byrne, Jr.
Ellis L. Hefner
George D. Martin
Thomas W. Miller
James M. Stevens

RIPLEY COUNTY BANK
OSGOOD, INDIANA
Larry Armbrecht
Fred R. Crum
Charles W. Gloyd
John H. McKittrick
Edgar L. Swinney
Douglas S. Thayer
W. Max Underwood
Dean C. Veatch

TRIGG COUNTY FARMERS BANK
CADIZ, KENTUCKY
Smith D. Broadbent III
Jimmie J. Carr
Ben L. Cundiff
Ted L. Hudson
David R. Kyler
William C. McAtee
John W. Randolph
John L. Street, Jr.

WHITE COUNTY BANK
CARMI, ILLINOIS
Dr. Frank Barbre
Donald D. Drone
Paul D. Hayse
R. Keith Hoskins
George H. Schanzle

TWENTY-ONE SOUTHEAST
THIRD CORPORATION
EVANSVILLE, INDIANA
Thomas L. Austerman
Stephen C. Byelick, Jr.
Roger M. Duncan
Robert A. Keil
Curtis D. Ritterling

NCBE LEASING CORP.
EVANSVILLE, INDIANA
Thomas L. Austerman
Michael D. Gallagher
Dr. H. Ray Hoops
Charles J. Kelly, Jr.
Richard M. Stivers

OFFICIAL ORGANIZATION, NATIONAL CITY BANCSHARES, INC.


BOARD OF DIRECTORS

Janice L. Beesley
REGIONAL PRESIDENT,
THE NATIONAL CITY BANK OF EVANSVILLE

Ben L. Cundiff
CHAIRMAN,
TRIGG COUNTY FARMERS BANK

Susanne R. Emge
EXECUTIVE DIRECTOR,
ST. MARY'S MEDICAL CENTER FOUNDATION

Donald G. Harris
PRESIDENT AND TREASURER,
THE HARRIS DEVELOPMENT CORP.;
RETIRED PRESIDENT, MEAD JOHNSON
WORLDWIDE NUTRITIONAL GROUP

Dr. H. Ray Hoops
PRESIDENT,
UNIVERSITY OF SOUTHERN INDIANA

Robert A. Keil
PRESIDENT,
NATIONAL CITY BANCSHARES, INC.

John D. Lippert
RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
NATIONAL CITY BANCSHARES, INC.

George D. Martin
MEMBER,
R. R. DAWSON BRIDGE CO., LLC

Ronald G. Reherman
CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER,
SIGCORP, INC.;
CHAIRMAN, SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

Laurence R. Steenberg
PRESIDENT, BST INCORPORATED;
PRESIDENT, LOT RESOURCES;
CHIEF EXECUTIVE OFFICER, SERVICE TELECOM CORPORATION

Robert D. Vance
CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
NATIONAL CITY BANCSHARES, INC.

Richard F. Welp
SOUTH REGION MANAGER,
LAND O'LAKES, INC.



                     STABILITY
                   AT THE HELM



               [PHOTO OF THE FOLLOWING SENIOR OFFICERS: STEPHEN C. BYELICK, JR., N. ANN CAVIS, NANCY G. EPPERSON, DAVID L. ORTEGA, AND GREGORY A. PENCE.]


               SENIOR MANAGEMENT

               Robert D. Vance                        N. Ann Cavis
               CHAIRMAN AND CHIEF EXECUTIVE OFFICER   SENIOR VICE PRESIDENT

               Robert A. Keil                         Nancy G. Epperson
               PRESIDENT                              HUMAN RESOURCES DIRECTOR

               Curtis D. Ritterling                   David L. Ortega
               EXECUTIVE VICE PRESIDENT               SENIOR VICE PRESIDENT

               Stephen C. Byelick, Jr.                Gregory A. Pence
               SECRETARY AND TREASURER                DIRECTOR OF MARKETING


[TRANSPARENT PAGE]

"WE WILL BE LESS AGGRESSIVE IN ACQUIRING BANKS DURING 1999.
WE WILL BE SEEKING BANKS WHICH WILL BENEFIT BY JOINING OUR COMPANY AND ADD TO OUR SHAREHOLDER VALUE."


ROBERT D. VANCE
CHAIRMAN AND CHIEF EXECUTIVE OFFICER




                                                      WHERE YOU
                                                      CAN FIND US

                         [MAP OF SUBSIDIARY LOCATIONS]

[INSIDE BACK COVER]


SHAREHOLDER INFORMATION


STOCK AND DIVIDEND INFORMATION

The Corporation's common stock trades on The Nasdaq Stock Market(SM) under the symbol: NCBE.

The following table lists the stock price for the past two years and dividend information for the Corporation's common stock. Stock prices and dividends have been retroactively adjusted to reflect all stock dividends and the two-for-one stock split issued in 1996.



                    RANGE OF STOCK PRICE     DIVIDEND
        QUARTER       LOW         HIGH       DECLARED
        -------     --------   ---------     --------
         1997
          1st         $26.53     $30.73      $0.14 1/2
          2nd          28.80      38.32       0.14 1/2
          3rd          36.73      39.69       0.14 1/2
          4th          38.10      48.75       0.17 1/8


         1998
          1ST         $36.67     $43.33      $0.17 1/8
          2ND          35.24      42.86       0.17 1/8
          3RD          31.19      38.69       0.17 1/8
          4TH          34.05      39.13       0.20


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

MARKET MAKERS

The following firms make a market in the common stock of National City Bancshares, Inc.:

Herzog, Heine, Geduld, Inc.
J.J.B. Hilliard, W.L. Lyons, Inc.
Keefe, Bruyette & Woods, Inc.
Knight Securities L.P.
McConnell, Budd & Downes, Inc.
NatCity Investments, Inc.

FOR FURTHER INFORMATION

The Corporation's TRANSFER AGENT
and REGISTRAR is
Fifth Third Bank
Corporate Trust Services
38 Fountain Square Plaza
Cincinnati, OH  45263
Telephone 1-800-336-6782

The Corporation's HEADQUARTERS is located at National City Bancshares, Inc.
227 Main Street
P.O. Box 868
Evansville, IN  47705-0868
Telephone (812) 464-9677

ALL SUBSIDIARY BANKS OF NATIONAL CITY BANCSHARES, INC. ARE MEMBERS OF THE FEDERAL DEPOSIT INSURANCE CORPORATION.

[BACK COVER]


                          YEAR 2000

                          We are actively pursuing year 2000
                          readiness of our corporate systems,
                          assessing the readiness of our
                          critical suppliers, and working
                          diligently to inform and educate
                          our customers. The project, begun
                          in 1997, is principally being
                          carried out by our year 2000 Team,
                          consisting of over 35
                          professionals, and receives
                          continual review by senior
                          management. The Team remains
                          focused on the completion of all
                          year 2000 related initiatives and
                          is receiving sufficient resources
                          to complete all year 2000
                          activities on a timely basis. Our
                          goal is to be able to deliver our
                          products and services to clients,
                          such as you, in the years to come
                          without disruption or
                          inconvenience.


                      [NATIONAL CITY BANCSHARES, INC. LOGO]

                         NATIONAL CITY BANCSHARES, INC.
                                 227 MAIN STREET
                            EVANSVILLE, INDIANA 47708
                                  www.ncbe.com